      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1997

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       PIONEER AMERICAS ACQUISITION CORP.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                 2812                                06-1420850
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)          Classification Code Number)                Identification No.)
        PIONEER AMERICAS, INC.                        DELAWARE                              76-0280373
  PIONEER CHLOR ALKALI COMPANY, INC.                  DELAWARE                              51-0302028
      IMPERIAL WEST CHEMICAL CO.                       NEVADA                               95-2375683
        ALL-PURE CHEMICAL CO.                        CALIFORNIA                             94-2314942
     BLACK MOUNTAIN POWER COMPANY                      TEXAS                                76-0291143
  ALL-PURE CHEMICAL NORTHWEST, INC.                  WASHINGTON                             94-2714064
 PIONEER CHLOR ALKALI INTERNATIONAL,                  BARBADOS                              98-0118164
                 INC.                                  NEVADA                               88-0336831
          G.O.W. CORPORATION                          DELAWARE                              51-0375981
         PIONEER (EAST), INC.                        NEW MEXICO                             86-0311265
         T.C. HOLDINGS, INC.                         WASHINGTON                             91-1536884
         T.C. PRODUCTS, INC.              (State or other jurisdiction of                (I.R.S. Employer
    (Exact name of registrants as          incorporation or organization)              Identification No.)
     specified in their charters)

                                ---------------

      4200 NATIONSBANK CENTER, 700 LOUISIANA STREET, HOUSTON, TEXAS 77002,
                                 (713) 225-3831
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                ---------------

                            KENT R. STEPHENSON, ESQ.
                       PIONEER AMERICAS ACQUISITION CORP.
                            4200 NATIONSBANK CENTER
                              700 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                                 (713) 225-3831
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                with a copy to:

                        CORNELIUS T. FINNEGAN III, ESQ.
                            WILLKIE FARR & GALLAGHER
                              ONE CITICORP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 821-8000

                                ---------------

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
                           SECURITIES TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                                      PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF               AMOUNT TO BE      PROPOSED MAXIMUM        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED        OFFERING PRICE      OFFERING PRICE     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
9 1/4% Series B Senior Secured Notes Due
  2007......................................    $200,000,000            100%            $200,000,000           $60,607
----------------------------------------------------------------------------------------------------------------------------
Guarantees(1)...............................         (2)                 (2)                 (2)                 (2)
============================================================================================================================

(1) Pioneer Americas, Inc., Pioneer Chlor Alkali Company, Inc., Imperial West Chemical Co., All-Pure Chemical Co., Black Mountain Power Company, All-Pure Chemical Northwest, Inc., Pioneer Chlor Alkali International, Inc., G.O.W. Corporation, Pioneer (East), Inc., T.C. Holdings, Inc. and T.C. Products, Inc. are wholly-owned subsidiaries of Pioneer Americas Acquisition Corp. and each is registering Guarantees of the payment of the principal of, premium, if any, and interest on the Notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is required with respect to the Guarantees.
(2) Not applicable.
                                ---------------

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 2, 1997
PROSPECTUS
                       PIONEER AMERICAS ACQUISITION CORP.

               OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF
                9 1/4% SERIES B SENIOR SECURED NOTES DUE 2007
                    FOR EACH $1,000 IN PRINCIPAL AMOUNT OF
          OUTSTANDING 9 1/4% SERIES A SENIOR SECURED NOTES DUE 2007

                             ---------------------

    Pioneer Americas Acquisition Corp., a Delaware company ("PAAC" or the "Company"), hereby offers to exchange (the "Exchange Offer") up to $200,000,000 in aggregate principal amount of its 9 1/4% Series B Senior Secured Notes Due 2007 (the "Exchange Notes") for up to $200,000,000 in aggregate principal amount of its outstanding 9 1/4% Series A Senior Secured Notes Due 2007 issued in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Original Notes" and, together with the Exchange Notes, the "Notes").

    The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely transferable by holders thereof (except as provided below) and (ii) the Exchange Notes will be issued without any covenant of the Issuers (as defined) regarding registration. The Exchange Notes will be issued under the indenture governing the Original Notes. The Exchange Notes will be, and the Original Notes are, senior obligations of the Company and will be and are fully and unconditionally guaranteed on a senior basis by all of the subsidiaries of the Company (the "Subsidiary Guarantors", and together with the Company, the "Issuers"). In addition, the guarantee of Pioneer Chlor Alkali Company, Inc. ("PCAC") with respect to the Exchange Notes will be, and with respect to the Original Notes is, secured by (i) a first mortgage lien on the chlor-alkali production facility acquired in the Tacoma Acquisition (as defined), (ii) a first priority security interest in certain agreements related to the Tacoma Acquisition and (iii) first mortgage liens on PCAC's chlor-alkali production facilities located in Henderson, Nevada and St. Gabriel, Louisiana, and the guarantee of Pioneer Americas, Inc. ("PAI") with respect to the Exchange Notes will be, and with respect to the Original Notes is, secured by a pledge of the Capital Stock of PCAC and All-Pure Chemical Co. ("All-Pure") held by PAI. The Exchange Notes will rank pari passu with all other existing and future Senior Indebtedness (as defined) and senior to all subordinated Indebtedness of the Company. As of June
  , 1997, the Company and its subsidiaries had approximately $    million of
outstanding Senior Indebtedness. For a complete description of the terms of the Exchange Notes, including provisions relating to the ability of the Issuers to create indebtedness that is senior or pari passu to the Exchange Notes, see "Description of the Notes." There will be no cash proceeds to the Issuers from the Exchange Offer.

    The Notes will bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes.

    The Original Notes were originally issued and sold on June 17, 1997 in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act (the "Initial Offering"). Accordingly, the Original Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission") issued to third parties, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Issuers or (iii) a broker-dealer who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Original Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Issuers have agreed that, for a period not to exceed 180 days after the Exchange Date (as defined), they will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    The Original Notes and the Exchange Notes constitute new issues of securities with no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Original Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Original Notes will continue to be subject to the existing restrictions on transfer thereof and the Issuers will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Notes except under certain limited circumstances. (See "Original Notes Registration Rights.") No assurance can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on            , 1997, unless extended
(the "Expiration Date"). The date of acceptance for exchange of the Original Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Original Notes. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

                             ---------------------

    SEE "RISK FACTORS" ON PAGE 13 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

              The date of this Prospectus is             , 1997

                             AVAILABLE INFORMATION

     The Company and the Subsidiary Guarantors have filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information required by the Commission. Periodic reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of such material can also be obtained from the Company upon request. Any such request should be directed to the Secretary of the Company at 4200 NationsBank Center, 700 Louisiana Street, Houston, Texas 77002, telephone number (713) 225-3831.

     The Company's obligation to file periodic reports with the Commission pursuant to the Exchange Act may be suspended if the Notes are held of record by fewer than 300 holders at the beginning of any fiscal year of the Company, other than the fiscal year in which the Exchange Offer Registration Statement (as defined) or any Shelf Registration Statement (as defined) becomes effective. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and submit to the Commission (unless the Commission will not accept such materials) (i) all quarterly and annual financial information that would be required to be contained in filings with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available upon request to any prospective purchaser of, or beneficial owner of Notes in connection with any offer or sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SUBSIDIARY GUARANTORS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
AVAILABLE INFORMATION......................   ii
PROSPECTUS SUMMARY.........................    1
RISK FACTORS...............................   13
  Consequences of Failure to Exchange......   13
  Financial Leverage.......................   13
  Industry Cyclicality.....................   13
  Environmental Regulation.................   14
  Operating Hazards and Uninsured Risks....   18
  Limitations on Security Interest.........   18
  No Assurance of Realizable Value from
    Collateral.............................   18
  Potential Environmental Liability of
    Secured Lenders........................   19
  Competition..............................   19
  Dependence on Key Customers and Key
    Suppliers..............................   19
  Ranking of the Notes.....................   20
  Tax Matters..............................   20
  Change of Control........................   20
  Control by Certain Stockholders..........   21
  Forward-Looking Statements Lack of Public
    Market.................................   21
USE OF PROCEEDS............................   23
THE EXCHANGE OFFER.........................   24
  Purpose of the Exchange Offer............   24
  Terms of the Exchange....................   24
  Expiration Date; Extensions; Termination;
    Amendments.............................   25
  How to Tender............................   26
  Terms and Conditions of the Letter of
    Transmittal............................   27
  Withdrawal Rights........................   28
  Acceptance of Original Notes for
    Exchange; Delivery of Exchange Notes...   28
  Conditions to the Exchange Offer.........   28
  Exchange Agent...........................   29
  Solicitation of Tenders; Expenses........   29
  Appraisal Rights.........................   30
  Federal Income Tax Consequences..........   30
  Other....................................   30
THE ACQUISITION............................   31
  The Tacoma Acquisition...................   31
  Use of Proceeds from Initial Offering....   32
THE COMPANY AND PIONEER....................   33
  The Company..............................   33
  Pioneer..................................   33
CAPITALIZATION.............................   35
PRO FORMA FINANCIAL
  INFORMATION..............................   36
SELECTED HISTORICAL FINANCIAL DATA.........   45
MANAGEMENT'S DISCUSSION AND ANALYSIS F
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...............................   48

                                             PAGE
                                             ----
BUSINESS...................................   54
  General..................................   54
  Industry Overview........................   54
  Strategy.................................   57
  Operating Units..........................   58
  Facilities...............................   64
  Saguaro Power............................   67
  Basic Investments........................   67
  Competition..............................   67
  Employees................................   68
  Environmental and Safety Regulation......   68
  Insurance................................   75
  Legal Proceedings........................   75
MANAGEMENT.................................   76
  Directors and Executive Officers of
    PAAC...................................   76
  Executive Compensation...................   78
  Pension Plan.............................   81
  Employment Agreements and Change-in-
    Control Arrangements...................   81
  Compensation of Directors................   82
  Compensation Committee Interlocks and
    Insider Participation..................   82
CERTAIN TRANSACTIONS.......................   83
STOCK OWNERSHIP............................   85
DESCRIPTION OF OTHER INDEBTEDNESS..........   86
  New Credit Facilities....................   86
  First Mortgage Notes.....................   87
  Other....................................   87
DESCRIPTION OF THE NOTES...................   88
  General..................................   88
  Payment Terms............................   88
  Ranking..................................   88
  Guarantees...............................   89
  Security.................................   90
  Intercreditor Agreements.................   91
  Certain Bankruptcy Limitations...........   91
  Optional Redemption......................   92
  Change of Control........................   93
  Certain Covenants........................   95
  Release of Note Collateral...............  105
  Certain Definitions......................  106
  Defaults and Remedies....................  116
  Transfer and Exchange....................  117
  Amendment, Supplement and Waiver.........  117
  Legal Defeasance and Covenant
    Defeasance.............................  118
  The Trustee..............................  119
  Book-entry; Delivery and Form............  119
ORIGINAL NOTES REGISTRATION RIGHTS.........  121
PLAN OF DISTRIBUTION.......................  123
LEGAL MATTERS..............................  124
EXPERTS....................................  124
CHANGE IN INDEPENDENT ACCOUNTANTS..........  124
INDEX TO FINANCIAL STATEMENTS..............  F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, (i) the term PAAC refers to Pioneer Americas Acquisition Corp., (ii) the terms PAI and Predecessor Company refer to Pioneer Americas, Inc. and its subsidiaries, (iii) the term Company means PAAC and its subsidiaries and (iv) the term Pioneer refers to Pioneer Companies, Inc., the parent company of PAAC. "Pro forma net sales" for Pioneer Chlor Alkali Company, Inc. gives effect to the acquisition of a chlor-alkali production facility and related business located in Tacoma, Washington consummated on June 17, 1997 (the "Tacoma Acquisition"). "Pro forma net sales" for All-Pure Chemical Co. gives effect to the acquisition of T.C. Products, Inc. ("T.C. Products"), a regional producer of bleach and related products that was acquired in July 1996. "Pro forma net sales" and "pro forma EBITDA" for the Company and its subsidiaries gives effect to these acquisitions. See "The Company and Pioneer".

                                  THE COMPANY

     The Company manufactures and markets chlorine and caustic soda and several related downstream water treatment products. The Company conducts its business primarily through its subsidiaries: Pioneer Chlor Alkali Company, Inc. ("PCAC"), with pro forma net sales of $205.7 million for the twelve months ended March 31, 1997, and All-Pure Chemical Co. ("All-Pure"), with pro forma net sales of $54.7 million for such period. The Company also owns a 50% unconsolidated joint venture interest in Kemwater North America Company ("Kemwater"). For the twelve months ended March 31, 1997, the Company's pro forma net sales and pro forma EBITDA (as defined) were $260.4 million and $80.7 million, respectively.

     Chlorine and caustic soda are the seventh and sixth most commonly produced chemicals, respectively, in the United States, based on volume, and are used in a wide variety of applications and chemical processes. Chlorine and caustic soda are co-products, concurrently produced in a ratio of 1 to 1.1, respectively, through the electrolysis of salt water. A chlor-alkali electrochemical unit ("ECU") consists of 1 ton of chlorine and 1.1 tons of caustic soda. During the twelve months ended March 31, 1997, after giving pro forma effect to the Tacoma Acquisition, the Company produced approximately 565,800 tons of chlorine and 635,300 tons of caustic soda.

     Chlorine is used in the manufacture of over 15,000 products, comprising approximately 60% of all commercial chemistry, 85% of all pharmaceutical chemistry and 95% of all crop protection chemistry. Products manufactured with chlorine as a raw material include water treatment chemicals, plastics, detergents, pharmaceuticals, disinfectants and agricultural chemicals. Chlorine is also used directly in water disinfection applications. In the United States and Canada, virtually all public drinking water is made safe to drink by chlorination, and a significant portion of industrial and municipal waste water is treated with chlorine or chlorine derivatives to kill water-borne pathogens and remove solids.

     Caustic soda is a versatile chemical alkali used in a diverse range of manufacturing processes, including metal smelting, petroleum production and refining, pulp and paper production and paint manufacturing. Caustic soda is combined with chlorine and water to produce bleach and is used as an active ingredient in a wide variety of other end use products, including detergents, rayon and cellophane.

     The Company has expanded its presence in the western United States by acquiring the Tacoma, Washington-based chlor-alkali business of OCC Tacoma, Inc. ("OCC Tacoma"), a subsidiary of Occidental Chemical Corporation ("OxyChem"). Following the Tacoma Acquisition, the Company owns and operates three chlor-alkali production facilities, located in St. Gabriel, Louisiana; Henderson, Nevada; and Tacoma, Washington, with aggregate production capacity of 574,000 ECUs. These facilities produce chlorine and caustic soda for sale in the merchant markets and for use as raw materials in the ten downstream production facilities of All-Pure and Kemwater located in California, Washington and Georgia. The downstream operations use chlorine and caustic soda in the production of bleach, iron chlorides, polyaluminum chlorides and other water treatment chemicals. After giving effect to the Tacoma Acquisition and the acquisition of T.C. Products, the Company used approximately 13% of its chlorine production capacity and approximately 6% of its caustic soda production capacity to supply substantially all of the chlorine and caustic soda requirements of its downstream businesses in 1996.

     Primary markets for the Company's products include water treatment for industrial, municipal and consumer applications, polyvinyl chloride ("PVC") and other plastics, detergents and agricultural chemicals. The Company believes that the chlorine and caustic soda currently produced at its Henderson and Tacoma facilities provide a significant source of supply for the West Coast region, where the Company is also the largest supplier of chlorine and bleach for water treatment purposes and where Kemwater is the largest producer of iron chlorides. The Company believes the St. Gabriel and Tacoma facilities are leading suppliers of premium, low-salt grade caustic soda in their respective regions. The Company believes the Tacoma Acquisition will allow the Company to more efficiently supply its downstream operations in the western and northwestern United States.

                             THE TACOMA ACQUISITION

     On June 17, 1997, Pioneer, the Company and OCC Tacoma, a subsidiary of OxyChem, consummated the Tacoma Acquisition. Pursuant to the Asset Purchase Agreement (the "Purchase Agreement"), dated as of May 14, 1997, the Company acquired substantially all of the assets and properties used by OCC Tacoma in the chlor-alkali business at Tacoma, Washington, including the Tacoma chlor-alkali production facility (the "Tacoma Facility"). The purchase price consisted of (i) $97.0 million, payable in cash, (ii) 55,000 shares of Convertible Redeemable Preferred Stock, par value $.01 per share, of Pioneer (the "Pioneer Preferred Stock"), having a liquidation preference of $100 per share, and (iii) the assumption of certain obligations related to the acquired chlor-alkali business. The amount of cash to be paid is subject to adjustment under the terms of the Purchase Agreement.

     The Company believes that the Tacoma Acquisition presented an attractive opportunity to acquire a well-maintained chlor-alkali production facility, which includes sophisticated membrane cell technology, in a location contiguous to the Company's existing customer base. By acquiring a low-cost facility in the Pacific Northwest, the Company is well-positioned to direct output to outlying market areas while more efficiently supplying the All-Pure and Kemwater downstream operations, principally in the western and northwestern United States. The Tacoma Facility provides the Company with an opportunity to further expand into chlor-alkali markets in the Pacific Northwest based on the Company's operating efficiencies and disciplined market penetration.

     The Tacoma Facility is located in an industrial complex on the Hylebos waterway. It serves customers in the Pacific Northwest and California and to a lesser extent, foreign caustic soda customers. Annual capacity is approximately 225,000 tons of chlorine, 247,500 tons of caustic soda, 44,000 tons of hydrochloric acid and 8,800 tons of calcium chloride. The site has docks capable of handling ocean-going vessels up to 30,000 DWT size, and is served by a rail fleet of 492 leased tankcars included as a part of the Tacoma Acquisition. The Company believes that the plant would have generated pro forma net sales of $80.5 million and pro forma EBITDA of $33.5 million for the twelve months ended March 31, 1997, if the Tacoma Acquisition had occurred at the beginning of such period.

     Pursuant to the terms of the Purchase Agreement, the Company, OxyChem and OCC Tacoma entered into certain related agreements in connection with the Tacoma Acquisition. Pursuant to a Chlorine Purchase Agreement, OCC Tacoma will purchase 100,000 tons of chlorine from the Company during the year following the Tacoma Acquisition, which would have represented approximately 6% of the Company's pro forma net sales for the twelve months ended March 31, 1997. In addition, the Company has the right to require OCC Tacoma to purchase, and OCC Tacoma has the right to require the Company to sell, certain decreasing amounts of chlorine during the second through fifth years following the Tacoma Acquisition. Pursuant to a Chlorine and Caustic Soda Sales Agreement, the Company will sell to OxyChem those quantities of chlorine and caustic soda necessary for OxyChem to satisfy its obligations under contracts with certain of OxyChem's national account customers.

                               BUSINESS STRATEGY

     The Company's management team is pursuing a business strategy designed to capitalize on its competitive strengths in terms of its marketing expertise, production and distribution capabilities and geographic focus. The Company seeks to manage effectively the intrinsic cyclicality of the chlor-alkali industry while continuing to grow and improve profitability by pursuing a strategy which includes the following principal elements:

     - Focusing on the Merchant Chlor-Alkali Market. The Company is dedicated to serving the merchant chlor-alkali market, acting as a reliable source of supply of chlorine and caustic soda. The Company is committed to being flexible and responsive in periods of volatile chlor-alkali demand, making it the preferred supplier for many of its customers. Unlike its major competitors, the Company does not compete with its PVC customers and, as a result, is viewed as a preferred, non-competing source of raw materials.

     - Optimizing Plant Efficiencies through High Capacity Utilization. The Company seeks to maximize profitability by achieving a constant flow of product through its plants. The Company strives to maintain a steady demand for its output through (i) programs aimed primarily at growing markets such as PVC and water treatment; (ii) renewable contracts with major customers and the Chlorine Purchase Agreement with OCC Tacoma;
       (iii) direct linkage with major customers via pipelines, including a proposed seven-mile liquid chlorine pipeline from the St. Gabriel facility (the "Pipeline Project") expected to be completed in 1998; and
       (iv) captive demand for chlorine and caustic soda through its downstream water treatment operations. As a result of these actions, the Company's Henderson and St. Gabriel chlor-alkali plants have operated at 101%, 100% and 100% capacity utilization during 1994, 1995 and 1996, respectively, up from 93% in 1990.

     - Improving Cost Efficiency. The Company continually seeks to improve its cost competitiveness through a combination of productivity enhancements, strict operating cost controls, capital improvements and maintenance of high capacity utilization rates. Despite inflation, the Company's cash production costs per ECU decreased by 5% from 1990 through 1996, while ECU production per employee increased by 20%. In addition, the Company seeks to reduce distribution costs and improve plant operating efficiency through the efficient use of its strategic locations with deep water port facilities, direct pipeline connections to customers and opportunistic product exchanges with chlor-alkali producers in other regions.

     - Focusing on Geographic Diversity and Market Penetration. The Company's products are manufactured and marketed in a number of markets, providing a wide base for future growth and distribution to help mitigate the effects of regional and economic fluctuations. Following the Tacoma Acquisition, the Company has major chlor-alkali facilities in three states (Louisiana, Nevada and Washington) and downstream water treatment chemical processing plants serving several distinct areas of the country. The Company is well-positioned to direct its chlor-alkali output to additional areas while more efficiently supplying the growth in its own downstream operations in the western, northwestern and southeastern United States. Through focused expansion, the Company has been able to penetrate new and outlying market areas while maintaining its strong presence in the Gulf Coast region and areas west of the Rocky Mountains.

     - Expanding Water Treatment Operations. The Company has developed water treatment operations whose steady requirements for chlorine and caustic soda help maintain high operating rates at the Company's chlor-alkali facilities which, in turn, decreases unit production costs. In addition to serving as a source of demand, these growing businesses service diverse product markets and regions and can tend to offset industry cyclicality in the chlorine and caustic soda markets by providing a more stable downstream source of revenue.

     - Growing through Product Line Extensions and Strategic
       Acquisitions. Management believes that there are significant opportunities to continue the Company's growth both internally and through strategic acquisitions. The Company focuses its product development efforts on areas identified by its customers as being of major commercial importance. For example, in the area of water treatment, the Company has developed or acquired rights to a number of innovative coagulant products which represent cost effective, advanced waste water treatment solutions. In addition, the Company is constantly reviewing acquisitions in related markets and since 1990 has consummated five downstream acquisitions, which provide attractive product offerings and geographic coverage.

                             RECENT INDUSTRY TRENDS

     The chlorine and caustic soda markets are cyclical markets that are sensitive to relative changes in supply and demand, which are in turn affected by general economic conditions, capacity additions and other factors. Over the last five years, the market for PVC, the largest use of chlorine in the United States, has experienced steady growth, resulting in strong demand for chlorine. However, the use of chlorine as a bleaching agent in the pulp and paper industry and as feedstock in the production of chlorofluorocarbons ("CFCs") has been reduced significantly due to regulatory pressures. As a result of these factors and a general decline in economic growth in the early 1990s, the North American chlor-alkali industry experienced declining prices, as ECU prices fell by over 52% from $389 per ECU in the fourth quarter of 1989 to $185 per ECU in the second quarter of 1993. After a significant improvement in domestic economic growth, in early 1994 chlor-alkali markets experienced increased levels of demand. Limited new capacity was added during this time, resulting in greater capacity utilization and higher domestic and export prices for chlor-alkali products. These conditions continued in 1995 and the increase in demand enabled the Company and the industry in general to increase selling prices significantly at a time when operating costs generally did not increase. Toward the end of 1995, however, ECU prices began to decrease as strengthening demand for chlorine was offset by an oversupply of caustic soda. The industry has continued to operate at full capacity and management does not anticipate a significant increase in capacity over the next several years. The Company therefore believes that the previous volatility in ECU prices should moderate over such period.

                            THE COMPANY AND PIONEER

     PAAC is a wholly-owned subsidiary of Pioneer, a publicly-traded company that immediately prior to the acquisition of PAI had no operations. Pioneer has an available net operating loss carryforward for federal income tax reporting purposes which it believes was approximately $36.8 million at March 31, 1997. In April 1995, PAAC acquired PAI for a purchase price, including the retirement of debt and the redemption of preferred stock, of approximately $152.3 million in cash and $11.5 million of subordinated promissory notes of Pioneer, as well as certain amounts payable after the closing based on certain of PAI's real estate holdings.

     Interlaken Investment Partners, L.P., a Delaware limited partnership (the "Interlaken Partnership"), beneficially owns approximately 34.9% of the voting power of Pioneer, and William R. Berkley, Chairman of Pioneer and PAAC (who may be deemed to beneficially own all shares of Pioneer common stock held by the Interlaken Partnership), may be deemed to beneficially own approximately 56.0% of the voting power of Pioneer. See "Stock Ownership."

                                THE REFINANCINGS

     Concurrent with the closing of the Tacoma Acquisition on June 17, 1997, the Company consummated a series of related transactions (the "Refinancings") comprised of (i) the Initial Offering, (ii) a cash tender offer (the "Tender Offer") to purchase all of its existing 13 3/8% First Mortgage Notes due 2005 (the "First Mortgage Notes") and the related solicitation of consents (the "Consent Solicitation") and (iii) borrowings of $100.0 million in term loans under a new term loan facility.

THE TENDER OFFER AND CONSENT SOLICITATION

     On May 19, 1997, PAAC commenced the Tender Offer for all of its existing First Mortgage Notes and the related Consent Solicitation from holders of the First Mortgage Notes to delete or modify certain covenants and other provisions governing the First Mortgage Notes. On June 17, 1997, all outstanding First Mortgage Notes were repurchased in the Tender Offer.

NEW CREDIT FACILITIES

     On June 17, 1997, the Company entered into new credit facilities (the "New Credit Facilities"), consisting of a $100.0 million term loan facility (the "Term Facility") and a $35.0 million revolving loan and letter of credit facility (the "Revolving Facility"). See "Description of Other
Indebtedness -- New Credit Facilities."

  Term Facility

     The Company entered into the Term Facility, to provide for term loans (the "Term Loans") in an aggregate principal amount up to $100.0 million. The Company borrowed $100.0 million in Term Loans on June 17, 1997 in connection with the Refinancings and the Tacoma Acquisition.

  Revolving Facility

     The Company entered into the Revolving Facility, to provide for revolving loans (the "Revolving Loans") in an aggregate principal amount up to $35.0 million, of which up to $10.0 million will be available for the issuance of letters of credit. The Company did not incur Revolving Loans at closing in connection with the Refinancings and the Tacoma Acquisition but had $2.8 million in letters of credit outstanding at such time under the Revolving Facility.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company is offering to exchange (the "Exchange
                             Offer") up to $200,000,000 aggregate principal amount of 9 1/4% Series B Senior Secured Notes due 2007 (the "Exchange Notes") for up to $200,000,000 aggregate principal amount of its outstanding
                             9 1/4% Series A Senior Secured Notes due 2007 issued in reliance upon an exemption from registration under the Securities Act (the "Original Notes"). The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely transferable by holders thereof except as provided herein (see "The Exchange Offer -- Terms of the Exchange" and
                             "-- Terms and Conditions of the Letter of Transmittal") and (ii) the Exchange Notes will be issued without any covenant regarding registration under the Securities Act.

                             Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from an Issuer or (iii) broker-dealers who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes.

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on             , 1997 unless
                             extended (the "Expiration Date").

Exchange Date..............  The first date of acceptance for exchange for the
                             Original Notes will be the first business day following the Expiration Date.

Conditions to the Exchange
  Offer....................  The obligation of the Issuers to consummate the
                             Exchange Offer is subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer." The Issuers reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to the
                             Expiration Date. Any Original Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering
  Original Notes...........  See "The Exchange Offer -- How to Tender."

Federal Income Tax
  Consequences.............  The exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

Effect on Holders of
Original Notes.............  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Issuers will have fulfilled a covenant contained in the terms of the Original Notes and the Exchange and Registration Rights Agreement (the "Registration Rights Agreement") dated as of June 17, 1997 between the Issuers, Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Brothers Inc, as initial purchasers, and, accordingly, the holders of the Original Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. See "Original Notes Registration Rights." Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, dated as of June 17, 1997, among the Company, the Subsidiary Guarantors and United States Trust Company of New York, as Trustee (the "Trustee"), relating to the Original Notes and the Exchange Notes (the "Indenture"). All untendered, and tendered but unaccepted, Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

                               TERMS OF THE NOTES

     The Exchange Offer applies to $200,000,000 aggregate principal amount of the Original Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes for which they may be exchanged except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

Notes Offered..............  $200,000,000 aggregate principal amount of 9 1/4%
                             Series B Senior Secured Notes due 2007.

Maturity...................  June 15, 2007.

Interest Payment Dates.....  June and December of each year, commencing December
                             15, 1997.

Ranking....................  The Notes will be senior obligations of the
                             Company, and will rank pari passu with all existing and future Senior Indebtedness of the Company and senior to all Subordinated Indebtedness of the Company. The Notes, however, will be effectively subordinated to secured Senior Indebtedness of the Company and its subsidiaries with respect to the assets securing such Indebtedness. Such secured Senior Indebtedness will include loans under the New Credit Facilities. The Guarantee of PCAC with respect to the Notes and the Term Loans is effectively secured (i) by a first mortgage lien on the Tacoma Facility, (ii) by a first priority security interest in certain agreements related to the Tacoma Acquisition and (iii) by first mortgage liens on the Henderson and St. Gabriel facilities. The guarantee of PAI with respect to the Notes and the Term Loans is secured by a pledge of the Capital Stock of PCAC and All-Pure held by PAI. In addition, the Company and its Subsidiaries may incur up to $50.0 million of Senior Indebtedness which will be secured on a pari passu basis with the Notes. As of March 31, 1997, after giving pro forma effect to the Initial Offering and the Refinancings, the Company and its Subsidiaries would have had outstanding approximately $306.8 million aggregate principal amount of secured Senior Indebtedness. As of March 31, 1997, on a pro forma basis, the Company and its Subsidiaries would have had, subject to certain restrictions (including borrowing base limitations), the ability to draw up to $32.2 million of additional secured Senior Indebtedness under the Revolving Facility. See "Risk Factors -- Ranking of the Notes," "Description of Other Indebtedness -- New Credit Facilities" and "Description of the
                             Notes -- Ranking."

Security...................  The Notes will be effectively secured by the Note
                             Collateral (as defined). Pursuant to an
                             Intercreditor and Collateral Agency Agreement (the "Intercreditor Agreement") by and among the Company, PAI, PCAC, the Trustee under the Indenture, the agent under the Term Facility (the "Term Loan Agent") and the collateral agent thereunder (the "Collateral Agent"), the Collateral Agent will hold the Collateral (as defined) securing the Notes and the Term Loans for the equal and ratable benefit of the Trustee, the holders of the Notes, the Term Loan Agent and the holders of the Term Loans. The Collateral will be limited to
                             (i) a first mortgage lien on the Tacoma Facility (including real property, buildings, fixtures and certain equipment), (ii) a first priority security interest in certain agreements related to the Tacoma Acquisition, (iii) first mortgage liens on the Henderson and St. Gabriel facilities (including real property, buildings, fixtures and certain equipment) and (iv) a pledge of the Capital Stock of PCAC and All-Pure. The Intercreditor Agreement will provide generally that the holders of a majority of the obligations secured by the Collateral may direct the Collateral Agent with respect to certain matters. The Indenture will provide that any release of Note Collateral, including Trust Moneys, will be subject to the provisions of Section 314(d) of the Trust Indenture Act relating to, among other things, the delivery of a certificate or an opinion of an engineer, appraiser or other expert as to the fair value of Note Collateral being released from the Liens of the Security Documents. See "Description of the Notes -- Security" and "-- Intercreditor Agreement."

Guarantees.................  The Notes will be fully and unconditionally guaranteed on a senior basis by the Subsidiary Guarantors (which will be PAI and its subsidiaries). The Guarantee of each Subsidiary Guarantor will rank pari passu with all existing and future Senior Indebtedness of such Subsidiary Guarantor and senior to all Subordinated Indebtedness, if any, of such Subsidiary Guarantor, except that the Guarantees will be effectively subordinated to secured Senior Indebtedness of the Subsidiary Guarantors with respect to the assets securing such Indebtedness. The Guarantees will be joint and several obligations of the Subsidiary Guarantors. PCAC has granted liens on certain of its assets and property (including the Tacoma Facility) to secure its Guarantee of the Notes, and PAI has pledged the Capital Stock of PCAC and All-Pure to secure PAI's Guarantee of the Notes. See "Description of the Notes -- Guarantees."

Optional Redemption........  The Notes will be redeemable in cash at the option of the Company, in whole or in part, at any time or from time to time on or after June 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, the Company may also redeem in cash at its option at any time prior to June 15, 2000 up to 35% of the aggregate principal amount of the Notes originally issued at a purchase price of 109.25% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, with the net proceeds of (i) an Equity Offering by the Company or (ii) an Equity Offering by Pioneer, but only to the extent that Pioneer contributes such net proceeds to the Company as a capital contribution; provided that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after giving effect to such redemption. See "Description of the Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control, each holder of the Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. The Company's ability to repurchase the Notes may be limited by, among other things, the Company's financial resources at the time of repurchase. See "Risk Factors -- Change of Control" and "Description of the Notes -- Change of Control."

Certain Covenants..........  The indenture governing the Notes (the "Indenture")
                             contains certain covenants with respect to the Company and its subsidiaries which restrict, among other things, (a) the incurrence of additional indebtedness, (b) the payment of dividends and other restricted payments, (c) the creation of certain liens, (d) the use of proceeds from sales of assets and subsidiary stock, (e) sale and leaseback transactions and (f) transactions with affiliates. The Indenture also restricts the Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person. These restrictions and requirements are subject to a number of important qualifications and exceptions. See "Description of the Notes -- Certain Covenants."

Exchange Offer;
Registration Rights........  Pursuant to an Exchange and Registration Rights
                             Agreement (the "Registration Rights Agreement") among the Company, the Subsidiary Guarantors and the Initial Purchasers, the Company and the Subsidiary Guarantors have agreed to file by the 30th day following the date of closing of the Initial Offering (the "Closing Date") a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Original Notes for the Exchange Notes, which will be registered under the Securities Act with terms (other than restrictions on transfer as set forth in "Notices to Investors") substantially identical to those of the Original Notes and to use their best efforts to cause such registration statement to become effective by the 150th day following the Closing Date and, upon becoming effective, to commence the Exchange Offer and cause the same to remain open for acceptance for not less than 20 business days after the date of commencement. If the Exchange Offer is not consummated within 30 business days following the date the Exchange Offer Registration Statement is declared effective or, under certain circumstances, the initial purchasers in the Initial Offering (the "Initial Purchasers") so request, the Company and the Subsidiary Guarantors will file and use their best efforts to cause to be declared effective a shelf registration statement with respect to resales of the Original Notes from time to time and will use their best efforts to keep such registration statement effective until three years after the effective date thereof.

                             If the applicable registration statement is not filed or declared effective or ceases to be effective or the Exchange Offer is not consummated within the applicable time periods related thereto (each, a "Registration Default"), the Company will be required to pay Liquidated Damages to each holder of the Original Notes, in the amount of $.05 per week per $1,000 principal amount of Original Notes for the initial 90-day period following such Registration Default. The amount of such Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Original Notes at the beginning of each subsequent 90-day period, up to a maximum amount of $.50 per week per $1,000 principal amount of Original Notes. If, subsequently, such Registration Default is cured, the accrual of Liquidated Damages will cease. See "Original Notes Registration Rights."

Use of Proceeds............  There will be no proceeds to the Issuers from the exchange pursuant to the Exchange Offer. The net proceeds from the Initial Offering, together with borrowings under the Term Facility, were used to pay the cash portion of the purchase price of the Tacoma Acquisition, to repurchase First Mortgage Notes in the Tender Offer, to pay the consent fee in the Consent Solicitation and for working capital and general corporate purposes. See "The Acquisition."

Transfer Restrictions......  The Original Notes have not been registered under the Securities Act or under the securities laws of any state and may not be offered or sold within the United States or to, or for the benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or applicable state securities laws.

Risk Factors...............  Holders of Original Notes should carefully consider the matters set forth under the caption "Risk Factors" prior to making a decision with respect to the Exchange Offer. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data," "Pro Forma Financial Information" and the audited and unaudited historical financial statements of the Company and the Tacoma Plant and the respective notes thereto appearing elsewhere in this Prospectus.

                                                                                                               PRO FORMA(4)
                                                                                                         ------------------------
                              PREDECESSOR                                                                                TWELVE
                                COMPANY        COMBINED                    THREE MONTHS   THREE MONTHS                   MONTHS
                               YEAR ENDED     YEAR ENDED     YEAR ENDED       ENDED          ENDED        YEAR ENDED      ENDED
                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,     DECEMBER 31,   MARCH 31,
                                1994(1)        1995(2)        1996(3)          1996           1997           1996        1997(5)
                              ------------   ------------   ------------   ------------   ------------   ------------   ---------
                                                   (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND OPERATING DATA)
INCOME STATEMENT DATA:
Revenues....................    $167,217       $200,756       $183,326       $44,292        $38,743        $267,238     $260,397
Cost of sales...............     134,556        135,575        126,739        30,797         29,003         181,680      179,134
                                --------       --------       --------       -------        -------        --------     --------
Gross profit................      32,661         65,181         56,587        13,495          9,740          85,558       81,263
Selling, general and
  administrative expenses...      22,529         26,883         23,528         6,090          6,170          27,207       26,837
                                --------       --------       --------       -------        -------        --------     --------
Operating income............      10,132         38,298         33,059         7,405          3,570          58,351       54,426
Equity in net income (loss)
  of unconsolidated
  subsidiary................         183            204         (2,607)         (110)        (1,055)         (2,607)      (3,552)
Interest expense, net.......       6,407         14,570         17,290         3,944          4,458          26,390       26,768
Settlement of litigation and
  insurance claims, net.....       3,326             --             --            --             --              --           --
Other income, net...........       1,154            318          1,684            89            231           1,702        1,883
                                --------       --------       --------       -------        -------        --------     --------
Income (loss) before income
  taxes and extraordinary
  items.....................       8,388         24,250         14,846         3,440         (1,712)         31,056       25,989
Income tax provision........       3,242         11,017          6,735         2,028            178          12,380       10,450
                                --------       --------       --------       -------        -------        --------     --------
Income (loss) before
  extraordinary item........       5,146         13,233          8,111         1,412         (1,890)       $ 18,676     $ 15,539
                                                                                                           ========     ========
Extraordinary item, net of
  applicable tax(6).........          --          3,420             --            --             --
                                --------       --------       --------       -------        -------
Net income (loss)...........    $  5,146       $  9,813       $  8,111       $ 1,412        $(1,890)
                                ========       ========       ========       =======        =======
OTHER FINANCIAL DATA:
Depreciation and
  amortization..............      13,595         16,764         15,695         4,217          4,080          24,717       24,382
Capital expenditures........       5,681         17,003         17,121         3,907          2,337          21,900       20,057

ADDITIONAL INFORMATION:
EBITDA(7)...................    $ 28,207       $ 55,380       $ 50,438       $11,711        $ 7,881        $ 84,770     $ 80,691
Ratio of pro forma EBITDA to
  pro forma interest........                                                                                    3.2x         3.0x
Ratio of pro forma net debt
  to pro forma EBITDA.......                                                                                    3.1x         3.2x

OPERATING DATA:
Average ECU price...........    $    327       $    414       $    385       $   385        $   377        $    374     $    371
ECU production (in
  thousands)................       321.1          327.9          345.7          86.4           85.0           559.7        565.8
Annualized ECU production
  per employee..............       1,189          1,123          1,137         1,137          1,118           1,186        1,199
Chlor-alkali operating
  rate......................         101%           100%           100%           99%            97%             98%          99%

                                                                AS OF MARCH 31, 1997
                                                              ------------------------
                                                               ACTUAL     PRO FORMA(4)
                                                              --------    ------------
BALANCE SHEET DATA:
Working capital.............................................  $  3,026      $ 40,662
Total assets................................................   291,595       443,453
Total debt..................................................   141,757       306,757
Common stockholders' equity.................................    72,433        59,291

                       (see footnotes on following page)

---------------

(1) GPS Pool Supply, Inc. ("GPS") was acquired in May 1994 and therefore the results of operations for the year ended December 31, 1994 include the results of operations from the date of acquisition in May 1994 through December 31, 1994. GPS generated third party sales during such partial period of $9.4 million.

(2) For comparative purposes the combined results of operations for the year ended December 31, 1995 include the Company's operating results for the period from Inception through December 31, 1995 and the Predecessor Company's operating results from January 1, 1995 through April 20, 1995. The Company believes that this provides a meaningful basis for comparison.

(3) Kemwater was formed in connection with the acquisition of Kemira Water Treatment, Inc. ("KWT") in February 1996 to continue the business activities previously conducted by Imperial West Chemical Co. ("Imperial West") and, accordingly, the results of operations for the year ended December 31, 1996 include the results of operations of Imperial West only for the month of January 1996. Since the acquisition, 50% of Kemwater's results of operations are included as equity in net loss of unconsolidated subsidiary. Prior to the formation of Kemwater, the financial statements of Imperial West were consolidated with the Company's consolidated financial statements.

(4) The pro forma statement of income data for the year ended December 31, 1996 gives effect to the Initial Offering, the other Refinancings, the Tacoma Acquisition and the acquisition of T.C. Products as if they had occurred on January 1, 1996. The pro forma statement of income data for the twelve months ended March 31, 1997 gives effect to the Initial Offering, the other Refinancings, the Tacoma Acquisition and the acquisition of T.C. Products as if they had occurred on April 1, 1996. The pro forma balance sheet data as of March 31, 1997 gives effect to the Initial Offering, the other Refinancings and the Tacoma Acquisition as if they had occurred on March 31, 1997. The pro forma financial data is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the indicated date.

(5) The pro forma financial information for the twelve months ended March 31, 1997 is calculated by subtracting the pro forma three months ended March 31, 1996 from the pro forma year ended December 31, 1996 and adding the pro forma three months ended March 31, 1997.

(6) An extraordinary item of $3.4 million, net of an income tax benefit of $2.1 million, was due to costs incurred and previously capitalized costs written off, pertaining to debt refinanced by the Predecessor Company prior to the PAI Acquisition.

(7) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization and equity in net income (loss) of unconsolidated subsidiaries and is presented because the Company believes that it provides useful information regarding its ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other combined income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, before tendering their Original Notes for the Exchange Notes offered hereby, holders of Original Notes should consider carefully the following factors, which may be generally applicable to the Original Notes as well as the Exchange Notes:

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Issuers do not intend to register the Original Notes under the Securities Act. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes not tendered could be adversely affected. See "The Exchange Offer" and "Original Notes Registration Rights."

FINANCIAL LEVERAGE

     As of March 31, 1997, after giving pro forma effect to the Initial Offering, the other Refinancings and the Tacoma Acquisition, PAAC would have had approximately $306.8 million of indebtedness and $59.3 million of stockholders' equity. See "Capitalization."

     The degree to which PAAC is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company has significant cash interest expense for the Notes and other debt; (ii) the Company's significant degree of leverage could make it vulnerable to changes in industry and general economic conditions; and (iii) the Company's ability to obtain additional financings for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

     In addition, the Company's operating flexibility with respect to certain business matters is limited by covenants contained in the Indenture and in the New Credit Facilities. Among other things, these covenants limit the ability of the Company and its subsidiaries to incur additional indebtedness, create liens upon assets, apply the proceeds from disposal of assets, make dividend payments and other distributions on capital stock and redeem any capital stock. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities which may be in the interest of the Company. See "Description of Other Indebtedness -- New Credit Facilities" and "Description of the Notes -- Certain Covenants."

     PAAC expects to generate sufficient cash flow from operations to meet its debt service obligations. However, the ability of the Company to satisfy its obligations, including its obligations on the Notes, will be dependent upon the future performance of the Company and will be subject to financial, business and other factors affecting the business and operations of the Company, including factors beyond its control, such as prevailing economic conditions and regulatory matters. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INDUSTRY CYCLICALITY

     Substantially all of the Company's revenues are attributable to the sale of chlorine, caustic soda and other chemicals that use chlorine or caustic soda as a primary raw material. The chlorine and caustic soda markets are cyclical markets that are sensitive to relative changes in supply and demand, which are in turn affected by general economic conditions, capacity additions and other factors. Over the last five years, the market for

PVC, the largest use of chlorine in the United States, has experienced steady growth, resulting in strong demand for chlorine. However, the use of chlorine as a bleaching agent in the pulp and paper industry and as feedstock in the production of CFCs has been reduced significantly due to regulatory pressures. As a result of these factors and a general decline in economic growth in the early 1990s, the North American chlor-alkali industry experienced declining prices, as ECU prices fell by over 52% from $389 per ECU in the fourth quarter of 1989 to $185 per ECU in the second quarter of 1993. After a significant improvement in domestic economic growth in early 1994, chlor-alkali markets experienced increased levels of demand. Limited new capacity was added during this time, resulting in greater capacity utilization and higher domestic and export prices for chlor-alkali products. These conditions continued in 1995 and the increase in demand enabled the Company and the industry in general to increase selling prices significantly at a time when operating costs generally did not increase. Toward the end of 1995, however, ECU prices began to decrease as strengthening demand for chlorine was offset by an oversupply of caustic soda. There can be no assurance that demand for the Company's products will be sustained or that it will keep pace with unanticipated capacity additions or that other events which may adversely affect the supply/demand balance for chlorine and caustic soda will not occur.

ENVIRONMENTAL REGULATION

     The Company and its operations are subject to extensive federal, state and local laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the release or disposal of regulated materials. The operation of any chemical manufacturing plant and the distribution of chemical products entail obligations under current environmental laws, and present or future laws may affect the Company's capital and operating costs relating to compliance, impose cleanup requirements with respect to site contamination resulting from past, present or future spills and releases and affect the markets for the Company's products. Furthermore, there can be no assurance that such costs or liabilities will not be material.

     The Company relies on indemnification from the previous owners in connection with certain environmental liabilities at its chlor-alkali plants and other facilities. There can be no assurance, however, that such indemnification arrangements will be adequate to protect the Company from environmental liabilities at these sites or that such third parties will perform their obligations under the respective indemnification arrangements, in which case the Company would be required to incur significant expenses for environmental liabilities, which would have a material adverse effect on the Company. See "Business -- Environmental and Safety Regulation -- Indemnities."

     Compliance Costs. Environmental laws and regulations impose requirements pertaining to emissions to the air, discharges to water, management and disposal of solid and hazardous wastes and other activities of the Company in connection with its manufacturing operations. Failure to observe these requirements may lead to enforcement actions brought by governmental agencies or private parties, and can lead to substantial civil or criminal fines and other penalties. The Company believes that its operations are currently in general compliance with environmental laws and regulations, the violation of which could result in a material adverse effect on the Company's business, properties or results of operations on a consolidated basis. There can be no assurance, however, that material costs will not be incurred as a result of instances of noncompliance or new regulatory requirements.

     Cleanup Costs. Environmental laws and regulations also impose liability for the cleanup of contamination, even if the contamination resulted from historical activities that were in compliance with applicable legal requirements at the time they occurred. Such costs may arise at facilities owned or operated by the Company or at off-site facilities to which the Company sent wastes for treatment, storage or disposal. As a result of historical activities, incidental spills or other releases, many of the facilities owned or operated by the Company are known to be, or could be, affected by contamination of soil or groundwater. The Company has conducted investigations, including Phase I pre-acquisition assessments and, in some cases, soil or groundwater sampling, at its facilities and has implemented or is implementing cleanup actions where required by regulatory authorities. The investigations have generally been non-invasive in nature and are inherently limited in the sense that conclusions are drawn and recommendations developed from information obtained from limited research and site evaluation; there can be no assurance that any such investigation can determine the existence of any hazardous materials at a given site. In addition, the Company, along with other parties with an interest in the Henderson, Nevada industrial complex, has entered into a consent agreement with the State of Nevada, pursuant to which the Company has submitted a "Phase I Environmental Conditions Assessment." The Company has also executed a Phase II Consent Agreement, which covers additional investigation of the plant site, including sampling. The Company is also aware of certain claims that have been asserted with respect to off-site facilities, which claims could lead to liability for the Company. See "Business -- Environmental and Safety Regulation -- Superfund" and
"-- Remediation Matters." Such investigation and cleanup activities have not had a material adverse effect on the operations or financial results of the Company to date. There can be no assurance, however, that the Company is aware of all such site contamination issues, that regulatory authorities will not require cleanup in the future for sites that are not currently being remediated, or that remedial standards will not become more stringent. Accordingly, no assurance can be given that such activities will not have a material adverse effect on the operations or financial results of the Company in the future.

     Environmental Regulation of Products. Environmental regulations can directly or indirectly affect the markets for the Company's products by regulating the uses of the Company's products or the chemicals or materials made from those products. Certain environmental groups and international commissions have urged the restriction or ban of chlorine-related processes and products, based on concerns that the products or by-products from these applications might cause damage to human health or the environment. Such pressures may stimulate regulatory initiatives which could have the effect of reducing the use of chlorine by customers in the Company's markets or could have the effect of increasing competition from other chlorine producers with respect to the Company's markets. Each such effect was experienced by the Company from 1990 to 1992 following increased regulation of the use of CFCs, although during that period demand for chlorine from other market segments more than offset the loss of demand from reduced production of CFCs. The Company is working with other industry representatives to advocate a risk-based scientific approach for evaluating the alleged health and environmental risks of chlorine and chlorinated compounds, which are used in a broad range of consumer products, including water, plastics, detergents, agricultural chemicals and pharmaceuticals. See "Business -- Environmental and Safety Regulation."

     Environmental Cost Summary. The Company's operating expenses relating to environmental matters totaled $1.7 million during the year ended December 31, 1996 and $0.3 million for the three months ended March 31, 1997. The Company does not anticipate a material increase in these types of expenses during the remainder of 1997. Capital expenditures for environmental related matters were $4.3 million during the year ended December 31, 1996 and are expected to be approximately $4.1 million in 1997. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental matters for years after 1997 will be subject to evolving regulatory requirements and will depend to a great degree on the types of procedures that may be approved by various federal and state governmental agencies with respect to environmental clean-up.

     Henderson Remediation Matters; ZENECA Indemnity; PAI Sellers'
Indemnity. The Company's plant in Henderson, Nevada is located within an area known as the "Basic Complex" that was originally owned by and constructed under the direction of the United States government in the 1940s and since that time has been used for chemical manufacturing by several companies. Soil and groundwater contamination have been identified within and adjoining the land owned by the Company. See "Business -- Environmental and Safety
Regulation -- Remediation Matters."

     Certain of the Company's environmental liabilities in connection with the Henderson facility are addressed by indemnifications provided by the previous owner of the Henderson facility, and by the sellers under the PAI Acquisition Agreement (as defined). The Henderson plant was acquired by the Company in October 1988 in connection with the purchase of Stauffer Chlor Alkali Company, Inc. from ICI Delaware Holdings, Inc. ("ICI"), a subsidiary of ICI Americas, Inc. ("ICI Americas"). Under the acquisition agreement relating to such acquisition, ICI indemnified the Company for certain environmental liabilities that might be incurred by the Company as a result of actions occurring prior to the closing date, including actions (other than chlor-alkali related actions) at the Henderson property and liabilities for actions at other sites in the Basic Complex and liabilities arising in connection with off-site disposal sites. See "Business --

Environmental and Safety Regulation -- Indemnities." The Company has been advised by ZENECA Delaware Holdings, Inc. and ZENECA, Inc. (collectively, the "ZENECA Companies") that the indemnity obligations of ICI and ICI Americas under the acquisition agreement have been assumed by the ZENECA Companies.

     Payments for environmental liabilities under the indemnity from the ZENECA Companies (the "ZENECA Indemnity"), together with other non-environmental liabilities for which ICI agreed to indemnify the Company, cannot exceed approximately $65 million. Through March 31, 1997, the Company has been reimbursed for approximately $12 million of costs covered by the ZENECA Indemnity, but the ZENECA Companies may have directly incurred additional costs that would further reduce the total amount remaining under the ZENECA Indemnity. As a result of the PAI Acquisition, the ZENECA Indemnity will terminate in accordance with its terms on April 20, 1999, except with respect to claims as to which PAI has satisfied the contractual requirements for extending the indemnity. See "Business -- Environmental and Safety Regulation -- Indemnities."

     In April 1995, pursuant to a Stock Purchase Agreement, dated as of March 24, 1995 (the "PAI Acquisition Agreement"), PAAC acquired PAI (the "PAI Acquisition") for a purchase price, including the retirement of debt and the redemption of preferred stock, of approximately $152.3 million in cash and $11.5 million of subordinated promissory notes of Pioneer (the "Pioneer Seller Notes"), as well as certain amounts payable after the closing based upon earnings or proceeds attributable to certain of PAI's direct and indirect real estate holdings which were not necessary for PAI's chlor-alkali business. In the PAI Acquisition Agreement, the sellers agreed to indemnify Pioneer, PAAC and their affiliates for certain environmental liabilities that result from certain discharges of hazardous materials, or violations of environmental laws, arising prior to the PAI Acquisition from or relating to the PAI plant sites or arising before or after the PAI Acquisition with respect to certain environmental liabilities relating to the real estate owned by Basic Investments and Victory Valley (each as defined) and certain real property adjoining the sites of the Company's Henderson, St. Gabriel and Mojave plants (collectively, the "Contingent Payment Properties"). See "Business -- Basic Investments." Amounts payable pursuant to such indemnification obligations (the "PAI Sellers' Indemnity") will generally be payable as follows: (i) out of certain reserves established on PAI's balance sheet at December 31, 1994; (ii) either by offset against the amounts payable under the Pioneer Seller Notes or from amounts held in an account (the "Contingent Payment Account") established under the related Contingent Payment Agreement; and (iii) in certain circumstances and subject to specified limitations, out of the personal assets of the sellers. The Company is required to reimburse the sellers with amounts recovered under the ZENECA Indemnity or from other third parties. The Company and the sellers have agreed that they will cooperate in matters relating to the ZENECA Indemnity.

     The sellers will not be required to make any payments under the PAI Sellers' Indemnity out of their personal assets until the end of the tenth year from the PAI Acquisition, and to the extent that liabilities exceed amounts realized from sales of Contingent Payment Properties, the Company would be limited, for a ten-year period, principally to its rights of offset against the Pioneer Seller Notes (and to amounts available under the ZENECA Indemnity, to the extent then in effect) to cover such liabilities. The Pioneer Seller Notes will be payable in five equal annual principal installments, beginning on the sixth anniversary of the PAI Acquisition.

     The Company believes that the remediation costs relating to its Henderson chlor-alkali facilities will not be material and that the Company will be reimbursed by the ZENECA Companies, under the PAI Sellers' Indemnity or from other responsible parties for substantially all of the non-chlor-alkali related remediation costs it may incur in connection with the Henderson, Nevada facility. No assurance can be given, however, that the Company will not be required to incur significant expenses for remedial and other liabilities under environmental laws in connection with the Henderson facility or operations, whether at or near the Henderson facility or at off-site locations, or that such expenses will be reimbursed under the ZENECA Indemnity or the PAI Sellers' Indemnity or by other responsible parties. In any such event, the Company may be required to fund costs and expenses or other environmental liabilities, and such funding could have a material adverse effect on the Company. See
"Business -- Environmental and Safety Regulation."

     No assurance can be given that the indemnification provisions of the PAI Sellers' Indemnity will be adequate to protect the Company from the environmental liabilities intended to be covered by the PAI Sellers' Indemnity. In particular, no assurance can be given that funds will be available in the Contingent Payment Account in amounts, or at the times, necessary to pay any such liabilities as they arise. Further, no assurance can be given that the sellers will have the financial resources to perform their personal obligations under the PAI Sellers' Indemnity, that the sellers will promptly pay any liability for which they are responsible or that the Company will be able to recover funds or assets from the sellers (particularly in view of the ten-year period that must pass before the sellers would be personally liable under the PAI Sellers' Indemnity) or that the Company will not be required to incur significant costs for environmental conditions not covered by the PAI Sellers' Indemnity. In addition, because the sellers may recognize certain economic benefits from the Contingent Payment Properties, there can be no assurance that conflicts will not arise between the interests of sellers who are directors or officers of the Company or its subsidiaries and the Company.

     Tacoma Remediation Matters; OCC Tacoma Indemnity. The Tacoma Facility is located adjacent to the Hylebos Waterway, which is connected to Commencement Bay. The Hylebos Waterway is one of the study areas included in the Commencement Bay Nearshore/Tideflats site which has been placed on the National Priorities List for remediation under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). OxyChem is a member of the Hylebos Cleanup Committee ("HCC"), which has entered into a consent agreement with the Environmental Protection Agency ("EPA") under which HCC will prepare a pre-remedial design for cleanup of the Hylebos Waterway. OxyChem is participating in a voluntary, non-binding mediation under which an arbitrator will allocate liability for the waterway among approximately 30 participating Potentially Responsible Parties ("PRPs"). The aggregate costs of the cleanup of the Hylebos Waterway will depend upon cleanup levels established by the EPA. Such cleanup levels have been proposed by the EPA, and are presently under discussion among the EPA, the HCC and other interested parties.

     The Tacoma Facility has a federal Resource Conservation and Recovery Act ("RCRA") treatment, storage, and disposal facility permit which requires the plant to investigate groundwater contamination at the site and to treat the groundwater to standards established in the permit. Pursuant to this requirement, the plant has installed a groundwater extraction, treatment and injection system (not included in the Tacoma Acquisition), which withdraws the groundwater, removes volatile organic compounds and returns the treated water to the subsurface through wells that are designed to control off-site migration of contamination. Certain areas at the Tacoma Facility are currently being voluntarily investigated under the oversight of the Washington Department of Ecology ("DOE") or the EPA.

     OxyChem has been named as a Potentially Liable Party ("PLP") under state law for remediation of, or it is voluntarily investigating, certain off-site, upland disposal sites used by the Tacoma Facility. OCC Tacoma agreed to retain responsibility for these sites. Two other properties, located immediately adjacent to the Tacoma Facility, have allegedly been affected by operations at the Tacoma Facility. A groundwater contamination plume under the Tacoma Facility extends to the northwest and west. This area is being addressed by the Tacoma Facility's groundwater treatment system. The owner of the neighboring property to the south has alleged that waste from the Tacoma Facility was disposed of on its property, and that the operations of the Tacoma Facility also caused groundwater contamination. This area is currently under investigation with the oversight of the Washington DOE.

     OCC Tacoma agreed to indemnify the Company for certain pre-closing environmental conditions. The OCC Tacoma indemnity is subject to limitations as to dollar amount and duration, as well as certain other conditions. After the applicable period of OCC Tacoma's indemnification, the Company will indemnify OCC Tacoma for remaining liabilities other than those from hazardous materials present as a result of pre-closing releases in the non-Hylebos area of Commencement Bay, public, private or commercial disposal facilities upland of the waterways and natural resource damages arising under state or federal statutes, for which liability will be retained by OCC Tacoma. The Company has reviewed the time frames currently estimated for remediation of the known environmental conditions associated with Commencement Bay, the Hylebos Waterway, the plant and adjacent properties and the Company presently believes that it should have no material liability upon the termination of OCC Tacoma's indemnity. There can be no assurance that such indemnity will be adequate to protect the Company, that remediation will proceed on the present schedule, that it will involve the presently anticipated remedial methods, or that unanticipated conditions will not be identified. If these or other changes occur, the Company could incur a material liability for which it is not insured or indemnified. See "Business -- Environmental and Safety Regulation -- Indemnities."

OPERATING HAZARDS AND UNINSURED RISKS

     The Company's operations are subject to risks inherent in the chemical industry, such as explosions, fires, chemical spills or releases, pollution and other environmental risks. Any significant interruption of operations at the Company's principal facilities could have a material adverse effect on the Company. The Company has in the past experienced chlorine releases at its plants. In 1991, there was a release of approximately 42 tons of chlorine from the Henderson facility. The Company has resolved substantially all of the personal injury, property damage and regulatory claims relating to this release, and certain of the costs incurred as a result of the accident were recovered under applicable insurance policies. See "Business -- Environmental and Safety Regulation." The Company maintains general liability insurance and property and business interruption insurance with coverage limits it believes are adequate. Because of the nature of industry hazards, it is possible that liabilities for pollution and other damages arising from a major occurrence could exceed insurance coverage or policy limits or that such insurance may not be available at reasonable rates in the future. Any such liabilities, which could arise due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations, could have a material adverse effect on the Company. See
"Business -- Insurance."

LIMITATIONS ON SECURITY INTEREST

     The Notes will be effectively secured by the Note Collateral more fully described under "Description of the Notes -- Security." Such security interest generally is limited to (i) a first mortgage lien on the Tacoma Facility, (ii) a first priority security interest in certain agreements related to the Tacoma Acquisition, (iii) first mortgage liens on PCAC's chlor-alkali production facilities located in Henderson, Nevada and St. Gabriel, Louisiana, and (iv) a pledge of the Capital Stock of PCAC and All-Pure. Upon a default on indebtedness secured by the Note Collateral, including the Notes, and a declaration of acceleration of the Notes as a result thereof, the Trustee may, subject to the provisions of the Intercreditor Agreement, cause the Collateral Agent to take such action as it may deem advisable to protect and enforce the rights of the Trustee and the holders in the Note Collateral, including causing any Note Collateral to be sold and the proceeds to be applied to the pro rata payment of the indebtedness secured by the Note Collateral, including the Notes, before such proceeds are applied to debts of other creditors of PCAC and/or PAI, except to the extent that certain liens, including landlord's, warehousemen's and materialmen's liens and certain tax liens, may, as a matter of law, have priority over the lien and security interest granted to the Collateral Agent in the Note Collateral. The ability of the Collateral Agent to cause any Note Collateral to be sold may be delayed pursuant to the automatic stay provisions under the United States Bankruptcy Code, as amended (the "Bankruptcy Code"), if PAAC, PCAC and/or PAI is the subject of any bankruptcy or receivership proceedings. The Indenture permits the release of Note Collateral without substitution of Note Collateral of equal value under certain circumstances. See "Description of the Notes -- Release of Note Collateral."

     The Company and its Subsidiaries may incur up to $50.0 million of Senior Indebtedness which will be secured on a pari passu basis with the Notes. In addition, the Indenture will permit the Company and its subsidiaries, under certain circumstances, to incur additional Indebtedness, including Indebtedness secured by assets that do not constitute Note Collateral. See "Description of the Notes -- Certain Covenants."

NO ASSURANCE OF REALIZABLE VALUE FROM NOTE COLLATERAL

     In connection with the granting of liens on the Note Collateral, the Company made no representation as to the value or sufficiency of such Note Collateral. Accordingly, there can be no assurance that the proceeds of sale of any Note Collateral pursuant to the Indenture and the related security documents following a declaration of acceleration of the Notes, will be sufficient to satisfy any payment of principal of, or accrued and unpaid interest, if any, on, the Notes. Any deficiency claim would rank pari passu in right of payment with all other unsecured senior indebtedness of PAAC. In addition, the ability of the Collateral Agent to realize upon the Note Collateral may be inhibited or impaired by applicable bankruptcy law. See "Description of the Notes -- Certain Bankruptcy Considerations."

POTENTIAL ENVIRONMENTAL LIABILITY OF SECURED LENDERS

     Lenders that hold a security interest in real property may, in certain specific circumstances, be held liable under certain environmental laws for the costs of remediating or preventing releases or threatened releases of hazardous substances at the mortgaged property. See "Description of the Notes -- Security." While lenders that neither foreclose on nor participate in the management of the mortgaged property (as interpreted under applicable law) generally have not been subject to such liability, currently, the law is unclear with respect to lenders that take possession of a mortgaged property or that participate in the management of a mortgaged property. In this regard, the Collateral Agent, the Trustee or the holders of the Notes would need to evaluate the impact of these potential liabilities before determining to foreclose on the mortgaged properties securing such Notes and exercising other available remedies. In addition, the Collateral Agent or the Trustee, as the case may be, may decline to foreclose upon the mortgaged properties or exercise remedies available to the extent that they do not receive indemnification to their satisfaction from the holders of the Notes. See "Description of the Notes -- Security."

COMPETITION

     The industries in which the Company operates are highly competitive. Many of the Company's competitors are larger and have greater financial resources than the Company. Among the Company's competitors are two of the world's largest chemical companies, OxyChem and The Dow Chemical Company. Because of their greater financial resources, these companies may be better able than the Company to withstand severe price competition and volatile market conditions. In addition, as a result of the reduced demand for chlorine by the pulp and paper industry and in the production of CFCs, certain competitors may rely on price competition to capture market share. See "Business -- Competition."

DEPENDENCE ON KEY CUSTOMERS AND KEY SUPPLIERS

     Novartis Crop Protection Inc. ("Novartis") accounted for approximately 13% of the Company's net sales for the year ended December 31, 1996 and was the only customer that accounted for more than 10% of the Company's sales during such period. Novartis would have accounted for approximately 9% of the Company's pro forma net sales in 1996. The loss of Novartis or a number of other significant customers would have a material adverse effect on the Company's financial condition, results of operations and cash flows. In connection with the Tacoma Acquisition, the Company and OCC Tacoma entered into a Chlorine Purchase Agreement, pursuant to which OCC Tacoma will purchase 100,000 tons of chlorine from the Company during the year following the Tacoma Acquisition, which would have represented approximately 6% of the Company's pro forma net sales for the twelve months ended March 31, 1997, and the Company has the right to require OCC Tacoma to purchase, and OCC Tacoma has the right to require the Company to sell, certain decreasing amounts of chlorine during the second through fifth years following the Tacoma Acquisition. Pursuant to a Chlorine and Caustic Soda Sales Agreement, the Company will sell to OxyChem those quantities of chlorine and caustic soda necessary for OxyChem to satisfy its obligations under contracts with certain of OxyChem's national account customers. There can be no assurance that the Company will be able to replace chlorine sales under such agreements with sales to alternative customers in the future. There can be no assurance that the historical levels of business from these customers will be maintained in the future.

     The production of chlor-alkali products principally requires salt, electricity and water as raw materials, and if the supply of such materials were limited or a significant supplier were unable to meet its obligations under the current supply arrangements, the Company could be forced to incur increased costs. Additional raw materials purchased by the Company include scrap iron, aluminum oxide compounds and sulfuric acid. Any significant interruption in supply or increase in prices for raw materials could have a material adverse effect on the Company's financial condition, results of operation or cash flows.

RANKING OF THE NOTES

     The Notes will be senior obligations of the Company and will rank pari passu with all existing and future Senior Indebtedness of the Company (including the loans under the New Credit Facilities) and senior to all Subordinated Indebtedness of the Company. The Notes, however, will be effectively subordinated to secured Senior Indebtedness of the Company and its subsidiaries with respect to the assets securing such Indebtedness (such as accounts receivable, inventory and certain related assets of the Company and its subsidiaries that secure the loans under the Revolving Facility). The guarantee of PCAC with respect to the Notes and the Term Loans will be secured by (i) a first mortgage lien on the Tacoma Facility, (ii) a first priority security interest in certain agreements related to the Tacoma Acquisition, and (iii) first mortgage liens on PCAC's chlor-alkali production facilities located in Henderson, Nevada and St. Gabriel, Louisiana, and the guarantee of PAI with respect to the Notes and the Term Loans is secured by a pledge of the Capital Stock of PCAC and All-Pure held by PAI. In addition, the Company and its Subsidiaries may incur up to $50.0 million of Senior Indebtedness which will be secured on a pari passu basis with the Notes.

     As of March 31, 1997, after giving pro forma effect to the Initial Offering, the other Refinancings and the Tacoma Acquisition, the Company and its Subsidiaries would have had outstanding approximately $306.8 million aggregate principal amount of secured Senior Indebtedness. It is expected that as of March 31, 1997, on a pro forma basis, the Company and its Subsidiaries would have had, subject to certain restrictions (including borrowing base limitations), the ability to draw up to $32.2 million of additional secured Senior Indebtedness under the Revolving Facility.

     Pursuant to the Indenture governing the Notes, PAAC and the Subsidiary Guarantors may incur additional secured and unsecured Indebtedness, or provide guarantees of Indebtedness, in certain circumstances. See "Description of Other Indebtedness" and "Description of the Notes -- Ranking" and "-- Certain Covenants."

TAX MATTERS

     Pioneer has an available net operating loss carryforward ("NOL") for federal income tax reporting purposes which it believes was approximately $36.8 million at March 31, 1997. The NOL would be available for offset against future federal taxable income, including income of PAI (except PAI "built-in" gain recognized during the five-year period following the acquisition of PAI as provided by section 384 of the Internal Revenue Code of 1986, as amended (the "Code")), if generated during the carryforward period, which expires between 2003 to 2010. See "The Company and Pioneer -- Pioneer."

     Tax benefits arising from net operating loss carryforwards are subject to challenge by the Internal Revenue Service and may not be available. In particular, the use of the NOL may be reduced or eliminated if (a) an ownership change within the meaning of Code section 382 has occurred or occurs after the Offering with respect to Pioneer, (b) a subsidiary of Pioneer that in prior years generated a significant portion of the NOL was not permitted to file a consolidated return with Pioneer or (c) Code section 269 (applicable to certain transactions the principal purpose of which is tax avoidance) applies to PAAC's acquisition of PAI. Until April 1998, the Tacoma Acquisition may increase the possibility that Pioneer may experience an "ownership change" under Code Section 382, either through subsequent issuances of stock by Pioneer or through certain public trading in the Pioneer stock. Pioneer's ability to use the NOL to offset operating income of PAI will also depend on Pioneer's ability to establish certain facts and to prevail with respect to certain legal issues in any controversy with the Internal Revenue Service. If challenged by the Internal Revenue Service, Pioneer believes that it can present adequate proof of these facts and prevail with respect to these legal issues to the satisfaction of the Internal Revenue Service or in litigation. If Pioneer is unable to establish such facts and prevail with respect to such legal issues, its ability to use the NOL may be substantially restricted, and Pioneer's after-tax cash flow may be materially adversely affected.

CHANGE OF CONTROL

     Upon the occurrence of a "Change of Control", as defined in the Indenture, each holder of Notes will have the right to require that PAAC purchase such holder's Notes in whole or in part at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest. PAAC's ability to redeem Notes may be limited by the availability of sufficient funds, restrictions imposed by any other debt obligations (including the New Credit Facilities) that may then be in effect and compliance with applicable securities laws. The Term Facility requires a mandatory prepayment of the Term Loans at 100% of the principal amount thereof, plus accrued and unpaid interest, with respect to a change of control under the Term Facility. The Revolving Facility prohibits the Company from repurchasing Notes if at the time of such repurchase an event of default under the Revolving Facility exists or would be caused thereby. The occurrence of a Change of Control may cause an event of default under the New Credit Facilities, upon which event of default all amounts outstanding under the New Credit Facilities may become due and payable. After giving effect to the Initial Offering, the other Refinancings and the Tacoma Acquisition, PAAC does not currently have, and no assurance can be given that PAAC will have, sufficient funds available to purchase all of the outstanding Notes were they to be tendered in response to an offer made as a result of a Change of Control. Further, the provisions of the Indenture may not afford holders of Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving PAAC that may adversely affect holders of Notes, if such transaction does not result in a Change of Control. See "Description of the Notes -- Change of Control."

CONTROL BY CERTAIN STOCKHOLDERS

     William R. Berkley, Chairman of Pioneer and PAAC (who may be deemed to beneficially own all shares of Pioneer common stock held by the Interlaken Partnership), may be deemed to beneficially own approximately 56.0% of Pioneer's outstanding voting power. Pioneer, in turn, owns all of the outstanding common stock of PAAC, which owns all of the outstanding stock of PAI. As a result, Mr. Berkley is able to control the election of PAAC's Board of Directors and thereby direct the management and policies of PAAC, PAI and its subsidiaries. See "Stock Ownership."

FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both domestic and foreign; industry capacity; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; legislative proposals concerning pollution, protection of the environment and the release or disposal of regulated materials; liability and other claims asserted against the Company; competition; the loss of any significant customers; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company after the Tacoma Acquisition; the successful integration of the Tacoma Facility following the Tacoma Acquisition; the availability and terms of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

LACK OF PUBLIC MARKET FOR THE NOTES

     The Notes constitute a new issue of securities with no established trading market, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of holders of Notes to sell their Notes or (iii) the price at which the holders of Notes would be able to sell their Notes. If such a market were to exist, the Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and the financial performance of the Company and its subsidiaries. PAAC has been advised by the Initial Purchasers that they presently intend to make a market in the Original Notes and the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market-making activity with respect to the Original Notes or the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during such exchange offer or the pendency of an applicable shelf registration statement. See "Original Notes Registration Rights." There can be no assurance that even following registration of the Original Notes or the Exchange Notes, as the case may be, an active trading market will exist for the Original Notes or the Exchange Notes, as the case may be, or that any such trading market will be liquid.

                                USE OF PROCEEDS

     There will be no proceeds to the Issuers from the exchange pursuant to the Exchange Offer. The net proceeds to the Company from the issuance of the Original Notes in the Initial Offering were approximately $194.0 million. The net proceeds received by the Company, together with borrowings under the Term Facility, were used to pay the cash portion of the purchase price of the Tacoma Acquisition, to repurchase First Mortgage Notes in the Tender Offer, to pay the consent fee in the Consent Solicitation and for working capital and general corporate purposes. See "The Acquisition -- Use of Proceeds from Initial Offering."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Original Notes were originally issued and sold on June 17, 1997. Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A of the Securities Act. Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors have agreed to file by the 30th day following the Closing Date of the Initial Offering, a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Original Notes for the Exchange Notes and to use their best efforts to cause such registration statement to become effective by the 150th day following the Closing Date and, upon becoming effective, to commence the Exchange Offer and cause the same to remain open for acceptance for not less than 20 business days after the date of commencement. If the Exchange Offer is not consummated within 30 days following the date the Exchange Offer Registration Statement is declared effective or, under certain circumstances, the Initial Purchasers so request, the Company and the Subsidiary Guarantors will file and use their best efforts to cause to be declared effective a shelf registration statement with respect to resales of the Original Notes and the Guarantees from time to time and will use their best efforts to keep such registration statement effective until three years after the effective date thereof. If the applicable registration statement is not filed or declared effective or ceases to be effective or the Exchange Offer is not consummated within the applicable time periods related thereto (each, a "Registration Default"), the Company will be required to pay Liquidated Damages to each holder of the Original Notes, in the amount of $.05 per week per $1,000 principal amount of Original Notes for the initial 90-day period following such Registration Default. The amount of such Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Original Notes at the beginning of each subsequent 90-day period, up to a maximum amount of $.50 per week per $1,000 principal amount of Original Notes. If, subsequently, such Registration Default is cured, the accrual of Liquidated Damages will cease. See "Original Notes Registration Rights."

     The sole purpose of the Exchange Offer is to fulfill the obligations of the Issuers with respect to the Registration Rights Agreement.

TERMS OF THE EXCHANGE

     The Issuers hereby offer to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Original Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof, and the holders of the Exchange Notes (as well as remaining holders of any Original Notes) will not be entitled to registration rights under the Registration Rights Agreement. See "Original Notes Registration Rights." The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Issuers believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Issuer or (iii) broker-dealers who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Original Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Issuers have agreed that, for a period not to exceed 180 days after the Exchange Date, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Tendering holders of Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer.

     The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer expires on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on             , 1997, unless the
Issuers in their sole discretion extend the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Issuers, expires. The Issuers reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to United States Trust Company of New York (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The initial Exchange Date will be the first business day following the Expiration Date. The Issuers expressly reserve the right to (i) terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth below under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuers and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes. If any such termination or amendment occurs, the Issuers will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Unless the Issuers terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Issuers will exchange the Exchange Notes for the Original Notes on the Exchange Date.

     If the Issuers waive any material condition to the Exchange Offer, or amend the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Original Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Issuers to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

HOW TO TENDER

     The tender to the Issuers of Original Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     General Procedures. A holder of an Original Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Original Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Original Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Original Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Original Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuers and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program (an "Eligible Program") within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Original Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Original Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes should contact such holder promptly and instruct such holder to tender Original Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Original Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Original Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Original Notes are registered and, if possible, the certificate numbers of the Original Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Original Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Original Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Issuers may, at their option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this Prospectus and the related Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Original Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Original Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Notes (or a timely Book-Entry Confirmation).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Notes will be determined by the Issuers, whose determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of the Issuers, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Original Notes for exchange (the "Transferor") exchanges, assigns and transfers the Original Notes to the Issuers and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Original Notes, and that, when the same are accepted for exchange, the Issuers will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The Transferor further agrees that acceptance of any tendered Original Notes by the Issuers and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Issuers of its obligations under the Registration Rights Agreement and that the Issuers shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Original Notes, the Transferor certifies (a) that it is not an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Original Notes acquired directly from the Issuers or an affiliate of the Issuers, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (b) that it is an "affiliate" (as so defined) of the Issuers or of the initial purchasers in the Initial Offering of the Original Notes, and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

WITHDRAWAL RIGHTS

     Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Original Notes to be withdrawn, the certificate numbers of Original Notes to be withdrawn, the principal amount of Original Notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such Original Notes exchanged, and the name of the registered holder of such Original Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Issuers that the person withdrawing the tender has succeeded to the beneficial ownership of the Original Notes being withdrawn. The Exchange Agent will return the properly withdrawn Original Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuers, and such determination will be final and binding on all parties.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Issuers shall be deemed to have accepted for exchange validly tendered Original Notes when, as and if the Issuers have given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving Exchange Notes from the Issuers and causing the Original Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Original Notes will be made by the Exchange Agent promptly after acceptance of the tendered Original Notes. Original Notes not accepted for exchange by the Issuers will be returned without expense to the tendering holders (or in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Issuers terminate the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Issuers will not be required to issue Exchange Notes in respect of any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer,

(ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Issuers to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuers might directly or indirectly result in any of the consequences referred to in clauses
(a)(i) or (ii) above or, in the sole judgment of the Issuers, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Issuers.

     The foregoing conditions are for the sole benefit of the Issuers and may be asserted by them with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Issuers) giving rise to such condition or may be waived by the Issuers in whole or in part at any time or from time to time in their sole discretion. The failure by the Issuers at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Issuers have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by the Issuers concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, the Issuers will not accept for exchange any Original Notes tendered and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act").

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Issuers have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Issuers will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Issuers will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $250,000.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Issuers. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuers since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Issuers may, at their discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Original Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Issuers by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

     HOLDERS OF ORIGINAL NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Issuers will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreement. Holders of the Original Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Original Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

     The Issuers may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuers have no present plan to acquire any Original Notes which are not tendered in the Exchange Offer.

                                THE ACQUISITION

THE TACOMA ACQUISITION

     On June 17, 1997, Pioneer, the Company and OCC Tacoma, a subsidiary of OxyChem, consummated the Tacoma Acquisition. Pursuant to the Purchase Agreement, the Company acquired substantially all of the assets and properties used by OCC Tacoma in the chlor-alkali business at Tacoma, Washington, including the Tacoma Facility. The purchase price consisted of (i) $97.0 million, payable in cash,
(ii) 55,000 shares of Pioneer Preferred Stock, having a liquidation preference of $100 per share, and (iii) the assumption of certain obligations related to the acquired chlor-alkali business. Prior to closing, Pioneer assigned its rights and obligations under the Purchase Agreement to PCAC (except for rights to acquire certain inventory, which were assigned to PAAC).

     The Company believes that the Tacoma Acquisition presented an attractive opportunity to acquire a well-maintained chlor-alkali production facility, which includes sophisticated membrane cell technology, in a location contiguous to the Company's existing customer base. By acquiring a low-cost production facility in the Pacific Northwest, the Company is well-positioned to direct output to outlying market areas while more efficiently supplying the All-Pure and Kemwater downstream operations, principally in the western and northwestern United States. The Tacoma Facility provides the Company with an opportunity to further expand chlor-alkali markets in the Pacific Northwest based on the Company's operating efficiencies and disciplined market penetration.

     The Tacoma Facility is located in an industrial complex on the Hylebos waterway. It serves customers in the Pacific Northwest and California and, to a lesser extent, foreign caustic soda customers. Annual capacity is approximately 225,000 tons of chlorine, 247,500 tons of caustic soda, 44,000 tons of hydrochloric acid and 8,800 tons of calcium chloride. The site has docks capable of handling ocean-going vessels up to 30,000 DWT size, and is served by a rail fleet of 492 leased tankcars included as a part of the Tacoma Acquisition. The Company believes that the plant would have generated pro forma net sales of $80.5 million and pro forma EBITDA of $33.5 million during the twelve months ended March 31, 1997, if the Tacoma Acquisition had occurred at the beginning of such period.

     Pursuant to the terms of the Purchase Agreement, the Company, OxyChem and OCC Tacoma entered into certain related agreements in connection with the Tacoma Acquisition. Pursuant to a Chlorine Purchase Agreement, OCC Tacoma will purchase 100,000 tons of chlorine from the Company during the year following the Tacoma Acquisition, which would have represented approximately 6% of the Company's pro forma net sales for the twelve months ended March 31, 1997. In addition, the Company has the right to require OCC Tacoma to purchase, and OCC Tacoma has the right to require the Company to sell, up to 100,000 tons of chlorine during the second year following the Tacoma Acquisition and up to 75,000 tons of chlorine during the third year following the Tacoma Acquisition. All deliveries will be from the Tacoma Facility to OxyChem's plant at Ingleside, Texas. Market prices will apply to all such transactions, with transportation costs to be borne and paid by OCC Tacoma. The Company will also have the right to require OCC Tacoma to purchase up to 50,000 tons of chlorine during the fourth year following the Tacoma Acquisition and up to 25,000 tons of chlorine during the fifth year following the Tacoma Acquisition at market prices, with each of the parties to bear 50% of the transportation costs from Tacoma to Ingleside for any purchases during such fourth and fifth years.

     Pursuant to a Chlorine and Caustic Soda Sales Agreement, the Company will sell to OxyChem those quantities of chlorine and caustic soda necessary for OxyChem to satisfy its obligations under contracts with certain of OxyChem's national account customers. The Company estimates that during the year following the Tacoma Acquisition the Company will sell approximately 22,400 tons of chlorine and 46,000 tons of caustic soda under the agreement, at prices set each quarter at levels equal to 95% of the average prices received by OxyChem under its arm's-length customer contracts during the preceding quarter. The final deliveries of chlorine and caustic soda under the arrangement will occur in December 2000.

     In connection with the Tacoma Acquisition, the Company acquired OCC Tacoma's leases of terminal facilities and related terminal services in Wilmington and Richmond, California and, pursuant to two Product

Exchange and Terminal Services Agreements, the Company agreed to allow OxyChem to use the terminals for the storage and transfer of up to 16,000 tons of OxyChem's caustic soda during the year following the Tacoma Acquisition, to the extent the parties do not otherwise enter into product exchange transactions. Under any such transactions, the Company will accept deliveries from one of OxyChem's facilities in the Gulf Coast area and OxyChem will accept deliveries from the Richmond and Wilmington terminal facilities.

     The Company and OCC Tacoma also entered into an Interim Services Agreement, pursuant to which OCC Tacoma will provide certain interim services to the Company during the transition of plant operations, and an Environmental Operating Agreement, which provides certain agreements and indemnities with respect to environmental matters affecting the Tacoma Facility. The obligations of OCC Tacoma under its agreements with the Company have been guaranteed by OxyChem. See "Business -- Operating Units" and "-- Environmental and Safety Regulation."

     Each share of Pioneer Preferred Stock issued in connection with the Tacoma Acquisition will be convertible at any time into eight shares of Class A Common Stock of Pioneer, and each share will be redeemable at Pioneer's option at redemption prices equal to the following percentages of liquidation value: 102% during the first year after the Tacoma Acquisition, 104% during the second year after the Tacoma Acquisition, 106% during the third year after the Tacoma Acquisition, 108% during the fourth year after the Tacoma Acquisition and 110% during each of the fifth through the tenth years after the Tacoma Acquisition. On the first business day after the end of the tenth year after the Tacoma Acquisition, Pioneer is required to redeem any Pioneer Preferred Stock which remains outstanding at a price of $100 per share. No dividends are payable on the Pioneer Preferred Stock. The Pioneer Preferred Stock is entitled to eight votes per share (subject to adjustment) and will vote with the Pioneer common stock on all matters. The Pioneer Preferred Stock issued to OCC Tacoma represents approximately 4.8% of the voting power of Pioneer.

     The cash portion of the purchase price for the Tacoma Acquisition is subject to adjustment based on the difference, if any, between the aggregate value of the inventories of raw materials, work-in-process, finished goods and spares and stores transferred to the Company pursuant to the Tacoma Acquisition and the agreed minimum value of such inventories as set forth in the Purchase Agreement.

USE OF PROCEEDS FROM INITIAL OFFERING

     The net proceeds from the sale of the Original Notes of approximately $194.0 million, together with net proceeds of $97.6 million from borrowings under the Term Facility, were used to pay the cash portion of the purchase price of the Tacoma Acquisition, to repurchase PAAC's 13 3/8% First Mortgage Notes due 2005 in the Tender Offer, to pay the consent fee in the Consent Solicitation and for working capital and general corporate purposes.

                            THE COMPANY AND PIONEER

THE COMPANY

     The Predecessor Company was formed in October 1988 to acquire two existing chlor-alkali plants. Subsequently, the Company acquired several businesses engaged in municipal, industrial and commercial water treatment, and on June 17, 1997 acquired the Tacoma Facility as its third chlor-alkali plant. The Company conducts its business primarily through PCAC and All-Pure. The Company also owns a 50% unconsolidated joint venture interest in Kemwater (which effective in February 1996 succeeded to the operations of Imperial West). Pioneer owns the remaining 50% joint venture interest in Kemwater.

     PCAC. Following the Tacoma Acquisition, PCAC owns and operates three chlor-alkali production facilities, located in St. Gabriel, Louisiana; Henderson, Nevada; and Tacoma, Washington. These facilities produce chlorine and caustic soda for sale in the merchant markets and for use as raw materials by PCAC, All-Pure and Kemwater in the manufacture of downstream products. The Henderson facility also produces hydrochloric acid, and the Tacoma Facility also produces hydrochloric acid and calcium chloride. PCAC also has an indirect 15% equity interest in Saguaro Power Company LP ("Saguaro Power"), which owns and operates a 90-megawatt cogeneration facility located on approximately six acres of the Henderson property.

     All-Pure. The Company believes that All-Pure is the largest distributor of packaged chlor-alkali products in the region of the United States west of the Rocky Mountains and the only full-line marketer of bleach in the region. All-Pure manufactures bleach and repackages chlorine and hydrochloric acid and distributes these products along with caustic soda and related products to municipalities, swimming pool supply distributors and selected commercial and retail markets. In July 1996, All-Pure acquired T.C. Products, which is engaged in the manufacture and marketing of bleach and related products from its plant in Tacoma, Washington. All-Pure purchases substantially all of its chlorine and caustic soda and a substantial portion of its hydrochloric acid from PCAC. Because bleach contains a high percentage of water, freight costs and logistics are an important competitive factor. All-Pure's production plants and distribution facilities are strategically located in or near most of the largest population centers of the West Coast.

     Kemwater. Kemwater, a 50% owned joint venture, manufactures and supplies iron chlorides to the potable and waste water markets in the region of the United States west of the Rocky Mountains, supplying municipal customers such as the cities of Los Angeles, Sacramento and San Diego. Iron chlorides are used primarily to remove solids from waste water streams and to control hydrogen sulfide emissions. Kemwater also manufactures and markets polyaluminum chlorides for markets in the southeastern United States, as well as aluminum sulfate for the potable and waste water and industrial water treatment industries, sodium aluminate for the production of catalysts and paint ingredients, and bleach for municipal water disinfection. Kemwater has exclusive licenses to use the existing and future advanced water treatment technology of Kemira Oy of Finland ("Kemira") in the development and sale of products and services for the potable water, waste water and industrial water treatment markets in the United States (other than the northeastern United States) and the Caribbean, and nonexclusive access to the use of the technology for the Canadian and Mexican markets, with an option to acquire an exclusive license for those markets in the future. For the year ended December 31, 1996, Kemwater purchased all of its chlorine and caustic soda requirements and a substantial portion of its hydrochloric acid requirements from PCAC, and it is anticipated that in the future PCAC will continue to provide Kemwater with a substantial amount of its raw materials.

PIONEER

     PAAC is a wholly-owned subsidiary of Pioneer, a publicly-traded company that immediately prior to the acquisition of PAI had no operations. Pioneer has an available net operating loss carryforward for federal income reporting purposes which it believes was approximately $36.8 million at March 31, 1997. In April 1995, PAAC acquired PAI for a purchase price, including the retirement of debt and the redemption of preferred stock, of approximately $152.3 million in cash and $11.5 million of subordinated promissory notes of Pioneer, as well as certain amounts payable after the closing based on certain of PAI's real estate holdings.

     The Interlaken Partnership beneficially owns approximately 34.9% of the voting power of Pioneer, and William R. Berkley, Chairman of Pioneer and PAAC (who may be deemed to beneficially own all shares of Pioneer common stock held by the Interlaken Partnership), may be deemed to beneficially own approximately 56.0% of the voting power of Pioneer. See "Stock Ownership."

     PAAC maintains its headquarters at 4200 NationsBank Center, 700 Louisiana Street, Houston, Texas 77002, and its telephone number is (713) 225-3831. PAAC was incorporated in the State of Delaware in March 1995.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997, and as adjusted to reflect the Initial Offering, the other Refinancings and the Tacoma Acquisition. See "The Acquisition." The table should be read in conjunction with the historical financial information of the Company and the Tacoma Plant and the respective notes thereto and the unaudited pro forma information of the Company and the notes thereto appearing elsewhere in this Prospectus. See the notes to the Pro Forma Financial Information for an explanation of adjustments made to arrive at pro forma amounts. See also "Description of the Notes."

                                                                AS OF MARCH 31, 1997
                                                              -------------------------
                                                               ACTUAL       AS ADJUSTED
                                                              --------      -----------
                                                               (DOLLARS IN THOUSANDS)
Short-term debt:
  Current portion of long-term debt.........................  $    128       $    128
                                                              --------       --------
          Total short-term debt.............................       128            128
                                                              --------       --------
Long-term debt:
  New Credit Facilities (1).................................        --        100,000
  9 1/4% Notes offered hereby...............................        --        200,000
  Long-term debt............................................   141,629          6,629
                                                              --------       --------
          Total long-term debt..............................   141,629        306,629
                                                              --------       --------
Stockholders' equity:
  Common Stock(2)...........................................         1              1
  Additional paid in capital(3).............................    61,124         66,624
  Retained earnings (deficit)(4)............................    11,308         (7,334)
                                                              --------       --------
          Total stockholders' equity........................    72,433         59,291
                                                              --------       --------
          Total capitalization..............................  $214,190       $366,048
                                                              ========       ========

------------

(1) Represents borrowings of $100.0 million in Term Loans. The Company did not incur Revolving Loans at closing in connection with the Refinancings and the Tacoma Acquisition but had $2.8 million in letters of credit outstanding at such time under the Revolving Facility. See "Description of Other Indebtedness -- New Credit Facilities."

(2) Par value $.01 per share, 1,000 shares authorized, issued and outstanding.

(3) Concurrent with the Tacoma Acquisition, Pioneer issued to OCC Tacoma the Pioneer Preferred Stock. As a result, Pioneer contributed additional paid-in capital of $5.5 million to PAAC.

(4) Includes, on an As Adjusted basis, the extraordinary loss on the early extinguishment of debt associated with the Tender Offer for the $135.0 million of First Mortgage Notes, of $18.6 million, net of an income tax benefit of $12.4 million.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information (the "Pro Forma Financial Information") of the Company has been derived from and should be read in conjunction with (i) the audited consolidated financial statements of the Company and the related notes thereto included elsewhere herein which statements have been audited by Deloitte & Touche LLP, independent auditors, whose report is included elsewhere herein and (ii) the audited financial statements of the Tacoma Plant and the related notes thereto included elsewhere herein, which statements have been audited by Arthur Andersen LLP, independent auditors, whose report is included elsewhere herein. The Pro Forma Financial Information has been prepared to illustrate the effects of the Initial Offering, the other Refinancings, the Tacoma Acquisition and the acquisition of T.C. Products. This pro forma financial information does not necessarily present the financial position or results of operations as they would have been if the companies involved had constituted one entity for the periods presented. See "Prospectus Summary -- The Tacoma Acquisition" and "The Acquisition."

     The pro forma balance sheet as of March 31, 1997 gives effect to the Initial Offering, the other Refinancings and the Tacoma Acquisition as if they had occurred on March 31, 1997. The pro forma statement of operations for the year ended December 31, 1996 gives effect to the Initial Offering, the other Refinancings, the Tacoma Acquisition and the acquisition of T.C. Products as if they had occurred on January 1, 1996. The pro forma statement of operations for the three months ended March 31, 1997 gives effect to the Initial Offering, the other Refinancings and the Tacoma Acquisition as if they had occurred on January 1, 1997. The pro forma statement of operations for the three months ended March 31, 1996 gives effect to the Initial Offering, the other Refinancings, the Tacoma Acquisition and the acquisition of T.C. Products as if they had occurred on January 1, 1996. The acquisition of T.C. Products was effective July 1, 1996 and was accounted for using the purchase method. The Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the indicated date.

     The Tacoma Acquisition is accounted for using the purchase method. The total purchase price of the Tacoma Acquisition will be allocated to the Tacoma Facility's assets and liabilities based upon the estimated fair value of the assets and liabilities being acquired. The pro forma adjustments reflected in the Pro Forma Financial Information are based upon information available as of the date hereof, while the actual adjustments will be based upon evaluations and estimates of fair values at the time of closing of the Tacoma Acquisition. Accordingly, there can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Pro Forma Financial Information. The pro forma adjustments reflect certain plans and assumptions of management of the Company. No assurance can be given that such plans will be implemented as now contemplated or that such assumptions will prove to be accurate.

                            PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1997
                                  (UNAUDITED)

                                                      ACTUAL                   PRO FORMA
                                                -------------------    -------------------------
                                                            TACOMA                         AS
                                                COMPANY      PLANT     ADJUSTMENTS      ADJUSTED
                                                --------    -------    -----------      --------
                                                             (DOLLARS IN THOUSANDS)
ASSETS

Current assets
  Cash........................................  $ 14,640    $     6     $  30,125(a)    $ 44,771
  Accounts receivable, net....................    18,438         --                       18,438
  Due from parent.............................     2,840         --                        2,840
  Inventories.................................     8,896      5,181         1,781(b)      15,858
  Prepaid expenses............................       806      1,990        (1,447)(c)      1,349
                                                --------    -------     ---------       --------
          Total current assets................    45,620      7,177        30,459         83,256
Property, plant and equipment, net............    92,224     60,695        18,480(d)     171,399
Investment in and advances to unconsolidated
  subsidiary..................................    28,553         --                       28,553
Other assets, net.............................    19,268        794        19,233(e)      39,295
Excess cost over the fair value of net assets
  acquired, net...............................   105,930         --        15,020(f)     120,950
                                                --------    -------     ---------       --------
          Total assets........................  $291,595    $68,666     $  83,192       $443,453
                                                ========    =======     =========       ========

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
  Accounts payable............................  $ 17,677    $ 2,104     $  (2,104)(g)   $ 17,677
  Accrued liabilities.........................    21,614      3,037        (3,037)(h)     21,614
  Returnable deposits.........................     3,175         --                        3,175
  Current portion of long-term debt...........       128         --                          128
                                                --------    -------     ---------       --------
          Total current liabilities...........    42,594      5,141        (5,141)        42,594
Long-term debt, less current maturities.......   141,629         --      (135,000)(i)      6,629
  Term Loans..................................        --         --       100,000(j)     100,000
  9 1/4% Senior Secured Notes due 2007........        --         --       200,000(j)     200,000
Returnable deposits...........................     3,272         --                        3,272
Accrued pension and other employee benefits...    14,555         --                       14,555
Deferred income taxes.........................        --      2,384        (2,384)(k)         --
Other long-term liabilities...................    17,112     27,924       (27,924)(l)     17,112
     Stockholder's equity.....................    72,433     33,217       (46,359)(m)     59,291
                                                --------    -------     ---------       --------
          Total liabilities and stockholder's
            equity............................  $291,595    $68,666     $  83,192       $443,453
                                                ========    =======     =========       ========

                       (see footnotes on following page)

                        NOTES TO PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(a) Excess cash after payment of purchase price and related acquisition and financing costs.

(b) Elimination of the last in first out ("LIFO") reserve from the Tacoma Plant's balance sheet as the Company uses the first in first out ("FIFO") or average cost methods for inventory valuation.

(c) Reflects the following:

(1)  Elimination of the Tacoma Plant's deferred taxes as the
       transaction is an asset purchase..........................    $(1,249)
(2)  Elimination of OCC Tacoma's prepaid pension expense.........       (198)
                                                                     -------
                                                                     $(1,447)
                                                                     =======

(d) Adjustment to fair value of acquired property, plant and equipment in accordance with the purchase method of accounting.

(e) Reflects the following:

(1)  Capitalization of transaction and financing costs...........    $10,875
(2)  Write-off of existing financing costs.......................     (4,070)
(3)  Deferred tax benefit on extraordinary item..................     12,428
                                                                     -------
                                                                     $19,233
                                                                     =======

(f) Addition of excess of cost over the fair value of net assets acquired.

(g) Elimination of accounts payable not assumed by the Company in the Tacoma Acquisition.

(h) Elimination of accrued liabilities not assumed by the Company in the Tacoma Acquisition.

(i) Repurchase of existing 13 3/8% First Mortgage Notes.

(j) Debt incurred under the Offering and the Term Loans in connection with the other Refinancings and the Tacoma Acquisition.

(k) Elimination of deferred taxes as the transaction is an asset purchase.

(l) Elimination of other long-term liabilities not assumed by the Company in the Tacoma Acquisition.

(m) Reflects the following:

(1)  Elimination of the Tacoma Plant's historical equity in
       accordance with the purchase method of accounting.........    $(33,217)
(2)  Equity contribution by Pioneer for preferred stock issued by
       Pioneer to OCC Tacoma as part of the purchase price.......       5,500
(3)  Extraordinary item, early extinguishment of debt, net of
       applicable tax............................................     (18,642)
                                                                     --------
                                                                     $(46,359)
                                                                     ========

                       PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                            ACTUAL                           PRO FORMA
                                      -------------------   -------------------------------------------
                                                  TACOMA    T.C. PRODUCTS                         AS
                                      COMPANY      PLANT    ACQUISITION(1)   ADJUSTMENTS(2)    ADJUSTED
                                      --------    -------   --------------   --------------    --------
                                                           (DOLLARS IN THOUSANDS)
Revenues............................  $183,326    $73,715       $4,255           $5,942(a)     $267,238
Cost of sales.......................   126,739     52,420        2,550              (29)(b)     181,680
                                      --------    -------       ------           ------        --------
Gross profit........................    56,587     21,295        1,705            5,971          85,558
Selling, general and administrative
  expenses..........................    23,528      1,782          900              997(c)       27,207
                                      --------    -------       ------           ------        --------
Operating income....................    33,059     19,513          805            4,974          58,351
Equity in net loss of unconsolidated
  subsidiary........................     2,607         --           --               --           2,607
Interest expense, net...............    17,290         --          271            8,829(d)       26,390
Other income (expense), net.........     1,684     (2,209)          11            2,216(e)        1,702
                                      --------    -------       ------           ------        --------
Income before income taxes and
  extraordinary item................    14,846     17,304          545           (1,639)         31,056
Provision for income taxes..........     6,735      6,059          241             (655)(f)      12,380
                                      --------    -------       ------           ------        --------
Income before extraordinary item....  $  8,111    $11,245       $  304           $ (984)       $ 18,676
                                      ========    =======       ======           ======        ========

                       (see footnotes on following page)

                   NOTES TO PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(1) Reflects the pro forma financial results of T.C. Products for the period of January 1, 1996 to July 1, 1996, the period prior to ownership by the Company.

(2) Reflects the adjustments to the Tacoma Plant's operating results to reflect operations as part of the Company:

(a) Reflects the following:

(1)  Elimination of freight costs associated with the sale of
     100,000 tons per year of chlorine shipped to the Gulf Coast for which OCC Tacoma will bear the cost.....................  $  6,394
(2)  Adjustment to sales to OCC Tacoma for the difference between
     historical prices and Gulf Coast prices.....................        60
(3)  Additional 5% commission to be paid to OxyChem on OxyChem's
     national accounts to be serviced by the Company.............      (512)
                                                                   --------
                                                                   $  5,942
                                                                   ========

(b) Reflects the following:

(1)  Elimination of the impact of LIFO accounting previously used by the Tacoma Plant as the Company uses FIFO or average cost
     methods of accounting for inventory valuation...............  $    652
(2)  Additional depreciation expense with respect to the
     properties, plant and equipment purchased in connection with the Tacoma Acquisition using the straight-line method over
     an average life of 20 years.................................       351
(3)  Elimination of operating lease expense for equipment
     capitalized by the Company which was previously leased by
     OCC Tacoma..................................................    (1,532)
(4)  Incremental insurance costs.................................       500
                                                                   --------
                                                                   $    (29)
                                                                   ========

(c) Reflects the following:

(1)  Elimination of OxyChem corporate allocations................  $ (1,782)
(2)  Addition of the Company's incremental selling, general and
     administrative expenses.....................................       750
(3)  Additional amortization expense with respect to intangible assets purchased in connection with the Tacoma Acquisition using the straight-line method over periods of 5 to 25
     years.......................................................     2,029
                                                                   --------
                                                                   $    997
                                                                   ========

(d) Incremental interest expense related to the Term Loans with an assumed interest rate of 8.375% and to the Notes with an interest rate of 9.25%. A 0.25% change in the interest rate applicable to the Term Loans would change pro forma interest expense by $250.

(e) Reflects the following:

(1)  Elimination of environmental expense associated with the
     Tacoma Plant's accrual of known environmental matters.......  $  1,932
(2)  Elimination of fees related to the Tacoma Plant's sales of
     receivables.................................................       377
(3)  Elimination of amortization of deferred gain on equipment capitalized by the Company, which was previously leased by
     the Tacoma Plant............................................       (93)
                                                                   --------
                                                                   $  2,216
                                                                   ========

(f) Represents the tax effect of all pro forma adjustments.

                       PRO FORMA STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)

                                                           ACTUAL                PRO FORMA
                                                     ------------------   -----------------------
                                                                TACOMA                      AS
                                                     COMPANY     PLANT    ADJUSTMENTS    ADJUSTED
                                                     -------    -------   -----------    --------
                                                                (DOLLARS IN THOUSANDS)
Revenues...........................................  $38,743    $18,738     $ 1,065(a)   $58,546
Cost of sales......................................   29,003     13,590        (121)(b)   42,472
                                                     -------    -------     -------      -------
Gross profit.......................................    9,740      5,148       1,186       16,074
Selling, general and administrative expenses.......    6,170        269         426(c)     6,865
                                                     -------    -------     -------      -------
Operating income...................................    3,570      4,879         760        9,209
Equity in net loss of unconsolidated subsidiary....    1,055         --                    1,055
Interest expense, net..............................    4,458         --       2,207(d)     6,665
Other income, net..................................      231        542        (540)(e)      233
                                                     -------    -------     -------      -------
Income (loss) before income taxes and extraordinary
  item.............................................   (1,712)     5,421      (1,987)       1,722
Provision for income taxes.........................      178      1,898        (795)(f)    1,281
                                                     -------    -------     -------      -------
Income (loss) before extraordinary item............  $(1,890)   $ 3,523     $(1,192)     $   441
                                                     =======    =======     =======      =======

                       (see footnotes on following page)

                   NOTES TO PRO FORMA STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(a) Reflects the following:

(1)  Elimination of freight costs associated with the sale of
     100,000 tons per year of chlorine shipped to the Gulf Coast for which OCC Tacoma will bear the cost.....................  $  793
(2)  Reclassification of freight rebate from other income to
     offset freight costs included in revenues...................     586
(3)  Adjustment to sales to OCC Tacoma for the difference between
     historical prices and Gulf Coast prices.....................    (186)
(4)  Additional 5% commission to be paid to OxyChem on OxyChem's
     national accounts to be serviced by the Company.............    (128)
                                                                   ------
                                                                   $1,065
                                                                   ======

(b) Reflects the following:

(1)  Elimination of the impact of LIFO accounting previously used by the Tacoma Plant as the Company uses FIFO or average cost methods of accounting for inventory valuation...............  $  101
(2)  Additional depreciation expense with respect to the
     properties, plant and equipment purchased in connection with the Tacoma Acquisition using the straight-line method over
     an average life of 20 years.................................      36
(3)  Elimination of operating lease expense for the equipment capitalized by the Company which was previously leased by
     OCC Tacoma..................................................    (383)
(4)  Incremental insurance costs.................................     125
                                                                   ------
                                                                   $ (121)
                                                                   ======

(c) Reflects the following:

(1)  Elimination of OxyChem corporate allocations................  $ (269)
(2)  Addition of the Company's incremental selling, general and
     administrative expenses.....................................     188
(3)  Additional amortization expense with respect to intangible assets purchased in connection with the Tacoma Acquisition using the straight-line method over periods of 5 to 25
     years.......................................................     507
                                                                   ------
                                                                   $  426
                                                                   ======

(d) Incremental interest expense related to the Term Loans with an assumed interest rate of 8.375% and to the Notes with an interest rate of 9.25%.

(e) Reflects the following:

(1)  Elimination of fees related to the Tacoma Plant's sales of
     receivables.................................................  $   69
(2)  Elimination of amortization of deferred gain on equipment capitalized by the Company, which was previously leased by
     the Tacoma Plant............................................     (23)
(3)  Reclassification of freight rebate to revenues to offset
     freight costs...............................................    (586)
                                                                   ------
                                                                   $ (540)
                                                                   ======

(f) Represents the tax effect of all pro forma adjustments.

                       PRO FORMA STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                          ACTUAL                            PRO FORMA
                                     -----------------   ------------------------------------------------
                                               TACOMA    T.C. PRODUCTS                            AS
                                     COMPANY    PLANT    ACQUISITION(1)   ADJUSTMENTS(2)       ADJUSTED
                                     -------   -------   --------------   --------------      -----------
                                                            (DOLLARS IN THOUSANDS)
Revenues...........................  $44,292   $17,504       $2,128           $1,463(a)         $65,387
Cost of sales......................   30,797    13,065        1,275             (119)(b)         45,018
                                     -------   -------       ------           ------            -------
Gross profit.......................   13,495     4,439          853            1,582             20,369
Selling, general and administrative
  expenses.........................    6,090       446          450              249(c)           7,235
                                     -------   -------       ------           ------            -------
Operating income...................    7,405     3,993          403            1,333             13,134
Equity in net loss of
  unconsolidated subsidiary........      110        --           --                                 110
Interest expense, net..............    3,944        --          136            2,207(d)           6,287
Other income (expense), net........       89      (599)           6              556(e)              52
                                     -------   -------       ------           ------            -------
Income before income taxes and
  extraordinary item...............    3,440     3,394          273             (318)             6,789
Provision for income taxes.........    2,028     1,189          121             (127)(f)          3,211
                                     -------   -------       ------           ------            -------
Income before extraordinary item...  $ 1,412   $ 2,205       $  152           $ (191)           $ 3,578
                                     =======   =======       ======           ======            =======

                       (see footnotes on following page)

                   NOTES TO PRO FORMA STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(1) Reflects the pro forma financial results of T.C. Products for the period of January 1, 1996 to July 1, 1996, the period prior to ownership by the Company.

(2) Reflects the adjustments to the Tacoma Plant's operating results to reflect operations as part of the Company:

(a) Reflects the following:

(1)  Elimination of freight costs associated with the sale of
     100,000 tons per year of chlorine shipped to the Gulf Coast for which OCC Tacoma will bear the cost.....................  $1,602
(2)  Additional 5% commission to be paid to OxyChem on OxyChem's
     national accounts to be serviced by the Company.............    (139)
                                                                   ------
                                                                   $1,463
                                                                   ======

(b) Reflects the following:

(1)  Elimination of the impact of LIFO accounting previously used by the Tacoma Plant as the Company uses FIFO or average
     costs methods of accounting for inventory valuation.........  $  (75)
(2)  Additional depreciation expense with respect to the
     properties, plant and equipment purchased in connection with the Tacoma Acquisition using the straight-line method over
     an average life of 20 years.................................     214
(3)  Elimination of operating lease expense for the equipment capitalized by the Company which was previously leased by
     OCC Tacoma..................................................    (383)
(4)  Incremental insurance costs.................................     125
                                                                   ------
                                                                   $ (119)
                                                                   ======

(c) Reflects the following:

(1)  Elimination of OxyChem corporate allocations................  $ (446)
(2)  Addition of the Company's incremental selling, general and
     administrative expenses.....................................     188
(3)  Additional amortization expense with respect to intangible assets purchased in connection with the Tacoma Acquisition using the straight-line method over periods of 5 to 25
     years.......................................................     507
                                                                   ------
                                                                   $  249
                                                                   ======

(d) Incremental interest expense related to the Term Loans with an assumed interest rate of 8.375% and to the Notes with an interest rate of 9.25%.

(e) Reflects the following:

(1)  Elimination of environmental expense associated with the
     Tacoma Plant's accrual of known environmental matters.......  $  483
(2)  Elimination of fees related to the Tacoma Plant's sales of
     receivables.................................................      96
(3)  Elimination of amortization of deferred gain on equipment capitalized by the Company, which was previously leased by
     the Tacoma Plant............................................     (23)
                                                                   ------
                                                                   $  556
                                                                   ======

(f) Represents the tax effect of all pro forma adjustments.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial data of the Predecessor Company for the years ended December 31, 1992, 1993, and 1994 and the period from January 1, 1995 through April 20, 1995. Such data were derived from the Predecessor Company's financial statements, which were audited by Ernst & Young LLP, independent auditors, except for the financial statements of certain of the Company's investments, which were audited by other independent auditors. The table also sets forth the historical financial information of the Company for the period from March 6, 1995 ("Inception") through December 31, 1995 and the year ended December 31, 1996. Such data were audited by Deloitte & Touche LLP. For comparative purposes the combined year ended December 31, 1995 has been included. The table also sets forth the historical financial information of the Company for the three months ended March 31, 1996 and 1997. The consolidated balance sheets at March 31, 1996 and March 31, 1997 and the consolidated statements of operations for the three months ended March 31, 1996 and March 31, 1997 are unaudited and reflect all adjustments, consisting of normal recurring items, which management considers necessary for a fair presentation. Operating results for the first three months of 1997 are not necessarily indicative of results to be expected for the year ending December 31, 1997. The data should be read in conjunction with the Consolidated Financial Statements included elsewhere in this Prospectus. The following table should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                       SELECTED HISTORICAL FINANCIAL DATA

                                                    PREDECESSOR COMPANY
                                     --------------------------------------------------   PERIOD FROM
                                                                         PERIOD FROM       INCEPTION
                                        YEAR ENDED DECEMBER 31,        JANUARY 1, 1995      THROUGH
                                     ------------------------------   THROUGH APRIL 20,   DECEMBER 31,
                                       1992       1993     1994(1)          1995              1995
                                     --------   --------   --------   -----------------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
Revenues...........................  $157,401   $151,191   $167,217       $ 57,848          $142,908
Cost of sales......................   126,149    131,711    134,556         37,400            98,175
                                     --------   --------   --------       --------          --------
Gross profit.......................    31,252     19,480     32,661         20,448            44,733
Selling, general and administrative
  expenses.........................    22,602     21,850     22,529          7,047            19,836
                                     --------   --------   --------       --------          --------
Operating income (loss)............     8,650     (2,370)    10,132         13,401            24,897
Equity in net income (loss) of
  unconsolidated subsidiary........        26      1,149        183            204                --
Interest expense, net..............     8,189      7,551      6,407          1,665            12,905
Settlement of litigation and
  insurance claims, net............     2,755      8,360      3,326             --                --
Other income (expense), net........     1,104        954      1,154           (319)              637
                                     --------   --------   --------       --------          --------
Income (loss) before taxes and
  extraordinary items..............     4,346        542      8,388         11,621            12,629
Income tax provision...............     1,765        486      3,242          4,809             6,208
                                     --------   --------   --------       --------          --------
Income (loss) before extraordinary
  item.............................     2,581         56      5,146          6,812             6,421
Extraordinary item, net of
  applicable tax(4)................        --         --         --          3,420                --
                                     --------   --------   --------       --------          --------
Net income (loss)..................  $  2,581   $     56   $  5,146       $  3,392          $  6,421
                                     ========   ========   ========       ========          ========
BALANCE SHEET DATA (AT PERIOD END):
Working capital....................  $  7,697   $ (5,521)  $ (4,351)      $ 10,013          $ 10,450
Total assets.......................   165,915    154,922    163,039        165,329           264,731
Total debt, redeemable preferred
  stock and redeemable stock put
  warrants.........................    76,848     67,709     57,865         57,677           135,000
Common stockholders' equity........    20,165     19,721     23,102         26,370            55,427
OTHER FINANCIAL DATA:
Capital expenditures...............     6,652      5,888      5,681          3,447            13,556
Depreciation and amortization......    12,992     13,446     13,595          4,490            12,274
Ratio of earnings to fixed
  charges(5).......................      1.4x         --       1.8x           5.1x              1.8x
ADDITIONAL INFORMATION:
EBITDA(6)..........................  $ 25,501   $ 20,390   $ 28,207       $ 17,572          $ 37,808


                                       COMBINED                     THREE MONTHS ENDED
                                      YEAR ENDED     YEAR ENDED    ---------------------
                                     DECEMBER 31,   DECEMBER 31,   MARCH 31,   MARCH 31,
                                       1995(2)        1996(3)        1996        1997
                                     ------------   ------------   ---------   ---------
                                            (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
Revenues...........................    $200,756       $183,326     $ 44,292    $ 38,743
Cost of sales......................     135,575        126,739       30,797      29,003
                                       --------       --------     --------    --------
Gross profit.......................      65,181         56,587       13,495       9,740
Selling, general and administrative
  expenses.........................      26,883         23,528        6,090       6,170
                                       --------       --------     --------    --------
Operating income (loss)............      38,298         33,059        7,405       3,570
Equity in net income (loss) of
  unconsolidated subsidiary........         204         (2,607)        (110)     (1,055)
Interest expense, net..............      14,570         17,290        3,944       4,458
Settlement of litigation and
  insurance claims, net............          --             --           --          --
Other income (expense), net........         318          1,684           89         231
                                       --------       --------     --------    --------
Income (loss) before taxes and
  extraordinary items..............      24,250         14,846        3,440      (1,712)
Income tax provision...............      11,017          6,735        2,028         178
                                       --------       --------     --------    --------
Income (loss) before extraordinary
  item.............................      13,233          8,111        1,412      (1,890)
Extraordinary item, net of
  applicable tax(4)................       3,420             --           --          --
                                       --------       --------     --------    --------
Net income (loss)..................    $  9,813       $  8,111     $  1,412    $ (1,890)
                                       ========       ========     ========    ========
BALANCE SHEET DATA (AT PERIOD END):
Working capital....................    $ 10,450       $  3,334     $  7,201    $  3,026
Total assets.......................     264,731        291,010      269,808     291,595
Total debt, redeemable preferred
  stock and redeemable stock put
  warrants.........................     135,000        141,757      135,000     141,757
Common stockholders' equity........      55,427         74,323       58,264      72,433
OTHER FINANCIAL DATA:
Capital expenditures...............      17,003         17,121        3,907       2,337
Depreciation and amortization......      16,764         15,695        4,217       4,080
Ratio of earnings to fixed
  charges(5).......................        2.4x           1.7x         1.7x        0.6x
ADDITIONAL INFORMATION:
EBITDA(6)..........................    $ 55,380       $ 50,438     $ 11,711    $  7,881

                       (see footnotes on following page)

                  NOTES TO SELECTED HISTORICAL FINANCIAL DATA

(1) GPS was acquired in May 1994 and therefore the results of operations for the year ended December 31, 1994 include the results of operations from the date of acquisition in May 1994 through December 31, 1994. GPS generated third party sales during such partial period of $9.4 million.

(2) For comparative purposes the combined results of operations for the year ended December 31, 1995 include the Company's operating results for the period from Inception through December 31, 1995 and the Predecessor Company's operating results from January 1, 1995 through April 20, 1995. The Company believes that this provides a meaningful basis for comparison.

(3) Kemwater was formed in connection with the acquisition of KWT in February 1996 to continue the business activities previously conducted by Imperial West and, accordingly, the results of operations for the year ended December 31, 1996 include the results of operations of Imperial West only for the month of January 1996. Since the acquisition, 50% of Kemwater's results of operations are included as equity in net loss of unconsolidated subsidiary. Prior to the formation of Kemwater, the financial statements of Imperial West were consolidated with the Company's consolidated financial statements.

(4) An extraordinary item of $3.4 million, net of an income tax benefit of $2.1 million, was due to costs incurred and previously capitalized costs written off, pertaining to debt refinanced by the Predecessor Company prior to the PAI Acquisition.

(5) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes, excluding equity in net income (loss) of subsidiaries owned 50% or less by the Company, plus fixed charges net of capitalized interest. Fixed charges consist of interest expense, including capitalized interest, the portion of rental expense representative of an interest factor from operating leases and the amortization of financing costs. The Company's earnings were insufficient to cover total fixed charges for the year ended December 31, 1993. The coverage deficiency was $0.6 million.

(6) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization and equity in net income (loss) of unconsolidated subsidiaries and is presented because the Company believes that it provides useful information regarding its ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other combined income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth revenues of the Company for the periods indicated.

                                                                                THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                MARCH 31,
                                      --------------------------------------    ------------------
                                      PREDECESSOR
                                        COMPANY      COMBINED(1)
                                      -----------    -----------
                                         1994           1995        1996(2)     1996(2)     1997
                                      -----------    -----------    --------    -------    -------
                                                         (DOLLARS IN THOUSANDS)
Revenues
  PCAC..............................   $ 88,907       $118,298      $129,570    $32,913    $28,574
  All-Pure..........................     47,872         49,549        51,317      8,940     10,169
  Kemwater/Imperial West(3).........     30,438         32,909         2,439      2,439         --
                                       --------       --------      --------    -------    -------
          Total revenues............   $167,217       $200,756      $183,326    $44,292    $38,743
                                       ========       ========      ========    =======    =======

---------------

(1) For comparative purposes the combined results of operations for the year ended December 31, 1995 include the Predecessor Company's operating results from January 1, 1995 through April 20, 1995 and the Company's operating results for the period from Inception through December 31, 1995. The Company believes that this provides a meaningful basis for comparison.

(2) T.C. Products was acquired by All-Pure in July 1996 and, accordingly, the results of operations for the year ended December 31, 1996 includes the results of operations since the acquisition date. T.C. Products generated third party sales during such period of $5.1 million.

(3) Kemwater was formed in connection with the acquisition of KWT in February 1996 to continue the business activities previously conducted by Imperial West and, accordingly, the results of operations for the year ended December 31, 1996 include the results of operations of Imperial West only for the month of January 1996. Since the acquisition, 50% of Kemwater's results of operations are included as equity in net loss of unconsolidated subsidiary. Prior to the formation of Kemwater, the financial statements of Imperial West were consolidated with the Company's consolidated financial statements.

GENERAL

     The Company manufactures and markets chlorine and caustic soda in the United States and is a major manufacturer and marketer of several related downstream water treatment products. The Company generates revenues principally through PCAC and All-Pure. The Company also owns a 50% unconsolidated interest in Kemwater, which was formed in February 1996 to continue the operations previously conducted by the Company's Imperial West subsidiary and to operate the business acquired through the acquisition of KWT.

     Chlorine and caustic soda markets and profitability have been, and are likely to continue to be, cyclical. Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investments and increased production until supply exceeds demand, followed by periods of declining prices and declining capacity utilization until the cycle is repeated. In addition, markets for chlorine and caustic soda are affected by general economic conditions, both in the United States and elsewhere in the world, and a downturn in the economy could have a material adverse effect on the Company's operations and its cash flows.

     Large quantities of chlorine are not typically stored on- or off-site. Chlor-alkali production rates are therefore typically based on short-term chlorine demand (typically one month). However, chlor-alkali plants do not achieve optimum cost efficiency if production rates are cycled. The maintaining of steady production rates is made difficult by the cyclical nature of the chlor-alkali business, which is at times exacerbated by the fact that the price and demand curves for chlorine differ from those of caustic soda. Peak and trough demand for chlorine and caustic soda rarely coincide and caustic soda demand, in the past, has tended to trail chlorine demand into and out of economic growth cycles. In addition, in recent years the end markets for chlorine and caustic soda have increasingly diverged.

     Chlorine demand over the last three years has experienced steady growth, following trends in PVC, urethane intermediates and water treatment markets. This increased demand has been partially offset by declining chlorine use in the pulp and paper industry and as a feedstock in the production of CFCs due to regulatory pressures. Due to increased demand, published chlorine prices have risen from approximately $145 per ton during 1994 to approximately $160 per ton at the end of 1996.

     As chlorine demand continued to be strong in 1996, the industry's operating rate remained high. However, this resulted in an overproduction of chlorine's co-product, caustic soda, relative to demand. This oversupply led to decreasing caustic soda prices, offsetting increased chlorine prices and resulting in ECU netbacks (net selling prices) decreasing during 1996 from 1995 levels.

     To achieve operating efficiencies and to help mitigate the effects of cyclicality on the Company's business, the Company has pursued a strategy of converting chlorine and caustic soda into products that are used in markets with steady demand, particularly water treatment chemicals. In pursuit of this strategy, the Predecessor Company acquired Imperial West and All-Pure in 1990 and GPS in 1994, and the Company acquired T.C. Products in July 1996, each of which is a major manufacturer and distributor of water treatment chemicals such as iron chlorides, aluminum sulfate, repackaged chlorine and bleach, primarily in the western United States.

     Due in part to these acquisitions and the improved chlorine market, the Predecessor Company and the Company increased ECU capacity utilization rates over the last seven years from 93% in 1990 to approximately 100% in 1996.

     On February 2, 1996, Imperial West participated in the acquisition of KWT from a subsidiary of Kemira. KWT produces specialty and commodity inorganic coagulants, including polyaluminum chlorides, aluminum sulfate, sodium aluminate and ferric sulfate, at its plant in Savannah, Georgia for sale to the water treatment market in the eastern United States and the Caribbean. The combined operations of Imperial West and KWT are now conducted by Kemwater, 50% of the common stock of which is held by a subsidiary of PAAC and 50% of the common stock which is owned by a subsidiary of Pioneer. A subsidiary of PAAC also owns all of the outstanding shares of Kemwater's preferred stock. The Company's investment in Kemwater is accounted for by the equity method.

     Effective July 1, 1996, All-Pure acquired T.C. Products through the acquisition of its parent, T.C. Holdings, Inc. from its shareholders. Consideration for the acquisition consisted of net cash payments of $5.5 million and All-Pure subordinated notes with an aggregate principal amount of $4.5 million due July 30, 2001, subject to prepayment. The Company's existing cash balances were used to fund the cash portion of the purchase price. T.C. Products continues to manufacture and package bleach and related products at its plant in Tacoma, Washington. The purchase of T.C. Products has been accounted for as a purchase transaction and, accordingly, the consolidated financial statements subsequent to July 1, 1996 reflect the purchase price, including transaction costs, allocated to tangible and intangible assets acquired and liabilities assumed, based on their fair values as of July 1, 1996, and include the results of operations of T.C. Products subsequent to such date.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

  Revenues

     Revenues decreased by $5.5 million, or approximately 13%, to $38.7 million for the three months ended March 31, 1997 from $44.3 million for the three months ended March 31, 1996. Revenues at PCAC decreased by $4.3 million, or approximately 13%, to $28.6 million as a result of both ECU pricing pressure and lower unit sales volumes of caustic soda. ECU prices declined by approximately 2%, which reflects a $40 per ton decrease in caustic soda prices offset partially by a $36 per ton increase in chlorine prices. Caustic soda sales also declined as a result of a 21% decrease in unit sales volumes (21,000 tons) resulting from a lower emphasis on sales of lower priced product as well as weather related delays in Mississippi River barge shipments due to flooding. Chlorine sales were higher in the first quarter of 1997 as compared to the first quarter of 1996, which reflects a higher chlorine sales price and relatively flat sales volume. Revenues for All-Pure increased 14%, or $1.2 million in the first quarter of 1997 compared to the same quarter a year ago. This increase was primarily related to the inclusion of T.C. Products, which the Company acquired in the second quarter of 1996.

  Cost of Sales

     Cost of sales decreased by $1.8 million, or approximately 6%, to $29.0 million for the three months ended March 31, 1997 from $30.8 million for the three months ended March 31, 1996. The decrease was primarily the result of lower sales volumes for caustic soda and chlorine, which was partially offset by the inclusion of T.C. Products. In addition, PCAC experienced higher power costs at St. Gabriel in the first quarter of 1997 as compared to the first quarter of 1996.

  Gross Profit

     Gross profit margin decreased from 30% during the first quarter of 1996 to approximately 25% during the first quarter of 1997. This decrease was a result of the lower sales volumes and higher production costs at PCAC described above.

  Selling, General and Administrative

     Selling, general and administrative expenses increased slightly to $6.2 million in the first quarter of 1997 from $6.1 million in the first quarter of 1996. The increase was primarily related to the inclusion of T.C. Products.

  Equity in Net Loss of Unconsolidated Subsidiary

     Equity in net loss of unconsolidated subsidiary increased by approximately $0.9 million for the three months ended March 31, 1997 due to increased losses sustained by Kemwater. Kemwater's profitability decreased as a result of higher raw material costs which it was unable to pass through to its customers.

  Interest Expense

     Interest expense increased by approximately $0.5 million to $4.4 million in the first quarter of 1997 from $3.9 million in the first quarter of 1996. The increase was primarily the result of the additional debt incurred with the T.C. Products acquisition in July 1996.

  Income (Loss) Before Taxes

     As a result of the above, income (loss) before income taxes decreased $5.1 million to a loss of $1.7 million for the three months ended March 31, 1997 from a net income of $3.4 million for the three months ended March 31, 1996.

  Income Tax Provision

     Provision for income taxes declined to $0.2 million in the first quarter of 1997 from $2.0 million in the first quarter of 1996 as a result of the decline in the Company's profitability outlined above. Taxable income is higher than book income due to the non-deductibility of amortization of the excess cost over the fair value of net assets acquired. A provision is recorded on the income statement based on taxable income; however, federal income taxes payable are reduced and paid-in capital is increased due to the utilization of the net operating loss carryforward.

  Net Income

     As a result of the factors outlined above, net income for the first quarter of 1997 declined to a net loss of $1.9 million from a net income of $1.4 million in the first quarter of 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO COMBINED YEAR ENDED DECEMBER 31, 1995

  Revenues

     Revenues decreased by $17.4 million or approximately 9% to $183.3 million for 1996 compared to $200.8 million in 1995. The transfer of the Imperial West business to Kemwater in February 1996 caused a decrease in Imperial West's revenues of approximately $30.5 million. This decrease was partially offset by an $8.3 million increase in revenues at PCAC related to sales to Kemwater which, as a result of this change of ownership, are no longer eliminated in consolidation. Also affecting PCAC's 1996 as compared to 1995 revenues was a 9% increase in caustic soda sales volumes of 31,000 tons ($7.4 million), a 6% increase in chlorine sales volumes of 20,000 tons ($3.0 million) and an approximate 7% decrease in ECU sales prices ($10.6 million). Revenues for All-Pure in 1996 increased by $1.7 million, which included the impact of $5.4 million of revenues from the T.C. Products acquisition in July 1996, which was partially offset by a decrease in All-Pure sales volumes in 1996 as compared with 1995.

  Cost of Sales

     Cost of sales decreased by approximately $8.8 million, or 7%, to $126.7 in 1996 from $135.5 million in 1995. The decrease was the result of the transfer of the Imperial West operations to Kemwater ($20.5 million). Offsetting this decrease was an increase in manufacturing costs ($4.2 million), which was primarily related to increased electricity costs, and increased caustic soda and chlorine sales volume ($6.1 million). In addition, All-Pure's 1996 cost of sales were higher primarily as the result of the inclusion of T.C. Products which increased cost of sales by $3.1 million.

  Gross Profit

     Gross profit decreased by $8.6 million, or 13%, from $65.2 million in 1995 to $56.6 million in 1996. Gross margin decreased from 32% in 1995 to 31% in 1996. The decline was a result of a reduction of the factors outlined above.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses decreased approximately $3.4 million to $23.5 million in 1996 due primarily to the transfer of Imperial West operations to Kemwater during 1996.

  Equity in Net Loss of Unconsolidated Subsidiaries

     Equity in net loss of unconsolidated subsidiaries represents the Company's 50% ownership interest in Kemwater which was formed in February 1996 as the result of the acquisition of KWT by Imperial West. Kemwater experienced a loss in 1996 as a result of increased competitive pressure in their markets.

  Interest Expense, Net

     Interest expense increased by $2.7 million or 19% to $17.3 million for 1996. This increase was a result of including a full year of interest expense for the debt incurred in connection with the PAI Acquisition in April 1995 as well as the debt incurred in financing the T.C. Products acquisition.

  Income Tax Provision

     Provision for income taxes was $6.7 million in 1996 with an effective tax rate of 45% as compared to $11.0 million in 1995, with an effective tax rate of 45%. The decrease in the income tax provision was primarily a result of the decrease in the Company's income before income tax and extraordinary item to $14.8 million for 1996 from $24.2 million in 1995.

  Net Income

     Due to the factors described above, net income for the year ended December 31, 1996 decreased to $8.1 million from $9.8 million for 1995, which includes an extraordinary expense of $3.4 million for the write-off of financing costs.

COMBINED YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Revenues

     Revenues increased by $33.5 million or 20% to $200.7 million for the 1995 period. This increase was primarily due to a $29.4 million increase in chlor-alkali sales at PCAC, resulting from an industry-wide strengthening of ECU prices. The average ECU price during the 1995 period increased 27% over the same period in 1994.

  Gross Profit

     Gross profit increased as a percentage of revenues to 32% in 1995 from 20% in 1994 due to a combination of increased revenues and lower raw material costs which more than offset higher transportation and other expenses and an inventory step-up related to the PAI Acquisition.

  Selling, General and Administrative Expense

     Selling, general and administrative expense increased by $4.4 million or 19% to $26.9 million for the year ended December 31, 1995. This increase was primarily the result of an acquisition by the Predecessor Company in May 1994, additional compensation pursuant to the Company's incentive compensation program, and increased amortization as a result of the PAI Acquisition.

  Interest Expense, Net

     Interest expense increased by $8.2 million or 127% to $14.6 million for the 1995 period from $6.4 million for 1994. This increase was a result of debt incurred with the PAI Acquisition.

  Income Before Taxes and Extraordinary Item

     As a result of the above, net income before taxes and extraordinary item increased by $15.9 million or 189% to $24.2 million of income for the year ended December 31, 1995 from $8.4 million for the year ended December 31, 1994.

  Income Tax Provision

     Provision for income taxes increased $7.8 million to $11.0 million for the year ended December 31, 1995 from $3.2 million for the comparable 1994 period due to higher income. Taxable income is higher than book income due to the non-deductibility of amortization of the excess cost over the fair value of the net assets acquired. A provision is recorded on the income statement; however, federal income taxes payable are reduced due to the utilization of the net operating loss carryforward.

  Extraordinary Item

     An extraordinary item of $3.4 million net of an income tax benefit of $2.1 million recorded during the 1995 period was due to costs incurred, and previously capitalized costs written off, pertaining to debt refinanced by the Predecessor Company in the 1995 period prior to the PAI Acquisition.

  Net Income

     As a result of the foregoing, net income increased 91% to $9.8 million.

LIQUIDITY AND CAPITAL RESOURCES

     The Company is highly leveraged. Concurrently with the closing of the Initial Offering and the Tacoma Acquisition, the Company entered into the New Credit Facilities. The New Credit Facilities consist of a $100.0 million senior Term Facility and a $35.0 million Revolving Facility, subject to borrowing base limitations that relate to the level of accounts receivable and inventory. As of March 31, 1997, on a pro forma basis after giving effect to the Initial Offering, the other Refinancing and the Tacoma Acquisition, the Company would have had outstanding indebtedness of approximately $306.8 million.

     The Company believes that cash flow from current and anticipated future levels of operations and, to a lesser extent, the availability under the Revolving Facility, will be adequate to make required payments of interest and principal on the indebtedness that is outstanding, as well as to fund its foreseeable capital expenditures and working capital requirements. The Company estimates that annualized cash interest of $26.9 million will be payable on the Notes and Term Loans. The Company anticipates that capital expenditures for 1997, excluding acquisitions, will be approximately $20.4 million, including approximately $4.1 million for environmental compliance matters. The Company believes that forecasted capital expenditures will permit it to maintain its facilities on a basis competitive within the industry through improved efficiency and throughput and continuation of high operating rates.

     The Company's belief that it will generate sufficient cash flow for its requirements is based upon, among other things, the assumptions that: (i) the Company's cash flow will be positive as a result of the continuing operating profitability of its business; (ii) the Company will invest in working capital in accordance with prior practices; (iii) the Company will not incur any material capital expenditures in excess of its business plan; and (iv) the Company has the benefit of a tax-sharing agreement with Pioneer which reduces the amount of taxes payable by the Company.

     Net Cash Provided by Operating Activities. During the year ended December 31, 1996, the Company generated $32.5 million in cash from operating activities from profitability, depreciation, the utilization of the NOL and a decrease in working capital (excluding the effects of the purchases of KWT and T. C. Products). During the three months ended March 31, 1997, the Company generated $3.6 million in cash for operating activities from depreciation and amortization.

     Net Cash Used in Investing Activities. Cash used in investing activities for the year ended December 31, 1996 was $29.2 million, primarily due to capital expenditures related to property, plant and equipment and the purchases of KWT and T.C. Products by the Company. Cash used in investing activities for the three months ended March 31, 1997 was $3.4 million, primarily due to such expenditures.

     Net Cash Used in Financing Activities. Cash used in financing activities for the year ended December 31, 1996 was $757,000, primarily due to a payment of dividends to Pioneer. There were no financing activities during the three months ended March 31, 1997.

ACCOUNTING CHANGES

     The Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"), on January 1, 1996. SFAS No. 121 sets forth guidance on how to measure an impairment of long-lived assets and when to recognize such an impairment. The adoption of this standard did not have a material impact on the Company's financial position or results from operations.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 establishes new standards for computing and presenting earnings per share. The Company is required to adopt the provisions of SFAS No. 128 for its consolidated financial statements for the year ended December 31, 1997 and subsequent interim periods. Upon adoption, the standard also requires the restatement of all prior period earnings per share information presented. The adoption of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share computations or disclosures.

                                    BUSINESS

GENERAL

     The Company is a manufacturer and marketer of chlorine and caustic soda in the United States and is a major manufacturer and marketer of several related downstream water treatment products. The Company conducts its business primarily through PCAC and All-Pure. The Company also owns a 50% unconsolidated joint venture interest in Kemwater (which effective in February 1996 succeeded to the operations of Imperial West). Pioneer owns the remaining 50% joint venture interest in Kemwater.

INDUSTRY OVERVIEW

     The Company operates in chlor-alkali and chlor-alkali related industries. Chlorine and caustic soda are co-products, concurrently produced in a ratio of 1 to 1.1. An ECU consists of 1 ton of chlorine and 1.1 tons of caustic soda. Chlorine is used in the manufacture of over 15,000 products, comprising approximately 60% of all commercial chemistry, 85% of all pharmaceutical chemistry and 95% of all crop protection chemistry. Products manufactured with chlorine as a raw material include plastics, detergents, pharmaceuticals, water treatment chemicals and agricultural chemicals. Chlorine also is used directly in water disinfection applications. In the United States and Canada, virtually all public drinking water is made safe to drink by chlorination, and a significant portion of industrial and municipal waste water is treated by chlorine and chlorinated chemicals to kill water-borne pathogens and remove solids.

     The caustic soda market is even more diverse than that of chlorine. It is used in thousands of industrial and commercial processes (either as an essential raw material, as an intermediate or as a medium to control acidity) including metal smelting, petroleum production and refining, pulp and paper production and paint manufacturing. Caustic soda is combined with chlorine and water to produce bleach and is also used as an active ingredient in a wide variety of end use products, including detergents, rayon and cellophane.

     The following table sets forth certain information regarding the principal industry-wide applications for the Company's products.

           PRODUCTS                                PRINCIPAL APPLICATIONS
           --------                                ----------------------
Chlorine.......................  Agricultural chemical and pharmaceutical manufacturing, steel, PVC and other plastics, detergents, paints, water
                                 purification, bleach, pulp and paper products, mining,
                                 textiles
Caustic soda...................  Cleaners, pulp and paper products, oil production and refining, rayon, cellophane, vegetable oils, cosmetics,
                                 aluminum, food processing, bleach, water treatment, mining
Hydrochloric acid..............  Cleaning, mining, dyes, ink, titanium, textiles, rocket fuel, exotic metals, water treatment, oil production
Hydrogen.......................  Boiler and turbine fuel, chemical manufacturing, petroleum
Calcium chloride...............  Concrete formulation, dust control, pulp and paper products
Iron chlorides.................  Waste and potable water treatment, electronics
Polyaluminum chlorides.........  Waste and potable water treatment
Sodium aluminate...............  Catalyst production, paints, waste and potable water treatment
Ferric sulfate.................  Waste and potable water treatment
Aluminum sulfate...............  Waste and potable water treatment, pulp and paper products
Bleach.........................  Waste and potable water treatment, household and commercial cleaners, food processing, swimming pool
                                 treatment

     The United States represents approximately one-fourth of world chlor-alkali production capacity, with approximately 12.9 million tons of chlorine and 13.9 million tons of caustic soda production capacity. OxyChem and The Dow Chemical Company are the two largest chlor-alkali producers in the United States, each with approximately one quarter of United States capacity. The remaining capacity is held by approximately 20 companies. Approximately 70% of United States chlor-alkali capacity is located on the Gulf Coast of Texas and Louisiana. The Company believes that following the Tacoma Acquisition it has approximately 4.1% of U.S. chlor-alkali capacity. The Company believes that the chlorine and caustic soda currently produced at its Henderson facility provide a significant source of supply for the West Coast region, where the Company is also the largest supplier of chlorine and bleach for water treatment purposes and where Kemwater is the largest producer of iron chlorides. The Company believes the St. Gabriel and Tacoma facilities are leading suppliers of premium, low-salt grade caustic soda in their respective regions. The Company believes the Tacoma Facility is a significant producer of chlorine and caustic soda in the Pacific Northwest and will allow the Company to more efficiently supply its downstream operations in the western and northwestern United States.

     There has been a long-term downward trend in total North-American chlor-alkali production capacity as industry participants have closed inefficient production facilities. Since 1982, 29 United States facilities with an annual production capacity of approximately 3.4 million ECUs have been permanently shut down. As a result, total industry production capacity has decreased from a peak of approximately 14.2 million ECUs in 1982 to approximately 13.6 million ECUs in 1996.

     Over the same time period, there has been a long-term upward trend in capacity utilization, increasing from a low of approximately 62% in 1982 to approximately 99% in 1996. This trend is a result of the combination of decreasing industry production capacity and increasing chlor-alkali demand.

     The Company believes that the chlor-alkali capacity increases announced for completion in late 1997 will increase overall North-American capacity by approximately 2%, keeping pace with the overall projected chlorine demand increase. The Company anticipates that the global chlorine supply/demand balance will remain relatively stable over the next few years.

     The following graph highlights these trends.

                    INDUSTRY CAPACITY AND UTILIZATION RATES

                     [CAPACITY AND UTILIZATION RATES GRAPH]

Source: The Chlorine Institute, Inc., industry and Company data.

     Environmental pressures over the last five years have led to a substantial decline in chlorine demand in two major chlorine markets -- pulp and paper and CFCs. Usage of chlorine by the pulp and paper industry declined by 36%, from 1.2 million tons in 1991 to 771,610 tons in 1996. The use of chlorine for the production of CFCs has been almost completely discontinued. The Company believes that the current level of chlorine demand by the pulp and paper industry will continue to decline over the next five years.

     The declines in these markets have been offset by the growth in chlorine demand for PVC, polycarbonate resins and isocyanates, water treatment applications and engineering plastics. In addition, the Company believes that as the global economy continues to improve, export demand for chlorine derivatives should increase. The Company believes that caustic soda demand will grow at a slower pace than chlorine demand. Industry sources estimate that world chlor-alkali demand will grow by approximately one to two percent annually.

     The chlorine and caustic soda markets are cyclical markets that are sensitive to relative changes in supply and demand, which are in turn affected by general economic conditions, capacity additions and other factors. Over the last five years, the market for PVC, the largest use of chlorine, has experienced steady growth, resulting in strong demand for chlorine. However, the use of chlorine as a bleaching agent in the pulp and paper industry and as feedstock in the production of CFCs has been reduced significantly due to regulatory pressures. As a result of these factors and a general decline in economic growth in the early 1990s, the North American chlor-alkali industry experienced declining prices, as ECU prices fell by over 52% from $389 per ECU in the fourth quarter of 1989 to $185 per ECU in the second quarter of 1993. After a significant improvement in domestic economic growth, in early 1994 chlor-alkali markets experienced increased levels of demand. Limited new capacity was added during this time, resulting in greater capacity utilization and higher domestic and export prices for chlor-alkali products. These conditions continued in 1995 and the increase in demand enabled the Company and the industry in general to increase selling prices significantly at a time when operating costs generally did not increase. Toward the end of 1995, however, ECU prices began to decrease as strengthening demand for chlorine was offset by an oversupply of caustic soda. The industry has continued to operate at full capacity and management does not anticipate a significant increase in capacity over the next several years. The Company therefore believes that the previous volatility in ECU prices should moderate over such period.

     The following graph presents industry-wide average annual ECU prices since 1976 and the Company's average annual ECU prices since 1991.

                       INDUSTRY AVERAGE ANNUAL ECU PRICES

Source: United States Commerce Department, industry and Company data.

STRATEGY

     The Company's management team is pursuing a business strategy designed to capitalize on its competitive strengths in terms of its marketing expertise, production and distribution capabilities and geographic focus. The Company seeks to manage effectively the intrinsic cyclicality of the chlor-alkali industry while continuing to grow and improve profitability by pursuing a strategy which includes the following principal elements:

     - Focusing on the Merchant Chlor-Alkali Market. The Company is dedicated to serving the merchant chlor-alkali market, acting as a reliable source of supply of chlorine and caustic soda. The Company is committed to being flexible and responsive in periods of volatile chlor-alkali demand, making it the preferred supplier for many of its customers. Unlike its major competitors, the Company does not compete with its PVC customers and, as a result, is viewed as a preferred, non-competing source of raw materials.

     - Optimizing Plant Efficiencies through High Capacity Utilization. The Company seeks to maximize profitability by achieving a constant flow of product through its plants. The Company strives to maintain a steady demand for its output through (i) programs aimed primarily at growing markets such as PVC and water treatment; (ii) renewable contracts with major customers and the Chlorine Purchase Agreement with OCC Tacoma;
       (iii) direct linkage with major customers via pipelines, including the Pipeline Project, a proposed seven-mile liquid chlorine pipeline from the St. Gabriel facility expected to be completed in 1998; and (iv) captive demand for chlorine and caustic soda through its downstream water treatment operations. As a result of these actions, the Company's

       Henderson and St. Gabriel chlor-alkali plants have operated at 101%, 100% and 100% capacity utilization during 1994, 1995 and 1996, respectively, up from 93% in 1990.

     - Improving Cost Efficiency. The Company continually seeks to improve its cost competitiveness through a combination of productivity enhancements, strict operating cost controls, capital improvements and maintenance of high capacity utilization rates. Despite inflation, the Company's cash production costs per ECU decreased by 5% from 1990 through 1996, while ECU production per employee increased by 20%. In addition, the Company seeks to reduce distribution costs and improve plant operating efficiency through the efficient use of its strategic locations with deep water port facilities, direct pipeline connections to customers and opportunistic product exchanges with chlor-alkali producers in other regions.

     - Focusing on Geographic Diversity and Market Penetration. The Company's products are manufactured and marketed in a number of markets, providing a wide base for future growth and distribution to help mitigate the effects of regional and economic fluctuations. Following the Tacoma Acquisition, the Company has major chlor-alkali facilities in three states (Louisiana, Nevada and Washington) and downstream water treatment chemical processing plants serving several distinct areas of the country. The Company is well-positioned to direct its chlor-alkali output to additional areas while more efficiently supplying the growth in its own downstream operations in the western, northwestern and southeastern United States. Through focused expansion, the Company has been able to penetrate new and outlying market areas while maintaining its strong presence in the Gulf Coast region and areas west of the Rocky Mountains.

     - Expanding Water Treatment Operations. The Company has developed downstream water treatment operations whose steady requirements for chlorine and caustic soda help maintain high operating rates at the Company's chlor-alkali facilities which, in turn, decreases unit production costs. In addition to serving as a source of demand, these growing businesses service diverse product markets and regions and can tend to offset industry cyclicality in the chlorine and caustic soda markets by providing a more stable downstream source of revenue.

     - Growing through Product Line Extensions and Strategic Acquisitions. Management believes that there are significant opportunities to continue the Company's growth both internally and through strategic acquisitions. The Company focuses its product development efforts on areas identified by its customers as being of major commercial importance. For example, in the area of water treatment, the Company has developed or acquired rights to a number of innovative coagulant products which represent cost effective, advanced waste water treatment solutions. In addition, the Company is constantly reviewing acquisitions in related markets and since 1990 has consummated five downstream acquisitions, which provide attractive product offerings and geographic coverage.

OPERATING UNITS

  PCAC

     PCAC manufactures chlorine and caustic soda for sale to third parties and to All-Pure and Kemwater as raw materials in the manufacture of chlor-alkali related products, including bleach and iron chlorides. In addition to chlorine and caustic soda, PCAC produces commercial quantities of hydrochloric acid and hydrogen. PCAC's chlor-alkali operations generated pro forma net sales representing approximately 78% of the Company's total pro forma net sales in 1996. Pro forma merchant sales of chlorine (including resales of purchased chlorine) accounted for approximately 35% of PCAC's pro forma net sales in such period. Pro forma merchant sales of caustic soda accounted for approximately 60% of PCAC's pro forma net sales in such period. Pro forma merchant sales of hydrochloric acid and hydrogen accounted for approximately 5% of PCAC's pro forma net sales in such period. On a pro forma basis, approximately 10% of PCAC's chlorine production was used by PCAC for the production of hydrochloric acid and other chemical products, while approximately 14% of chlorine production and 6% of caustic soda production was supplied to All-Pure and Kemwater for bleach and iron chloride production, repackaging and distribution.

     Following the Tacoma Acquisition, PCAC owns and operates three chlor-alkali production facilities, located in St. Gabriel, Louisiana; Henderson, Nevada; and Tacoma, Washington, with aggregate production capacity of 574,000 ECUs.

     The Tacoma Facility manufactures chlorine, caustic soda, hydrochloric acid and calcium chloride. Annual capacity is approximately 225,000 tons of chlorine, 247,500 tons of caustic soda, 44,000 tons of hydrochloric acid and 8,800 tons of calcium chloride. The products are sold to many customers previously being served by the plant, as well as to the Company's downstream operations at All-Pure and Kemwater. The Company believes that the plant would have generated pro forma net sales of $80.5 million and pro forma EBITDA of $33.5 million for the twelve months ended March 31, 1997, if the Tacoma Acquisition had occurred at the beginning of such period. On a pro forma basis, such sales would represent approximately 31% of the Company's total net sales.

     The Tacoma Facility utilizes both membrane cell and diaphragm cell technology to produce chlorine, caustic soda and hydrogen. The membrane cells account for approximately 45% of the total plant capacity and the diaphragm cells account for approximately 55% of the total plant capacity. The chlorine is stored in pressurized tanks on-site, and the caustic soda solution is stored in tanks at the plant and at off-site terminals. Bulk shipments of evaporated sea salt are brought in from Baja California, Mexico under a long-term contract with Mitsubishi. The typical salt load on a ship is approximately 35,000 tons, and is stored on-site on an open-air salt storage pad, for dilution and processing.

     PCAC's other chlor-alkali production facilities are located in Henderson, Nevada and St. Gabriel, Louisiana. The Henderson facility utilizes diaphragm cell technology and the St. Gabriel facility utilizes mercury cell technology. The elemental chlorine gas is dried, liquefied through compression and refrigeration and stored in pressurized tanks. The caustic soda solution is stored in tanks at the plants and off-site terminals. Hydrogen, produced as a by-product, is transported by pipeline to the point of its final consumption, used internally in the production of hydrochloric acid or vented.

     Production rates for chlorine and caustic soda are generally set based upon demand for chlorine, because storage capacity for chlorine is both limited and expensive. When demand is less than plant operational capacity and available storage is filled, production operations must be curtailed. PCAC currently leases a fleet of 672 rail cars for chlorine distribution, 503 rail cars for caustic soda distribution, 103 rail cars for hydrochloric acid distribution and three rail cars for calcium chloride distribution. These cars can, under certain circumstances, be used to provide additional storage capacity.

     Chlorine. PCAC has the capacity to produce approximately 349,000 tons of chlorine annually at its Henderson and St. Gabriel plants. Expansion projects between 1990 and 1996 have increased the production capacity at the Henderson plant by approximately 37,300 tons of chlorine per year. For the year ended December 31, 1996, the Company produced approximately 345,700 tons of chlorine. Directly and through exchanges, PCAC supplied the equivalent of approximately 76,100 tons of chlorine to All-Pure and Kemwater for bleach and iron chloride production and for repackaging and distribution. An additional 44,800 tons of chlorine, approximately 13% of PCAC's chlorine production, was used to produce hydrochloric acid at the Henderson plant. Chlorine was also sold to approximately 30 customers or shipped on behalf of exchange partners.

     Caustic Soda. PCAC has the capacity to produce approximately 383,900 tons of caustic soda annually at its Henderson and St. Gabriel plants. The St. Gabriel plant's mercury cell production process yields a higher grade of caustic soda, commonly known as low salt. This higher grade caustic soda is a niche product which is required for certain end uses and therefore receives premium pricing in the marketplace. For the year ended December 31, 1996, PCAC produced approximately 379,700 tons of caustic soda, approximately 57% of which was low salt grade. PCAC supplied all caustic soda required by All-Pure and Kemwater for bleach production and distribution. Caustic soda was also sold to approximately 75 customers or shipped on behalf of exchange partners.

     Hydrochloric Acid. PCAC has the capacity to produce approximately 130,000 tons of hydrochloric acid annually at its Henderson plant by combining hydrogen and chlorine. For the year ended December 31, 1996,

PCAC produced approximately 134,300 tons of hydrochloric acid. PCAC supplied the equivalent of approximately 18% of its hydrochloric acid production to All-Pure and Kemwater for distribution and production of iron chlorides. The remainder was sold to approximately 45 customers or shipped on behalf of exchange partners. PCAC can and does vary the production of hydrochloric acid depending upon the relative prices of chlorine and hydrochloric acid.

     Hydrogen. Hydrogen produced at the Henderson facility is used to manufacture hydrochloric acid and is sold to a third party for use as turbine fuel. Hydrogen produced at the St. Gabriel plant is used as a boiler fuel and is sold as a feedstock to another chemical company. For the year ended December 31, 1996, PCAC produced approximately four million cubic feet of hydrogen, a portion of which was sold to Saguaro Power as fuel and a portion to Borden Chemicals and Plastics, LP ("BCP") as feedstock. Approximately 24% of the hydrogen was used internally in the production of hydrochloric acid and as boiler fuel. At both plants, hydrogen not used or sold is vented.

     Sales and Marketing. Pursuant to a Chlorine Purchase Agreement, OCC Tacoma will purchase 100,000 tons of chlorine during the year following the Tacoma Acquisition, which would have represented approximately 6% of the Company's pro forma net sales for the twelve months ended March 31, 1997. In addition, the Company has the right to require OCC Tacoma to purchase, and OCC Tacoma has the right to require the Company to sell, up to 100,000 tons of chlorine during the second year following the Tacoma Acquisition and up to 75,000 tons of chlorine during the third year following the Tacoma Acquisition. All deliveries will be from the Tacoma Facility to OxyChem's plant at Ingleside, Texas. Market prices will apply to all such transactions, with transportation costs to be borne and paid by OCC Tacoma. The Company will also have the right to require OCC Tacoma to purchase up to 50,000 tons of chlorine during the fourth year following the Tacoma Acquisition and up to 25,000 tons of chlorine during the fifth year following the Tacoma Acquisition at market prices, with each of the parties to bear 50% of the transportation costs from Tacoma to Ingleside for any purchases during such fourth and fifth years.

     Pursuant to a Chlorine and Caustic Soda Sales Agreement, the Company will sell to OxyChem those quantities of chlorine and caustic soda necessary for OxyChem to satisfy its obligations under contracts with certain of OxyChem's national account customers. The Company estimates that during the year following the Tacoma Acquisition the Company will sell approximately 22,400 tons of chlorine and 46,000 tons of caustic soda under the agreement, at prices set each quarter at levels equal to 95% of the average price received by OxyChem under its arm's-length customer contracts during the preceding quarter. The final deliveries of chlorine and caustic soda under the arrangement will occur in December 2000.

     One PCAC customer, Novartis, accounted for approximately 13% of the Company's net sales for the year ended December 31, 1996 and would have accounted for approximately 9% of the Company's pro forma net sales for such period. PCAC has a five-year contract with Novartis that expires in 1998 and requires Novartis to purchase from PCAC 100% of Novartis's annual requirement of chlorine. Product is transported directly to Novartis through pipelines from the St. Gabriel plant.

     Logistics play a significant role in marketing chlor-alkali and chlor-alkali related products for two primary reasons. First, many customers take shipments to fulfill requirement on an as-needed basis. PCAC must therefore manage potential short-term dislocations between sales and production due to seasonal or other factors in order to maintain the high, steady production rates at which the plants operate most efficiently. Second, the relatively high cost of distribution tends to regionalize producers and markets. To minimize these exposures, PCAC has developed product exchange relationships with other producers for its primary products. The purpose of these exchanges is to lower freight and other distribution costs, control inventory, maintain steady operating rates and diversify sales through exchanges of different products and product grades. In addition, PCAC utilizes product exchanges in instances where it can capture more of a premium for its low-salt grade caustic soda than it might otherwise receive.

     The Company continually seeks improved methods of meeting the needs of its customers. As a part of that effort, the Company is currently acquiring the necessary permits and easements for the Pipeline Project, a seven-mile liquid chlorine pipeline, which will extend from the St. Gabriel facility to Geismar, Louisiana. The state-of-the-art pipeline, which will be equipped with leak and excavation detection systems, will be capable of delivering 600 tons of chlorine per day to customers in the Geismar area. It is estimated that the Pipeline Project will be completed in 1998.

     In order to maintain high capacity utilization rates at its chlor-alkali plants, PCAC seeks to sell more chlorine than it can produce and therefore frequently purchases chlorine for resale. In this manner, it is often able to adjust chlorine purchase levels, rather than plant production levels, in response to changes in the demand for chlorine. This strategy resulted in chlorine production of 345,700 tons for the year ended December 31, 1996, implying a capacity utilization rate of approximately 100%.

     PCAC's chlor-alkali operations employ 25 personnel in sales, marketing and distribution. The corporate executive offices in Houston, Texas include sales administration and distribution functions and oversight of the field sales offices. Field sales offices are located in Huntington Beach, California and St. Louis, Missouri. Unlike most of its competitors, PCAC has maintained its customer service centers at its plants. This facilitates the close synchronization of sales, production, shipping and accounting which has given PCAC the capability of filling "just-in-time" orders. The customer service centers at the Henderson and St. Gabriel plants are responsible for all order-entry and shipping and rail fleet management. Sales of chlor-alkali products are primarily on a direct basis to customers under annual or longer-term contractual arrangements. The arrangements identify delivery, product quality and other standard terms and allow PCAC to make advance determination of output requirements, although generally price provisions are flexible so that both PCAC and the customer receive the benefit of prices which bear a relationship to the current market price. In addition to direct sales, PCAC has resale agreements with approximately 20 independent distributors for caustic soda and hydrochloric acid.

  All-Pure

     All-Pure manufactures bleach and repackages chlorine and hydrochloric acid and distributes these products along with caustic soda and other related products in the western U.S. All-Pure also purchases and distributes various complementary dry and specialty products such as calcium hypochloride and sulfur dioxide, and purchases, tabletizes and repackages dry and specialty water treatment products for distribution to municipalities, swimming pool supply distributors and selected commercial and retail markets in southern California. All-Pure's products are generally sold on a delivered basis and are delivered primarily through a fleet of trucks, including equipment owned by Kemwater. In July 1996, All-Pure acquired T.C. Products, which is engaged in the manufacture and marketing of household bleach and related products from its plant in Tacoma, Washington. All-Pure generated pro forma net sales representing approximately 21% of the Company's total pro forma net sales in 1996. Pro forma sales of bleach accounted for approximately 56% of All-Pure's pro forma sales for such period. Pro forma sales of repackaged chlorine accounted for approximately 25% of All-Pure's pro forma sales for such period. Pro forma sales of specialty swimming pool and spa chemicals accounted for approximately 7% of All-Pure's pro forma sales for such period. The remaining 12% of All-Pure's pro forma sales was derived from sales of other chlor-alkali related products.

     While the technology for bleach-making and chlorine-repackaging is neither difficult nor capital-intensive, the local operating permits required to engage in these activities are not easily acquired. Management believes that these operating permits constitute a significant barrier to entry into the business, particularly in California. Because bleach contains a high percentage of water, freight costs and logistics are an important consideration in product distribution. All-Pure's production plants and distribution facilities are strategically located in or near most of the largest population centers of the West Coast. For safety reasons, some municipalities have switched from chlorine gas to bleach for water disinfection purposes, and should other municipalities decide to switch from chlorine gas to bleach for this purpose, All-Pure has significant spare bleach-making capacity that can be used to supply product in bulk.

     Bleach. All-Pure has the capacity to produce approximately 200 million gallons of bleach annually. For the year ended December 31, 1996, All-Pure produced approximately 34.0 million gallons of bleach, which was sold in containers ranging from gallon containers to tank trucks.

     Chlorine Repackaging. All-Pure repackages and distributes chlorine to end users in the western U.S. As a regional distributor of chlorine, All-Pure purchases chlorine in rail cars and repackages the chlorine for sale to customers. For the year ended December 31, 1996, All-Pure repackaged and sold approximately 29.2 tons of chlorine.

     Product Distribution. In addition to chlorine and hydrochloric acid, All-Pure distributes caustic soda and other related products in the western U.S. For the year ended December 31, 1996, All-Pure sold approximately 4,800 tons of caustic soda to customers located primarily in northern California.

     Dry and Specialty Pool and Spa Chemicals. All-Pure purchases dry and specialty pool and spa products for distribution to the pool water treatment supply industry. In addition, All-Pure repackages dry pool chemicals for distribution.

     Sales and Marketing. All-Pure primarily repackages chlor-alkali chemicals, manufactures bleach and distributes these products as well as other products purchased for resale to approximately 2,200 customers in a variety of markets. The dynamics of each market vary significantly, requiring All-Pure to be extremely versatile in its methods of marketing. All-Pure also manufactures and distributes bleach for swimming pool water treatment in southern California. All-Pure repackages and distributes complementary products such as hydrochloric acid and specialty pool and spa products.

     Delivered costs of All-Pure's products are freight sensitive because the products contain water, or are packaged in steel containers that constitute approximately 40% of the gross weight of the delivered unit, and because such products provide relatively low per-volume sales revenue. All-Pure has an advantage over its competitors through its multiple plant locations, which limit freight costs through their close proximity to customers, allowing All-Pure to provide reliable supply and service.

     The majority of products are sold as water treatment chemicals for swimming pools, potable water and waste water. Seasonality is a variable that impacts sales of water treatment chemicals for swimming pools. In order to lessen the impact of seasonality on their business, All-Pure focuses on increasing household bleach sales during the winter months.

     All-Pure is divided into three regional profit centers -- southern California, northern California and the Pacific Northwest each under the direction of a general manager, who, in turn, reports to senior management of Pioneer. There are 12 sales representatives overall. The administrative support staff is at All-Pure headquarters, currently located in Tracy, California. In 1997, All-Pure headquarters were relocated to rented offices in Walnut Creek, California shared with Kemwater. It is anticipated that the ability to share certain administrative support functions will provide cost savings for both All-Pure and Kemwater.

  Kemwater

     The combined operations of Imperial West and KWT are now conducted by Kemwater, 50% of the common stock of which is held by a subsidiary of PAAC and 50% of the common stock of which is owned by a subsidiary of Pioneer. A subsidiary of PAAC also owns all of the outstanding shares of Kemwater's preferred stock.

     Since the Company does not own a controlling interest in Kemwater, the Company accounts for Kemwater using the equity method. In the consolidated financial statements, the Company's investment in Kemwater is presented as "Investment in and advances to unconsolidated subsidiary" and its equity in the loss of Kemwater is shown as "Equity in net loss of unconsolidated subsidiary." In the 1995 consolidated financial statements, Imperial West is consolidated and includes total assets of $25.7 million, total revenues of $23.7 million and a net loss of $0.6 million.

     Kemwater manufactures six chemical products: iron chlorides (ferric and ferrous chlorides), polyaluminum chlorides, aluminum sulfate, sodium aluminate, ferric sulfate solution and bleach. Kemwater markets these products and other inorganic chemicals purchased by it to municipalities and industrial customers for use primarily in the treatment of potable water and waste water. Kemwater's products are generally sold on a delivered basis and are delivered primarily through a fleet of tank trucks, including Kemwater's own equipment. All of Kemwater's chlorine requirements for its production of iron chlorides and bleach are provided by PCAC.

     Kemwater is the major supplier of iron chlorides to the waste and potable water markets west of the Rocky Mountains. Iron chlorides are used primarily to remove organic solids from waste water and potable water streams and to control hydrogen sulfide emissions. Kemwater also manufactures polyaluminum chlorides in Savannah, Georgia. The majority of polyaluminum chloride sales are currently in the southeastern United States. Kemwater also uses terminals at its facilities in Mojave, California and Spokane, Washington for distribution of polyaluminum chlorides in the western U.S. and Canada. Additionally, Kemwater sells polyaluminum chlorides through exclusive distributors in Mexico, the Caribbean and western Canada. Kemwater will be adding polyaluminum chloride production capacity to its western plants. Kemwater has exclusive licenses to use Kemira's existing and future advanced water treatment technology in the development and sale of products and services for the potable water, waste water and industrial water treatment markets in the United States (other than the northeastern United States) and the Caribbean, and nonexclusive access to the use of the technology for the Canadian and Mexican markets, with an option to acquire an exclusive license for those markets in the future. Kemwater also manufactures and markets aluminum sulfate to the water treatment and pulp and paper industries and is a manufacturer of bleach for municipal water disinfection.

     Kemwater markets liquid inorganic chemicals in bulk to municipalities and industry for use mainly in the treatment of municipal and industrial waste water and potable water. Kemwater differentiates itself from its competitors through emphasis on superior product quality, customer service and a private tank truck transportation fleet. Kemwater employs 16 personnel in sales, marketing and customer service. Kemwater sells its products directly to customers primarily on municipal bid contracts. The contracts typically have terms of one or more years with prices fixed on an annual basis. Sales through distributors accounted for less than 10% of product sales volume for the year ended December 31, 1996.

     Kemwater's headquarters is currently located in Antioch, California. In 1997, its headquarters were relocated to Walnut Creek, California, to rented offices shared with All-Pure. It is anticipated that the ability to share certain administrative support functions will provide cost savings for both Kemwater and All-Pure.

FACILITIES

     The following table sets forth certain information regarding the Company's principal production, distribution and storage facilities. All property is leased unless otherwise indicated.

                  LOCATION                     MANUFACTURED PRODUCTS: TYPE OF FACILITY
                  --------                     ---------------------------------------
PCAC Facilities
St. Gabriel, Louisiana*......................  Chlorine and caustic soda
                                                Hydrogen
Henderson, Nevada*...........................  Chlorine and caustic soda
                                                Hydrochloric acid
                                                Bleach
Tacoma, Washington*..........................  Chlorine and caustic soda
                                                Calcium chloride
                                                Hydrochloric acid
Tampa, Florida...............................  Caustic soda storage tanks
Richmond, California.........................  Caustic soda storage tanks
Wilmington, California.......................  Caustic soda storage tanks

All-Pure Facilities
Tracy, California............................  Bleach
                                                Chlorine repackaging
Santa Fe Springs, California.................  Bleach
                                                Chlorine repackaging
Kalama, Washington...........................  Bleach
                                                Chlorine repackaging
Tacoma, Washington*..........................  Bleach
Fresno, California...........................  Distribution center
City of Industry, California.................  Bleach
                                                Chlorine repackaging
                                                Hydrochloric acid repackaging
                                                Dry chemical repackaging

---------------

* Owned property

  PCAC Facilities

     St. Gabriel, Louisiana Plant. PCAC's St. Gabriel plant is located on a 100-acre site near Baton Rouge, Louisiana and serves the southern U.S. and Mississippi River markets and the export market. Approximately 228 acres adjoining this site are available to the Company for future industrial development. The plant was completed in 1970 and is situated on the Mississippi River with river frontage and deep water docking, loading and unloading facilities. The dock is capable of berthing ocean-going vessels of up to 36,000 DWT. Annual capacity at St. Gabriel is 197,000 tons of chlorine and 216,700 tons of caustic soda. In 1996, the plant received ISO 9002 registration.

     St. Gabriel is the newest mercury-cell plant in the U.S. The mercury-cell production process yields a higher quality of caustic soda, called low-salt grade, which usually receives premium pricing in the marketplace. Caustic soda produced by mercury cells does not require evaporation to meet market concentration requirements. Accordingly, even though mercury cell technology uses more electricity than membrane cell or diaphragm cell technology, total costs of production are generally competitive.

     The production of chlor-alkali products principally requires salt, electricity and water as raw materials. Salt is delivered under long-term supply contracts to the St. Gabriel plant by barge. Electricity is supplied to the plant under long-term contracts through regional power networks. Water is provided at the St. Gabriel plant from on-site water wells.

     St. Gabriel's chlorine production system includes a three-tower drying system, multi-stage centrifugal chlorine compressors and a three-stage liquefaction system. St. Gabriel has a utility section consisting of two boiler systems for steam generation used principally for heating. Each boiler, capable of producing 325,000 pounds per hour of steam, has fuel feedstock flexibility, allowing conversion from outside-sourced natural gas to internally generated hydrogen.

     Chlorine tank storage capacity at the St. Gabriel plant is 3,000 tons, which provides storage for approximately six days of production. The St. Gabriel plant supplies its largest customer, Novartis, which is located adjacent to the St. Gabriel facility, with chlorine directly through a dedicated pipeline. No other chlor-alkali producer has a dedicated line to such customer. Caustic soda storage capacity is 10,500 tons, which provides for approximately 18 days of production. Additional production storage capacity is available using rail cars. Hydrogen produced at the St. Gabriel plant is piped directly to BCP under a long-term contract.

     Henderson, Nevada Plant. PCAC's Henderson plant is located on a 374-acre site near Las Vegas, Nevada and serves customers in the western U.S. It is the closest chlor-alkali plant to the important southern California area by over 500 miles. Approximately 70 acres are developed and used for production facilities. The original plant began operation in 1942. Annual capacity at the plant is 152,000 tons of chlorine, 167,200 tons of caustic soda, 130,000 tons of hydrochloric acid and 5,100 tons of bleach. The Henderson plant is part of an industrial complex shared with three other manufacturing companies. Common facilities and property are owned and managed by subsidiaries of Basic Investments, which provide common services to the four site companies. Basic Investments' facilities include extensive water and high voltage power distribution systems and access roads.

     Salt is delivered under long-term supply contracts to the Henderson plant by rail car. Electricity is supplied to the plant under long-term contracts through regional power networks. The electric power is distributed within the Henderson industrial site through facilities owned and operated by a subsidiary of Basic Investments. The Henderson plant obtains water from Lake Mead pursuant to PCAC's Category IV federal water rights. The water is transported by means of a 25-mile pipeline system operated by a subsidiary of Basic Investments.

     The plant was upgraded and rebuilt in 1976-1977 to use diaphragm cell technology, and in 1978 quadruple-effect caustic soda evaporation units were installed. Incremental expansions during the period from 1990 to 1995 resulted in plant capacity increases of 105 ECUs per day. The evaporation plant requires
2.2 tons of steam per ton of caustic soda produced. Steam for the facility is currently provided under a favorable long-term contract with Saguaro Power, a cogeneration electricity producer in which PCAC has an indirect 15% interest. PCAC also has its own boilers at the Henderson facility that are capable of producing steam. PCAC leases two units used in the production of hydrochloric acid.

     Following evaporation to desired levels of concentration, caustic soda is stored in tanks and off-site terminals. Caustic soda storage capacity is 7,000 tons, which provides storage for approximately 16 days of production. Chlorine tank storage capacity at the Henderson plant is 600 tons, which provides storage for approximately two days of production. Additional production storage capacity for chlorine and caustic soda is available using rail cars, and the Company's terminals in Richmond, California and Wilmington, California provide additional caustic soda storage capacity. Hydrochloric acid storage capacity at the Henderson plant is 1,500 tons, which provides for approximately three days of production. Additional storage capacity is available using rail cars.

     Tacoma, Washington Plant. The Tacoma Facility is located on a 31-acre site which is part of an industrial complex on the Hylebos waterway in Tacoma, Washington. It serves customers in the Pacific Northwest and California and, to a lesser extent, foreign caustic soda customers. The site has docks capable of handling ocean-going vessels up to 30,000 DWT size. Annual capacity is approximately 225,000 tons of chlorine, 247,500 tons of caustic soda, 44,000 tons of hydrochloric acid and 8,800 tons of calcium chloride.

     The plant uses both diaphragm cells installed in the late 1970s and membrane cells installed in 1988. The state-of-the-art membrane cell production process yields a higher quality of caustic soda and thus for some end uses receives premium pricing. The membrane cells account for approximately 45% of the total plant caustic soda capacity, with the diaphragm cells accounting for the remaining caustic soda production capacity. The operations of the two systems are designed to optimize the capabilities of the plant in a cost-efficient manner, resulting in a cost-competitive facility.

     Steam for the facility is produced on-site in two natural gas fired steam boilers. The boilers are capable of using a portion of the hydrogen generated in the cell operations as fuel. Process water for the plant is purchased from the City of Tacoma and sea water is used for cooling purposes throughout the facility.

     Electric power is purchased from the Tacoma Department of Public Utilities under a contract extending to September 30, 2001. Prices are fixed except for the top 27 MW portion of the load, or approximately 33% of the total electricity usage, which is purchased on a market-price basis. Steam for the facility is produced on-site in two natural gas fired steam boilers. The gas for these units is supplied under a contract effective through September 30, 1997. The boilers are capable of utilizing a portion of the hydrogen generated in the cell operations. Process water for the plant is purchased from the City of Tacoma and sea water is used for cooling purposes throughout the facility.

     Chlorine tank storage capacity is 1,500 tons, which provides storage for approximately 2 1/2 days of production. Caustic soda storage capacity is 11,100 tons, providing storage for approximately 16 days of production. Additional production storage capacity is available using rail cars, and the Company's leased terminals in Richmond, California and Wilmington, California provide additional storage capacity for caustic soda. The Company also acquired a leased railroad tankcar fleet as part of the Tacoma Acquisition. The Tacoma Facility is a WISHA Star site. ISO 9002 registration was completed in December 1996.

     Tampa, Florida. To facilitate distribution to the southeastern region of the U.S., PCAC leases two caustic soda storage tanks at Tampa, Florida with a capacity of 5,100 tons, approximately nine days of production from the St. Gabriel facility.

     Richmond, California. As a part of the Tacoma Acquisition, PCAC acquired the leases to three caustic soda storage tanks at Richmond, California, which are used to facilitate distribution to customers in northern California. The tanks have a capacity of 9,100 tons, approximately 13 days of production from the Tacoma Facility.

     Wilmington, California. PCAC acquired the leases to four caustic soda storage tanks at Wilmington, California as a part of the Tacoma Acquisition. Those tanks and PCAC's existing leased tank at the same facility provide storage capacity of 17,400 tons, representing approximately 38 days of production from the Henderson facility or approximately 25 days of production from the Tacoma Facility. The tanks are used to facilitate distribution to the southern California region.

  All-Pure Facilities

     Tracy, California. The Tracy facility is located 60 miles east of Oakland and serves the central California and San Francisco Bay area markets. The plant includes a 262,000 ton per year bleach production facility and a chlorine repackaging facility on a 15-acre tract. The land at the facility is leased under a lease expiring in the year 2000. All-Pure's home office is currently located in a leased facility in Tracy.

     Santa Fe Springs, California. The Santa Fe facility is located in the Los Angeles area and serves the southern California markets. The plant includes a 262,000 ton per year bleach production facility and a chlorine repackaging facility on a 4.5-acre tract. The land at the facility is leased under a lease expiring in 1998 with a five-year renewal option.

     Kalama, Washington. Located 30 miles north of Portland, Oregon, the Kalama facility serves the northern Oregon and Washington markets. The plant includes a 52,500 ton per year bleach production facility and a chlorine repackaging facility on a three-acre tract. The land at the facility is leased under a month-to-month lease; All-Pure and the lessor are engaged in discussions regarding a long-term lease extension or the lease of a new site within the same port facility.

     Tacoma, Washington. The T.C. Products facility in Tacoma serves the Pacific Northwest market. The plant consists of a 105,000 ton per year bleach production facility on a five-acre tract.

     Fresno, California. The Fresno facility consists of an approximately 10,000 square foot warehouse, excluding office space, and serves the central California market. All product shipped from the warehouse is transferred from the Tracy, California production facility for distribution to customers. The land at the facility is leased under a lease expiring in June 2001.

     City of Industry, California. The City of Industry facility is located in the Los Angeles area and serves the southern California, southern Nevada and western Arizona markets. The plant includes a 262,000 ton per year bleach production facility and chlorine, hydrochloric acid and dry chemical repackaging facilities on a five-acre tract. The facility includes a 96,000 square foot warehouse. The land at the facility is leased under a lease expiring in 1998 with options to extend until 2008.

SAGUARO POWER

     PCAC has an indirect 15% equity interest in Saguaro Power, which owns and operates a 90-megawatt cogeneration facility located on approximately six acres of the Henderson property. The Saguaro Power facility is operated by an indirect subsidiary of S.C.E. Capital Company. The facility uses natural gas, which is supplied under a defined price long-term contract, as feedstock to produce electricity and steam. Electricity is sold to one customer under a long-term contract, and steam is sold primarily to PCAC, which has a right to resell steam to other companies in the Henderson industrial complex. PCAC leases the property to Saguaro Power under a lease that expires in 2022. The cost to the Company of purchasing steam from Saguaro Power is substantially less than the cost to the Company of producing the steam internally.

BASIC INVESTMENTS

     PCAC's facility in Henderson, Nevada is located within an industrial complex operated by Basic Investments. Other industrial operators in the complex are Kerr-McGee Chemical Corporation ("Kerr McGee"), Titanium Metals Corporation ("Timet") and Chemical Lime Company ("Chemical Lime") which, together with PCAC, own all of the capital stock of Basic Investments. PCAC owns approximately 32% of the common stock of Basic Investments, including voting shares which entitle it to elect two members of the seven person board of directors.

     The Company's interests in Basic Investments and in Victory Valley Land Company, L.P. (referred to collectively as the "Basic Ownership"), together with certain real property (the "Excess Land"), constitute assets that, pursuant to the PAI Acquisition Agreement, will be held for the economic benefit of the sellers for a period of 20 years. Any proceeds from such interests are deposited into an escrow account and are available to satisfy certain obligations of the sellers under environmental and other obligations in favor of Pioneer, PAAC and their affiliates. After payment or provision for payment of such obligations, amounts received by the Company on account of the Basic Ownership will be remitted to the PAI sellers for such 20-year period. The sellers also have certain rights during such period with respect to determinations affecting the Basic Ownership, including the right (subject to certain conditions) to direct the sale or disposition of interests constituting the Basic Ownership and the sale or disposition of Excess Land and the right (with certain exceptions) to vote the interests constituting the Basic Ownership. Since the PAI Acquisition, approximately 64 acres of Excess Land have been sold, and the escrow account had a balance of approximately $4.4 million on March 31, 1997.

COMPETITION

     The chlor-alkali industry is highly competitive. Most of the Company's competitors are larger and have greater financial resources than the Company. Many of the Company's competitors are some of the world's largest chemical companies that have their own raw material resources and numerous regional companies that specialize in a smaller number of chemical products. While a significant portion of the Company's business is based upon widely available technology, the difficulty in obtaining permits for the production of chlor-alkali and chlor-alkali related products is a barrier to entry. The Company's ability to compete effectively depends on its ability to deliver quality products at competitive prices and to provide reliable and responsive service to its customers.

     The U.S. chlor-alkali industry is currently dominated by two producers, OxyChem and The Dow Chemical Company, each with approximately one quarter of U.S. capacity. The remaining capacity is held by approximately 20 companies. Approximately 70% of U.S. chlor-alkali capacity is located on the Gulf Coast in Texas and Louisiana. The Company currently has approximately 4.1% of U.S. chlor-alkali capacity. The Company believes it has a strong regional presence with respect to many of its products in the markets it serves.

     Competitors in the chlor-alkali related industries in which the Company operates are numerous and the industry is highly fragmented. The Company believes that All-Pure is the largest supplier of chlorine and bleach for water treatment purposes in the region of the United States west of the Rocky Mountains and that Kemwater is the largest producer of iron chlorides in such region.

EMPLOYEES

     As of June 30, 1997, the Company had 913 employees. Approximately 100 of the Company's employees at its Henderson, Nevada plant are covered by collective bargaining agreements with the United Steelworkers of America and the International Association of Machinists and Aerospace Workers that are in effect until March 2001. Approximately 115 employees at the Tacoma Facility are represented by the International Chemical Workers Union and International Union of Operating Engineers under collective bargaining agreements that expire in September 1997 and June 1998, respectively. Approximately 110 of the Company's employees at an All-Pure facility are covered by collective bargaining agreements with the Steel, Paper House, Chemical Drivers and Helpers Union and the International Chemical Workers Union that are in effect until September 1997 and January 1998, respectively. An additional 30 employees are covered by a collective bargaining agreement with the Teamsters Union in Tacoma, Washington which is in effect until December 1997. The Company's employees at its other production facilities are not covered by union contracts or collective bargaining agreements. The Company considers its relationship with its employees to be good and has not experienced any strikes or work stoppages.

ENVIRONMENTAL AND SAFETY REGULATION

  General Environmental Matters

     General. The manufacturing operations of the Company are subject to federal, state and local laws and regulations relating to protection of the environment, including those applicable to waste management, discharge of pollutants into the air and water, cleanup liability from historical waste disposal practices and employee health and safety. Each of the federal environmental programs typically has a state counterpart. The state environmental programs generally must be at least as stringent as the federal requirements, and some state regulations are more onerous than the federal requirements. Both federal and state environmental programs allow the imposition of substantial civil and criminal penalties for noncompliance. Although the Company believes that its operations are in general compliance with applicable environmental laws and regulations, risks of substantial costs and liabilities are inherent in chemical manufacturing operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as new environmental laws and regulations or stricter enforcement and cleanup policies, could result in substantial costs and liabilities to the Company. The Company has accrued $11.9 million related to expected future environmental restoration and remediation costs, computed on an undiscounted basis. In the opinion of management, there is currently no material estimable range of loss in excess of the amount recorded. However, it is possible that new information about the sites for which the reserve has been established, new technology or future developments could require the Company to reassess its potential exposure related to environmental matters.

     The Company relies on indemnification from the previous owners in connection with certain environmental liabilities at its chlor-alkali plants and other facilities. There can be no assurance, however, that such indemnification arrangements will be adequate to protect the Company from environmental liabilities at these sites or that such third parties will perform their obligations under the respective indemnification arrangements, in which case the Company would be required to incur significant expenses for environmental liabilities, which would have a material adverse effect on the Company.

     Air Quality. The Company's operations are subject to the Federal Clean Air Act and the amendments to that act which were enacted in 1990. The Company will be subject to some of the additional environmental regulations adopted by the federal EPA and state environmental agencies to implement the Clean Air Act Amendments of 1990. The Tacoma plant has applied for a Title V operating permit under these regulations. Among the requirements that are potentially applicable to the Company are those that require the EPA to establish hazardous air pollutant emissions requirements for chlorine production facilities. Although the Company cannot estimate the cost of complying with these requirements until the implementing regulations are proposed, at this time the Company does not believe that such requirements will have a material adverse effect on it.

     Most of the Company's plants manufacture or use chlorine, which is in gaseous form if released into the air. Chlorine gas in relatively low concentrations can irritate the eyes, nose and skin and in large quantities or high concentrations can cause permanent injury or death. In 1991, there was an accidental release of approximately 42 tons of chlorine from the Henderson facility. In response, local emergency authorities evacuated areas in and around the City of Henderson. The Company has resolved substantially all of the personal injury, property damage and regulatory claims relating to this release, and substantially all the costs incurred as a result of the accident have been recovered under applicable insurance policies. There was a release of about 10 tons of chlorine from the St. Gabriel facility in 1992 and another release in 1994 of less than one ton of chlorine, and from 1995 to date, there have been six releases from the Company's plants, each of which was less than 35 pounds. These releases were controlled by plant personnel, in some cases with the assistance of local emergency response personnel, and there were no material claims against the Company as a result of these incidents. The Company maintains systems to detect emissions of chlorine at its plants, and the St. Gabriel and Henderson plants are members of their local industrial emergency response networks. The Company believes that its insurance coverage is adequate with respect to costs that might be incurred in connection with any future release, although there can be no assurance that the Company will not incur substantial expenditures that are not covered by insurance if a release does occur in the future.

     Water Quality. The Company maintains waste water discharge permits for many of its facilities pursuant to the Federal Water Pollution Control Act of 1972, as amended, and comparable state laws. Where required, the Company has also applied for permits to discharge stormwater under such laws. In order to meet the discharge requirements applicable to stormwater, it will be necessary to modify surface drainage or make other changes at certain plants. The Company plans to spend an additional $2.1 million by the end of 1997 for modifications to the stormwater system at the Henderson plant. The Company believes that the costs associated with stormwater discharge at Henderson and its other plants will not have a material adverse effect on the Company's financial condition, liquidity or operating results. The various states in which the Company operates also have water pollution control statutes and regulatory programs which include groundwater, as well as surface water, protection provisions. The requirements of these laws vary and are generally implemented through a state regulatory agency. These water protection programs typically require site discharge permits, and spill notification, prevention and corrective action plans. At several of the Company's facilities, investigations or remediations are underway and at some of these locations regulatory agencies are considering whether additional actions are necessary to protect or remediate surface or groundwater resources and the Company could be required to incur additional costs to construct and operate remediation systems in the future. In addition, at several of its facilities, the Company is in the process of replacing or closing ponds for the collection of wastewater. The Company plans to spend approximately $1.3 million during the next 15 years for closure of eight chlor-alkali waste water disposal ponds at its Henderson plant.

     Chlorine Regulation. Chlorine uses in two markets, pulp and paper bleaching and as a feedstock in the production of CFCs, have declined since the late 1980s. This decline was based on concerns that the products or by-products from those applications might cause damage to human health or the environment. Certain environmental groups and international commissions have urged the restriction or ban of chlorine-related processes and products and the EPA is considering new or additional regulation of chlorine-containing substances such as the herbicide atrazine and byproducts from the treatment of drinking water. Such pressures and regulatory initiatives could have the effect of reducing the use of chlorine by customers in the Company's markets or could have the effect of increasing competition from other chlorine producers with respect to the Company's markets. The Company is working with other industry representatives to advocate a risk-based scientific approach for evaluating the alleged health and environmental risks of chlorine and chlorinated compounds which are used for a broad range of consumer products, such as plastics, water and pharmaceuticals. The Company believes that a risk-based approach will show that the risk associated with not using such compounds, or the risks of other chemicals that might be proposed to replace them, support a conclusion that there is no need for a ban or substantial new restrictions, but the necessary studies have not been completed with respect to all of such areas.

     OSHA and Community Right-to-Know. The Company is subject to laws and regulations concerning occupational health and safety, emergency planning and community right-to-know disclosures. These laws include the Federal Occupational Safety and Health Act ("OSHA") and the Emergency Planning and Community Right-to-Know Act of 1986 ("EPCRA"). OSHA and comparable state statutes establish workplace standards that apply generally to businesses in the manufacturing sector, including the Company's businesses. EPCRA establishes notification requirements for businesses, like the Company's, that use regulated hazardous substances. The Company is not aware of any failures to comply with OSHA or EPCRA requirements that could reasonably be expected to result in a material adverse effect on the Company's business, properties or results of operations on a consolidated basis.

     The Company's St. Gabriel plant uses mercury in its chlorine manufacturing process. The Company currently complies with both OSHA and industry standards for employees who could be exposed to mercury. The Federal Occupational Safety and Health Administration has previously proposed to lower the maximum permissible exposure level for mercury, and the Company believes that it will be able to comply with the new standard if it is reproposed at the same level. It is possible, however, that even lower mercury emissions or exposure limits could be imposed in the future by the Federal Occupational Safety and Health Administration or the EPA and the cost of compliance with such new limits cannot be estimated at the present time.

     Hazardous and Solid Wastes. The Company's manufacturing facilities generate hazardous and non-hazardous solid wastes which are subject to the requirements of RCRA and comparable state statutes. Under the 1984 amendments to RCRA, the EPA promulgated regulations banning the land disposal of certain hazardous wastes unless the wastes meet defined treatment or disposal standards, including certain mercury-containing wastes generated by the Company's St. Gabriel plant. In response to these regulations, the St. Gabriel plant has substantially reduced the quantity of wastes that are subject to the land ban. The Company has installed an in-plant treatment system that reduces the level of mercury in its wastes below the hazardous classification. The Company's disposal costs could increase substantially if its present disposal sites become unavailable due to capacity or regulatory restrictions. The Company presently believes, however, that its current disposal arrangements, together with the new treatment system, will allow the Company to continue to dispose of land-banned wastes with no material adverse effect on it.

     Superfund. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the clean-up of releases of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. In the ordinary course of the Company's operations, substances are generated that fall within the definition of "hazardous substances," and the Company is the owner or operator of several sites at which hazardous substances have been released into soil or groundwater. Under CERCLA, regulatory agencies or third parties may incur costs to investigate or remediate such conditions and seek reimbursement from the Company for such costs. However, no investigations or remedial activities are currently being conducted under CERCLA by third parties at any of the Company's facilities. Such activities are being carried out at certain facilities under the other statutory authorities discussed above.

  Indemnities

     ZENECA Indemnity. The Company's Henderson plant is located within what is known as the "Basic Complex." Soil and groundwater contamination have been identified within and adjoining the Basic Complex, including land owned by the Company. A groundwater treatment system has been installed at the facility and, pursuant to a consent agreement with the Nevada Division of Environmental Protection, a study is being conducted to further evaluate soil and groundwater contamination at the facility and other properties within the Basic Complex and to determine whether additional remediation will be necessary with respect to the Company's property.

     In connection with the 1988 acquisition of the Henderson and St. Gabriel properties by PAI, the sellers agreed to indemnify the Company with respect to, among other things, certain environmental liabilities associated with historical operations at the Henderson site. Zeneca Delaware Holdings, Inc. and Zeneca, Inc. (collectively, the "ZENECA Companies") have assumed the indemnity obligations. In general, PAI is indemnified against environmental costs which arise from or relate to pre-closing actions which involved disposal, discharge or release of materials resulting from the former agricultural chemical and other non-chlor-alkali manufacturing operations at the Henderson plant. The ZENECA Companies are also responsible for costs arising out of the pre-closing actions of Basic Investments and pre-closing actions at the Basic Complex and for other pre-closing environmental liabilities arising at other off-site locations. Under the ZENECA Indemnity, the Company may only recover indemnified amounts for environmental work to the extent that such work is required to comply with environmental laws or is reasonably required to prevent an interruption in the production of chlor-alkali products. The ZENECA Indemnity also covers certain claims by non-governmental third parties. The Company is responsible for environmental costs relating to the chlor-alkali manufacturing operations at the Henderson plant, both pre- and post-acquisition, for certain actions taken without ZENECA's consent and for certain operation and maintenance costs of a groundwater treatment system at the facility.

     Payments for environmental liabilities under the ZENECA Indemnity, together with other non-environmental liabilities for which the ZENECA Companies agreed to indemnify the Company, cannot exceed approximately $65 million. Through March 31, 1997, the Company has been reimbursed for approximately $12 million of costs covered by the ZENECA Indemnity, but the ZENECA Companies may have directly incurred additional costs that would further reduce the total amount remaining under the ZENECA Indemnity. In 1994, the Company recorded an additional $3.2 million environmental reserve related to pre-closing actions at sites that are the responsibility of ZENECA. At the same time a receivable was recorded from ZENECA for the same amount. It is the Company's policy to record such amounts when a liability can be reasonably estimated. No additional amounts were recorded in 1995, 1996 or 1997.

     As a result of the PAI Acquisition, the ZENECA Indemnity will terminate on April 20, 1999. The ZENECA Indemnity will continue to cover claims after the expiration of the term of the indemnity provided that, prior to the expiration of the indemnity, proper notice to the ZENECA Companies is given and either the ZENECA Companies have assumed control of such claims or the Company is contesting the legal requirements that gave rise to such claims, or has commenced removal, remedial or maintenance work with respect to such claims, or has commenced an investigation which results in the commencement of such work within ninety days. The Company believes that the ZENECA Companies will continue to honor their obligations under the ZENECA Indemnity for claims properly presented by the Company. It is possible, however, that disputes could arise between the parties concerning the effect of contractual language and that the Company would have to subject its claims for clean-up expenses, which could be substantial, to the contractually-established arbitration process.

     PAI Sellers' Indemnity. In the PAI Acquisition Agreement, the sellers agreed to indemnify Pioneer, PAAC and their affiliates for certain environmental liabilities that result from certain discharges of hazardous materials, or violations of environmental laws, arising prior to the closing date from or relating to the PAI plant sites or arising before or after the closing date with respect to certain environmental liabilities relating to the Contingent Payment Properties. Amounts payable pursuant to the PAI Sellers' Indemnity will generally be payable as follows: (i) out of certain reserves established on PAI balance sheet at December 31, 1994; (ii) either by offset against the amounts payable under the Pioneer Seller Notes or from amounts held in the Contingent Payment Account; and (iii) in certain circumstances and subject to specified limitations, out of the personal assets of the sellers. See "Business -- Basic Investments." The Company is required to reimburse the sellers with amounts recovered under the ZENECA Indemnity or from other third parties. The Company and the sellers have agreed that they will cooperate in matters relating to the ZENECA Indemnity. The Company has also agreed to indemnify the sellers for certain environmental liabilities that may arise after the closing date. See "Risk Factors -- Environmental Regulation -- Henderson Remediation Matters; ZENECA Indemnity; PAI Sellers' Indemnity."

     OCC Tacoma Indemnity. The Tacoma Facility is located adjacent to the Hylebos Waterway, which is connected to Commencement Bay. The Hylebos Waterway is one of the study areas included in the Commencement Bay Nearshore/Tideflats site which has been placed on the National Priorities List for remediation under CERCLA. OxyChem is a member of the Hylebos Cleanup Committee ("HCC"), which has entered into a consent agreement with the EPA under which HCC will prepare a pre-remedial design for cleanup of the Hylebos Waterway. OxyChem is participating in a voluntary, non-binding mediation under which an arbitrator will allocate liability for the waterway among approximately 30 participating PRPs. The aggregate costs of the cleanup of the Hylebos Waterway will depend upon cleanup levels established by the EPA. Such cleanup levels have been proposed by the EPA, and are presently under discussion among the EPA, the HCC and other interested parties.

     The Tacoma Facility has a RCRA treatment, storage, and disposal facility permit which requires the plant to investigate groundwater contamination at the site and to treat the groundwater to standards established in the permit. Pursuant to this requirement, the plant has installed a groundwater extraction, treatment and injection system (not included in the Tacoma Acquisition), which withdraws the groundwater, removes volatile organic compounds (including trichloroethylene and perchloroethylene) and returns the treated water to the subsurface through wells that are designed to control off-site migration of contamination. The plant has estimated that this groundwater system will operate for at least 30 years. Certain areas at the Tacoma Facility are currently being voluntarily investigated under the oversight of the Washington Department of Ecology ("DOE") or the EPA.

     OxyChem has been named as a Potentially Liable Party ("PLP") under state law for remediation of, or it is voluntarily investigating, certain off-site, upland disposal sites used by the Tacoma Facility. OCC Tacoma has agreed to retain responsibility for these sites. Two other properties, located immediately adjacent to the Tacoma Facility, have allegedly been affected by operations at the Tacoma Facility. A groundwater contamination plume under the Tacoma Facility extends to the northwest and west. This area is being addressed by the Tacoma Facility's groundwater treatment system. The owner of the neighboring property to the south has alleged that waste from the Tacoma Facility was disposed of on its property, and that the operations of the Tacoma Facility also caused groundwater contamination. This area is currently under investigation with the oversight of the Washington DOE.

     In connection with the Tacoma Acquisition, OCC Tacoma agreed to indemnify the Company with respect to certain environmental matters, which indemnity is guaranteed by OxyChem. In general, the Company will be indemnified against damages incurred for remediation of certain environmental conditions, for certain environmental violations caused by pre-closing operations at the site and for certain common law claims. The conditions subject to the indemnity are sites at which hazardous materials have been released prior to closing as a result of pre-closing operations at the site, including Commencement Bay (outside the Hylebos area), off-site disposal sites in areas upland of the waterways and natural resource damages (together, the "Excluded Environmental Conditions"). In addition, OCC Tacoma will indemnify the Company for certain costs relating to releases of hazardous materials from pre-closing operations at the site into Hylebos

Waterway, site groundwater containing certain volatile organic compounds that must be remediated under the RCRA permit, and historical disposal areas on the embankment adjacent to the site for maximum periods of 24 or 30 years, depending upon the particular condition, after which the Company will have full responsibility for any remaining liabilities with respect to such conditions. OCC Tacoma may obtain an early expiration date for conditions other than the Excluded Environmental Conditions by obtaining a discharge of liability or an approval letter from a governmental authority. Although there can be no assurance that the presently anticipated remediation work will be completed prior to the expiration of the indemnity, or that additional remedial requirements will not be imposed thereafter, the Company believes that the residual liabilities, if any, can be managed in a manner that will not have a material adverse effect on the Company.

     OCC Tacoma will also indemnify the Company against certain other environmental conditions and environmental violations caused by pre-closing operations that are identified after the closing. Environmental conditions that are subject to formal agency action within five years after closing or to an administrative or court order within ten years after closing, and environmental violations that are subject to formal agency action within two years after closing or to an administrative or court order within five years after closing, will be covered by the indemnity up to certain dollar amounts and time limits. The Company will indemnify OCC Tacoma for environmental conditions and environmental violations identified after the closing if (i) an order or agency action is not imposed within the relevant time frames or (ii) applicable expiration dates or dollar limits are reached.

     The Company is responsible for remediation of environmental conditions and correction of environmental violations caused by post-closing actions at the site (other than post-closing actions by OCC Tacoma and its representatives) and the Company will indemnify OCC Tacoma for such conditions and violations. Moreover, if the Company takes certain actions which increase the cost of remediation or result in the identification of new environmental conditions after the closing, the Company will be liable for such costs. In particular, the Company may not, without OCC Tacoma's consent, construct new facilities within designated areas of the site that are being or will be remediated. In addition, the Company must consult with OCC Tacoma prior to construction or expansion in other areas of the site that requires the disturbance, excavation or remediation of soil, sediment or groundwater. This could limit the Company's ability to expand production capacity or to add material new capacity at the site.

     The indemnity obtained from OCC Tacoma for the Excluded Environmental Conditions, for expansion of or repairs to improvements at the site and for certain other matters is personal to the Company and its affiliates and may not, without OCC Tacoma's consent, be assigned to other persons.

     The Company has reviewed the time frames currently estimated for remediation of the known environmental conditions associated with Commencement Bay, the Hylebos Waterway, the plant and adjacent properties and the Company presently believes that it will have no material liability upon the termination of OCC Tacoma's indemnity. However, the OCC Tacoma indemnity is subject to limitations as to dollar amount and duration, as well as certain other conditions, and there can be no assurance that such indemnity will be adequate to protect the Company, that remediation will proceed on the present schedule, that it will involve the presently anticipated remedial methods, or that unanticipated conditions will not be identified. If these or other changes occur, the Company could incur a material liability for which it is not insured or indemnified.

  Remediation Matters

     General. Most of the plant sites on which the Company's manufacturing operations are located have been used for many years. Although the Company believes that prior operators utilized operating and disposal practices that met industry standards at the time, state and federal laws relating to remediation of historical disposal sites have become more stringent. As a result, to the extent wastes have been released or disposed of at its manufacturing sites, the Company has in the past been, and will in the future be, required to remediate contaminated property or remove previously disposed wastes and address related liabilities. In the past the Company has been subject to claims by neighboring landowners and other third parties asserting claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. However, the Company has resolved, or expects to resolve, such claims without material liability.

     Basic Complex. Environmental contamination, including soil and groundwater contamination, has been identified within and adjoining the Basic Complex, including land owned and occupied by the Company. The Company is cooperating with the NDEP with respect to the issues affecting such property. In 1983, Stauffer Chemical, Montrose and the NDEP entered into a Consent Order requiring Stauffer Chemical and Montrose to install a groundwater intercept system to analyze for designated organic chemicals identified in the groundwater outside Stauffer Chemical's plant site and to remove certain chemicals to levels specified in the Consent Order. At that time, the NDEP made a finding that the organic contamination that had migrated off site did not represent an imminent or substantial endangerment to human health or the environment. In consideration for the companies' implementation of the groundwater intercept system, the State of Nevada and the NDEP granted the companies a release and covenant not to sue under certain environmental statutes for any civil liabilities or claims arising out of the presence of the organics covered by the Consent Order, subject to the compliance by the companies with the Consent Order. The companies have implemented the groundwater intercept system, and it meets the treatment levels specified in the Consent Order. Although the Company is not a party to the Consent Order, the Company contractually agreed, in connection with its acquisition of the Henderson facility, to operate the system and to pay for 50% of certain operating and maintenance costs for the system. Montrose agreed to pay the other 50% of such costs, and ZENECA must pay for remaining obligations arising as a result of the Consent Order. While it is possible that these costs could increase substantially if the existing groundwater treatment system must be modified or expanded, or additional groundwater remediation is required, the Company believes that some of these costs would be borne by Montrose and ZENECA, and the remaining costs would not have a material adverse effect on the Company. At the present time, however, the Company cannot reasonably estimate the scope of any other operating and maintenance requirements or their probable cost.

     PCAC, along with Stauffer Management Company ("Stauffer Management") (a ZENECA subsidiary), Montrose, Kerr McGee, Timet and Chemical Lime entered into a Consent Agreement in 1991 with the NDEP under which the parties agreed to provide reports summarizing documented information regarding historical waste disposal at each of their sites at the Basic Complex. These reports were Phase I of the "Environmental Conditions Assessment" (or "ECA") process for the Basic Complex. PCAC and Stauffer Management submitted the required report for the PCAC plant site in April 1993. The Phase I Report identified both present and former waste management areas, including disposal sites for agricultural chemicals formerly manufactured at the site and ponds used for disposal of chlor-alkali waste water.

     PCAC and Stauffer Management have entered into a Phase II agreement with the NDEP, which would cover additional investigation of the plant site, including additional soil and groundwater sampling. The parties have received a Letter of Understanding which identifies the areas that will be addressed in Phase II. Montrose also filed a report covering its leased portions of the Henderson property and has negotiated a Phase II agreement with the NDEP. In certain instances, PCAC, Stauffer Management and Montrose will cooperate in the preparation of information required for Phase II.

     PCAC and Stauffer Management also participated as members of the Henderson Industrial Site Steering Committee in the submission in April 1993 of a report regarding the Basic Complex common disposal areas. Historical waste management areas identified in the report included a landfill, waste water transmission ditches and waste water disposal ponds. These areas were used in the past for disposal of wastes manufactured in the Basic Complex. A Phase II agreement requiring additional investigations of the Basic Complex common area has also been negotiated. It is likely that a third phase of work, including remediation of soil or groundwater, may follow the Phase II investigations. Because the costs of future remedial obligations cannot be determined until the investigation is complete, it is not possible to determine whether, if at all, such costs will exceed amounts currently reserved with respect to such liabilities.

     The EPA is not a party to the various agreements with the NDEP and therefore is not bound by the terms of such agreements, nor is it bound by the release and covenant not to sue set forth in the Consent Order. The EPA is not presently pursuing any enforcement action relating to remediation of historical waste disposal at PCAC or the Basic Complex common area. There can be no assurance, however, that the EPA will not attempt to exercise its jurisdiction under federal environmental statutes, including CERCLA, with respect to the Basic Complex common areas or the individual plant sites in the future. If the EPA elects to exercise its jurisdiction over the Basic Complex or the Henderson plant and pursue an independent enforcement action, it is possible that the costs of remediation would substantially exceed those that the Company currently anticipates under the terms of the NDEP Consent Agreement.

     The Company believes that the remediation costs related to the Company's chlor-alkali facilities will not be material and that it will be reimbursed under the ZENECA Indemnity or the PAI Sellers' Indemnity or by other responsible parties for substantially all of the non-chlor-alkali related remediation costs that may be incurred in connection with historical waste disposal at the Henderson plant and the Basic Complex common areas. The inactive waste management areas at the Henderson facility include a drum disposal area, ponds and other waste disposal areas at which significant quantities of wastes from historical non-chlor-alkali manufacturing operations were disposed of or accumulated. Generally, these historical disposal areas have been closed by leaving the wastes in place and capping them with a clay cover to minimize the migration of any contaminants. Groundwater monitoring wells were installed downgradient to detect any significant contaminant migration. To date, the results from these wells and communications with the NDEP indicate that on-site containment will continue to be an acceptable long-term waste management solution for these historical wastes. However, if off-site disposal is required, because of more stringent disposal standards in the future or unanticipated significant groundwater impacts from these areas, the cost of such disposal could be substantial and could, together with other remediation obligations, approach or exceed the amount available under the ZENECA Indemnity, the PAI Sellers' Indemnity or by other responsible parties. No assurance can be given that the Company will not be required to incur significant expenses for remedial and other liabilities under environmental laws in connection with the Henderson facility or operations, whether at or near the Henderson facility or at off-site locations, or that such expenses will be reimbursed under the ZENECA Indemnity or the PAI Sellers' Indemnity or by other responsible parties. See "Risk
Factors -- Environmental Regulation."

     Antioch Plant. Kemwater's Antioch plant received a Clean-up and Abatement Order from the California Regional Water Quality Control Board (the "RWQCB") relating to contaminated groundwater. The RWQCB has requested Kemwater to prepare a work plan for additional investigation and remediation of the groundwater. Kemwater is preparing a plan for additional investigation and is reviewing the costs associated with remediation technologies that would meet the state standards. In the event that treatment of the ground water is necessary, there can be no assurance that it would not have a material adverse effect on Kemwater.

INSURANCE

     The Company maintains general liability insurance and property and business interruption insurance, as well as worker's compensation insurance. In accordance with customary industry practice, the Company is not fully insured against all risks incident to its business. Because of the nature of industry hazards, it is possible that liabilities for pollution and other damages arising from a major occurrence could exceed insurance coverage or policy limits or that such insurance may not be available at reasonable rates in the future. Any such liabilities could have a material adverse effect on the Company.

LEGAL PROCEEDINGS

     The Company has been named as a defendant in various legal proceedings arising in the ordinary course of its business. In the opinion of management, none of such litigation is material to the Company's financial statements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF PAAC

     The directors and executive officers of PAAC as of July 1, 1997 are as follows:

                NAME                   AGE                      POSITION
                ----                   ---                      --------
William R. Berkley...................  51    Chairman of the Board
Michael J. Ferris....................  52    President and Chief Executive Officer and
                                             Director
Philip J. Ablove.....................  57    Vice President and Chief Financial Officer and
                                               Director
Jerry B. Bradley.....................  51    Vice President, Human Resources
Verrill M. Norwood...................  65    Vice President, Environmental and Regulatory
                                             Affairs
Kent R. Stephenson...................  48    Vice President, General Counsel and Secretary
Ronald E. Ciora......................  55    President of All-Pure
James E. Glattly.....................  50    President of PCAC
Andrew M. Bursky.....................  40    Director
Donald J. Donahue....................  70    Director
Richard C. Kellogg, Jr...............  45    Director
Paul J. Kienholz.....................  66    Director
Jack H. Nusbaum......................  56    Director
Thomas H. Schnitzius.................  54    Director

     The Board of Directors has an Executive Committee and an Audit Committee. The current members of the Executive Committee are Messrs. Berkley, Bursky, Ferris and Nusbaum. The current members of the Audit Committee are Messrs. Donahue and Nusbaum. The current members of the Compensation and Stock Option Committee are Messrs. Donahue and Nusbaum.

     William R. Berkley has been a director of PAAC since its formation in March 1995 and Chairman of the Board and a director of Pioneer since its formation in 1987. He also serves as Chairman of the Board of several companies which he controls or founded. These include W.R. Berkley Corporation, a property and casualty insurance holding company, and Interlaken Capital, Inc., a private investment and consulting firm. Mr. Berkley is also a director of Strategic Distribution, Inc., a publicly traded distributor of maintenance and safety products to industry.

     Michael J. Ferris has served as President and Chief Executive Officer of PAAC and Pioneer since January 5, 1997. Prior to joining PAAC and Pioneer, he was employed by Vulcan Materials Company, a company engaged in the production of industrial materials and commodities, from March 1974 to January 1997, where he served as Executive Vice President, Chemicals from 1996 to 1997. Mr. Ferris is also a director of ChemFirst, Inc., a specialty chemical company.

     Philip J. Ablove has served as Vice President and Chief Financial Officer of PAAC and Pioneer since March 1996, after serving as Acting Chief Financial Officer since October 1995, and has been a director of PAAC since its formation in March 1995 and a director of Pioneer and its corporate predecessor since January 1991. He was President and Chief Executive Officer of Pioneer's corporate predecessor from January 1991 to July 1992, and he served as a consultant to such entity from October 1990 to January 1991. Mr. Ablove served as a consultant to Pioneer from October 1995 to March 1996. He has served as a consultant to various companies since 1983.

     Jerry B. Bradley has served as Vice President of Human Resources of PAAC and of Pioneer since October 1995. From May 1993 to October 1995, Mr. Bradley was President of Tandem Partners, Inc., a human resources consulting firm. From 1978 to 1993 he was employed by Occidental Chemical Corporation, where he served as Vice President, Human Resources from 1978 to 1993.

     Verrill M. Norwood has served as Vice President of Environmental and Regulatory Affairs of PAAC since the consummation of the PAI Acquisition on April 20, 1995, and as Vice President of Environmental and Regulatory Affairs of PAI since 1990. Prior to joining PAI, Mr. Norwood was employed by Olin Corporation from 1973 to 1990, where he served as Vice President, Environmental Affairs from 1978 to 1990.

     Kent R. Stephenson has served as Vice President, General Counsel and Secretary of PAAC since the consummation of the PAI Acquisition on April 20, 1995, as Vice President, General Counsel and Secretary of PAI since June 1995, and as Vice President, General Counsel and Secretary of PAI since 1993. Prior to joining PAI, he was employed by Zapata Corporation, a publicly traded gas services company, from 1978 to 1993. Mr. Stephenson served as Senior Vice President, General Counsel and Secretary of Zapata from 1987 to 1993.

     Ronald E. Ciora has served as President of All-Pure since November 1995. From March 1989 to November 1995, he was President and Chief Operating Officer of DPC Industries, Inc., DX Distribution, Inc. and DXI Industries, Inc., which are companies engaged in chemical distribution, chlorine repackaging and bleach manufacturing.

     James E. Glattly has served as President of PCAC since December 1996, and served as Vice President of Sales and Marketing of PAAC from April 1995 to December 1996 and as Vice President of Sales and Marketing of PAI from 1988 to December 1996. Prior to joining PAI, he was employed by Occidental Chemical Corporation from 1985 to 1988 and from 1974 to 1983, where he served in various capacities, including Western Regional Manager and various other sales positions. From 1983 to 1985 Mr. Glattly served as General Manager of HCI Chemical.

     Andrew M. Bursky has been a director of PAAC since its formation in March 1995 and a director of Pioneer since January 1994. Mr. Bursky has been Managing Director of Interlaken Capital, Inc. since May 1980. He has been Chairman of the Board of Strategic Distribution, Inc. since July 1988. Mr. Bursky was an executive officer of Idle Wild Farm, Inc., a privately owned manufacturer of frozen food, and Blue Lustre Products, Inc., a privately owned company engaged in the sale and leasing of carpet cleaning equipment and other carpet cleaning products, which in October 1993 and October 1995, respectively, while he was an executive officer, filed chapter 11 petitions for reorganization under federal bankruptcy law.

     Donald J. Donahue has been a director of PAAC since its formation in March 1995 and a director of Pioneer since February 1988. Mr. Donahue served as Chairman of the Board of Magma Copper Company from 1987 to 1996 and as Chairman of Nacolah Holding Co., a life and health insurance company, from 1990 to 1993. From 1984 to 1985, Mr. Donahue served as Chairman and was a director of KMI Continental Group, Inc., a natural resource conglomerate. From 1975 to 1984, he was Vice Chairman and a director of Continental Group, Inc. Mr. Donahue is a director of Chase Brass Industries, Inc. and a director of Counsellors Tandem Securities Fund, Inc. and 15 other registered investment companies managed by EMW Warburg Pincus Counsellors, Inc.

     Richard C. Kellogg, Jr. has been a director of PAAC and Pioneer since April 1995. He served as Chairman of the Board and Chief Executive Officer of PAAC and as President of Pioneer from April 1995 to January 1997. He was a co-founder of PAI, serving as its Chairman of the Board and a director from its inception in 1988 to January 1997. From 1983 to 1993, Mr. Kellogg served as Vice President of Trans Marketing Houston, Inc. ("TMHI"), an international trading company that he co-founded dealing in refined petroleum products and chemicals. TMHI filed for bankruptcy in April 1993 and a liquidation plan was approved by the federal bankruptcy court in December 1993.

     Paul J. Kienholz has been a director of PAAC and Pioneer since June 1996. He served as President and Chief Operating Officer of PAAC from the consummation of the PAI Acquisition on April 20, 1995 until his retirement in November 1996, and as President of PAI from 1988 until his retirement. Prior to joining PAI, Mr. Kienholz was employed by PPG Industries, Inc. from 1959 to 1988, where he served in various capacities, including Director, Chlor-Alkali Products.

     Jack H. Nusbaum has been a director of PAAC since its formation in March 1995 and a director of Pioneer since 1988. Mr. Nusbaum is a Senior Partner and Chairman of the New York law firm of Willkie Farr & Gallagher, where he has been a partner for more than the past twenty-five years. He is a director of

W.R. Berkley Corporation, Fine Host Corporation, Strategic Distribution, Inc., The Topps Company, Inc. and Prime Hospitality Corp.

     Thomas H. Schnitzius has served as a director of each of Pioneer and PAAC since the consummation of the PAI Acquisition on April 20, 1995, and as a director of PAI since October 1993. He has been a principal in the Houston investment banking firm of Schnitzius & Vaughan since its formation in October 1987. Prior to 1987, he was a principal in the investment banking firm of Schnitzius & Co., Ltd.

EXECUTIVE COMPENSATION

     Executive officers of PAAC are compensated in their capacity as executive officers of Pioneer or certain of its other subsidiaries. The following table sets forth certain information concerning compensation for service to Pioneer and its subsidiaries paid (i) during the last three fiscal years to William R. Berkley, Chairman of the Board of Pioneer, who received no compensation for acting in a capacity similar to that of a chief executive officer, (ii) during the period from April 21, 1995 to December 31, 1995 and during 1996, to Richard
C. Kellogg, Jr., who acted in a capacity similar to that of a chief executive officer during such period, (iii) during the period from April 21, 1995 to December 31, 1995 and during 1996, to Pioneer's other four most highly compensated executive officers serving during 1996 and (iv) during the period from April 21, 1995 to December 31, 1995 and during 1996, to Paul J. Kienholz, who retired as President and Chief Operating Officer of PAAC on November 30, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                           COMPENSATION
                                          ANNUAL COMPENSATION                                 AWARDS      ALL OTHER
        NAME AND PRINCIPAL          -------------------------------      OTHER ANNUAL      ------------    COMPEN-
             POSITION               YEAR(1)   SALARY($)    BONUS($)   COMPENSATION(2)($)    OPTIONS(3)    SATION($)
        ------------------          -------   ---------    --------   ------------------   ------------   ---------
William R. Berkley                   1996        8,000(4)        0          22,000                 0             0
  Chairman of the Board              1995        8,000(4)        0          22,000                 0             0
                                     1994            0           0           6,000                 0             0
Richard C. Kellogg, Jr.              1996      300,000      75,000               0                 0         3,750(6)
  President(5)                       1995      206,731     135,900               0           131,691         4,590(6)
James C. Glattly                     1996      193,336      50,000               0                 0         3,750(6)
  President, PCAC(7)                 1995      114,327      69,675               0            53,500         2,453(6)
Philip J. Ablove                     1996      183,318      40,000               0                 0         1,406(6)
  Vice President and
  Chief Financial Officer
Verrill M. Norwood                   1996      172,497      25,000               0                 0        10,890(8)
  Vice President, Environmental,     1995      104,423      58,793               0            26,750       320,893(9)
  Health & Safety, PCAC
Ronald E. Ciora                      1996      165,000      50,000               0                 0         2,062(6)
  President, All-Pure                1995       18,827          --               0            16,050        45,000(10)
Paul J. Kienholz                     1996      250,000      50,000               0                 0        16,623(12)
  President, PCAC(11)                1995      172,243     124,125               0            56,175       539,092(13)

---------------

 (1) Each of Messrs. Kellogg, Kienholz, Glattly and Norwood were officers of PAI on April 20, 1995, when PAI was acquired by Pioneer. After the PAI Acquisition, each served as an executive officer of Pioneer (including service as an executive officer of one or more subsidiaries of Pioneer), and information with respect to 1995 compensation is provided for each only with respect to services provided to Pioneer and its subsidiaries during the portion of the year beginning on April 21, 1995. Information with respect to Mr. Ablove, who became Vice President and Chief Financial Officer of Pioneer on March 8, 1996, and Mr. Ciora, who became President of All-Pure on December 1, 1995, is provided for the portions of the relevant years during which each served.

 (2) Mr. Berkley is not an officer of Pioneer. As a director of Pioneer he receives an annual retainer, all or a portion of which has been paid through the delivery of shares under Pioneer's 1993 Non-Employee Director Stock Plan. The retainer for service as a director during each of 1995 and 1996 was $22,000 per year, with payment for 1996 in the form of 2,700 shares of Class A Common Stock and $7,994 in cash, and with payment for 1995 in the form of 3,320 shares of Class A Common Stock. The $6,000 in payment of the retainer and director's meeting fees for 1994 was paid in the form of 4,000 shares of Class A Common Stock.

 (3) Expressed in terms of the numbers of shares of Pioneer's Class A Common Stock underlying options granted during the year. All such options were granted under Pioneer's 1995 Stock Incentive Plan.

 (4) Represents director's meeting fees.

 (5) Mr. Kellogg resigned as President of Pioneer and PAAC on January 4, 1997 and no longer serves as an executive officer.

 (6) Represents amounts contributed to match a portion of the employee's contributions under a 401(k) plan.

 (7) Mr. Glattly served as Vice President, Sales and Marketing of PAAC and PCAC until December 1, 1996, when he was named President of PCAC.

 (8) Includes (a) $7,140, representing payment under a supplemental pension plan, and (b) $3,750, which was contributed to match a portion of contributions under a 401(k) plan.

 (9) Includes (a) $318,575, representing payment upon the termination of a salary continuation agreement in effect since 1993, together with payment for the resulting tax liability, and (b) $2,318, which was contributed to match a portion of contributions under a 401(k) plan.

(10) Represents an amount paid as compensation for the loss of benefits from a previous employer.

(11) Mr. Kienholz served as President of PCAC until December 1, 1996. He retired on January 1, 1997, and no longer serves as an executive officer

(12) Includes (a) $12,873, representing payment under a supplemental pension plan, and (b) $3,750, which was contributed to match a portion of contributions under a 401(k) plan.

(13) Includes (a) $533,206, representing payment upon the termination of a salary continuation agreement in effect since 1988, together with payment for the resulting tax liability, and (b) $5,886, which was contributed to match a portion of contributions under a 401(k) plan.

     Pioneer has adopted the 1995 Stock Incentive Plan (the "1995 Stock Incentive Plan"), under which 802,500 shares of Class A Common Stock of Pioneer were reserved for issuance pursuant to the grant of stock based awards to employees of Pioneer and its subsidiaries, including PAAC. Such awards may include incentive stock options, nonqualified stock options, stock appreciation rights ("SARs"), restricted stock awards, phantom stock unit awards, performance share unit awards and other forms of equity-based incentive compensation, or combinations of the foregoing. No more than 133,750 shares of Class A Common Stock may be issued to any one person pursuant to awards of options or SARs during any one year. Share numbers referred to above and in the following discussions have each been adjusted as a result of the 7% stock dividend paid on January 7, 1997. Applicable stock option exercise prices have also been adjusted as a result of the stock dividend.

     On April 20, 1995, options exercisable for approximately 535,000 shares of Class A Common Stock of Pioneer were granted to the employees of PAAC and its subsidiaries pursuant to the 1995 Stock Incentive Plan. Such options are exercisable at a price of $6.07 per share, the fair market value of the Class A Common Stock as of the date of grant. None of the options is exercisable prior to April 20, 1998.

     In 1996 Pioneer adopted the Key Executive Stock Grant Plan, under which 535,000 shares of Class A Common Stock of Pioneer were reserved for issuance pursuant to the grant of stock based awards to senior executives of Pioneer and its subsidiaries, including PAAC. Such awards are to be made in the form of phantom stock awards under Pioneer's incentive compensation bonus plan, payable upon vesting in shares of Class A Common Stock. No awards have been made under the Key Executive Stock Grant Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

     In 1996, Philip J. Ablove was the only named executive officer who received a grant of options to purchase Class A Common Stock of Pioneer. The following table provides information with respect to such grant:

                                             INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                        -----------------------------------------------------------      VALUE AT ASSUMED
                         NUMBER OF    PERCENT OF TOTAL                                 ANNUAL RATES OF STOCK
                          SHARES          OPTIONS          EXERCISE                   PRICE APPRECIATION FOR
                        UNDERLYING       GRANTED TO         OR BASE                       OPTION TERM(2)
                          OPTIONS       EMPLOYEES IN         PRICE       EXPIRATION   -----------------------
       NAME(1)          GRANTED(#)          1996          (PER SHARE)       DATE        5%($)        10%($)
       -------          -----------   ----------------   -------------   ----------   ----------   ----------
Philip J. Ablove......    53,500           100.0             $5.61         6/04/06      $188,753     $478,378

---------------

(1) The options were granted under Pioneer's 1995 Stock Incentive Plan at fair market value on the date of grant. The options granted are exercisable in 17,833-share increments on June 4 in the years 1999 through 2001.

(2) These amounts represent assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in Pioneer's stock price. Pioneer did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table shows with respect to the named executive officers the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1996, with respect to options to purchase Class A Common Stock of Pioneer. Also reported are the values for in-the-money options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Class A Common Stock of Pioneer. No shares of Class A Common Stock of Pioneer were issued during 1996 to any individual as the result of the exercise of stock options.

                                         NUMBER OF SHARES
                                      UNDERLYING UNEXERCISED            VALUE OF UNEXERCISABLE
                                     OPTIONS AT DECEMBER 31,           IN-THE-MONEY OPTIONS AT
                                             1996(#)                   DECEMBER 31, 1996($)(1)
                                   ----------------------------      ----------------------------
             NAME(1)               EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
             -------               -----------    -------------      -----------    -------------
Richard C. Kellogg, Jr...........    -0-             131,691           -0-            -0-
James E. Glattly.................    -0-              53,500           -0-            -0-
Philip J. Ablove.................    -0-              53,500           -0-            -0-
Verrill M. Norwood, Jr...........    -0-              26,750           -0-            -0-
Ronald E. Ciora..................    -0-              16,050           -0-            -0-
Paul J. Kienholz(2)..............    -0-              56,175           -0-            -0-

---------------

(1) The closing price of the Class A Common Stock of Pioneer on December 31, 1996, the last trading day of Pioneer's fiscal year, was $5.00 per share.

(2) As a result of Mr. Kienholz' retirement on December 31, 1996, the options held by him expired on March 31, 1997.

PENSION PLAN

     PCAC's pension plan provides defined benefit retirement coverage to the executive officers of Pioneer and substantially all of PCAC's employees. At the normal retirement age of 65, participants receive benefits based on their credited service and their covered compensation for the average of their highest five complete consecutive plan years out of their last ten complete consecutive plan years. Covered compensation under the plan includes base pay, overtime and shift differential pay and certain annual performance and sales incentive programs and commissions, but excludes all other items of compensation. However, the Internal Revenue Code limits remuneration which may be taken into account (subject to certain grandfather rules) under the pension plan for 1995 to $150,000. The benefits in the table set forth below are computed as a straight life annuity at age 65. Benefits are not subject to any deduction for social security since the basic benefit formula incorporates the average social security breakpoint in calculating the benefit. Pioneer's other operating subsidiaries do not have similar plans.

                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE(1)
                                   ---------------------------------------------------
          REMUNERATION               15         20         25         30         35
          ------------             -------    -------    -------    -------    -------
$125,000.........................  $27,153    $36,204    $45,255    $54,306    $63,357
 150,000.........................   32,778     43,704     54,630     65,556     76,482
 175,000.........................   32,778     43,704     54,630     65,556     76,482
 200,000.........................   32,778     43,704     54,630     65,556     76,482
 225,000.........................   32,778     43,704     54,630     65,556     76,482
 250,000.........................   32,778     43,704     54,630     65,556     76,482
 300,000.........................   32,778     43,704     54,630     65,556     76,482
 400,000.........................   32,778     43,704     54,630     65,556     76,482
 450,000.........................   32,778     43,704     54,630     65,556     76,482
 500,000.........................   32,778     43,704     54,630     65,556     76,482

---------------

(1) The estimated years of credited service for each of the named executive officers of PAAC as of December 31, 1996, were: Mr. Kellogg -- 5 years; Mr. Kienholz -- 7 years; Mr. Glattly -- 7 years; and Mr. Norwood -- 4 years.

     Messrs. Kienholz and Norwood also participate in a supplemental retirement plan which was established by Pioneer in 1995 in order to fund amounts due to such individuals under agreements reached when they were hired in 1988 and 1993, respectively. Under such plan, Mr. Kienholz began receiving supplemental retirement payments in the amount of $1,073 per month after he reached age 65 in December 1995, and Mr. Norwood began receiving receive supplemental retirement payments in the amount of $1,428 after he reached age 65 in July 1996.

EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

     On April 20, 1995, Pioneer entered into a five-year employment agreement with Richard M. Kellogg, Jr. pursuant to which Mr. Kellogg served as President of Pioneer through January 1997 and continues to serve as an employee of Pioneer. Pursuant to the terms of the agreement, Pioneer will continue to pay Mr. Kellogg's annual salary of $300,000 per year through April 20, 2000.

     On April 20, 1995, PCAC extended its existing employment agreement with Mr. Kienholz, pursuant to which Mr. Kienholz served as President of PCAC. The agreement provided for an annual salary of at least $200,000, and for continuing employment until October 31, 1996. Mr. Kienholz retired on December 31, 1996. On April 20, 1995, Pioneer entered into three-year employment agreements with Messrs. Glattly and Norwood. The employment agreement with Mr. Glattly provides for an annual salary of at least $165,000. The employment agreement with Mr. Norwood provides for an annual salary of at least $143,100.

     On March 8, 1996, Philip J. Ablove, who is a director of Pioneer and PAAC, was elected Vice President and Chief Financial Officer of Pioneer, after serving as acting Chief Financial Officer and a management consultant to Pioneer since October 1995. Pioneer has agreed to pay Mr. Ablove an annual salary of $225,000. Following any change of control during his employment by Pioneer, he would be entitled to a severance payment equal to at least 12 months' salary.

     On January 4, 1997, Pioneer entered into a three-year employment agreement with Michael J. Ferris, pursuant to which Mr. Ferris serves as President and Chief Executive Officer of Pioneer and PCAC. The agreement provides for an annual salary of not less than $350,000, and that during 1997 Mr. Ferris will also receive a cash bonus of not less than $200,000, payable quarterly in arrears.

     Under each of the employment agreements currently in effect, the employee will be entitled to receive other benefits made available to executive officers and to receive bonus compensation in accordance with any management incentive plan established by the Board of Directors. Each of the employment agreements provides that if the executive's employment thereunder is terminated by the employer without "just cause" or by the employee for "good reason" (as such terms are defined in the employment agreement), the executive shall continue to receive his annual salary until the last date of the employment term or, if later, the first anniversary of the termination date, subject to certain provisions for offset, and will continue to receive certain other benefits provided for in the agreement. Termination following a change in control does not constitute "just cause" or "good reason", but "good reason" does include the failure of any successor to the employer by operation of law to assume the employment agreement.

     Pioneer and Mr. Ferris entered into a Stock Purchase Agreement dated January 4, 1997, in connection with Mr. Ferris' employment as President and Chief Executive Officer of Pioneer. In accordance with the terms of the agreement, on February 13, 1997, Pioneer sold 150,000 shares of Pioneer's Class A Common Stock to Mr. Ferris for $5.346 per share, or $801,900 in the aggregate. The price paid was the average of the closing sale prices of the Common Stock as reported on the NASDAQ National Market System on the days during which the Common Stock was traded during the 30 consecutive trading days immediately preceding the date of the agreement. The shares were sold to Mr. Ferris in reliance on the exemption provided by Section 4(2) of the Securities Act.

     On January 4, 1997, Mr. Ferris was granted an incentive stock option to purchase 133,750 share of Class A Common Stock under Pioneer's 1995 Stock Incentive Plan, at an exercise price of $5.00 per share, the fair market value of a share of Class A Common Stock on the date of grant. The option is exercisable in 20,000-share increments on January 4 in the years 1998 through 2003, with an additional 13,750 exercisable on January 4, 2004. Mr. Ferris was also granted a non-qualified stock option to purchase 191,250 shares of Class A Common Stock at an exercise price of $5.00 per share. The option is exercisable in 38,250-share increments on January 4 in the years 1998 through 2002. As a part of his compensation package, it was also agreed that Mr. Ferris will receive a future grant of a non-qualified stock option to purchase 25,000 shares of Class A Common Stock on January 4 in each of the years 1998, 1999 and 2000. Shares subject to the options will have exercise prices of $6.00, $7.00 and $8.00, respectively.

COMPENSATION OF DIRECTORS

     Directors of PAAC do not receive a fee for service as directors. Directors of PAAC are reimbursed for travel expenses incurred in attending board and committee meetings.

     All of the directors of PAAC also serve as directors of Pioneer. In 1992, the Board of Directors of Pioneer established a policy under which each director who is not also an employee of Pioneer receives an annual retainer and a fee for each meeting attended. Pursuant to Pioneer's 1993 Non-Employee Director Stock Plan, Pioneer granted each non-employee director who served throughout the year 2,700 shares of Class A Common Stock of Pioneer and $7,994 in cash in payment of the 1996 annual retainer of $22,000, and each director was paid $2,000 for each Board of Directors meeting attended in 1996. Mr. Ablove received 501 shares and $1,489 in cash in payment of the retainer as a result of his service as a non-employee director during a portion of the year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William R. Berkley, a member of the Compensation and Stock Option Committee of PAAC and Pioneer, is a director of PAAC and the Chairman of the Board of Directors of Pioneer. Mr. Berkley (who may be deemed to beneficially own all shares of Pioneer common stock held by the Interlaken Partnership) may be deemed to beneficially own approximately 59.9% of the voting power of Pioneer. See "Stock Ownership."

                              CERTAIN TRANSACTIONS

     PCAC, a wholly-owned subsidiary of PAAC, is party to an agreement with Basic Investments, an entity in which PCAC owns a minority interest (and which constitutes part of the Basic Ownership held for the benefit of the sellers in the PAI Acquisition), for the delivery of water to the Henderson production facility. The agreement provides for the delivery of a minimum of eight million gallons of water per day. The agreement expires on December 31, 2014, unless terminated earlier in accordance with the provisions thereof. Basic Investments also charges PCAC and other companies in the Basic Complex for power distribution services. For the year ended December 31, 1996, Basic Investments charged PCAC approximately $500,000 for the provision of such services. At December 31, 1996, net receivables from Basic Investments were $300,000. See "Business -- Basic Investments."

     PCAC sells certain services to and purchases steam from Saguaro Power. For the year ended December 31, 1996, sales to Saguaro Power totaled $1.0 million and purchases from Saguaro Power totaled $1.8 million; as of December 31, 1996, Saguaro Power owed PCAC $0.1 million and PCAC owed Saguaro Power $0.2 million. See "Business -- Saguaro Power."

     PCAC is also party to a development management agreement with Victory Valley, an entity controlled by Basic Investments and in which PCAC owns a minority interest (and which constitutes part of the Basic Ownership held for the benefit of the sellers in the PAI Acquisition). Pursuant to the agreement, Victory Valley manages the development of certain real property in Henderson, Nevada which is a portion of the Excess Land owned by PCAC.

     PCAC sells certain products to Kemwater at market prices. Sales to Kemwater totaled $8.8 million during the year ended December 31, 1996. Kemwater provides transportation services to PCAC at market prices which totaled $1.8 million for 1996.

     PAI sold caustic soda to TMHI for export from 1988 to 1993 and participated in certain joint insurance programs. Mr. Kellogg, who was an executive officer and director of PAI, co-founded TMHI and served as a director and executive officer of TMHI. PAI wrote off $1.3 million of receivables in 1992 and charged an additional $1.1 million against income in 1993 related to sales to TMHI that were deemed uncollectible. In April 1993, TMHI filed for bankruptcy.

     In connection with the consummation of the PAI Acquisition, Pioneer issued and sold (i) to the Interlaken Partnership, 3,039,772 shares of Class A Common Stock of Pioneer for an aggregate purchase price of $15 million, and (ii) to Mr. Kellogg, 515,000 shares of Class A Common Stock of Pioneer for an aggregate purchase price of approximately $2.5 million. An entity controlled by Mr. Berkley is the sole general partner of the Interlaken Partnership, and Mr. Berkley also owns approximately 32.3% of the limited partnership interests in the Interlaken Partnership. The Interlaken Partnership beneficially owns approximately 34.9% of the voting power of Pioneer, and William R. Berkley, Chairman of Pioneer and PAAC (who may be deemed to beneficially own all shares of Pioneer common stock held by the Interlaken Partnership), may be deemed to beneficially own approximately 56.0% of the voting power of Pioneer. Mr. Berkley has the right to vote and otherwise act in respect of the shares of Pioneer beneficially owned by the Interlaken Partnership in his capacity, through controlled entities, as the sole general partner of the Interlaken Partnership. See "Stock Ownership."

     Upon consummation of the PAI Acquisition, Interlaken Capital, Inc., an entity controlled by Mr. Berkley, received a fee of approximately $1.6 million from PAAC in connection with financial advisory services with respect to the PAI Acquisition and related financings. The firm was also paid a fee of $300,000, plus reimbursement of reasonable out-of-pocket expenses, for services rendered in connection with the KWT transaction. The firm was paid a fee of approximately $1.3 million, plus reimbursement of reasonable out-of-pocket expenses, for services rendered in connection with the Tacoma Acquisition.

     Upon consummation of the PAI Acquisition, Pioneer and PAI entered into employment agreements with the executive officers of PAI, and Pioneer granted to such executive officers options to purchase shares of Pioneer's Class A Common Stock pursuant to its 1995 Stock Incentive Plan. See "Management -- Executive Compensation."

     PAAC and its subsidiaries (the "PAAC Group") have entered into a tax sharing agreement (the "Tax Sharing Agreement") with Pioneer and the other members of the consolidated group (the "Pioneer Group") of which Pioneer is the common parent. Under the Tax Sharing Agreement, (i) Pioneer is obligated to pay the federal income tax liability of the Pioneer Group and (ii) the PAAC Group is required to make tax sharing payments to Pioneer in an amount equal to its share of the Pioneer Group's consolidated cash tax liability, if any. In determining the PAAC Group's share of the Pioneer Group's consolidated cash tax liability
(x) available net operating loss carryforwards each year will be determined as if any prior use of those carryforwards by members of the Pioneer Group other than the PAAC Group (the "Non-PAAC Group"), except carryforwards generated by the Non-PAAC Group after the PAI Acquisition, had not occurred ("Previously Used NOLs") and (y) net operating loss carryforwards, except carryforwards generated by the Non-PAAC Group after the PAI Acquisition, will first reduce the "separate tax liability" of the PAI Group each year to the fullest extent permitted by the Code before any net operating loss use by the Non-PAAC Group except that Previously Used NOLs may only be utilized by the PAAC Group.

     Jack H. Nusbaum, a director of Pioneer and PAAC, is a Senior Partner and Chairman of the law firm of Willkie Farr & Gallagher, which regularly acts as counsel to Pioneer and PAAC and is acting as counsel to Pioneer and PAAC in connection with the Exchange Offer.

     Thomas H. Schnitzius, a director of Pioneer and PAAC, is a principal of Schnitzius & Vaughan, an investment banking firm. PAI retained Schnitzius & Vaughan to provide merger and acquisition and financial advisory services to PAI. PAI paid Schnitzius & Vaughan a $250,000 fee for financial advisory services rendered in connection with PAI's March 1995 debt refinancing. In addition, as compensation for financial services rendered to it by Schnitzius & Vaughan in connection with the PAI Acquisition, PAI paid that firm a fee of approximately $1.0 million upon the consummation of the PAI Acquisition, plus reimbursement of reasonable out-of-pocket expenses relating to such services. The firm was also paid a fee of $300,000, plus reimbursement of reasonable out-of-pocket expenses, for services rendered in connection with the KWT transaction, and a fee of $150,000, plus reimbursement of reasonable out-of-pocket expenses, for services rendered in connection with the T.C. Products acquisition. Schnitzius & Vaughan provides financial advisory services on an on-going basis to the Company, for which it received fees of $476,000 for 1996. The firm is currently paid a retainer for such services of $6,000 per month. The firm was paid a fee of approximately $450,000, plus reimbursement of reasonable out-of-pocket fees and expenses, for services rendered in connection with the Tacoma Acquisition.

                                STOCK OWNERSHIP

     Since the formation of PAAC in March 1995, all of the outstanding shares of common stock, par value $.01 per share, of PAAC have been owned by Pioneer. The following table sets forth, as of July 1, 1997, certain information regarding ownership of PAAC common stock by (i) each person known by PAAC to be the beneficial owner of more than five percent of the PAAC common stock, (ii) each of the directors of PAAC and the executive officers of PAAC named in the Summary Compensation Table and (iii) all directors and executive officers of PAAC as a group. Except as otherwise indicated, each party has sole voting and investment power over the shares beneficially owned.

                                                                         AMOUNT AND
   TITLE OF                          NAME OF                               NATURE             PERCENT
    CLASS                        BENEFICIAL OWNER                  OF BENEFICIAL OWNERSHIP    OF CLASS
   --------                      ----------------                  -----------------------    --------
Common Stock     Pioneer Companies, Inc..........................           1,000               100%
                 4200 NationsBank Center
                 700 Louisiana Street
                 Houston, TX 77002
                 William R. Berkley..............................           1,000(1)            100%
                 c/o Pioneer Companies, Inc.
                 165 Mason Street
                 Greenwich, CT 06830
                 All Directors and Executive Officers as a group
                 (14 persons)....................................           1,000(1)            100%

---------------

(1) Mr. Berkley, Chairman of the Board and principal shareholder of Pioneer, may be deemed to beneficially own the shares of PAAC common stock owned by Pioneer. Mr. Berkley disclaims beneficial ownership of all such shares.

     The Interlaken Partnership beneficially owns approximately 34.9% of the voting power of Pioneer and William R. Berkley, Chairman of Pioneer and PAAC (who may be deemed to beneficially own all shares of Pioneer common stock held by the Interlaken Partnership), may be deemed to beneficially own approximately 56.0% of the voting power of Pioneer. As a result of Mr. Berkley's ownership of Pioneer voting stock, Mr. Berkley is able to control the election of PAAC's Board of Directors and thereby direct the management and policies of PAAC, PAI and its subsidiaries.

     Pioneer's authorized and outstanding common stock consists of Class A Common Stock, entitled to one vote per share, and Class B Common Stock, entitled to one-tenth of one vote per share and convertible into Class A Common Stock on a share-for-share basis. The Class B Common Stock of Pioneer was issued to Pioneer's former lending banks under the plan of reorganization of Pioneer and its subsidiaries in 1992. Information obtained from a Schedule 13G, dated July 21, 1992, filed with the Securities and Exchange Commission by Chemical Bank ("Chemical"), Barnett Bank of South Florida, N.A. ("Barnett") and The Chase Manhattan Bank ("Chase") indicates that (i) Chemical had acquired 616,768 shares of Class B Common Stock of Pioneer of which it was the beneficial owner with sole voting and dispositive power, (ii) Barnett had acquired 122,146 shares of Class B Common Stock of which it was the beneficial owner with sole voting and dispositive power and (iii) Chase had acquired 84,295 shares of Class B Common Stock of which it was the beneficial owner with sole voting and dispositive power. In September 1995, Barnett converted its Class B Common Stock into Class A Common Stock. The holdings of Chemical and Chase will represent approximately 0.7% and 0.1%, respectively, of the voting power of Pioneer upon consummation of the Tacoma Acquisition and, in the aggregate, approximately 7.7% of the number of shares of Pioneer common stock outstanding.

     Upon consummation of the Tacoma Acquisition, Pioneer issued 55,000 shares of Pioneer Preferred Stock, constituting all of the issued and outstanding shares of Pioneer Preferred Stock, to OCC Tacoma. Each share of Pioneer Preferred Stock is convertible at any time into eight shares of Class A Common Stock of Pioneer. Each share of Pioneer Preferred Stock is entitled to eight votes per share (subject to adjustment) and votes with the Pioneer common stock on all matters. The Pioneer Preferred Stock issued to OCC Tacoma upon consummation of the Tacoma Acquisition represents approximately 4.8% of the voting power of Pioneer.

                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW CREDIT FACILITIES

  Term Facility

     Concurrent with the closing of the Initial Offering, the other Refinancings and the Tacoma Acquisition, the Company entered into a nine and one-half year $100.0 million Term Facility provided by a syndicate of financial institutions.

     Quarterly amortization of the Term Loans will be in an aggregate annual principal amount equal to 1% of the initial principal amount beginning September 30, 1997, with the remaining 90.75% of the initial principal amount maturing on December 15, 2006. Indebtedness under the Term Facility will be subject to mandatory prepayment provisions including, without limitation: (i) upon the occurrence of a change of control (to be defined in a manner similar to "change of control" in the Indenture) and (ii) with 100% of the net proceeds from asset sales permitted under the Term Facility (provided that up to $35.0 million of such proceeds since the closing of the Term Facility may be re-invested within 365 days of their receipt in the Company or its subsidiaries in their current lines of business).

     Borrowings under the Term Facility bear interest at a floating rate, based at the Company's option on LIBOR or the administrative agent's alternate base rate.

     Indebtedness under the Term Facility is guaranteed by all direct and indirect subsidiaries of the Company, provided that a non-U.S. subsidiary will only be required to deliver a guarantee to the extent it would not result in material increased tax or similar liabilities for the Company and its subsidiaries on a consolidated basis. The Term Facility is secured on a pari passu basis with the Notes, by (a) a first mortgage lien and security interest in the real property, buildings, fixtures and equipment relating to the Tacoma Facility, (b) a first-priority, perfected security interest in certain agreements related to the Tacoma Acquisition, (c) first mortgage liens on the Henderson, Nevada and St. Gabriel, Louisiana chlor-alkali production facilities of PCAC, including real property, buildings, fixtures and equipment, and (d) a first-priority, perfected pledge of all the capital stock of PCAC and All-Pure.

     The Term Facility contains covenants similar to the covenants contained in the Indenture. Events of default with respect to the Term Facility include, among others, failure to make payment when due, defaults under certain other agreements or instruments of indebtedness and certain other events of default similar to those contained in the Indenture.

  Revolving Facility

     Concurrent with the closing of the Initial Offering, the other Refinancings and the Tacoma Acquisition, the Company entered into the Revolving Facility under which the agent bank (the "Bank") and the other lenders provide a revolving loan and letter of credit facility to the Company, subject to the conditions set forth therein.

     The Bank extends credit to the Company on a revolving basis at any time and from time to time for a period of five years following the Initial Offering in an aggregate principal amount of Revolving Loans outstanding of not in excess of $35.0 million, up to $10.0 million of which amount will be available for the issuance of letters of credit ("Letters of Credit"); provided that the aggregate amount of the Revolving Loans and the aggregate undrawn face amount of Letters of Credit may not at any time exceed the borrowing base (the "Borrowing Base"), which will be the sum of, subject to certain exceptions, (i) up to 85% of eligible accounts receivable and (ii) up to 50% of eligible inventory, not to exceed the lesser of (a) $10.0 million or (b) 35% of the amount of the foregoing clause (i). The obligations of PAAC under the Revolving Facility are secured by a first priority lien on all accounts receivables and inventory, and certain assets related thereto, of the Company and certain of its subsidiaries, including Kemwater. Borrowings under the Revolving Facility bear interest at a rate determined by reference to the Bank's reference rate in effect from time to time (the "Reference Rate") or, at the Company's option, the Bank's LIBOR interest rate (the "LIBOR Rate"). The interest rate will be adjusted quarterly based upon the ratio of total debt to earnings before interest, taxes and depreciation and amortization for the preceding four quarters. If any borrowings are not repaid when due, the outstanding principal amount of such borrowings will bear interest at the then applicable rate plus 2.0%. The Company will pay the Bank, monthly in arrears, a commitment fee based on the average difference between $35.0 million and the aggregate of the Revolving Loans and the aggregate undrawn face amount of the Letters of Credit outstanding. PAAC will also pay other customary fees including a fee on Letters of Credit based on the average aggregate undrawn face amount of Letters of Credit outstanding. The Revolving Facility is guaranteed by PAI and its subsidiaries.

     The Revolving Facility contains customary covenants with respect to, among other things, (i) maintenance of a ratio of EBITDA to interest expense and (ii) restrictions on the incurrence of additional liens or indebtedness. The Company intends to use any borrowings under the Revolving Facility for its ongoing working capital needs and general corporate purposes. Letters of Credit will be used to support obligations of the Company incurred in the ordinary course of business.

OTHER

     Other long-term debt of PAAC consists of $4.5 million of outstanding variable rate subordinated notes, with principal payments due July 31, 2001, and $2.3 million of an outstanding variable rate tax-exempt bond, financed through the Economic Development Corporation of Pierce County, Washington, with principal payments due in variable annual installments through 2014.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Exchange Notes will be issued, and the Original Notes were issued, under an Indenture (the "Indenture") among the Company, as issuer, all of the Company's Subsidiaries (collectively, the "Subsidiary Guarantors") and United States Trust Company of New York, as trustee (the "Trustee"). The terms and conditions of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act") as in effect on the date of the Indenture. The Notes are subject to all such terms and conditions, and reference is made to the Indenture and the Trust Indenture Act for a statement thereof. The following statements are summaries of the provisions of the Notes and the Indenture and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. Certain of such defined terms are set forth below under "-- Certain Definitions." For purposes of this "Description of the Notes," the "Company" means Pioneer Americas Acquisition Corp. A copy of the Indenture will be available upon request to the Company.

     The Notes will be limited to $200.0 million aggregate principal amount and will be issued in fully registered form without coupons in denominations of $1,000 and any integral multiple of $1,000. Principal of, premium and Liquidated Damages, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the corporate trust office or agency of the Trustee maintained for such purposes in New York, New York. Initially, the Trustee will act as paying agent and registrar under the Indenture. The Company and its Subsidiaries may act as paying agent and registrar under the Indenture, and the Company may change any paying agent and registrar without notice to the Persons who are registered holders ("Holders") of the Notes. The Company may pay principal, premium and interest by check and may mail an interest check to a Holder's registered address. Holders must surrender the Notes to the paying agent to collect principal and premium payments. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

PAYMENT TERMS

     Interest on the Notes will initially accrue from the respective issue date, and thereafter from the most recent date to which interest has been paid. Interest will be payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1997, at the rate of 9 1/4% per annum to Holders of the Notes as of the close of business on June 1 and December 1 next preceding the applicable interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes mature on June 15, 2007.

     Payment of the Notes is guaranteed by the Subsidiary Guarantors, jointly and severally, on a senior basis. See "-- Guarantees."

RANKING

     The Notes will be senior obligations of the Company and will rank pari passu with all existing and future Senior Indebtedness of the Company (including the loans under the New Credit Facilities and senior to all Subordinated Indebtedness of the Company. The Notes, however, will be effectively subordinated to secured Senior Indebtedness of the Company and its subsidiaries with respect to the assets securing such Indebtedness (such as the accounts receivable, inventory and certain related assets of the Company and its subsidiaries which are expected to secure the Indebtedness under the Revolving Facility). The guarantee of PCAC with respect to the Notes will be secured by
(i) a first mortgage lien on the Tacoma Facility, (ii) a first priority security interest in certain agreements related to the Tacoma Acquisition, and (iii) first mortgage liens on PCAC's chlor-alkali production facilities located in Henderson, Nevada and St. Gabriel, Louisiana and the guarantee of PAI with respect to the Notes will be secured by a pledge of the Capital Stock of PCAC and All-Pure held by PAI. Such liens will also secure, equally and ratably, PCAC's guarantee and PAI's guarantee, respectively, of the Term Loans. In addition, the Company and its Subsidiaries may incur up to $50.0 million of Senior Indebtedness which will be secured on a pari passu basis with the Notes.

     As of March 31, 1997, after giving pro forma effect to the Refinancings and the Tacoma Acquisition, the Company and its Subsidiaries would have had outstanding approximately $306.8 million aggregate principal amount of secured Senior Indebtedness. It is expected that as of March 31, 1997, on a pro forma basis, the Company and its Subsidiaries would have had, subject to certain restrictions (including borrowing base limitations), the ability to draw up to $32.2 million of additional secured Senior Indebtedness under the Revolving Facility. See "Risk Factors -- Ranking of the Notes" and "Description of Other Indebtedness."

     Holders of secured Indebtedness of the Company or the Subsidiary Guarantors have claims with respect to the assets constituting collateral for such Indebtedness that are prior to the claims of holders of the Notes and the Guarantees, respectively. In the event of a default on the Notes, or a bankruptcy, liquidation or reorganization of the Company or the Subsidiary Guarantors, such assets will be available to satisfy obligations with respect to the Indebtedness secured thereby before any payment therefrom could be made on the Notes or the Guarantees, as the case may be. To the extent that the value of such collateral is not sufficient to satisfy the Indebtedness secured thereby, amounts remaining outstanding on such Indebtedness would be entitled to share, together with the Indebtedness under the Notes and the Guarantees, as the case may be, with respect to any other assets of the Company and the Subsidiary Guarantors. See "-- Security."

GUARANTEES

     The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee the due and punctual payment of principal of, premium, if any, and interest on, the Notes. Such guarantees will be senior obligations of each Subsidiary Guarantor, and will rank pari passu with all existing and future Senior Indebtedness of such Subsidiary Guarantor and senior to all Subordinated Indebtedness of such Subsidiary Guarantor.

     The guarantee of PCAC with respect to the Notes and the Term Loans will be secured by (i) a first mortgage lien on the Tacoma Facility, (ii) a first priority security interest in certain agreements related to the Tacoma Acquisition, and (iii) first mortgage liens on PCAC's chlor-alkali production facilities located in Henderson, Nevada and St. Gabriel, Louisiana. The guarantee of PAI with respect to the Notes and the Term Loans will be secured by a pledge of the Capital Stock of PCAC and All-Pure. See "-- Security" and "-- Intercreditor Agreement."

     The Subsidiary Guarantors on the date of this Prospectus are set forth below:

        Pioneer Americas, Inc.
        Pioneer Chlor Alkali Company, Inc.
        Imperial West Chemical Co.
        All-Pure Chemical Co.
        Black Mountain Power Company
        All-Pure Chemical Northwest, Inc.
        Pioneer Chlor Alkali International, Inc.
        G.O.W. Corporation
        Pioneer (East), Inc.
        T.C. Holdings, Inc.
        T.C. Products, Inc.

     Subsidiary Guarantors will include such other Subsidiaries of the Company that become Subsidiary Guarantors as described under "-- Certain Covenants -- Guarantees." The Indenture provides that the obligations of the Subsidiary Guarantors under their respective Guarantees will be reduced to the extent necessary to prevent the Guarantees from violating or becoming voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     Upon any sale, exchange, transfer or other disposition to any Person of all of the Company's or a Restricted Subsidiary's Equity Interests in, or all or substantially all of the assets of, any Subsidiary Guarantor which is in compliance with the Indenture, such Subsidiary Guarantor will be released from all its obligations under its Guarantee.

     Separate financial statements of the Subsidiary Guarantors are not included herein because (i) the Company is a holding company with no independent operations, (ii) the Guarantees are full and unconditional (except to the extent necessary to comply with fraudulent conveyance laws), (iii) such Subsidiary Guarantors are jointly and severally liable with respect to the Guarantees, and
(iv) all of the Subsidiaries of the Company currently in existence are Subsidiary Guarantors and the aggregate consolidated net assets, earnings and equity of the Subsidiary Guarantors are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

SECURITY

     PCAC has granted to United States Trust Company of New York, as collateral agent (the "Collateral Agent"), for the benefit of (x) the Trustee, for itself and the Holders, and (y) the agent under the Term Facility (the "Term Loan Agent"), for itself and the other Term Loan lenders, (i) a first mortgage lien and security interest in the real property, buildings, fixtures and certain equipment relating to the Tacoma Facility, (ii) a first priority security interest in certain agreements related to the Tacoma Acquisition, including the Purchase Agreement, the Chlorine Purchase Agreement, the Chlorine and Caustic Soda Sales Agreement and the Environmental Operating Agreement, and (iii) first mortgage liens on the Henderson and St. Gabriel chlor-alkali production facilities (including real property, buildings, fixtures and certain equipment). PAI will grant to the Collateral Agent for the benefit of (x) the Trustee, for itself and the Holders, and (y) the Term Loan Agent, for itself and the other Term Loan lenders, a pledge of the Capital Stock of PCAC and All-Pure pursuant to a stock pledge agreement (the "Stock Pledge Agreement"). The items described in (i) through (iii) above and the Capital Stock of PCAC and All-Pure are collectively referred to herein as the "Note Collateral." See "The Acquisition", "Risk Factors -- Limitations on Security Interest" and "-- Intercreditor Agreement."

     There can be no assurance that the proceeds of any sale of the Note Collateral in whole or in part pursuant to the Indenture and the related security documents following an Event of Default would be sufficient to satisfy payments due on any of the Notes or the other secured Indebtedness. See "Risk Factors -- Limitations on Security Interest." In addition, the ability of the Collateral Agent, the Trustee, any of the Holders, the Term Loan Agent, the Term Loan lenders (the "Secured Parties") to realize upon the Note Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "-- Certain Bankruptcy Limitations."

     The collateral release provisions of the Indenture will permit the release of Note Collateral without substitution of collateral of equal value under certain circumstances. See "-- Release of Note Collateral." As described under "-- Certain Covenants -- Limitations on Asset Sales," the Net Proceeds of certain Asset Sales may under specified circumstances be required to be utilized to make a pro rata offer to purchase Notes.

     For so long as any of the Original Notes or the Exchange Notes, as the case may be, are outstanding, if an Event of Default occurs under the Indenture and a declaration of acceleration of the Original Notes or the Exchange Notes, as the case may be, occurs as a result thereof, the Trustee, on behalf of the Holders, and as directed by Holders of a majority of the total principal amount of the Notes, in addition to any rights or remedies available to it under the Indenture, may, subject to the provisions of the Intercreditor Agreement (as defined under "-- Intercreditor Agreement"), cause the Collateral Agent to take such action as it may deem advisable to protect and enforce the rights of the Trustee and the Holders in the Note Collateral, including the institution of foreclosure proceedings. The proceeds received by the Collateral Agent from any foreclosure with respect to the Note Collateral will be applied by the Collateral Agent first to pay the expenses of such foreclosure and fees and other amounts then payable to the Collateral Agent under the Intercreditor Agreement, and thereafter to pay, pro rata: (i) the obligations under the Indenture, including amounts then payable to the Trustee under the Indenture and the principal of, premium, if any, and interest on the Notes and any Exchange Notes, and (ii) the obligations under the Term Facility, including amounts then payable to the Term Loan Agent and the principal of, premium, if any, and interest on the Term Loans.

     Dispositions of Note Collateral may be subject to delay pursuant to the Intercreditor Agreement. See "-- Intercreditor Agreement."

     Real property pledged as security to a lender may be subject to known and unforeseen environmental risks. Under CERCLA, a lender who does not foreclose on a property may be held liable, in certain limited circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous substances at a mortgaged property. There may be similar risks under various state laws and common law theories. Such liability has seldom been imposed, and finding a lender liable generally has been based on the lender's having become sufficiently involved in the operations of the borrower so that its activities are deemed to constitute "participation in the management." A lender may also be considered to be a current owner of a property who can be held liable under CERCLA if the lender takes title to property by foreclosure, although certain courts have held that mere foreclosure on the borrower's property, in order to protect the lender's security interest, does not make the lender liable under CERCLA. The uncertain state of current law does not provide any assurance that lenders can avoid the risk of liability under CERCLA if they foreclose on properties or become involved in work-outs or similar situations that may entail some involvement in, or influence over, facility operations.

INTERCREDITOR AGREEMENT

     The Company, PAI, PCAC, the Trustee, the Term Loan Agent and the Collateral Agent have entered into an Intercreditor and Collateral Agency Agreement (the "Intercreditor Agreement"). The Intercreditor Agreement provides generally that
(i) with respect to administering the Note Collateral and amending, supplementing or waiving the provisions of the instruments relating to the security interests granted therein, the holders of a majority of the aggregate outstanding principal amount of the obligations secured by the Note Collateral (the "Majority Holders") may direct the Collateral Agent, provided that the Majority Holders include the holders of a majority of the aggregate outstanding principal amount of the Term Loans; (ii) with respect to releasing a substantial portion of the Note Collateral in circumstances not otherwise permitted by the Indenture or the Term Facility, the Majority Holders may direct the Collateral Agent, provided that the Majority Holders include the holders of 100% of the aggregate outstanding principal amount of the Term Loans; and (iii) with respect to foreclosing on or otherwise pursuing remedies with respect to the Note Collateral, the holders of a majority of the aggregate outstanding principal amount of either (x) the Notes or (y) the Term Loans may direct the Collateral Agent, provided that the holders taking such action hold an aggregate principal amount of such debt representing at least 15% of the aggregate outstanding principal amount of the obligations secured by the Note Collateral.

     All cash or cash equivalents received by the Collateral Agent (x) upon the release of Note Collateral, (y) as proceeds of insurance or condemnation or other taking awards, or (z) as proceeds of any sale (including an Asset Sale authorized under the terms of the Indenture) or other disposition of Note Collateral (collectively, "Trust Moneys") shall be subject to a lien and security interest in favor of the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of Intercreditor Agreement.

     If an Event of Default shall have occurred and be continuing, and the obligations secured by the Note Collateral shall have been accelerated, then upon the instructions of the holders of the obligations secured by the Note Collateral, in accordance with the terms of the Intercreditor Agreement, the Collateral Agent shall, as soon as practicable, apply the Trust Moneys relating to the Note Collateral first to pay amounts then payable to the Collateral Agent under the Intercreditor Agreement, and thereafter to pay, pro rata: (i) the obligations under the Indenture, including amounts then payable to the Trustee under the Indenture and the principal of, premium, if any, and interest on the Original Notes and the Exchange Notes and (ii) the obligations under the Term Facility, including amounts then payable to the Term Loan Agent and the principal of, premium, if any, and interest on the Term Loans.

CERTAIN BANKRUPTCY LIMITATIONS

     The right of the Collateral Agent to repossess and dispose of the Note Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company, PAI or PCAC prior to the Collateral Agent's having repossessed and disposed of the relevant Note Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Original Notes, the Exchange Notes, or the other secured indebtedness could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Note Collateral or whether or to what extent holders of such indebtedness would be compensated for any delay in payment or loss of value of the Note Collateral through the requirement of "adequate protection." Furthermore, in the event that the bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on such indebtedness, the holders of such indebtedness would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the pendency of a debtor's bankruptcy case.

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the option of the Company prior to June 15, 2002. On or after that date, the Notes will be redeemable at the option of the Company, in whole or in part from time to time, on not less than 30 nor more than 60 days' prior notice, mailed by first-class mail to the Holders' registered addresses, in cash, at the following redemption prices (expressed as percentages of the principal amount), if redeemed in the 12-month period commencing June 15 in the year indicated below, in each case plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for redemption:

                            YEAR                              REDEMPTION
                            ----                              ----------
2002........................................................   104.625%
2003........................................................   103.083%
2004........................................................   101.542%
2005 and thereafter.........................................   100.000%

     The Notes will not be subject to, or entitled to the benefits of, any sinking fund.

     Notwithstanding the foregoing, at any time prior to June 15, 2000, the Company may redeem, in part, up to 35% of the aggregate principal amount of the Notes originally issued at a purchase price of 109.25% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for redemption, with the net proceeds of (i) any Equity Offering by the Company or (ii) any Equity Offering by Pioneer, but only to the extent that Pioneer contributes such net proceeds to the Company as a capital contribution; provided that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after giving effect to such redemption. In order to effect the foregoing redemption, the Company will be required to send the redemption notice not later than 60 days after the receipt of the proceeds of such public offering.

     Notes may be redeemed or repurchased as set forth below under "-- Change of Control" and "-- Certain Covenants -- Limitations on Asset Sales" in part in multiples of $1,000. If less than all the Notes issued under the Indenture are to be redeemed, the Trustee will select the Notes to be redeemed pro rata, by lot or by any other method which the Trustee deems fair and appropriate. The Indenture provides that if any Note is to be redeemed or repurchased in part only, the notice which relates to the redemption or repurchase of such Note will state the portion of the principal amount of such Note to be redeemed or repurchased and will state that on or after the date fixed for redemption or repurchase a new Note equal to the unredeemed portion thereof will be issued.

     On and after the date fixed for redemption or repurchase, interest will cease to accrue on the Notes or portions thereof called for redemption or tendered for repurchase.

CHANGE OF CONTROL

     The Indenture provides that in the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company will notify the Holders in writing of such occurrence and will make an irrevocable offer (the "Change of Control Offer") to purchase on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price (the "Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Payment Date.

     Notice of a Change of Control Offer will be mailed by the Company to the Holders at their registered addresses not less than 30 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until 5:00 p.m., New York City time, on the Change of Control Payment Date. The notice will contain all instructions and materials necessary to enable Holders to tender (in whole or in part in a principal amount equal to $1,000 or a whole multiple thereof) their Notes pursuant to the Change of Control Offer. Substantially simultaneously with mailing of the notice, the Company will cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York.

     The notice, which governs the terms of the Change of Control Offer, will state, among other things: (i) that the Change of Control Offer is being made pursuant to this covenant; (ii) the Purchase Price and the Change of Control Payment Date; (iii) that any Notes not surrendered or accepted for payment will continue to accrue interest; (iv) that any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (v) that any Holder electing to have a Note purchased (in whole or in part) pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice (or otherwise make effective delivery of the Note pursuant to book-entry procedures and the related rules of the applicable depositories) at least five business days before the Change of Control Payment Date; and (vi) that any Holder will be entitled to withdraw his election if the Paying Agent receives, not later than three business days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase, the certificate number of the Note and a statement that such Holder is withdrawing his election to have such Note purchased.

     On the Change of Control Payment Date, the Company will: (i) accept for payment the Notes, or portions thereof, surrendered and properly tendered and not withdrawn, pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the Purchase Price of all the Notes, or portions thereof, so accepted; and (iii) deliver to the Trustee the Notes so accepted together with an officer's certificate stating that such Notes have been accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Purchase Price. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

     A "Change of Control" means the occurrence of any of the following: (i) a "person" or "group" (as such terms are used in Sections 14(d)(2) and 13(d)(3), respectively, of the Exchange Act), other than any of (x) William R. Berkley and his Affiliates and/or (y) Interlaken Capital, Inc. and its Affiliates (each individually a "Substantial Shareholder" and collectively the "Substantial Shareholders"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding voting power of the fully diluted Voting Stock of Pioneer or the Company, (ii) the adoption of a plan relating to the liquidation or dissolution of Pioneer or the Company, (iii) the merger or consolidation of Pioneer or the Company with or into another corporation with the effect that the stockholders of Pioneer or the Company immediately prior to such merger or consolidation cease to be the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of the securities of the surviving corporation of such merger or the corporation resulting from such merger or consolidation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors outstanding immediately after such merger or consolidation or (iv) during any period of two consecutive calendar years individuals who at the beginning of such period constituted the Board of Directors of Pioneer or the Company (together with any new directors whose election by the Board of Directors of Pioneer or the Company, or whose nomination for election by the shareholders of Pioneer or the Company, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Pioneer or the Company then in office. Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred under clause (iii) above solely as a result of a merger or consolidation of the Company with or into Pioneer provided that such merger or consolidation is permitted by the covenant described below under "-- Certain Covenants -- Limitations on Mergers; Sales of Assets."

     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act, any other tender offer rules under the Exchange Act and other securities laws or regulations in connection with the offer to repurchase and the repurchase of the Notes as described above.

     The Company's ability to repurchase the Notes pursuant to a Change of Control Offer will be limited by, among other things, the Company's financial resources at the time of repurchase. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases. Furthermore, there can be no assurance that the Company will be able to fund the repurchase of Notes upon a Change of Control within the limitations imposed by the terms of other then-existing Senior Indebtedness. The Revolving Facility prohibits the Company from repurchasing Notes if at the time of such repurchase an event of default under the Revolving Facility exists or would be caused thereby. The occurrence of a Change of Control may cause an event of default under the New Credit Facilities, upon which event of default all amounts outstanding under the New Credit Facilities may become due and payable. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company will be required under the Indenture, within 30 days following a Change of Control to (i) seek the consent of its lenders to the purchase of the Notes or (ii) refinance the Indebtedness that prohibits such purchase. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from repurchasing Notes. The Company's failure to purchase tendered Notes or make a Change of Control Offer following a Change of Control would constitute an Event of Default under the Indenture. An amendment of or waiver under the Indenture may not waive the Company's obligation to make a Change of Control Offer without the consent of the Holders of at least two-thirds in outstanding principal amount of the Notes.

     The existence of the right of Holders to require the Company to repurchase their Notes upon the occurrence of a Change of Control may deter a third party from acquiring Pioneer or the Company in a transaction which would constitute a Change of Control. Subject to certain limitations described below in "-- Certain Covenants", including the limitation on incurrence of additional Indebtedness, Pioneer or the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Senior Indebtedness (or any other Indebtedness) outstanding at such time or otherwise affect Pioneer's or the Company's capital structure or credit ratings. The Change of Control provisions will not prevent a leveraged buyout led by Pioneer or the Company management, a recapitalization of Pioneer or the Company or a change in a majority of the members of the Board of Directors of Pioneer or the Company which is approved by the then-present Board of Directors, as the case may be.

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any restriction (other than restrictions not more restrictive taken as a whole (as determined in good faith by the chief financial officer of the Company) than those in effect under Existing Indebtedness and the New Credit Facilities) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitations on Indebtedness. The Indenture provides that the Company will not, and will not permit its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable with respect to or become responsible for the payment of, contingently or otherwise ("incur"), any Indebtedness; provided, however, that the Company, or a Restricted Subsidiary of the Company, may incur Indebtedness if at the time of such incurrence and after giving pro forma effect thereto, the Company's Consolidated Cash Flow Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, calculated on a pro forma basis as if such Indebtedness was incurred on the first day of such four full fiscal quarter period, would be at least 2.0 to 1.0.

     The Indenture further provides that notwithstanding the foregoing limitations, the incurrence of the following will not be prohibited:

          (a) Indebtedness of the Company evidenced by the Notes, the Exchange Notes and Indebtedness of the Subsidiary Guarantors evidenced by the Guarantees and the guarantees with respect to the Exchange Notes;

          (b) Indebtedness of the Company evidenced by the Term Loans and Indebtedness of the Restricted Subsidiaries evidenced by the guarantees with respect to the Term Loans;

          (c) Indebtedness of the Company or any Restricted Subsidiary constituting Existing Indebtedness, and any extension, deferral, renewal, refinancing or refunding thereof;

          (d) Indebtedness of the Company or any Restricted Subsidiary incurred under one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the Borrowing Base at the time such Indebtedness was incurred, less the aggregate amount of all permanent repayments of revolving loans under such Credit Facilities made in accordance with the second paragraph of the covenant described under "-- Limitations on Asset Sales";

          (e) Capitalized Lease Obligations of the Company or any Restricted Subsidiary and Indebtedness of the Company or any Restricted Subsidiary secured by Liens that secure the payment of all or part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date of the Indenture; provided, however, that the aggregate principal amount of such Capitalized Lease Obligations plus such Indebtedness of the Company and all of the Restricted Subsidiaries does not exceed $10.0 million outstanding at any time;

          (f) Indebtedness of the Company to any Restricted Subsidiary or of any Restricted Subsidiary to the Company or another Restricted Subsidiary (but only so long as such Indebtedness is held by the Company or a Restricted Subsidiary);

          (g) Indebtedness under Hedging Obligations, provided, however, that, in the case of foreign currency exchange or similar agreements which relate to other Indebtedness, such agreements do not increase the Indebtedness of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates, and in the case of interest rate protection agreements, only if the notional principal amount of such interest rate protection agreement does not exceed the principal amount of the Indebtedness to which such interest rate protection agreement relates;

          (h) Indebtedness in respect of performance, completion, guarantee, surety and similar bonds, banker's acceptances or letters of credit provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (i) In addition to any Indebtedness otherwise permitted to be Incurred under the Indenture, up to $10.0 million aggregate principal amount of Indebtedness at any one time outstanding; and

          (j) Any refinancing, refunding, deferral, renewal or extension (each, a "Refinancing") of any Indebtedness of the Company or any Restricted Subsidiary permitted by the initial paragraph of this covenant and clauses
     (a) and (b) of the second paragraph of this covenant (the "Refinancing Indebtedness"); provided, however, that (i) such Refinancing Indebtedness does not exceed the aggregate principal amount of the Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such Refinancing in accordance with the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Directors as necessary to accomplish such Refinancing, plus the amount of reasonable and customary out-of-pocket fees and expenses payable in connection therewith, (ii) the Refinancing Indebtedness does not provide for any mandatory redemption, amortization or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in the Indebtedness being refinanced, refunded, deferred, renewed or extended and (iii) if the Indebtedness being refinanced, refunded, deferred, renewed or extended is subordinated to the Notes, the Refinancing Indebtedness incurred to refinance, refund, defer, renew or extend such Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being so refinanced, refunded, deferred, renewed or extended.

     Notwithstanding anything to the contrary contained in the Indenture, the Company and its Restricted Subsidiaries each may guarantee Indebtedness of the Company or any Restricted Subsidiary that is permitted to be incurred under the Indenture; provided that if such Indebtedness is subordinated in right of payment to any other Indebtedness of the obligor, then such guarantee shall be subordinated to Indebtedness of such guarantor to the same extent.

     Limitations on Restricted Payments. The Indenture provides that the Company will not, nor will it cause, permit or suffer any Restricted Subsidiary to, (i) declare or pay any dividends or make any other distributions (including through mergers, liquidations or other transactions commonly known as leveraged buyouts) on any class of Equity Interests of the Company or such Restricted Subsidiary (other than dividends or distributions payable by a Wholly-Owned Restricted Subsidiary on account of its Equity Interests held by the Company or another Restricted Subsidiary or payable in shares of Capital Stock of the Company other than Redeemable Stock), (ii) make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of such Equity Interests, (iii) purchase, defease, redeem or otherwise retire any Subordinated Indebtedness, or (iv) make any Restricted Investment, either directly or indirectly, whether in cash or property or in obligations of the Company (all of the foregoing being called "Restricted Payments"), unless, (x) in the case of a dividend, such dividend is payable not more than 60 days after the date of declaration and (y) after giving effect to such proposed Restricted Payment, all the conditions set forth in clauses (1) through (3) below are satisfied (A) at the date of declaration (in the case of any dividend), (B) at the date of such setting apart (in the case of any such fund) or (C) on the date of such other payment or distribution (in the case of any other Restricted Payment) (each such date being referred to as a "Computation Date"):

          (1) no Default or Event of Default has occurred and is continuing or would result from the making of such Restricted Payment;

          (2) at the Computation Date for such Restricted Payment and after giving effect to such Restricted Payment on a pro forma basis, the Company or such Restricted Subsidiary could incur $1.00 of additional Indebtedness pursuant to the covenant described in the initial paragraph under "-- Limitations on Indebtedness;" and

          (3) the aggregate amount of Restricted Payments declared, paid or distributed subsequent to the Closing Date (including the proposed Restricted Payment) does not exceed the sum of (i) 50% of the cumulative Consolidated Net Income of the Company for the period subsequent to July 1, 1997 to and including the last day of the Company's last fiscal quarter ending prior to the Computation Date (each such period to constitute a "Computation Period") (or, if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company during the Computation Period, (ii) the aggregate Net Cash Proceeds of the issuance or sale or the exercise (other than to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees) of the Company's Equity Interests (other than Redeemable Stock) subsequent to the Closing Date, (iii) the aggregate Net Cash Proceeds of the issuance or sale (other than to a Subsidiary) of any debt securities of the Company that have been converted into or exchanged for Equity Interests (other than Redeemable Stock) of the Company to the extent such debt securities were originally issued or sold for cash, plus the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange, in each case subsequent to the Closing Date, (iv) cash contributions to the Company's capital subsequent to the Closing Date and (v) $5.0 million.

     If no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the prohibitions set forth above are subject to the following exceptions: (a) Restricted Investments in obligations representing a portion of the proceeds of any Asset Sale consummated in accordance with the covenant described under "-- Limitations on Asset Sales", provided, however, that such Restricted Investments will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph; (b) any purchase or redemption of Equity Interests or Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than Redeemable Stock and other than Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan), provided, however, that (x) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph and (y) the Net Cash Proceeds from such sale will be excluded for purposes of clause (3)(ii) of the preceding paragraph to the extent utilized for purposes of such purchase or redemption; (c) any purchase or redemption of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Company or any Restricted Subsidiary which is permitted to be issued pursuant to the provisions of the covenant described under "-- Limitation on Indebtedness," provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph; (d) the repurchase, redemption or other acquisition or retirement for value of Capital Stock of Pioneer or the Company held by management or other employees of Pioneer or the Company or any Subsidiary pursuant to any shareholders agreement, management or employee stock option agreement or management or employee equity subscription agreement, in accordance with the provisions of any such arrangement, in an amount not greater than $500,000 in any calendar year plus the portion of any such amounts which remains unused at the end of the two prior calendar years, but in no event to exceed $1.5 million in any calendar year; provided, however, that any such purchase, redemption, acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph; (e) payments to Pioneer pursuant to any tax sharing arrangement so long as payments thereunder do not exceed the amount of the Company and its consolidated subsidiaries' share of Federal and state income taxes actually paid or to be paid by Pioneer, provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph; (f) payments to Pioneer to perform accounting, legal, corporate reporting and administrative functions in the ordinary course of business in an amount not greater than $500,000 in any calendar year, or to pay required fees in connection with the Tacoma Acquisition, provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph; and (g) Investments described in clause (vi) of the definition of Permitted Investments, provided, however, that such Investments will be included in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph.

     For purposes of this covenant, (a) the amount of any Restricted Payment declared, paid or distributed in property of the Company or any Restricted Subsidiary will be deemed to be the net book value of any such property that is intangible property and the Fair Market Value (as determined by and set forth in a resolution of the Company's Board of Directors) of any such property that is tangible property at the Computation Date, in each case, after deducting related reserves for depreciation, depletion and amortization; (b) the amount of any Restricted Payment declared, paid or distributed in obligations of the Company or any Restricted

Subsidiary will be deemed to be the principal amount of such obligations as of the date of the adoption of a resolution by the Board of Directors of the Company or such Restricted Subsidiary authorizing such Restricted Payment; and
(c) a distribution to holders of the Company's Equity Interests of (i) shares of Capital Stock or other Equity Interests of any Restricted Subsidiary of the Company or (ii) other assets of the Company, without, in either case, the receipt of equivalent consideration therefor will be regarded as the equivalent of a cash dividend equal to the excess of the Fair Market Value of the Equity Interests or other assets being so distributed at the time of such distribution over the consideration, if any, received therefor. The Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted, attaching a copy of the applicable resolution of the Company's Board of Directors pursuant to which the value of the Restricted Payment to be made was determined and setting forth the basis upon which the calculations required by this covenant were computed.

     Limitations on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of their respective assets or properties now owned or acquired after the Closing Date, or any income or profits therefrom, excluding, however, from the operation of the foregoing any of the following:

          (a) Liens existing as of the Closing Date or pursuant to an agreement or document in existence on the Closing Date, including the New Credit Facilities and security and intercreditor documents related thereto;

          (b) Permitted Liens;

          (c) Liens on assets or property of the Company, or on assets or property of Restricted Subsidiaries of the Company, to secure the payment of all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date of the Indenture; provided, however, that (i) the aggregate principal amount of Indebtedness secured by such Liens does not exceed the original cost or purchase price of the assets or property so acquired (including the reasonable and customary costs of installation of such acquired assets) or constructed, (ii) the Indebtedness secured by such Liens is otherwise permitted to be incurred under the Indenture, (iii) such Liens do not encumber any other assets or property of the Company or any of its Restricted Subsidiaries and (iv) the Indebtedness secured by such Liens may not be created more than 100 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to such Liens;

          (d) Liens on assets or property acquired by the Company or any Restricted Subsidiary after the date of the Indenture; provided, however, that (i) such Liens existed on the date such assets or property were acquired and were not incurred as a result of or in anticipation of such acquisition and (ii) such Liens do not extend to or cover any assets or property of the Company or any of its Restricted Subsidiaries other than the assets or property so acquired;

          (e) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which is permitted to be refinanced under the Indenture; provided, however, that such Liens do not extend to or cover any assets or property of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

          (f) Liens on assets or property of the Company or any Restricted Subsidiary that is subject to a Sale and Leaseback Transaction, provided, however, that the aggregate principal amount of Attributable Indebtedness in respect of all Sale and Leaseback Transactions then outstanding does not at the time such a Lien is incurred exceed $10.0 million;

          (g) Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in contemplation of the acquisition thereof by the Company or a Subsidiary; provided further, that such Liens may not extend to any other property owned by the Company or a Restricted Subsidiary;

          (h) Liens securing Indebtedness of a Restricted Subsidiary owing to the Company or a Wholly-Owned Restricted Subsidiary;

          (i) Liens on inventory, accounts receivable or related general intangibles of any Restricted Subsidiary securing the obligations under clause (d) of the covenant described under "-- Limitations on Indebtedness";

          (j) pari passu Liens on the Note Collateral securing up to $50.0 million aggregate principal amount of Indebtedness permitted to be incurred under the initial paragraph of the covenant described under "-- Limitations on Indebtedness," provided that (i) the proceeds of such Indebtedness are used to acquire or construct additional property, plant and equipment that will be utilized in one or more Related Businesses, (ii) the aggregate principal amount of Indebtedness secured by such Liens does not exceed the original cost or purchase price of the assets or property so acquired (including the reasonable and customary costs of installation of such acquired assets) or constructed, and (iii) the assets or property acquired or constructed with such Indebtedness are pledged to the Collateral Agent in accordance with the Intercreditor Agreement to become part of the Collateral securing the Notes and the Term Loans on a pari passu basis with such Indebtedness, and in connection therewith (A) the holders of such Indebtedness or any trustee or other representative thereof becomes party to the Intercreditor Agreement, as amended, and is authorized to exercise rights and remedies in accordance therewith, and (B) the Collateral Agent receives an endorsement to its title insurance policies relating to the mortgage liens constituting part of the Note Collateral insuring the continuing priority of such mortgage liens as set forth in the title insurance policies; and

          (k) Liens on assets or property of the Company, or on assets or property of Restricted Subsidiaries of the Company, acquired or constructed after the date of the Indenture other than in the ordinary course of business and other than assets or property acquired or constructed in replacement, repair or improvement of any assets or property constituting Note Collateral; provided, however, that (i) the aggregate principal amount of Indebtedness secured by such Liens does not exceed the original cost or purchase price of the assets or property so acquired (including the reasonable and customary costs of installation of such acquired assets) or constructed, (ii) the Indebtedness secured by such Liens is otherwise permitted to be incurred under the Indenture and (iii) such Liens do not encumber the Note Collateral.

     Limitations on Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distribution to the Company or its Restricted Subsidiaries on its Equity Interests, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except (A) consensual encumbrances or restrictions contained in or created pursuant to the New Credit Facilities, other Existing Indebtedness listed on a schedule to the Indenture and security and intercreditor documents related thereto in existence on the Closing Date, (B) consensual encumbrances or restrictions in the Notes, the Exchange Notes and the Indenture, (C) any restriction, with respect to a Restricted Subsidiary of the Company that is not a Subsidiary of the Company on the Closing Date, in existence at the time such entity becomes a Restricted Subsidiary of the Company; provided that such encumbrance or restriction is not created in anticipation of or in connection with such entity becoming a Subsidiary of the Company and is not applicable to any Person or the properties or assets of any Person other than a Person that becomes a Subsidiary, (D) any encumbrances or restrictions pursuant to an agreement effecting a refinancing of Indebtedness referred to in clauses (A) or (C) of this covenant or contained in any amendment to any agreement creating such Indebtedness, provided that the encumbrances and restrictions contained in any such refinancing or amendment are not materially more restrictive taken as a whole (as determined in good faith by the chief financial officer of the Company) than those provided for in such Indebtedness being refinanced or amended, (E) encumbrances or restrictions contained in any other Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to the provisions of the covenant described under "-- Limitations on

Indebtedness", provided that any such encumbrances or restrictions are not materially more restrictive taken as a whole (as determined in good faith by the chief financial officer of the Company) than the most restrictive of those provided for in the Indebtedness referred to in clause (A) or (C) of this covenant, (F) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease, (G) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary in compliance with the Indenture pending the closing of such sale or disposition; or (H) any encumbrance or restriction due to applicable law.

     Limitations on Asset Sales. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale (other than to the Company or other Restricted Subsidiary) unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and at least 80% of the consideration received by the Company or such Restricted Subsidiary from such Asset Sale is in the form of cash; provided however, that the amount of any cash equivalent or note or other obligation received by the Company or such Restricted Subsidiary from the transferee in any such transaction that is converted within 90 days by the Company or such Restricted Subsidiary into cash will be deemed upon such conversion to be cash for purposes of this provision; and (ii) the Net Proceeds received by the Company or such Restricted Subsidiary from such Asset Sale are applied in accordance with the following paragraphs.

     If all or a portion of the Net Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness of the Company then outstanding as required by the terms thereof, or the Company determines not to apply such Net Proceeds to the permanent prepayment of any Senior Indebtedness outstanding (in the case of any optional prepayment of Term Loans, only if such prepayment is effected on a pro rata basis in accordance with the Intercreditor Agreement and in the case of a revolving credit facility or similar arrangement that makes credit available, the commitment thereunder is also permanently reduced by such amount) or if no such Senior Indebtedness is then outstanding, then the Company may within 365 days of the Asset Sale, invest the Net Proceeds in the Company or in one or more Restricted Subsidiaries in a Related Business. The Term Facility requires that any cumulative Net Proceeds received in excess of $35.0 million will be used to make a mandatory prepayment of the Term Loans. The amount of Net Proceeds neither used to permanently repay or prepay Senior Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

     When the aggregate amount of Excess Proceeds from one or more Asset Sales equals $10.0 million or more, the Company will apply 100% of such Excess Proceeds within 365 days subsequent to the consummation of the Asset Sale which resulted in the Excess Proceeds equalling $10.0 million or more to the purchase of Notes tendered to the Company for purchase at a price equal to 100% of the principal amount thereof, plus accrued interest and Liquidated Damages, if any, to the date of purchase pursuant to an offer to purchase made by the Company (an "Asset Sale Offer") with respect to the Notes. Any Asset Sale Offer may include a pro rata offer under similar circumstances to purchase other Senior Indebtedness requiring a similar offer. Any Asset Sale Offer will be made substantially in accordance with the procedures for a Change of Control Offer described under "-- Change of Control." Until such time as the Net Proceeds from any Asset Sale are applied in accordance with this covenant, such Net Proceeds will be segregated from the other assets of the Company and the Subsidiaries and invested in cash or Eligible Investments, except that the Company or any Restricted Subsidiary may use any Net Proceeds pending the utilization thereof in the manner (and within the time period) described above, to repay revolving loans (under the Revolving Facility or otherwise) without a permanent reduction of the commitment thereunder.

     The Company will cause a notice of any Asset Sale Offer to be mailed to the Holders at their registered addresses not less than 30 days nor more than 45 days before the purchase date. Such notice will contain all instructions and materials necessary to enable Holders to tender their Notes to the Company. Upon receiving notice of an Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent that Holders properly tender Notes in an amount exceeding the

Asset Sale Offer, Notes of tendering Holders will be repurchased on a pro rata basis (based on amounts tendered).

     The Company's ability to repurchase the Notes pursuant to an Asset Sale Offer may be prohibited by the New Credit Facilities if at the time of such repurchase an event of default under the New Credit Facilities exists or would be caused thereby. Any future credit agreements to which the Company becomes a party may restrict the Company's ability to repurchase the Notes pursuant to an Asset Sale Offer. In the event the Company is required to make an Asset Sale Offer at a time when the Company is prohibited from making such Offer, the Company will be required under the Indenture, on or prior to the date that the Company is required to make an Asset Sale Offer, to (i) seek the consent of its lenders to repurchase Notes pursuant to such Asset Sale Offer or (ii) refinance the Indebtedness that prohibits such Asset Sale Offer. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from making such Offer. The Company's failure to purchase Notes pursuant to an Asset Sale Offer or make such Asset Sale Offer would constitute an Event of Default under the Indenture. See "-- Change of Control."

     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act, any other tender offer rules under the Exchange Act and other securities laws or regulations in connection with any offer to repurchase and the repurchase of the Notes as described above.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual restriction (other than restrictions not more restrictive taken as a whole (as determined in good faith by the chief financial officer of the Company) than those in effect under Existing Indebtedness and the New Credit Facilities) that would materially impair the ability of the Company to comply with the provisions of this "Limitations on Asset Sales" covenant.

     Limitations on Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (i) at the time of the occurrence of such transaction and after giving effect to such transaction and (x) in the case of a Sale and Leaseback Transaction which is a Capitalized Lease Obligation, giving effect to the Indebtedness in respect thereof, and (y) in the case of any other Sale and Leaseback Transaction, giving effect to the Attributable Indebtedness in respect thereof, the Company or such Restricted Subsidiary could incur $1.00 of additional Indebtedness pursuant to the covenant described in the initial paragraph under "-- Limitations on Indebtedness," (ii) at the time of the occurrence of such transaction, the Company or such Restricted Subsidiary could incur Indebtedness secured by a Lien on property in a principal amount equal to or exceeding the Attributable Indebtedness in respect of such Sale and Leaseback Transaction pursuant to the covenant described under "-- Limitations on Liens", and (iii) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under "-- Limitations on Asset Sales."

     Limitations on Mergers; Sales of Assets. The Indenture provides that the Company will not consolidate with or merge into, or sell, assign, convey, lease or transfer all or substantially all of its assets and those of its Subsidiaries taken as a whole to, any Person, unless (i) the resulting, surviving or transferee Person expressly assumes all the obligations of the Company under the Notes and the Indenture; (ii) such Person is organized and existing under the laws of the United States of America, a state thereof or the District of Columbia; (iii) at the time of the occurrence of such transaction and after giving effect to such transaction on a pro forma basis, such Person could incur $1.00 of additional Indebtedness pursuant to the covenant described in the initial paragraph under "-- Limitations on Indebtedness" (assuming a market rate of interest with respect to such additional Indebtedness); (iv) at the time of the occurrence of such transaction and after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of such Person is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (v) each Subsidiary Guarantor, to the extent applicable, will by supplemental indenture confirm that its Guarantee will apply to such Person's obligations under the Notes; and (vi) immediately before and immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any of its Subsidiaries or of such Person as a result of such transaction as having been incurred by the Company or such

Subsidiary or such Person, as the case may be, at the time of such transaction, no Default or Event of Default has occurred and is continuing.

     No Subsidiary Guarantor will, and the Company will not permit a Subsidiary Guarantor to, in a single transaction or series of related transactions merge or consolidate with or into any other corporation (other than the Company or any other Subsidiary Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any entity (other than the Company or any other Subsidiary Guarantor) unless at the time and giving effect thereto: (i) either (1) such Subsidiary Guarantor is the continuing corporation or (2) the entity (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Subsidiary Guarantor is a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under the Notes and the Indenture; and (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing. The provisions of this paragraph will not apply to any transaction (including any Asset Sale made in accordance with " -- Limitations on Asset Sales" above) with respect to any Subsidiary Guarantor if the Guarantee of such Subsidiary Guarantor is released in connection with such transaction in accordance with the applicable provisions of the Indenture. Upon any sale, exchange, transfer or other disposition to any Person of all of the Company's or a Restricted Subsidiary's Equity Interests in, or all or substantially all of the assets of, any Subsidiary Guarantor which is in compliance with the Indenture, such Subsidiary Guarantor will be released from all its obligations under its Guarantee.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or any Subsidiary Guarantor is not the continuing corporation, the successor Person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Subsidiary Guarantor, as the case may be, and the Company or such Subsidiary Guarantor, as the case may be, would be discharged from its obligations under the Indenture, the Notes or its Guarantee, as the case may be.

     The governing law of the Indenture and the Notes is New York law. New York law offers no clear guidance as to the definition of the term "all or substantially all" in the context of the "Limitations on Mergers; Sales of Assets" covenant in an indenture such as the Indenture. To the extent that the law of other jurisdictions does offer guidance as to the definition of the term, such jurisdictions have applied a qualitative test as well as quantitative tests to determine the meaning of "all or substantially all" on a case-by-case basis. The lack of an established meaning for the term "all or substantially all" could lead to uncertainty as to the ability of the Holders of Notes to determine whether or not a transaction governed by this "Limitations on Mergers; Sales of Assets" covenant has occurred.

     Subsidiary Guarantees. The Indenture provides that if (i) any Subsidiary of the Company becomes a Restricted Subsidiary after the Closing Date, (ii) the Company or any Subsidiary of the Company that is a Subsidiary Guarantor transfers or causes to be transferred, in one transaction or a series of related transactions, property or assets (including, without limitation, businesses, divisions, real property, assets or equipment) which in the aggregate have a value equal to or greater than 15% of the Company's total assets determined on a consolidated basis as of the time of transfer to any Subsidiary or Subsidiaries of the Company that is not a Subsidiary Guarantor or are not Subsidiary Guarantors, (iii) any Subsidiary of the Company which has a value equal to or greater than 5% of the Company's total assets determined on a consolidated basis as of the time of determination directly or indirectly guarantees or otherwise becomes obligated with respect to any Senior Indebtedness of the Company, or
(iv) any Subsidiary of the Company becomes a guarantor of the Term Loans after the Closing Date, the Company will cause such Subsidiary or Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary or Subsidiaries will unconditionally guarantee all of the Company's obligations under the Indenture and the Notes on the same terms as the other Subsidiary Guarantors, which Guarantee will rank pari passu with any Senior Indebtedness of such Subsidiary.

     Transactions with Affiliates. The Indenture provides that the Company and its Restricted Subsidiaries will not, directly or indirectly, enter into any transaction or series of related transactions with or for the benefit of any of their respective Affiliates other than with the Company or any Restricted Subsidiaries, except on an arm's-length basis and if (x)(i) in the case of any such transaction in which the aggregate rental value, remuneration or other consideration (including the value of a loan), together with the aggregate rental value, remuneration or other consideration (including the value of a loan) of all such other transactions consummated in the year during which such transaction is proposed to be consummated, exceeds $750,000, the Company delivers board resolutions to the Trustee evidencing that the Board of Directors of the Company and the Independent Directors that are disinterested each have (by a majority vote) determined in good faith that the aggregate rental value, remuneration or other consideration (including the value of any loan) inuring to the benefit of such Affiliate from any such transaction is not greater than that which would be charged to or extended by the Company or its Subsidiaries, as the case may be, on an arm's-length basis for similar properties, assets, rights, goods or services by or to a Person not affiliated with the Company or its Subsidiaries, as the case may be, and (ii) in the case of any such transaction in which the aggregate rental value, remuneration or other consideration (including the value of any loan), together with the aggregate rental value, remuneration or other consideration (including the value of any loan) of all such other transactions consummated in the year during which such transactions are proposed to be consummated, exceeds $7.5 million, the Company delivers to the Trustee board resolutions as described in clause (x)(i) of this paragraph and an opinion of a nationally recognized investment banking firm, unaffiliated with the Company and the Affiliate which is party to such transaction, to the effect that the aggregate rental price, remuneration or other consideration (including the value of a loan) inuring to the benefit of such Affiliate from any such transaction is not greater than that which would be charged to or extended by the Company or its Subsidiaries, as the case may be, on an arm's-length basis for similar properties, assets, rights, goods or services by or to a Person not affiliated with the Company or its Subsidiaries, as the case may be, and (y) all such transactions referred to in clauses (x)(i) and (ii) are entered into in good faith. Any transaction required to be approved by Independent Directors pursuant to the preceding paragraph must be approved by at least one such Independent Director.

     The provisions of the preceding paragraph do not prohibit (i) any Restricted Payment permitted to be paid pursuant to the provisions of the covenant described under "-- Limitations on Restricted Payments" other than with respect to Investments described in the following clause (ii), (ii) any Investment made in Kemwater during a period of three years following the Closing Date, provided that such Investment matures or is required to be redeemed within one year of its being made, (iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business consistent with past practices, not to exceed $500,000 aggregate principal amount outstanding at any time, (v) the payment of fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Subsidiaries, as determined by the board of directors of the Company or any of its Subsidiaries in good faith and (vi) Existing Affiliate Agreements, including amendments thereto entered into after the Closing Date provided that the terms of any such amendment either (A) are not, in the aggregate, less favorable to the Company than the terms of such agreement prior to such amendment, or (B) if such terms are, in the aggregate, less favorable to the Company, such amendment satisfies the requirements of the preceding paragraph.

     Limitation on Ownership of Wholly-Owned Restricted Subsidiary Stock. The Indenture provides that the Company (a) will not, and will not permit any Wholly-Owned Restricted Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Wholly-Owned Restricted Subsidiary of the Company (other than All-Pure and its subsidiaries) to any Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company), unless
(i) such transfer, conveyance, sale or other disposition is of all the Capital Stock of such Wholly-Owned Restricted Subsidiary and (ii) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described under the caption "-- Limitations on Asset Sales," and (b) will not permit any Wholly-Owned Restricted Subsidiary of the Company (other than All-Pure and its subsidiaries) to issue any of its Equity Interests

(other than, if necessary, Capital Stock constituting directors' qualifying shares or interests held by directors or shares or interests required to be held by foreign nationals, to the extent mandated by applicable law) to any Person other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company.

     Impairment of Security Interest. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiaries to, take or omit to take any action which action or omission might or would have the result of affecting or impairing the Liens and security interest in favor of the Collateral Agent for the benefit of the Secured Parties with respect to the Note Collateral and the Company will not grant to any Person, or suffer any Person to have any interest whatsoever in the Note Collateral, in each case other than as otherwise permitted by the Indenture, the Term Facility or the Security Documents. The Company will not, and will not cause or permit any Restricted Subsidiaries to, enter into any agreement or instrument that by its terms requires that the proceeds received from any sale of Note Collateral be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than pursuant to the Indenture, the Term Facility or any instrument governing Indebtedness permitted to be secured by a Lien on the Note Collateral pursuant to the covenant described under "-- Limitations on Liens." A release of any of the Note Collateral strictly in accordance with the terms and conditions of the Indenture and the Security Documents will not be deemed for any purpose to be an impairment of security under the Indenture.

     Amendment to Security Documents. The Indenture provides that the Company will not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any manner or to any extent that would constitute an Event of Default under the Indenture or the Security Documents; provided that the Indenture and the Security Documents may be amended, modified or supplemented as set forth under the caption "Amendment, Supplement or Waiver."

     Stock Pledge Agreements. The Indenture provides that if (i) any Restricted Subsidiary of the Company engages in any business activity other than the holding of the Capital Stock of one or more Subsidiaries of the Company (or in the case of Imperial West, engaging in any business activity other than the holding of its Investment in Kemwater) and (ii) such Restricted Subsidiary has a value equal to or greater than 5% of the Company's total assets determined on a consolidated basis as of the time of determination, then the Company will, and will cause the applicable Subsidiary or Subsidiaries of the Company (the "Pledgor Subsidiary" or "Pledgor Subsidiaries") to, execute and deliver to the Trustee and the Collateral Agent one or more stock pledge agreements substantially in the form of the stock pledge agreement attached as an exhibit to the Indenture providing for the pledge to the Collateral Agent for the benefit of (x) the Trustee, for itself and the Holders, and (y) the Term Loan Agent, for itself and the other Term Loan lenders, all of the Capital Stock of such Restricted Subsidiary held by the Company and the Pledgor Subsidiary or Pledgor Subsidiaries, together with certificates evidencing such Capital Stock, which Capital Stock will become "Note Collateral" for purposes of the Intercreditor Agreement.

     The Indenture further provides that if (i) there are no Term Loans outstanding, (ii) there is no Indebtedness (the "New Indebtedness") outstanding which refinanced the Term Loans and requires pledges of Capital Stock of one or more Restricted Subsidiaries of the Company in connection therewith, (iii) all other amounts due and owing to the Term Loan lenders under the Term Facility or the New Indebtedness lenders under the agreement providing for the issuance of the New Indebtedness, as the case may be, have been paid in full, (iv) the Term Facility agreement or the agreement providing for the issuance of the New Indebtedness, as the case may be, has been terminated, and (v) the Company has delivered to the Trustee and the Collateral Agent an officers' certificate stating that the foregoing requirements have been satisfied (which officers' certificate must also be signed by the Term Loan Agent or the agent, trustee or other representative of the New Indebtedness, as the case may be), then (x) the Company will be released from its obligations to comply with this covenant, (y) the failure to comply with this covenant will not constitute a Default or Event of Default with respect to the Notes, and (z) all stock pledge agreements entered into by the Company and one or more Subsidiaries of the Company after the Closing Date pursuant to this covenant will be terminated, and all certificates evidencing Capital Stock pledged thereunder will be released, by the Collateral Agent.

     If at any time after the operation of the immediately preceding paragraph the Company or any Subsidiary of the Company intends to incur any Indebtedness which requires the pledge of Capital Stock of one or more

Restricted Subsidiaries of the Company in connection therewith, neither the Company nor such Subsidiary will incur such Indebtedness without directly securing the Notes with such pledge of Capital Stock on an equal and ratable basis (or prior to in the case of Indebtedness subordinated to the Notes or the Guarantees, as the case may be) and in connection therewith the Company's obligation to comply with the provisions of this covenant will be reinstated if a covenant or agreement similar to this covenant is included in the agreement providing for the issuance of such Indebtedness.

     Provision of Financial Statements. The Indenture provides that, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such
Section 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Notes, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of Notes at the Company's cost.

     Limitation on Applicability of Certain Covenants. The Indenture provides that notwithstanding anything to the contrary therein, the covenants described above entitled "Limitations on Indebtedness," "Limitations on Restricted Payments," "Limitations on Liens," "Limitations on Payment Restrictions Affecting Restricted Subsidiaries," "Limitations on Asset Sales" and "Transactions with Affiliates" will not apply to transactions effected pursuant to and in accordance with the Contingent Payment Agreement and amounts related to such transactions will not be required to be included in any calculation required by any such covenant. Such transactions include (i) any payment made by the Company or a Restricted Subsidiary, (ii) any assets or property transferred by the Company or a Restricted Subsidiary, (iii) the application of any proceeds received by the Company or any Restricted Subsidiary in connection with any transfer of assets or property made by such Person, (iv) any escrow or segregation of moneys to be paid by the Company or a Restricted Subsidiary, (v) any Investment of such escrowed or segregated moneys by the Company or a Restricted Subsidiary or any other Investment under the Contingent Payment Agreement, (vi) any obligation of the Company or a Restricted Subsidiary to make any such payments or to effect any such escrow or segregation of moneys, (vii) any Indebtedness incurred by the Company or a Restricted Subsidiary that is non-recourse to the assets of the Company, such Restricted Subsidiary or any other Restricted Subsidiary, other than the borrower's interest in Basic Investments, Victory Valley, the Excess Land and/or any other assets or funds held under the Contingent Payment Agreement, and as to which neither the Company nor any Restricted Subsidiary (other than the borrower) provides credit support or is directly or indirectly liable, or (viii) any Lien incurred by the Company or any Restricted Subsidiary in connection with Indebtedness described in clause
(vii) above that does not extend to assets of the Company or any Restricted Subsidiary other than such Person's interest in Basic Investments, Victory Valley, the Excess Land and/or any other assets or funds held under the Contingent Payment Agreement.

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in the City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

RELEASE OF NOTE COLLATERAL

     The Company will be permitted to sell Note Collateral in an Asset Sale and obtain a release of the liens of the Security Documents in such Note Collateral only upon compliance with the covenant described in "-- Certain
Covenants -- Limitations on Asset Sales" and only upon delivery to the Trustee and the

Collateral Agent of (a) a notice that, among other things, describes the interests to be released, states the fair market value of the released interests as of a date no later than 60 days before the date of such notice, and certifies that the purchase price received is not less than the fair market value of such released interest as of the date of such release, (b) the Net Proceeds of the Asset Sale, (c) an officer's certificate certifying, among other things, the terms of the Indenture governing Asset Sales and all other applicable terms have been complied with, (d) an opinion of counsel as to the Asset Sale, and (e) satisfactory evidence from a title company that the Liens of the Collateral Agent on the remaining Note Collateral continue unimpaired as perfected first priority liens.

     To the extent Trust Moneys consist of insurance proceeds or condemnation or other taking awards, any such moneys which may be used to effect a restoration of the affected Note Collateral will be permitted to be withdrawn by the Company and paid by the Collateral Agent, at the direction of the Trustee, upon a request by the Company to reimburse the Company or PCAC for expenditures made or costs incurred to repair, rebuild or replace the destroyed, damaged, or taken Note Collateral, and upon delivery of (a) an officer's certificate certifying, among other things, as to expenditures made or costs incurred, the necessity or desirability in the conduct of the Company's business of the repaired, rebuilt, or replaced property, and the fair market value of such property as of the date of the expenditures, (b) an opinion of counsel as to the validity and perfection of the Collateral Agent's lien on the repaired or replaced Note Collateral and
(c) an architect's certificate as to the costs of such restoration and compliance with law.

     To the extent Trust Moneys consist of proceeds of an Asset Sale, and the Company intends to reinvest such proceeds in the Company or in one or more Restricted Subsidiaries in a Related Business, such Trust Moneys will be permitted to be withdrawn by the Company upon request to the Trustee and upon receipt by the Trustee and the Collateral Agent of (a) notice of such withdrawal, (b) an officer's certificate certifying compliance with the Indenture, (c) instruments granting the Collateral Agent first priority liens, for the benefit of the Secured Parties, on the real or personal property interests in which the Company or its Restricted Subsidiary have invested, and
(d) an opinion of counsel as to the instruments governing such liens and security interests.

     Trust Moneys will be permitted to be applied from time to time (x) to the payment of principal and interest on the Notes, or (y) to the extent otherwise permitted by the Indenture, to redeem or repurchase Notes, including without limitation pursuant to a Change of Control Offer or (to the extent such Trust Moneys constitute proceeds from Asset Sales) an Asset Sale Offer, or (z) at the direction of the Company and PCAC, to pay any other Senior Indebtedness secured by liens in the Note Collateral (but only to the extent such Trust Moneys constitute proceeds from Asset Sales), in each case upon receipt by the Trustee and the applicable Collateral Agent of (a) resolutions of the boards of directors of the Company and PCAC directing such application, (b) cash equaling the accrued interest, if any, required to be paid in connection with such payment or purchase, (c) an officer's certificate, and (d) an opinion of counsel. Trust Moneys received by the applicable Collateral Agent or the Trustee pursuant to an Asset Sale Offer remaining after the completion of such Asset Sale Offer will be permitted to be withdrawn by the Company upon request of the Company and delivery of an officer's certificate and an opinion of counsel.

     The Indenture provides that any release of Note Collateral, including Trust Moneys, will be subject to the provisions of Section 314(d) of the Trust Indenture Act relating to, among other things, the delivery of a certificate or an opinion of an engineer, appraiser or other expert as to the fair value of Note Collateral being released from the Liens of the Security Documents.

CERTAIN DEFINITIONS

     "Affiliate" means, with respect to any party, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such party including any estate or trust under will of such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 5% or more of the voting securities of a Person will be deemed to be control.

     "Asset Sale" means, with respect to the Company or any Restricted Subsidiary, the sale, lease, conveyance or other disposition (including, without limitation, by way of merger or consolidation, and whether by operation of law or otherwise) to any Person other than the Company or a Wholly-Owned Restricted Subsidiary of any of the Company's or such Restricted Subsidiary's assets (including, without limitation, (x) any sale or other disposition of Equity Interests of any Restricted Subsidiary and (y) any sale or other disposition of any noncash consideration received by the Company or such Restricted Subsidiary from any prior transaction or series of related transactions that constituted an Asset Sale under the Indenture), whether owned on the date of the Indenture or subsequently acquired, in one transaction or a series of related transactions: provided, however, that the following will not constitute Asset Sales: (i) transactions (other than transactions described in clause (y) above and transactions involving Collateral as defined in the Stock Pledge Agreement) in any calendar year with aggregate cash and/or Fair Market Value of any other consideration received (including, without limitation, the unconditional assumption of Indebtedness) of less than $1.0 million; (ii) a transaction or series of related transactions that results in a Change in Control; (iii) any sale of assets of the Company and its Restricted Subsidiaries or merger permitted under the covenant described under "Certain Covenants -- Limitations on Mergers; Sales of Assets"; (iv) any sale or other disposition of inventory, property (whether real, personal or mixed) or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or no longer needed for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, in the good faith determination of the Board of Directors; and (v) any sale of inventory to customers in the ordinary and customary course of business.

     "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction, as at the time of determination, the greater of (i) the Fair Market Value of the property subject to such transaction and (ii) the present value (discounted at a rate equivalent to the Company's then current weighted average cost of funds for borrowed money, compounded on a semi-annual basis) of the total net obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended). As used in the preceding sentence, the "total net obligations of the lessee for rental payments" under any lease for any such period means the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent also includes the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Basic Investments" means Basic Investments, Inc., a Nevada corporation.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the net book value of all accounts receivable of the Company and its Restricted Subsidiaries as of such date, (b) 50% of the net book value of all inventory owned by the Company and its Restricted Subsidiaries as of such date, and (c) the lesser of (x) $10.0 million and (y) 85% of the net book value of all accounts receivable of Kemwater as of such date plus 50% of the net book value of all inventory as of such date owned by Kemwater, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available quarterly or annual financial report for purposes of calculating the Borrowing Base.

     "Capital Stock" means, with respect to any Person, any common stock, preferred stock and any other capital stock of such Person and shares, interests, participations or other ownership interest (however designated), of any Person and any rights (other than debt securities convertible into, or exchangeable for, capital stock), warrants or options to purchase any of the foregoing, including (without limitation) each class of common stock and preferred stock of such Person if such Person is a corporation and each general and limited partnership interest of such Person if such Person is a partnership.

     "Capitalized Lease Obligation" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness will be the capitalized amount of such obligations determined in accordance with GAAP.

     "Cash Flow" for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, plus the following to the extent included in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) income tax expense and (iii) depreciation, depletion and amortization expense.

     "Closing Date" means June 17, 1997.

     "Consolidated Cash Flow Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Cash Flow for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters of the Company and its Restricted Subsidiaries; provided, however, that (A) if the Company or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Cash Flow Coverage Ratio is an incurrence of Indebtedness, or both, Cash Flow and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been issued on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period the Company or any Restricted Subsidiary has made any Asset Sale, the Cash Flow for such period will be reduced by an amount equal to the Cash Flow (if positive), directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the Cash Flow (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with any such sale or other disposition for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (C) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made under the Indenture, which constitutes all or substantially all of an operating unit of a business, Cash Flow and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (D) in making such computation, Consolidated Interest Expense attributable to any Indebtedness incurred under any revolving credit facility will be computed based on the average daily balance of such Indebtedness during such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

     "Consolidated Indebtedness" means the Indebtedness of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in conformity with GAAP.

     "Consolidated Interest Expense" means, for any period, interest expense of the Company and its consolidated Restricted Subsidiaries, excluding amortization of any deferred financing fees, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) Preferred Stock dividends in respect of all Redeemable Stock of the Company held by Persons other than the Company or a Wholly-Owned Restricted Subsidiary and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Capital Stock of the Company.

     "Consolidated Net Income" means, for any period, and as to any Person, the aggregate Net Income of such Person and its Subsidiaries (other than, in the case of the Company, the Unrestricted Subsidiaries of the Company) for such period determined in accordance with GAAP; provided that (i) the Net Income of any Person which is not a Subsidiary of such Person but which is consolidated with such Person or is accounted for by such Person by the equity method of accounting will be included only to the extent of the amount of cash dividends or cash distributions paid to such Person or a Wholly-Owned Restricted Subsidiary of such Person (other than, in the case of the Company, the Unrestricted Subsidiaries of the Company), (ii) the Net Income of any Person acquired by such Person or a Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, (iii) the Net Income of any Subsidiary of such Person that is subject to restrictions, direct or indirect, on the payment of dividends or the making of distributions to such Person will be excluded to the extent of such restrictions, (iv) the Net Income of (A) any Unrestricted Subsidiary and (B) any Subsidiary less than 80% of whose securities having the right (apart from the right under special circumstances) to vote in the election of directors are owned by the Company or its Wholly-Owned Restricted Subsidiaries will be included only to the extent of the amount of cash dividends or cash distributions actually paid by such Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary of the Company, (v) in the case of the Company, the Net Income attributable to any business, properties or assets acquired (by way of merger, consolidation, purchase or otherwise) by the Company or any Restricted Subsidiary of the Company for any period prior to the date of such acquisition will be excluded, (vi) all extraordinary gains and losses, and any gain or loss realized upon the termination of any employee pension benefit plan, in respect of dispositions of assets other than in the ordinary course of business and any one-time increase or decrease to Net Income which is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP (together, in each case, with any provision for taxes) will be excluded, and (vii) all amounts of "other income, net" classified as such on one or more lines of such Person's statement of operations, in accordance with GAAP, net of applicable income taxes, will be excluded from such Person's aggregate Net Income; provided that in the case of the Company the foregoing exclusion will not apply to cash dividends or cash distributions paid to the Company in respect of its indirect equity interest in Saguaro Power Company, a Limited Partnership, to the extent included in clause (i) of this definition.

     "Consolidated Net Worth" means, for any Person, the total of the amounts shown on the balance sheet of such Person and its consolidated Subsidiaries, determined on a consolidated basis without duplication in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the amount of Capital Stock (other than Redeemable Stock) plus (ii) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit).

     "Contingent Payment Agreement" means the Contingent Payment Agreement dated as of April 20, 1995 among Pioneer, the Company and the Sellers named therein.

     "Credit Facility" means any revolving credit facility or similar arrangement that makes credit available entered into by and among the Company and/or any of its Subsidiaries that is a Guarantor and the lending institutions party thereto, including any credit agreement, related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Eligible Investments" means, (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than 90 days from the date of acquisition, (ii) time deposits and certificates of deposit with maturities of not more than 90 days from the date of acquisition, of any commercial banking institution that is a member of the Federal Reserve System having capital and surplus in excess of $500.0 million, whose debt has a rating at the time of any such investment of at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Group or at least "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or any bank or financial institution party to the Term Facility or the Revolving Facility,
(iii) fully secured repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) entered into with any bank or financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any commercial banking institution that is a member of the Federal Reserve System having capital and surplus in excess of $500.0 million and commercial paper or master notes of issuers, rated at the time of any such investment at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Group or at least "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or any bank or financial institution party to the Term Facility or the Revolving Facility, and in each case maturing within 270 days after the date of acquisition, and (v) any shares in an open-end mutual fund organized by a bank or financial institution having combined capital and surplus of at least $500.0 million investing solely in investments permitted by the foregoing clauses (i), (ii) and (iv).

     "Equity Interests" means shares, interests, participations or other equivalents (however designated) of Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means an offering of Equity Interests (other than Redeemable Stock) of any Person made on a primary basis by such Person (including a rights offering to existing stockholders of such Person), which yields gross proceeds to such Person of $15.0 million or more.

     "Excess Land" means certain real property adjoining the sites of PCAC's Henderson, Nevada and St. Gabriel, Louisiana plants and the Mojave, California property owned by Imperial West that is not used in the business conducted at such sites, which real property is referred to and defined in the Contingent Payment Agreement as the "Subject Parcels."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Notes" means notes issued pursuant to any Exchange Offer Registration Statement.

     "Exchange Offer Registration Statement" means the registration statement filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the "Commission") with respect to an offer to exchange the Original Notes for the Exchange Notes.

     "Existing Affiliate Agreements" means (i) agreements between Pioneer Americas, Inc. or any of its subsidiaries and Saguaro Power Company, a Limited Partnership, relating to the delivery of steam and other services, existing on the date of the Indenture and listed on a schedule thereto, (ii) the Tax Sharing Agreement of Pioneer and its subsidiaries, (iii) agreements between Pioneer Americas, Inc. or any of its subsidiaries and Basic Investments relating to the delivery of water and power, power transmission services, and other services, existing on the date of the Indenture and listed on a schedule thereto and (iv) any other agreements with affiliates of the Company, existing on the date of the Indenture and listed on a schedule thereto.

     "Existing Indebtedness" means all Indebtedness (other than the Term Loans and the Revolving Loans outstanding) of the Company or any Restricted Subsidiary existing on the date of the Indenture and listed on a schedule thereto.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined by a majority of the members of the Board of Directors of the Company, and a majority of the disinterested members of such Board of Directors, if any, acting in good faith and will be evidenced by a duly and properly adopted resolution of the Board of Directors.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Hedging Obligations" means the obligations of any Person or entity pursuant to any swap or cap agreement, exchange agreement, collar agreement, option, futures or forward hedging contract, derivative instrument or other similar agreement or arrangement designed to protect such Person or entity against fluctuations in interest rates or foreign exchange rates or the price of raw materials and other chemical products used or produced in the Company's business, as the case may be.

     "incur" has the meaning ascribed thereto in the covenant described under "-- Certain Covenants -- Limitations on Indebtedness"; provided that (a) with respect to any Indebtedness of any Restricted Subsidiary of the Company that is owing to the Company or another Restricted Subsidiary of the Company, any disposition, pledge or transfer of such Indebtedness to any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) will be deemed to be an incurrence of such Indebtedness and (b) with respect to any Indebtedness of the Company or a Restricted Subsidiary that is owing to another Restricted Subsidiary, any transaction pursuant to which a Wholly-Owned Restricted Subsidiary to which such Indebtedness is owing ceases to be a Wholly-Owned Restricted Subsidiary will be deemed to be an incurrence of such Indebtedness, and provided, further that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. The term "incurrence" has a corresponding meaning.

     "Indebtedness" of any Person means, without duplication, all liabilities with respect to (i) indebtedness for money borrowed or which is evidenced by a bond, debenture, note or other similar instrument or agreement, but excluding trade credit evidenced by any such instrument or agreement; (ii) reimbursement obligations, letters of credit and bankers' acceptances; (iii) indebtedness with respect to Hedging Obligations; (iv) Capitalized Lease Obligations; (v) indebtedness, secured or unsecured, created or arising in connection with the acquisition or improvement of any property or asset or the acquisition of any business; (vi) all indebtedness secured by any Lien upon property owned by such Person and all indebtedness secured in the manner specified in this clause even if such Person has not assumed or become liable for the payment thereof; (vii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or otherwise representing the deferred and unpaid balance of the purchase price of any such property, including all indebtedness created or arising in the manner specified in this clause even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property; (viii) guarantees, direct or indirect, of any indebtedness of other Persons referred to in clauses (i) through (vii) above, or of dividends or leases, taxes or other obligations of other Persons, excluding any guarantee arising out of the endorsement of negotiable instruments for collection in the ordinary course of business; (ix) contingent obligations in respect of, or to purchase or otherwise acquire or be responsible or liable for, through the purchase of products or services, irrespective of whether such products are delivered or such services are rendered, or otherwise, any such indebtedness referred to in clauses (i) through (vii) above; (x) any obligation, contingent or otherwise, arising under any surety, performance or maintenance bond; and (xi) Redeemable Stock of the Company valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; which indebtedness, Capitalized Lease Obligation, guarantee or contingent or other obligation such Person has directly or indirectly created, incurred, assumed, guaranteed or otherwise become liable or responsible for, whether then outstanding or thereafter created in the case of clauses (i) through (x) above, to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on the balance sheet of such Person in accordance with GAAP. For purposes of the foregoing definition, the "maximum fixed repurchase price" of any Redeemable Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Redeemable Stock as if such

Redeemable Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the Indenture. As used herein, Indebtedness with respect to any Hedging Obligation means, with respect to any specified Person on any date, the net amount (if any) that would be payable by such specified Person upon the liquidation, close-out or early termination on such date of such Hedging Obligation. For purposes of the foregoing, any settlement amount payable upon the liquidation, close-out or early termination of a Hedging Obligation will be calculated by the Company in good faith and in a commercially reasonable manner on the basis that such liquidation, close-out or early termination results from an event of default or other similar event with respect to such specified Person. Any reference in this definition to indebtedness will be deemed to include any renewals, extensions and refundings of any such indebtedness or any indebtedness issued in exchange for such indebtedness.

     "Independent Director" means a director of the Company other than a director (i) who (apart from being a director of the Company or any of its Subsidiaries) is an employee, insider, associate or Affiliate of the Company or any of its Subsidiaries or has held any such position during the previous year or (ii) who is a director, an employee, insider, associate or Affiliate of another party to the transaction in question.

     "Investment" means any direct or indirect advance, loan, other extension of credit or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, purchase or acquisition of Equity Interests, bonds, notes, debentures or other securities of, or purchase or other acquisition of all or a substantial part of the business, Equity Interests or other evidence of beneficial ownership of, or any other investment in or guarantee of any Indebtedness of, any Person or any other item that would be classified as an investment on a balance sheet prepared in accordance with GAAP. Investments do not include advances to customers and suppliers in the ordinary course of business and on commercially reasonable terms. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of determined as provided in the final paragraph of the covenant described under "-- Certain Covenants -- Limitations on Restricted Payments."

     "Lien" means any mortgage, pledge, lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "Net Cash Proceeds" means, with respect to any issuance or sale of Equity Interests or debt securities that have been converted into or exchanged for Equity Interests, as referred to under "-- Certain Covenants -- Limitations on Restricted Payments," the proceeds of such issuance or sale in the form of cash or cash equivalents, net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Income" of any Person, for any period, means the net income (loss) of such Person and its subsidiaries (other than, in the case of the Company, its Unrestricted Subsidiaries) determined in accordance with GAAP.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, the proceeds of insurance paid on account of the loss of or damage to any property, or compensation or other proceeds for any property taken by condemnation, eminent domain or similar proceedings, and any non-cash consideration received by the Company or any Restricted Subsidiary from any Asset Sale that is converted into or sold or otherwise disposed of for cash within 90 days after the relevant Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (ii) any taxes paid or payable as a result thereof, (iii) all amounts required to be applied to the repayment of, or representing the amount of permanent reductions in the commitments relating to, Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale which Lien is permitted pursuant to the terms of the Indenture, (iv) any reserve for adjustment in respect of the sale price of such asset or assets required by

GAAP, (v) all distributions and other payments required to be made (including any amounts held pending distribution) to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and (vi) all payments due under Existing Affiliate Agreements arising out of an Asset Sale. The amount of any taxes required to be accrued as a liability under GAAP as a consequence of an Asset Sale will be the amount thereof as determined in good faith by the Board of Directors of the Company.

     "Permitted Investment" means (i) any Eligible Investment, (ii) any Investment in the Company, (iii) Investments in existence on the Closing Date, and any such Investment in Basic Investments, Basic Land Company, Basic Management, Inc., Basic Water Company or Victory Valley which has been reclassified or converted into an alternate form of Investment in the same or a successor entity, (iv) intercompany notes permitted under clause (f) of the covenant described under "-- Certain Covenants -- Limitations on Indebtedness,"
(v) Investments in any Wholly-Owned Restricted Subsidiary or any Person which, as a result of such Investment, becomes a Wholly-Owned Restricted Subsidiary; provided that such Wholly-Owned Restricted Subsidiary is engaged in a Related Business, and (vi) other Investments after the Closing Date in joint ventures, corporations, limited liability companies, partnerships or Unrestricted Subsidiaries engaged in a Related Business that do not at any one time outstanding exceed $5.0 million; provided that the amount of Investments pursuant to clause (vi) will be included in the calculation of Restricted Payments pursuant to the covenant described under "-- Certain
Covenants -- Limitations on Restricted Payments."

     "Permitted Liens" means as of any particular time, any one or more of the following:

          (a) Liens for taxes, rates and assessments not yet past due or, if past due, the validity of which is being contested in good faith by the Company or any Restricted Subsidiary by appropriate proceedings promptly instituted and diligently conducted and against which the Company has established appropriate reserves in accordance with GAAP;

          (b) the Lien of any judgment rendered which is being contested in good faith by the Company or any of its Restricted Subsidiaries by appropriate proceedings promptly instituted and diligently conducted and against which the Company has established appropriate reserves in accordance with GAAP and which does not have a material adverse effect on the ability of the Company and its Restricted Subsidiaries to operate their business or operations;

          (c) other than in connection with Indebtedness, any Lien arising in the ordinary course of business (i) to secure payments of workers' compensation, unemployment insurance, pension or other social security or retirement benefits, or to secure the performance of bids, tenders, leases, progress payments, contracts (other than for the payment of money) or to secure public or statutory obligations of the Company, or any Restricted Subsidiary, or to secure surety or appeal bonds to which the Company or any Restricted Subsidiary is a party, (ii) imposed by law dealing with materialmen's, mechanics', workmen's, repairmen's, warehousemen's, landlords', vendors' or carriers' Liens created by law, or deposits or pledges which are not yet due or, if due, the validity of which is being contested in good faith by the Company or any Restricted Subsidiaries by appropriate proceedings promptly instituted and diligently conducted and against which the Company has established appropriate reserves in accordance with GAAP, (iii) rights of financial institutions to set off and chargeback arising by operation of law and (iv) similar Liens;

          (d) servitudes, licenses, easements, encumbrances, restrictions, rights-of-way and rights in the nature of easements or similar charges which will not in the aggregate materially adversely impair the use of the subject property by the Company or a Restricted Subsidiary;

          (e) zoning and building by-laws and ordinances, municipal bylaws and regulations, and restrictive covenants, which do not materially interfere with the use of the subject property by the Company or a Restricted Subsidiary as such property is used as of the date of the Indenture; and

          (f) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in clauses (a) through (e) of this definition or the Indebtedness secured thereby; provided that (i) such extension, renewal, substitution or replacement Lien is limited to that portion of the property or assets, now owned or hereafter acquired, that secured the Lien prior to such extension, renewal, substitution or replacement

     Lien and (ii) the Indebtedness secured by such Lien (assuming all available amounts were borrowed) at such time is not increased.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Equity Interests of any corporation, means stock of any class or classes (however designated) which is preferred over shares of stock of any other class of such corporation as to the distribution of assets on any voluntary or involuntary liquidation or dissolution of such corporation or as to dividends.

     "Redeemable Stock" means any Equity Interest that by its terms or otherwise
(i) is required to be redeemed prior to the maturity of the Notes, (ii) matures or is redeemable, in whole or in part, at the option of the Company, any Subsidiary or the holder thereof or pursuant to a mandatory sinking fund at any time prior to the maturity of the Notes, or (iii) is convertible into or exchangeable for debt securities which provide for any scheduled payment of principal prior to the maturity of the Notes at the option of the issuer at any time prior to the maturity of the Notes, until the right to so convert or exchange is irrevocably relinquished.

     "Related Business" means any corporation or other entity engaged in, and any asset utilized in, the manufacture or distribution of chlorine, caustic soda, bleach, hydrochloric acid, iron and other chlorides and aluminum sulfate, and in lines of business reasonably related thereto.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means (i) any Subsidiary Guarantor, (ii) any Subsidiary of the Company in existence on the date hereof to which any line of business or division (and the assets associated therewith) of any Subsidiary Guarantor are transferred after the date of the Indenture, (iii) any Subsidiary of the Company organized or acquired after the date of the Indenture, unless such Subsidiary has been designated as an Unrestricted Subsidiary by a resolution of the Board of Directors as provided in the definition of "Unrestricted Subsidiary" and (iv) any Unrestricted Subsidiary which is designated as a Restricted Subsidiary by the Board of Directors; provided, that immediately after giving effect to any such designation (A) no Default or Event of Default has occurred and is continuing and (B) in the case of any designation referred to in clause (iii) or (iv) hereof, the Company could incur at least $1.00 of Indebtedness pursuant to the covenant described in the initial paragraph under "-- Certain Covenants -- Limitations on Indebtedness," on a pro forma basis taking into account such designation. The Company will evidence any such designation to the Trustee by promptly filing with the Trustee an officers' certificate certifying that such designation has been made and complies with the requirements of the immediately preceding sentence. Notwithstanding any provision of the Indenture to the contrary, each Subsidiary Guarantor will be a Restricted Subsidiary.

     "Sale and Leaseback Transaction" with respect to any Person, means any arrangement with another Person for the leasing of any real or tangible personal property, which property has been or is to be sold or transferred by such Person to such other Person in contemplation of such leasing.

     "Security Documents" means the Intercreditor Agreement and all security agreements, mortgages, deeds of trust, pledge agreements, collateral assignments or any other instrument evidencing or creating any security interest in favor of the Collateral Agent in all or any portion of the Note Collateral, in each case as amended, supplemented or otherwise modified from time to time.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company or its Restricted Subsidiaries, whether outstanding on the date of the Indenture or thereafter incurred as permitted by the Indenture, unless, in the case of any particular Indebtedness, the agreement or instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness is junior or subordinated in right of payment to any item of Indebtedness of the Company or its Restricted Subsidiaries. Without limiting the generality of the foregoing, "Senior Indebtedness" includes the principal of, premium, if any, and interest and all other obligations of every nature of the Company from time to time owed under the New Credit Facilities. Notwithstanding the foregoing, "Senior

Indebtedness" does not include (i) in the case of the obligation of the Company in respect of each Note, the obligation of the Company in respect of the other Notes, (ii) any liability for foreign, federal, state, local or other taxes owed or owing by the Company or any Restricted Subsidiary to the extent that such liability constitutes Indebtedness, (iii) Indebtedness of the Company to any Restricted Subsidiary or of any Restricted Subsidiary to the Company or another Restricted Subsidiary, (iv) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture and (v) Indebtedness and amounts incurred in connection with obtaining goods, materials or services in the ordinary course of business (other than such Indebtedness which is owed to banks and other financial institutions or secured by the goods or materials which were purchased with such Indebtedness).

     "Subordinated Indebtedness" means Indebtedness of the Company or any Subsidiary Guarantor subordinated in right of payment to the Notes or any Guarantee, as the case may be.

     "Subsidiary" means, with respect to the Company, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors, under ordinary circumstances, is at the time owned, directly or indirectly, by the Company, by the Company and one or more of its Subsidiaries or by one or more of the Company's Subsidiaries or (ii) any other Person or entity of which at least a majority of voting interest, under ordinary circumstances, is at the time owned, directly or indirectly, by the Company, by the Company and one or more of its Subsidiaries or by one or more of the Company's Subsidiaries.

     "Trust Moneys" means all cash or Eligible Investments received by the Collateral Agent: (a) in exchange for the release of property from the Lien of any of the Security Documents; or (b) as compensation for or proceeds of the sale of all or any part of the Note Collateral taken by eminent domain or purchased by, or sold pursuant to any order of, a governmental authority or otherwise disposed of; or (c) as proceeds of insurance upon any, all or part of the Note Collateral (other than any liability insurance proceeds payable to the Collateral Agent for any loss, liability or expense incurred by it); or (d) as proceeds of any other sale or other disposition of all or any part of the Note Collateral by or on behalf of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Note Collateral pursuant to the Security Documents or otherwise; or (e) for application under the Indenture as provided in the Indenture or any Security Document, or whose disposition is not otherwise specifically provided for in the Indenture or in any Security Document.

     "Unrestricted Subsidiary" means, until such time as it may be designated as a Restricted Subsidiary by the Board of Directors of the Company as provided in and in compliance with the definition of "Restricted Subsidiary," (i) any Subsidiary of the Company organized or acquired after the date of the Indenture designated as an Unrestricted Subsidiary by the Board of Directors of the Company in which all investments by the Company or any Restricted Subsidiary are made only from funds available for the making of Restricted Payments as described under "-- Certain Covenants -- Limitations on Restricted Payments" and
(ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns, or holds any Lien upon, any property of, any Subsidiary of the Company which is not a Subsidiary of such Subsidiary to be so designated; provided that (w) each Subsidiary to be so designated and each of its Subsidiaries has not, at the time of designation, and does not thereafter, directly or indirectly, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries, (x) immediately after giving effect to such designation no Default or Event of Default has occurred and is continuing, (y) all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation equal in amount to the Fair Market Value of such Investments at the time of such designation and would be Restricted Payments permitted to be paid pursuant to the provisions of the covenant described under "-- Certain Covenants -- Limitations on Restricted Payments" and (z) the amount of such Restricted Payments will be included in the calculation of the amount of Restricted Payments previously made pursuant to such covenant. The Company will evidence any such designation by promptly filing with the Trustee an officers' certificate certifying that such designation has been made and complies with the requirements of the immediately preceding sentence.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clause (i) or (ii) above, are not callable or redeemable at the option of the issuer thereof.

     "Victory Valley" means Victory Valley Land Company, L.P., a Delaware limited partnership.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly-Owned Restricted Subsidiary" means, with respect to any Person, a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than capital stock constituting directors' qualifying shares or interests held by directors or shares or interests required to be held by foreign nationals, to the extent mandated by applicable law) are owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

DEFAULTS AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in payment of interest on the Notes; (ii) default in payment of principal of, or premium with respect to, the Notes; (iii) failure by the Company or a Subsidiary Guarantor, if applicable, to comply with the covenants entitled "Limitations on Restricted Payments," "Limitations on Indebtedness," "Subsidiary Guarantees," "Limitations on Liens," "Limitations on Asset Sales," "Limitations on Sale and Leaseback Transactions," "Limitations on Ownership of Restricted Subsidiary Stock," "Change of Control," and "Limitation on Mergers; Sales of Assets;" (iv) failure by the Company or a Subsidiary Guarantor, if applicable, to comply with any of its other agreements in the Indenture, the Security Documents or the Notes for a period that continues for 60 days after receipt of written notice from the Trustee or from the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding, specifying such default; (v) the Company denies or disaffirms in writing its obligations under the Indenture or the Notes; (vi) a Subsidiary Guarantor denies or disaffirms in writing its obligations under its Guarantee, or any Guarantee for any reason ceases to be, or is asserted in writing by any Subsidiary Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee; (vii) a default under any Indebtedness of the Company or any of its Subsidiaries, which default (A) is caused by a failure to pay the final scheduled principal installment on such Indebtedness on the stated maturity date thereof (which failure continues beyond any applicable grace period) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which the principal amount remains unpaid at its final maturity or the maturity of which has been so accelerated, aggregates $5.0 million or more;
(viii) final judgments rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) of $5.0 million or more which remain undischarged or unstayed for a period of 60 days; (ix) any of the Security Documents ceases to be in full force and effect (other than in accordance with their respective terms), or any of the Security Documents ceases to give either Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, or any Security Document is declared null and void, or the Company or PCAC or PAI denies any of its obligations under any Security Document or any Note Collateral becomes subject to any Lien other than the Liens created or permitted by the Indenture or the Security Documents; and (x) certain events of bankruptcy or insolvency of the Company or any of its Restricted Subsidiaries.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare the Notes due and payable immediately. However, if an Event of Default resulting from bankruptcy or insolvency occurs, such amount will be due and payable without any declaration or any act on the part of the Trustee or the Holders. Such declaration or acceleration may be rescinded and past defaults may be waived by the Holders of a majority in principal amount of the Notes upon conditions provided in the Indenture.

     Holders may not enforce the Indenture, the Security Documents or the Notes, except as provided therein. The Trustee may require an indemnity satisfactory to it before enforcing the Indenture, the Security Documents or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of any Holder or that would subject the Trustee to personal liability. The Trustee may withhold from the Holders of the Notes notice of any continuing default (except a default in payment of principal, premium, if any, or interest) if it determines in good faith that withholding notice is in their interest. The Company is required to file periodic reports with the Trustee as to the absence of Default. If a Default exists, the Company is required to describe the Default and efforts undertaken to remedy the Default.

     Directors, officers, employees or stockholders, as such, of the Company, the Subsidiary Guarantors and the other Subsidiaries of the Company will not have any liability for any obligations of the Company or any Subsidiary Guarantors under the Notes, any Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law. The Registrar need not transfer or exchange any Note previously selected for redemption. A registered Holder of a Note will be treated as the owner thereof for all purposes. No Note will be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the Note. Each Note will become effective on the date upon which it is so signed.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented, and any past default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company and the Subsidiary Guarantors will be permitted to amend or supplement the Indenture, the Security Documents or the Notes to comply with the provisions of the Indenture in the case of a consolidation, merger or sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, to provide for uncertificated Notes in addition to or in place of certificated Notes, to cure any ambiguity, defect or inconsistency, to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act, to comply with any requirement of the Commission or applicable law to effectuate the Exchange Offer, to add additional guarantees with respect to the Notes, to further secure the Notes or the Guarantees, to add to the covenants of the Company or any Subsidiary for the benefit of the holders of the Notes, to surrender any right or power conferred upon the Company or any Subsidiary or to make any other change that does not adversely affect the rights of any Holder.

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder) (i) reduce the principal amount of Notes whose holders must consent to an amendment or waiver of the Indenture or the Security Documents; (ii) reduce the rate of, or change the time for payment of, interest, including default interest, on any Note; (iii) reduce the principal of or change the fixed maturity of any Note, or alter the optional redemption provisions, or alter the price at which the Company will offer to purchase such Note pursuant to an Asset Sale Offer or a Change of Control Offer; (iv) make any Note payable in money other than that stated in such Note; (v) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of the Notes to receive payments of principal of or interest on the Notes; (vi) waive a Default or Event of Default in the payment of principal of, premium if any, or interest on the Notes, including any such obligation arising pursuant to an Asset Sale Offer, a Change of Control Offer (except a rescission of acceleration of the Notes by the Holders of at least a majority (or, in the case of the failure to make a Change of Control Offer, two-thirds) in principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration); (vii) waive the obligation to make an Asset Sale Offer or any payment required to be made pursuant to an Asset Sale Offer, a Change of Control Offer or a Guarantee; (viii) affect the ranking of the Notes; (ix) release all or substantially all of the Note Collateral other than pursuant to the terms of the Indenture or the Security Documents; or (x) make any change in the foregoing amendment and waiver provisions. An amendment or waiver may not waive the Company's obligation to make a Change of Control Offer without the consent of the Holders of at least two-thirds in outstanding principal amount of the Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of the obligations of the Company and each Subsidiary Guarantor discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due but only from assets deposited by the Company pursuant to clause (i) of the following paragraph, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration or transfer of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Subsidiary Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to effect either a Legal Defeasance or a Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Notes; (ii) in the case of Legal Defeasance, the Company will deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, including by means of a Revenue Ruling published by the Internal Revenue Service, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company will deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default has occurred and is continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound; (vi) the Company will deliver to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders of the outstanding Notes;
(vii) the Company will deliver to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes or any Guarantee over the other creditors of the Company or any Subsidiary Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Subsidiary Guarantor or others; and
(viii) the Company will deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any Subsidiary Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

     The Company or any Subsidiary Guarantor may have customary banking relationships with the Trustee in the ordinary course of business. The Trustee acts as trustee under the indenture with respect to the First Mortgage Notes.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Notes will be issued in fully registered form. The Company expects that the Exchange Notes initially will each be represented by a single global certificate in fully registered form (the "Global Note") and will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

     Global Note. The Company expects that upon the issuance of the Global Note, DTC or its custodian will credit, on its book-entry registration and transfer system, the respective principal amount of Exchange Notes of the individual beneficial interests represented by such Global Note to the accounts of Persons who have accounts with such depositary. Ownership of beneficial interests in the Global Note will be limited to Persons who have accounts with DTC ("participants") or Persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of Persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium (if any) and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the record relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any record relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     The Company expects that transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Exchange Notes to Persons in states which require physical delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes or the Indenture, DTC will exchange the Global Note for Certificated Notes, which it will distribute to its participants.

     To the Company's knowledge, DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC customarily agrees to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Notes will be issued in exchange for the Global Note.

                       ORIGINAL NOTES REGISTRATION RIGHTS

     The Company, the Subsidiary Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on the Closing Date pursuant to which the Company and the Subsidiary Guarantors agreed, for the benefit of holders of the Original Notes, to, at their expense (i) on or prior to the 30th day following the Closing Date, file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer pursuant to which the Original Notes will be exchanged for the Exchange Notes, which will have terms identical to the Original Notes and will be guaranteed by the Subsidiary Guarantors on the same terms as the Guarantees (except that the Exchange Notes will not contain terms with respect to transfer restrictions or any provision relating to this paragraph) and (ii) use their best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act by the 150th day after the Closing Date. Upon effectiveness of the Exchange Offer Registration Statement, the Company and the Subsidiary Guarantors agreed to offer to all holders of the Notes an opportunity to exchange their securities for a like principal amount of the Exchange Notes. The Company and the Subsidiary Guarantors agreed to keep the Exchange Offer open for acceptance for not less than 20 business days after the date the Exchange Offer Registration Statement is declared effective, and to comply with Regulation 14E and Rule 13e-4 under the Exchange Act (other than the filing requirements of Rule 13e-4). For each Original Note surrendered to the Company for exchange pursuant to the Exchange Offer, the holder of such Original Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Original Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Original Note surrendered in exchange therefor or, if no interest has been paid on such Original Note, from the date of original issuance.

     Under existing interpretations of the staff of the Commission's Division of Corporation Finance (the "Staff"), the Exchange Notes will generally be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Notes to the Initial Purchasers) with the prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for a period of 180 days.

     Each holder of the Original Notes who wishes to exchange its Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company, including that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in a public distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or the Subsidiary Guarantors, or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

     In addition, each holder who is not a broker-dealer will be required to represent that it is not engaged in, and does not intend to engage in, a public distribution of the Exchange Notes. Each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     In the event that applicable interpretations of the Staff do not permit the Company and the Subsidiary Guarantors to effect the Exchange Offer or if for any other reason the Exchange Offer is not consummated by the 30th business day following the date the Exchange Offer Registration Statement is declared effective, or if the Initial Purchasers so request with respect to the Original Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer or if any holder of Original Notes is not eligible to participate in the Exchange

Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer, the Company and the Subsidiary Guarantors will, at their expense, (a) promptly file a shelf registration statement (a "Shelf Registration Statement" and together with the Exchange Offer Registration Statement, the "Registration Statements") permitting resales from time to time of the Original Notes, (b) use their best efforts to cause such registration statement to become effective and
(d) use their best efforts to keep such registration statement current and effective until two years from the date it becomes effective or such shorter period that will terminate when all the Original Notes covered by such registration statement have been sold pursuant thereto. The Company and the Subsidiary Guarantors, at their expense, will provide to each holder of the Original Notes copies of the prospectus, which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Original Notes from time to time. A holder of Original Notes who sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     In the event that (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 30th day after the Closing Date or declared effective on or prior to the 150th day after the Closing Date, (ii) the Exchange Offer is not consummated on or prior to the 30th business day following the date the Exchange Offer Registration Statement is declared effective, (iii) the Shelf Registration Statement is not filed or declared effective within the required time periods or (iv) any of the Registration Statements required by the Registration Rights Agreement is declared effective but thereafter ceases to be effective (except as specifically permitted therein) for a period of 15 consecutive days without being succeeded immediately by any additional Registration Statement filed and declared effective (each such event, a "Registration Default"), then the Company will pay liquidated damages ("Liquidated Damages") to each holder of Original Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Original Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Original Notes at the beginning of each subsequent 90-day period, up to a maximum amount of $.50 per week per $1,000 principal amount of Original Notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     The exchange of Original Notes for Exchange Notes by holders will not be a taxable event for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Issuers believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Issuers or (iii) broker-dealers who acquired Original Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Original Notes to the Initial Purchasers) with the prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Issuers have agreed that, for a period not to exceed 180 days after the Exchange Date, they will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

     Each holder of the Original Notes who wishes to exchange its Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Exchange Notes will be passed upon for PAAC by Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022. Jack H. Nusbaum, a Senior Partner and Chairman of Willkie Farr & Gallagher, is a director of Pioneer and PAAC and beneficially owns 13,652 shares of Pioneer's Class A Common Stock.

                                    EXPERTS

     The consolidated financial statements and schedule of Pioneer Americas Acquisition Corp. as of December 31, 1995 and 1996 and for the period from March 6, 1995 through December 31, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included herein. The consolidated financial statements and schedule of Pioneer Americas Acquisition Corp. are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Pioneer Americas, Inc. (the Predecessor Company) as of December 31, 1994 and for the period from January 1, 1995 through April 20, 1995 and for the year ended December 31, 1994, included in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports, which are included herein, which are based in part on the reports of Piercy, Bowler, Taylor & Kern, independent auditors of Basic Investments, Inc. The consolidated financial statements and schedule of Pioneer Americas, Inc. (the Predecessor Company) are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The financial statements of the Tacoma Plant as of December 31, 1996 and December 31, 1995 and for each of the three years in the period ended December 31, 1996, included in this Prospectus and elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports, with respect thereto, and/or included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                     CHANGE IN INDEPENDENT PUBLIC AUDITORS

     Effective October 16, 1995, each of the Subsidiary Guarantors, by action of its board of directors, engaged Deloitte & Touche LLP as its independent accountants. Deloitte & Touche LLP has acted as independent accountants of PAAC since the inception of PAAC and it was determined that, following the acquisition of the Subsidiary Guarantors by PAAC, Deloitte & Touche LLP should act as independent accountants of the Subsidiary Guarantors as well.

     Ernst & Young LLP had been the independent accountants for PAI prior to its dismissal, effective October 16, 1995. The reports of Ernst & Young LLP on the financial statements of PAI for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the financial statements of PAI for each of the two fiscal years ended December 31, 1994, and in the subsequent interim period, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
(1) Pioneer Americas Acquisition Corp. and subsidiary
      companies:

          Report of Deloitte & Touche LLP, independent
            auditors..........................................  F- 2

          Report of Ernst & Young LLP, independent
            auditors..........................................  F- 3

          Report of Piercy, Bowler, Taylor & Kern,
            independent public accountants....................  F- 4

          Consolidated balance sheets of the Company as of
            December 31, 1996 and 1995........................  F- 5

          Consolidated statements of operations of the
            Company for the year ended December 31, 1996 and
            the period from March 6, 1995 ("Inception")
            through December 31, 1995 and of the Predecessor
            Company for the period from January 1, 1995
            through April 20, 1995 and for the year ended
            December 31, 1994.................................  F- 6

          Consolidated statements of stockholders' equity
            of the Company for the period from Inception
            through December 31, 1995 and for the year ended
            December 31, 1996 and of the Predecessor Company
            for the year ended December 31, 1994 and for
            the period from January 1, 1995 through April
            20, 1995..........................................  F- 7

          Consolidated statements of cash flows of the
            Company for the year ended December 31, 1996 and
            the period from Inception through December 31,
            1995 and of the Predecessor Company for the
            period from January 1, 1995 through April 20,
            1995 and for the year ended December 31, 1994.....  F- 8

          Notes to consolidated financial statements..........  F- 9
            Consolidated balance sheets of the Company as of
            March 31, 1997 (unaudited) and December 31,
            1996..............................................  F-25

          Unaudited consolidated statements of operations of
            the Company for the three months ended March 31,
            1997 and March 31, 1996...........................  F-26

          Unaudited consolidated statements of cash flows of
            the Company for the three months ended March 31,
            1997 and March 31, 1996...........................  F-27

          Notes to unaudited consolidated financial
            statements........................................  F-28

(2) Tacoma Plant:

          Report of Arthur Andersen LLP, independent public
            accountants.......................................  F-32

          Balance sheets for the Tacoma Plant at December
            31, 1996 and 1995.................................  F-33

          Statements of operations and changes in owner's
            investment for the Tacoma Plant for the years
            ended December 31, 1996, 1995 and 1994............  F-34

          Statements of cash flows of the Tacoma Plant for
            the years ended December 31, 1996, 1995 and
            1994..............................................  F-35

          Notes to financial statements.......................  F-36

          Unaudited balance sheets for the Tacoma Plant at
            March 31, 1997 and 1996...........................  F-46

          Unaudited statements of operations and changes in
            owner's investment for the Tacoma Plant for the
            three months ended March 31, 1997 and 1996........  F-47

          Unaudited statements of cash flows of the Tacoma
            Plant for the three months ended March 31, 1997
            and 1996..........................................  F-48

          Notes to unaudited financial statements.............  F-49

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Pioneer Americas Acquisition Corp.

     We have audited the accompanying consolidated balance sheets of Pioneer Americas Acquisition Corp. and its subsidiaries (the "Company"), as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1996 and for the period from March 6, 1995 (Inception) through December 31, 1995. Our audit also includes the consolidated financial statement schedule II. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1996 and the period from Inception through December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

                                            DELOITTE & TOUCHE LLP

Houston, Texas
March 7, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Pioneer Americas, Inc.

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Pioneer Americas, Inc. (the "Predecessor Company") for the period from January 1, 1995 through April 20, 1995 and for the year ended December 31, 1994. Our audits also included the related financial statement schedule II. These financial statements and schedule are the responsibility of the Predecessor Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. The financial statements of certain of the Predecessor Company's investments (as described in Note 5) have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to data included for these investments, it is based solely on their report.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of the Predecessor Company for the period from January 1, 1995 through April 20, 1995 and for the year ended December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

                                            ERNST & YOUNG LLP

Houston, Texas
June 26, 1995

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Basic Investments, Inc.
Henderson, Nevada

     We have audited the combined statements of income, equity and cash flows of Basic Investments, Inc. and affiliates (the Company) for the year ended December 31, 1994. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of combined operations and cash flows of Basic Investments, Inc. and affiliates for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

                                            Piercy, Bowler, Taylor & Kern
                                            Certified Public Accountants and
                                            Business Advisors
                                            A Professional Corporation

Las Vegas, Nevada
January 30, 1995

                       PIONEER AMERICAS ACQUISITION CORP.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
ASSETS
Current assets:
  Cash......................................................  $ 14,417    $ 11,218
  Accounts receivable, less allowance for doubtful accounts:
     1996, $1,311; 1995, $1,424.............................    18,830      27,825
  Due from parent...........................................     2,547         574
  Inventories...............................................     6,247      11,347
  Prepaid expenses..........................................     1,156       3,766
                                                              --------    --------
          Total current assets..............................    43,197      54,730
  Property, plant, and equipment, at cost:
     Land...................................................     3,735       1,711
     Buildings and improvements.............................    17,062      13,997
     Machinery and equipment................................    71,704      67,587
     Cylinders and tanks....................................     4,540       4,503
     Construction in progress...............................    11,871       9,394
                                                              --------    --------
                                                               108,912      97,192
     Less accumulated depreciation..........................   (16,429)     (7,795)
                                                              --------    --------
                                                                92,483      89,397
Investment in and advances to unconsolidated subsidiary.....    28,586          --
Other assets, net of accumulated amortization: 1996, $2,458;
  1995, $1,068..............................................    19,621      11,664
Excess cost over the fair value of net assets acquired, net
  of accumulated amortization: 1996, $7,556; 1995, $3,311...   107,123     108,940
                                                              --------    --------
          Total assets......................................  $291,010    $264,731
                                                              ========    ========

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable..........................................  $ 17,221    $ 20,183
  Accrued liabilities.......................................    19,276      20,660
  Returnable deposits.......................................     3,238       3,437
  Current portion of long-term debt.........................       128          --
                                                              --------    --------
          Total current liabilities.........................    39,863      44,280
Long-term debt, less current maturities.....................   141,629     135,000
Returnable deposits.........................................     3,272       3,281
Accrued pension and other employee benefits.................    14,100      13,573
Other long-term liabilities.................................    17,823      13,170
Commitments and contingencies (Note 10)
Stockholder's equity:
  Common stock, $.01 par value, authorized 1,000 shares,
     issued and outstanding 1,000 shares....................         1           1
  Additional paid-in capital................................    61,124      49,652
  Retained earnings.........................................    13,198       5,774
                                                              --------    --------
          Total stockholder's equity........................    74,323      55,427
                                                              --------    --------
          Total liabilities and stockholder's equity........  $291,010    $264,731
                                                              ========    ========

                See notes to consolidated financial statements.

                       PIONEER AMERICAS ACQUISITION CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                PREDECESSOR COMPANY
                                                                          -------------------------------
                                                          PERIOD FROM       PERIOD FROM
                                                           INCEPTION      JANUARY 1, 1995
                                           YEAR ENDED       THROUGH           THROUGH         YEAR ENDED
                                          DECEMBER 31,    DECEMBER 31,       APRIL 20,       DECEMBER 31,
                                              1996            1995             1995              1994
                                          ------------    ------------    ---------------    ------------
Revenues................................    $183,326        $142,908          $57,848          $167,217
Cost of sales...........................     126,739          98,175           37,400           134,556
                                            --------        --------          -------          --------
Gross profit............................      56,587          44,733           20,448            32,661
Selling, general and administrative
  expenses..............................      23,528          19,836            7,047            22,529
                                            --------        --------          -------          --------
Operating income........................      33,059          24,897           13,401            10,132
Equity in net loss of unconsolidated
  subsidiary............................      (2,607)             --               --                --
Interest expense, net...................     (17,290)        (12,905)          (1,665)           (6,407)
Settlement of litigation and insurance
  claims, net...........................          --              --               --             3,326
Other income (expense), net.............       1,684             637             (115)            1,337
                                            --------        --------          -------          --------
Income before taxes and extraordinary
  item..................................      14,846          12,629           11,621             8,388
Income tax provision....................       6,735           6,208            4,809             3,242
                                            --------        --------          -------          --------
Income before extraordinary item........       8,111           6,421            6,812             5,146
Extraordinary item, early extinguishment
  of debt (net of income tax benefit of
  $2,140)...............................          --              --            3,420                --
                                            --------        --------          -------          --------
Net income..............................       8,111           6,421            3,392             5,146
Accretion of dividends on preferred
  stock and adjustment to redeemable
  stock put warrants....................          --              --               --            (1,824)
                                            --------        --------          -------          --------
Net income applicable to common stock...    $  8,111        $  6,421          $ 3,392          $  3,322
                                            ========        ========          =======          ========

                See notes to consolidated financial statements.

                       PIONEER AMERICAS ACQUISITION CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                           NUMBER OF
                                            COMMON               ADDITIONAL
                                            SHARES      COMMON    PAID-IN     RETAINED
                                          OUTSTANDING   STOCK     CAPITAL     EARNINGS     TOTAL
                                          -----------   ------   ----------   ---------   -------
Post Acquisition
Balance at Acquisition..................         1       $ 1      $46,062      $    --    $46,063
  Recognition of the NOL benefit........        --        --        3,590           --      3,590
  Dividend paid to parent...............        --        --           --         (647)      (647)
  Net income............................        --        --           --        6,421      6,421
                                             -----       ---      -------      -------    -------
Balance at December 31, 1995............         1         1       49,652        5,774     55,427
  Recognition of the NOL benefit........        --        --       11,472           --     11,472
  Dividend paid to parent...............        --        --           --         (687)      (687)
  Net income............................        --        --           --        8,111      8,111
                                             -----       ---      -------      -------    -------
Balance at December 31, 1996............         1       $ 1      $61,124      $13,198    $74,323
                                             =====       ===      =======      =======    =======
Predecessor Company
Balance at December 31, 1993............     1,453       $14      $ 4,028      $15,679    $19,721
  Common Stock issuance.................        56         1          158           --        159
  Adjust carrying value of stock
     warrants...........................        --        --           --       (1,424)    (1,424)
  Accretion of excess redemption value
     of redeemable preferred stock over
     carrying value and amount of
     dividends not declared or paid.....        --        --           --         (500)      (500)
  Net income............................        --        --           --        5,146      5,146
                                             -----       ---      -------      -------    -------
Balance at December 31, 1994............     1,509        15        4,186       18,901     23,102
  Accretion of excess redemption value
     of redeemable preferred stock over
     carrying value and amount of
     dividends not declared or paid.....        --        --           --         (124)      (124)
  Net income............................        --        --           --        3,392      3,392
                                             -----       ---      -------      -------    -------
Balance at April 20, 1995...............     1,509       $15      $ 4,186      $22,169    $26,370
                                             =====       ===      =======      =======    =======

                See notes to consolidated financial statements.

                       PIONEER AMERICAS ACQUISITION CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               PREDECESSOR COMPANY
                                                         PERIOD FROM     -------------------------------
                                                          INCEPTION        PERIOD FROM
                                          YEAR ENDED       THROUGH       JANUARY 1, 1995     YEAR ENDED
                                         DECEMBER 31,    DECEMBER 31,        THROUGH        DECEMBER 31,
                                             1996            1995        APRIL 20, 1995         1994
                                         ------------    ------------    ---------------    ------------
OPERATING ACTIVITIES:
Net income.............................    $  8,111       $   6,421         $   3,392         $  5,146
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation and amortization........      15,695          12,274             4,490           13,595
  Provision for bad debts..............          --             138                47            1,235
  Write-off of previous finance
     costs.............................          --              --             1,282               --
  Gain on disposal of property, plant
     and equipment.....................          --              --                13               (4)
  Provision for SAR's..................          --              --                --              968
  Equity in net loss (earnings) of
     unconsolidated subsidiaries.......       2,607              --              (204)            (183)
  Net change in deferred taxes.........       4,339           3,590            (2,086)          (1,256)
  Net effect of changes in operating
     assets and liabilities (net of
     acquisitions).....................       1,701           5,865            (4,323)           2,918
                                           --------       ---------         ---------         --------
Net cash flows from operating
  activities...........................      32,453          28,288             2,611           22,419
                                           --------       ---------         ---------         --------
INVESTING ACTIVITIES:
  Acquisitions of businesses...........      (5,459)       (152,318)               --               --
  Investment in and advances to
     unconsolidated subsidiaries.......      (6,645)             --                --               --
  Capital expenditures.................     (17,121)        (13,556)           (3,447)          (5,681)
  Proceeds from sale of property, plant
     and equipment.....................          --              --                58              694
                                           --------       ---------         ---------         --------
Net cash flows from investing
  activities...........................     (29,225)       (165,874)           (3,389)          (4,987)
                                           --------       ---------         ---------         --------
FINANCING ACTIVITIES:
  Borrowings:
     Proceeds..........................          --         153,500           106,000           83,900
     Repayments........................         (70)        (27,500)         (103,971)         (99,961)
  Dividends paid to parent.............        (687)           (416)               --               --
  Dividends paid on preferred stock and
     purchase of stock put warrant.....          --              --            (2,341)              --
  Proceeds from issuance of common
     stock.............................          --          21,000                --              170
                                           --------       ---------         ---------         --------
Net cash flows from financing
  activities...........................        (757)        146,584              (312)         (15,891)
                                           --------       ---------         ---------         --------
Net increase (decrease) in cash........       2,471           8,998            (1,090)           1,541
Cash at beginning of period............      11,218              --             3,310            1,769
Cash acquired in acquisition...........         728           2,220                --               --
                                           --------       ---------         ---------         --------
Cash at end of period..................    $ 14,417       $  11,218         $   2,220         $  3,310
                                           ========       =========         =========         ========

                See notes to consolidated financial statements.

                       PIONEER AMERICAS ACQUISITION CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     Pioneer Americas Acquisition Corp. (Pioneer) is a Delaware corporation formed on March 6, 1995 (Inception). Pioneer is 100% owned by Pioneer Companies, Inc. (PCI).

     On April 20, 1995, Pioneer acquired Pioneer Americas, Inc. (Pioneer Americas or the Predecessor Company) for approximately $177 million (the Acquisition). Pioneer Americas manufactured chlorine, caustic soda and related products used in a variety of applications including water treatment, plastics, detergents, and agricultural chemicals. Consideration for the Acquisition included cash, assumption of certain liabilities and repayment of debt of the Predecessor Company, redemption of preferred stock of the Predecessor Company and fees and expenses related to the Acquisition. In connection with the Acquisition, PCI sold common stock, issued long-term debt and entered into a new bank revolving credit facility. The Acquisition was accounted for as a purchase; accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon their fair market value and the operations of the Predecessor Company were included in the consolidated financial statements from the date acquired. The Acquisition resulted in $112 million of excess cost over the fair value of the net assets acquired, which is being amortized on a straight line basis over 25 years.

     In February 1996, Pioneer acquired an interest in Kemwater North America Company (Kemwater) for $0.3 million of cash and a contribution of the assets and liabilities of its subsidiary Imperial West Chemical Co. (Imperial West). Kemwater was formed to conduct the operations of Imperial West and KWT, Inc. (acquired by PCI in February 1996). Kemwater, which manufactures and supplies iron chlorides that are used to remove solids from water streams and to control hydrogen sulfide emissions by the potable and waste water markets, is owned 50% by Pioneer and 50% by PCI. Since it does not own a controlling interest in Kemwater, Pioneer accounts for Kemwater using the equity method. In the 1996 consolidated financial statements, Pioneer's investment in Kemwater is presented as Investment in and advances to unconsolidated subsidiary and its equity in the loss of Kemwater is shown as Equity in net loss of unconsolidated subsidiary. In the 1995 consolidated financial statements of Pioneer, Imperial West is consolidated and includes the following: total assets of $25.7 million, total revenues of $23.7 million and net loss of $0.6 million. Had the acquisition been made as of January 1, 1996 and 1995, it would not have had a significant impact on the consolidated financial statements for 1996 and 1995. The acquisition did not have a material impact on Pioneer s financial statements, and therefore pro forma information is not presented.

     Pioneer acquired T.C. Products in July 1996 for $10.0 million. T.C. Products manufactures bleach and related products. The acquisitions was accounted for as a purchase; accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon their fair market value and the operations for the acquired company was included in the consolidated financial statements from the date acquired. The acquisition resulted in $7.0 million of excess cost over the fair value of the net assets acquired, which is being amortized on a straight line basis over 25 years. Had the acquisition been made as of January 1, 1996 and 1995, it would not have had a significant impact upon the consolidated financial statements for 1996 and 1995. The acquisition did not have a material impact on Pioneer's financial statements, and therefore pro forma information is not presented.

     The consolidated financial statements include the accounts of Pioneer and its consolidated subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated in consolidation. All dollar amounts in tabulations in the notes to the consolidated financial statements are stated in thousands of dollars unless otherwise indicated.

     Amounts presented in the notes to the consolidated financial statements for the Predecessor Company are based upon its historical accounting basis for the periods presented. Such amounts do not include effects of the purchase of the Predecessor Company by Pioneer. Amounts presented in the notes to the consolidated financial statements for the Predecessor Company for the period from January 1, 1995 through April 20, 1995

                       PIONEER AMERICAS ACQUISITION CORP.

and for the year ended December 31, 1994 are included under the captions Predecessor Company, 1995 and Predecessor Company, 1994, respectively.

     The Company operates in one industry segment and one geographic area.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. Interest income is netted against interest expense for the periods presented. The Company had interest income for the year ended December 31, 1996 and the period from Inception through December 31, 1995 of $0.7 million and $0.3 million, respectively. The Predecessor Company had interest income of $0.1 million for each of the period from January 1, 1995 through April 20, 1995 and the year ended December 31, 1994.

  Inventories

     Inventories are valued at the lower of cost or market. Finished goods and work-in-process costs are calculated under the average cost method, which includes appropriate elements of material, labor, and manufacturing overhead costs, while the first-in, first-out method is utilized for raw materials, supplies, and parts. The Company enters into agreements with other companies to exchange chemical inventories in order to minimize working capital requirements and to facilitate distribution logistics. Balances related to quantities due to or payable by the Company are included in inventory. The results of operations for the period from Inception through December 31, 1995 include the effects of an increase of $1.7 million to cost of sales due to the step-up in value of inventory in connection with the Acquisition.

  Property, Plant, and Equipment

     Depreciation for financial reporting purposes is computed primarily under the straight-line method over the estimated remaining useful lives of the assets. Asset lives range from 5 years to 15 years with a predominant life of 10 years.

  Other Assets

     Other assets include amounts for deferred financing costs which are being amortized on a straightline basis over the term of the related debt. Amortization of such costs using the interest method would not result in material differences in the amounts amortized during the periods presented. Amortization expense for other assets for the year ended December 31, 1996 was $1.3 million and for the period from Inception through December 31, 1995 was approximately $1.1 million.

     Other assets of the Predecessor Company included amounts for organization costs, deferred financing costs, non-compete agreements, permits, licenses, and customer lists obtained in conjunction with the acquisitions of All-Pure Chemical Co. ("All-Pure"), GPS Pool Supply, Inc. ("GPS") and Imperial West, which were being amortized on a straight-line basis over their estimated useful lives. The Predecessor Company s deferred financing costs were being amortized on a straight-line basis over the term of the related debt. Amortization of such costs using the interest method would not result in material differences in the amounts amortized during the periods presented. Amortization expense for other assets was approximately $0.8 million for the period from January 1, 1995 through April 20, 1995 and $1.7 million for the year ending December 31, 1994.

                       PIONEER AMERICAS ACQUISITION CORP.

  Excess Cost Over the Fair Value of Net Assets Acquired

     Excess cost over the fair value of net assets acquired of approximately $115 million is amortized on a straight-line basis over periods of up to 25 years. The carrying value of excess cost over the fair value of net assets acquired is reviewed annually and if this review indicates that such excess cost will not be recoverable, as determined based on the estimated future undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of excess cost over the fair value of net assets acquired will be reduced by the estimated shortfall of discounted cash flows or the fair value of the related entity. No such reductions were made in 1996 or 1995. Amortization expense for excess cost over the fair value of net assets acquired was approximately $4.7 million for the year ended December 31, 1996 and $3.3 million for the period from Inception through December 31, 1995.

     The Predecessor Company's excess cost over the fair value of net assets acquired of approximately $12.8 million and is amortized on a straight-line basis over 20 years. Amortization expense was approximately $0.2 million for the period from January 1, 1995 through April 20, 1995 and $0.6 million for 1994.

  Environmental Expenditures

     Remediation costs are accrued based on estimates of known environmental remediation exposure. Such accruals are based upon management's best estimate of the ultimate cost and are recorded even if significant uncertainties exist over the ultimate cost of the remediation. Ongoing environmental compliance cost, including maintenance and monitoring costs, are charged to operations as incurred.

  Returnable Deposits

     Customers are required to pay a security deposit on cylinders, tanks, and containers. These deposits are refunded to the customer upon the termination of service and return of cylinders, tanks, and containers.

  Income Taxes

     The Company files a consolidated tax return with PCI. Pioneer has entered into a tax sharing agreement with PCI whereby the Company will make tax sharing payments to PCI with respect to federal cash income taxes reflecting the consolidated cash tax liability of PCI. The tax sharing agreement has the effect of presenting the income tax provision on a separate return basis. For financial reporting purposes, deferred income taxes are determined utilizing an asset and liability approach. This method gives consideration to the future tax consequences associated with differences between the financial accounting basis and tax basis of the assets and liabilities, and the ultimate realization of any deferred tax asset resulting from such differences. State income taxes are included in income taxes payable.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Impairment of Long-Lived Assets

     During 1996, the Company adopted a new accounting standard for the impairment of long-lived assets. This standard requires that certain assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of the assets may not be recovered. If it is determined that the asset's carrying amount is not recoverable, the new accounting standard requires that the carrying value be reduced to

                       PIONEER AMERICAS ACQUISITION CORP.

the fair value of the assets. Implementation of this standard did not have a significant impact on the Company's 1996 consolidated financial statements.

  Reclassification

     Certain amounts have been reclassified in prior years to conform to the current year presentation. All reclassifications have been applied consistently for the periods presented.

3. SUPPLEMENTAL CASH FLOW INFORMATION

     Net effect of changes in operating assets and liabilities (net of acquisitions) are as follows:

                                                                     PREDECESSOR COMPANY
                                                                     -------------------
                                                  1996      1995       1995       1994
                                                 -------   -------   --------   --------
Accounts receivable............................  $ 5,228   $   802    $(3,617)   $(4,889)
Due from parent................................   (1,973)      111         --        535
Receivable from insurance carriers and
  agents.......................................       --        --         --       (102)
Income taxes receivable........................       --        --         --      2,738
Inventories....................................    3,151     1,541       (638)      (876)
Prepaid expenses...............................       76    (1,404)       722       (371)
Other assets...................................   (1,254)   (3,104)    (1,342)      (305)
Accounts payable...............................   (4,168)   (1,030)     4,899        862
Accrued liabilities............................   (4,457)    8,777     (3,784)     3,783
Returnable deposits............................     (199)     (234)      (259)      (323)
Other long-term liabilities....................    4,770       (71)      (726)     1,079
Accrued pension and other employee benefits....      527       477        422        787
                                                 -------   -------    -------    -------
Net change in operating accounts...............  $ 1,701   $ 5,865    $(4,323)   $ 2,918
                                                 =======   =======    =======    =======

     Following is supplemental cash information:

                                                                         PREDECESSOR
                                                                           COMPANY
                                                                       ---------------
                                                   1996       1995      1995     1994
                                                  -------   --------   ------   ------
Cash paid during the period for:
  Interest......................................  $18,297   $  8,288   $3,067   $4,482
                                                  -------   --------   ------   ------
  Income taxes..................................  $ 3,556   $  1,707   $1,852   $3,730
                                                  =======   ========   ======   ======
Investing activities of acquisitions during the
  period:
  Cash paid for acquisition.....................  $ 5,459   $152,318   $   --   $  238
  Long-term debt issued.........................    4,500     11,463       --    3,254
  Liabilities assumed...........................    3,994     90,596       --       --
  NOL benefit recognized........................       --     13,600       --       --
                                                  -------   --------   ------   ------
  Fair value of assets acquired.................  $13,953   $267,977   $   --   $3,492
                                                  =======   ========   ======   ======

     Included in the above table are the acquisitions of T.C. Products in 1996; Pioneer Americas, Inc. in 1995; and GPS in 1994 by the Predecessor Company.

     Other non-cash items included in the consolidated financial statements include: increase in stockholders' equity of $11.5 million and $3.6 million in 1996 and 1995, respectively, due to recognizing the benefit of the net operating loss carryforward; and exchange of $135 million of 13 3/8% First Mortgage Notes for $135 million of 13 3/8% First Mortgage Notes in 1996.

                       PIONEER AMERICAS ACQUISITION CORP.

4. INVENTORIES

     Inventories consisted of the following at December 31:

                                                               1996       1995
                                                              -------    -------
Raw materials, supplies and parts...........................  $ 7,512    $ 9,849
Finished goods and work-in-process..........................    2,668      3,155
Inventories under exchange agreements.......................   (3,933)    (1,657)
                                                              -------    -------
                                                              $ 6,247    $11,347
                                                              =======    =======

5. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES

  Kemwater

     Pioneer and PCI each own a 50% interest in Kemwater which was formed in February 1996 to continue the business activities previously conducted by Pioneer's subsidiary, Imperial West and to operate the business acquired by PCI through the acquisition of KWT, Inc. At December 31, 1996, Pioneer's investment in and advances to Kemwater aggregated $28.6 million. Advances to Kemwater are primarily for purchase of product and to fund Kemwater's current operations and capital requirements. Pioneer and PCI have funded, and intend to continue funding in the foreseeable future, Kemwater's operations and capital requirements; accordingly, Pioneer has reduced its investment at December 31, 1996 to a deficit of $0.3 million. Following is a summary of selected items from Kemwater's balance sheet at December 31, 1996 and operations for the year ended December 31, 1996 (in thousands):

Current assets.............................................  $13,004
Non-current assets.........................................   32,224
Current liabilities........................................    7,294
Non-current liabilities....................................   40,498
Revenues...................................................   36,142
Gross profit...............................................    1,865
Net loss...................................................   (5,214)

  BII and VVLC

     The Company, through its subsidiary Pioneer Chlor Alkali Company, Inc. ("PCAC"), owns approximately 32% of the common stock of Basic Investments, Inc. ( BII ), which owns and maintains the water and power distribution network within the Henderson, Nevada industrial complex and which is a large landowner in Clark County, Nevada. The remainder of the common stock of BII is owned by other companies located in the industrial complex. Prior to the Acquisition, the investment in BII was accounted for by the Predecessor Company under the equity method after adjustment to reflect PCAC's basis.

     PCAC has an approximate 21% limited partnership interest in Victory Valley Land Company ("VVLC"). The purpose of the business is to receive, hold and develop the lands, water rights, and other assets contributed by the partners for investment. A wholly owned subsidiary of BII, acting as general partner with a 50% interest in VVLC, contributed all rights, title, and interest in and to certain land to VVLC. PCAC assigned certain water rights to VVLC. Prior to the Acquisition, the investment in VVLC was accounted for by the Predecessor Company under the equity method.

     The Company s interests in BII and in VVLC (referred to as the Basic Ownership) constitute assets that, pursuant to the Acquisition Agreement and a related Contingent Payment Agreement, will be held for the economic benefit of the Sellers for a period of 20 years. Dividends and distributions received by the Company on account of the Basic Ownership (including amounts payable as a result of sales of land or other assets

                       PIONEER AMERICAS ACQUISITION CORP.

owned by BII or VVLC) are deposited into a Contingent Payment Account and used to satisfy certain obligations of the Sellers under environmental and other indemnities in favor of the Company. After payment or provision for payment of such obligations in accordance with the provisions of the Contingent Payment Agreement, amounts received by the Company subsequent to April 20, 1995 on account of the Basic Ownership will be remitted to the Sellers under the Contingent Payment Agreement for such 20-year period. The Sellers also have certain rights during such period with respect to determinations affecting the Basic Ownership, including the right (subject to certain limited conditions) to direct the sales or disposition of interests constituting the Basic Ownership and the right (with certain limited exceptions) to vote the interests constituting the Basic Ownership, notwithstanding the ownership of such interests by the Company. Since the Sellers maintain the economic benefit of the Basic Ownership, and the Company has not received, nor expects to receive in the future, any economic benefit from BII or VVLC, the Company has not maintained these balances in its consolidated financial statements since the Acquisition.

     The BII financial information includes the accounts of VVLC. The following is a summary of financial information pertaining to BII and VVLC for the Predecessor Company for the year ended December 31, 1994:

Revenues....................................................  $5,659
Costs and expenses..........................................   4,834
                                                              ------
Income before taxes.........................................     825
Income tax expenses.........................................    (274)
                                                              ------
          Net income........................................  $  551
                                                              ======
          Equity in earnings (included in other income).....  $  183
                                                              ======

6. ACCRUED LIABILITIES

     Accrued liabilities consist of the following at December 31:

                                                               1996       1995
                                                              -------    -------
Payroll, benefits, and pension..............................  $ 2,371    $ 5,371
Interest and bank fees......................................    4,595      4,941
Future tax effects..........................................    2,237      2,293
Miscellaneous accrued liabilities...........................   10,073      8,055
                                                              -------    -------
  Accrued liabilities.......................................  $19,276    $20,660
                                                              =======    =======

7. PENSION AND OTHER EMPLOYEE BENEFITS

     Annual pension costs and liabilities for the Company under its two defined-benefit plans covering all of its employees are determined by actuaries using various methods and assumptions. The Company has agreed to voluntarily contribute such amounts as are necessary to provide assets sufficient to meet the benefits to be paid to its employees. The Company s present intent is to make annual contributions, which are actuarially computed, in amounts not more than the maximum nor less than the minimum allowable under the Internal Revenue Code. For purposes of determining annual expenses and funding contributions, the following assumptions were used for the years ended December 31:

                                                              1996    1995    1994
                                                              ----    ----    ----
Rate of return of plan assets...............................  8.0%    8.0%    8.0%
Discount rate...............................................  7.5%    7.5%    7.5%
Annual compensation increase................................  4.0%    4.0%    5.0%

                       PIONEER AMERICAS ACQUISITION CORP.

     Pension expense for the periods presented was comprised of:

                                                                        PREDECESSOR
                                                                          COMPANY
                                                                      ---------------
                                                   1996      1995     1995      1994
                                                  -------    -----    -----    ------
Service cost....................................  $   597    $ 410    $ 178    $  571
Interest cost...................................      892      566      260       770
Return on plan assets...........................   (1,132)    (394)    (149)     (537)
Amortization of prior service and other.........      462       56       (7)      225
                                                  -------    -----    -----    ------
          Total pension expense.................  $   819    $ 638    $ 282    $1,029
                                                  =======    =====    =====    ======

     The funded status of the pension plans for which assets exceed accumulated benefits and the plan for which accumulated benefits exceed assets as of the actuarial valuation dates of December 31, 1996 and 1995 were as follows:

                                                          1996                       1995
                                            --------------------------------    ---------------
                                              ACCUMULATED      ASSETS EXCEED      ACCUMULATED
                                            BENEFITS EARNED     ACCUMULATED     BENEFITS EARNED
                                                ASSETS           BENEFITS           ASSETS
                                            ---------------    -------------    ---------------
Actuarial present value of benefits based
  on service to date and present pay
  levels:
  Vested benefit obligation...............      $ 3,823           $ 6,122           $ 8,488
  Non-vested benefit obligation...........          212               389             1,513
                                                -------           -------           -------
  Accumulated benefit obligation..........        4,035             6,511            10,001
  Plan assets at fair value...............        3,318             6,963             7,293
                                                -------           -------           -------
  Plan assets in excess (less than)
     accumulated benefit obligation.......          717              (452)           (2,708)
  Additional amounts related to projected
     salary increases.....................        2,171               911             2,199
                                                -------           -------           -------
  Plan assets less than total projected
     benefit obligation...................       (1,454)           (1,363)           (4,907)
  Unrecognized gain.......................          236             1,254               185
  Unrecognized prior service cost.........         (372               220              (202)
                                                -------           -------           -------
  Pension obligation......................      $ 1,318           $ 2,837           $ 4,890
                                                =======           =======           =======

     Plan assets at December 31, 1996 and 1995 consist primarily of fixed income investments and equity investments.

     The Company offers defined-contribution plans for its employees with the employees generally contributing from 1% to 15% of their compensation. Aggregate contributions by the Company to such plans were $0.4 million and $0.2 million in 1996 and 1995, respectively. Aggregate contributions by the Predecessor Company for such plans were $0.1 million for the period from January 1, 1995 through April 20, 1995 and none for 1994.

                       PIONEER AMERICAS ACQUISITION CORP.

     In addition to providing pension benefits, PCAC provides certain health care and life insurance benefits for retired employees. Substantially all of PCAC s employees may become eligible for those benefits if they reach normal retirement age while working for the Company. The following table presents the plan's funded status reconciled with amounts recognized in the Company's balance sheet at December 31:

                                                               1996      1995
                                                              -------   ------
Accumulated post-retirement benefit obligation:
  Retirees..................................................  $ 3,737   $3,669
  Fully eligible active plan participants...................    1,483    1,380
  Other active plan participants............................    4,986    4,169
                                                              -------   ------
                                                               10,206    9,218
Unrecognized net loss.......................................     (125)      --
                                                              -------   ------
  Accrued post retirement benefit cost......................  $10,081   $9,218
                                                              =======   ======

     Net periodic post-retirement benefit cost for the periods presented includes the following components:

                                                                            PREDECESSOR
                                                                              COMPANY
                                                                            -----------
                                                             1996    1995   1995   1994
                                                            ------   ----   ----   ----
Service cost..............................................  $  369   $243   $109   $324
Interest cost.............................................     693    449    176    519
Amortization of transition obligation over 20 years.......      --     15      8     32
Other components..........................................      --     48     --     --
                                                            ------   ----   ----   ----
          Net periodic post-retirement benefit cost.......  $1,062   $755   $293   $875
                                                            ======   ====   ====   ====

     The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 10.0% for 1996 (the same as the rate previously assumed for 1995 and 1994) and is assumed to decrease gradually to 6% for 2010 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1996, 1995 and 1994 by $0.8 million, $0.7 million, and $0.6 million, respectively, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for each of 1996, 1995 and 1994 by $0.1 million.

     The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 7.5% at December 31, 1996, 1995, and 1994.

     As a result of the Acquisition, the unrecognized net loss and unrecognized transition obligation amounts as of that date were recognized.

8. BANK CREDIT FACILITY

     In April 1995, the Company entered into a credit agreement which provides for the three-year Bank Credit Facility with Bank of America, Illinois ("BAI"). The Company may borrow up to $30.0 million, subject to certain borrowing base limitations. At December 31, 1996, no amounts were outstanding under the Bank Credit Facility. The revolving loans bear interest at a rate equal to, at the Company s option, (i) the reference rate set by BAI or (ii) the LIBOR Base Rate. The Bank Credit Facility requires the Company to pay a fee equal to one half of one percent per annum on the total unused balance. Indebtedness outstanding under the Bank Credit Facility is collateralized by a security interest in all of the inventory, accounts receivable and certain other assets of PCAC and All-Pure. Up to $10.0 million of the Borrowing Base, as defined by the Bank Credit Facility, can be utilized for letters of credit. The Borrowing Base at December 31, 1996 was approximately $18.6 million. After consideration of applicable outstanding letters of credit of

                       PIONEER AMERICAS ACQUISITION CORP.

approximately $2.9 million, the unused availability of the Borrowing Base was approximately $15.7 million at December 31, 1996.

     The Bank Credit Facility contains restrictive covenants that, among other things and under certain conditions, limit the ability of the Company to incur additional indebtedness, to acquire or dispose of assets or operations and to pay dividends or redeem shares of stock.

9. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31:

                                            1996        1995
                                            ----        ----
13 3/8% First Mortgage Notes, due
  2005..................................  $135,000    $135,000
Subordinated notes payable to sellers of
  T.C. Products, principal payments due
  July 31, 2001, with a variable
  interest rate based on a bank's prime
  rate plus 1%, interest is paid
  monthly...............................     4,500          --
Tax-exempt bond financed through the
  Economic Development Corporation of
  Pierce County, Washington, principal
  payments due in variable annual
  installments through 2014, with a
  variable interest rate based on
  current market values of comparable
  securities, interest is paid
  monthly...............................     2,257          --
                                          --------    --------
Total...................................   141,757     135,000
Current maturities of long-term debt....      (128)         --
                                          --------    --------
Long-term debt..........................  $141,629    $135,000
                                          ========    ========

     Long-term debt matures as follows: $0.1 million in 1997; $0.1 million in 1998; $0.1 million in 1999; $0.1 million in 2000; $4.6 million in 2001; and
$136.6 million thereafter.

     As part of the Acquisition in April 1995, the Company issued and sold $135 million of 13 3/8% Senior Notes due in 2005. In January 1996, the Company exchanged, as part of a public offering, the $135 million of Notes for $135 Million of 13 3/8% First Mortgage Notes due in 2005. Like the Senior Notes, the Mortgage Notes are senior secured obligations of the Company, ranking senior in right of payment to all subordinated indebtedness. The Mortgage Notes are fully and unconditionally guaranteed on a joint and several basis by all of the Company's direct and indirect wholly-owned subsidiaries and are secured by the first mortgage liens on certain manufacturing facilities. The Company is a holding company with no operating assets or operations. Financial statements of the Company's direct and indirect wholly-owned subsidiaries are not separately included as the Company's management does not believe this information would be material to investors.

     The Mortgage Notes are redeemable at the Company's option starting in 2000. Before 1998, the Company may redeem a maximum of $35 million of the Mortgage Notes at 113% of the principal amount due with funds from a public offering of common stock of the Company or PCI (to the extent such funds are contributed to the Company). Upon a change of control, as defined in the agreement, the Company is required to offer to purchase the Mortgage Notes for 101% of the principal due.

     The Mortgage Notes and other long-term debt contain various restrictions on the Company, which, among other things, limit the ability of the Company to incur additional indebtedness, to acquire or dispose of assets or operations and to pay dividends or redeem shares of stock.

                       PIONEER AMERICAS ACQUISITION CORP.

10. FINANCIAL INSTRUMENTS

  Concentration of Credit Risk

     The Company manufactures and sells chlorine and caustic-based products to companies in diverse industries. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. The Company's sales are primarily to customers in the western and southeastern regions of the United States. Credit losses relating to these customers have been within management's expectations.

     The Company maintains cash deposits with major banks, which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institutions and believes that any possible loss is minimal.

     Net sales of the Company included sales to a major customer of approximately $23.5 million for the year ended December 31, 1996. Net sales of the Predecessor Company included sales to a major customer of approximately $7.5 million for the period from January 1, 1995 through April 20, 1995 and $18.7 million in 1994.

  Investments

     It is the policy of the Company to invest its excess cash in investment instruments or securities whose value is not subject to market fluctuations such as master notes of issuers rated at the time of such investment of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's or any bank or financial institution party to the Company's Bank Credit Facility with Bank of America.

  Fair Value of Financial Instruments

     In preparing disclosures about the fair value of financial instruments, the Company has assumed that the carrying amount approximates fair value for cash and cash equivalents, receivables, short-term borrowings, accounts payable and certain accrued expenses because of the short maturities of those instruments. The fair values of long-term debt instruments are estimated based upon quoted market values (if applicable), or on the current interest rates available to the Company for debt with similar terms and remaining maturities. Considerable judgment is required in developing these estimates and, accordingly, no assurance can be given that the estimated values presented herein are indicative of the amounts that would be realized in a free market exchange. The Company held no derivative financial instruments as of December 31, 1996 and 1995.

     At December 31, 1996, the fair market value of all of the Company's financial instruments approximated the book value, except its 13 3/8% First Mortgage Notes Due 2005, which had a book value of $135 million and a fair value based upon its current quoted market price of $153 million.

11. COMMITMENTS AND CONTINGENCIES

  Letters of Credit

     At December 31, 1996 the Company had letters of credit and performance bonds outstanding of approximately $5.2 million and $2.5 million, respectively. These letters of credit and performance bonds were issued for the benefit of: customers under sales agreements securing delivery of products sold, a power company as a deposit for the supply of electricity, and a state environmental agency as required for manufacturers in the state. The letters of credit expire at various dates in 1997 and 1998. No amounts were drawn on the letters of credit at December 31, 1996.

                       PIONEER AMERICAS ACQUISITION CORP.

  Purchase Commitments

     The Company has committed to purchase salt used in the production process under contracts which continue through December 31, 2003. Based on the contract terms, a minimum of 563,111 tons of salt are to be purchased in 1997, 280,000 tons in 1998 and 225,000 tons in each of the years 1999 through 2003. The future minimum salt commitments are as follows (in thousands):

1997.......................................................  $ 4,402
1998.......................................................    2,480
1999.......................................................    1,903
2000.......................................................    1,960
2001.......................................................    2,019
Thereafter.................................................    4,221
                                                             -------
          Total purchase commitments.......................  $16,985
                                                             =======

  Operating Leases

     The Company leases certain manufacturing and distribution facilities, computer equipment, and administrative offices under noncancelable leases. Minimum future rental payments on such leases with terms in excess of one year in effect at December 31, 1996 are as follows (in thousands):

1997....................................  $ 8,318
1998....................................    7,960
1999....................................    7,916
2000....................................    6,267
2001....................................    5,786
Thereafter..............................    4,685
                                          -------
          Total minimum obligations.....  $40,932
                                          =======

     Lease expense charged to operations for the year ended December 31, 1996 and for the period from Inception through December 31, 1995 was approximately $7.8 million and $6.3 million, respectively. Lease expense charged to the Predecessor Company's operations for the period from January 1, 1995 through April 20, 1995 and the year ended December 31, 1994 was approximately $3.3 million and $8.4 million, respectively.

  Litigation

     During 1993, Imperial West was awarded $1.4 million as the result of a breach of contract claim it had asserted against the lessor of one of the Imperial West plants. Appeals of the judgment were upheld and the award together with interest was paid in January 1996. The consolidated financial statements at December 31, 1995 included a receivable for the award. The lessor also filed suit alleging that Imperial West was required to remediate alleged contamination prior to the termination of the lease in July 1995. The parties settled that action under terms pursuant to which (i) Imperial West paid the lessor $900,000 upon the termination of the lease in July 1995, and (ii) the lessor transferred title to the property to Imperial West. In addition, Imperial West agreed to indemnify the lessor against any future environmental liability with respect to the property. Certain insurers paid a portion of Imperial West's defense costs in connection with the lawsuit by the lessor.

     In 1994, the trustee in the bankruptcy of a company which was a customer of the Predecessor Company filed suit against the Predecessor Company, seeking the recovery of up to $2.2 million in payments made to the Predecessor Company on a basis which the trustee alleges was preferential to other creditors' claims.

                       PIONEER AMERICAS ACQUISITION CORP.

Management has been advised by counsel that the range of any loss which may be incurred as the result of the suit will be substantially below the amount claimed, and the Company is vigorously contesting the action. The Company does not believe this action will have a significant effect on its financial position or results of operations.

     The Company is party to other legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the Company has adequate legal defenses and/or insurance coverage with respect to these matters and management does not believe that they will materially affect the Company's operations or financial position.

12. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows at December 31:

                                           1996        1995
                                          -------    --------
Deferred tax liabilities:
  Tax over book basis -- property, plant
     and equipment......................  $20,006    $ 22,063
  Other -- net..........................      399       1,435
                                          -------    --------
          Total deferred tax
            liabilities.................   20,405      23,498
                                          -------    --------
Deferred tax assets:
  Post employment benefits..............    5,552       5,791
  Alternative minimum tax credit
     carryforward.......................      671          --
  Allowance for doubtful accounts.......      511         569
  Other accrued liabilities.............    6,165       6,530
  Net operating loss carry forward of
     PCI................................   14,391      22,091
                                          -------    --------
          Total deferred tax assets.....   27,290      34,981
Valuation allowance for deferred tax
  assets................................       --     (11,433)
                                          -------    --------
Net deferred tax assets.................   27,290      23,498
                                          -------    --------
Net deferred taxes......................  $ 6,885    $     --
                                          =======    ========

     Significant components of the provision for income taxes for the periods presented are as follows:

                                                              PREDECESSOR COMPANY
                                                              --------------------
                                           1996      1995       1995        1994
                                          ------    ------    --------    --------
Current:
  Federal...............................  $  614    $  799     $ 5,938     $ 3,930
  State.................................   1,528     1,830         957         568
                                          ------    ------     -------     -------
          Total current.................   2,142     2,629       6,895       4,498
                                          ------    ------     -------     -------
Deferred:
  Federal...............................   5,032     4,180      (1,816)     (1,010)
  State.................................    (439)     (601)       (270)       (246)
                                          ------    ------     -------     -------
          Total current.................   4,593     3,579      (2,086)     (1,256)
                                          ------    ------     -------     -------
          Total income tax provision....  $6,735    $6,208     $ 4,809     $ 3,242
                                          ======    ======     =======     =======

                       PIONEER AMERICAS ACQUISITION CORP.

                                                                                        PREDECESSOR COMPANY
                                                                                -----------------------------------
                                                1996               1995               1995               1994
                                          ----------------   ----------------   ----------------   ----------------
                                          AMOUNT   PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT
                                          ------   -------   ------   -------   ------   -------   ------   -------
Tax at U.S. statutory rates.............  $4,390     35%     $4,420     35%     $4,068     35%     $2,936     35%
State income taxes, net of federal tax
  benefits..............................     708      6         799      6         407      3         321      4
Amortization of excess cost over the
  fair value of net assets acquired.....   1,591     14       1,159      9          69      1         221      2
Adjustment of previously provided
  taxes.................................      --     --          --     --          --     --        (285)    (3)
Other, net..............................      46     --        (170)    (1)        265      2          49      1
                                          ------     --      ------     --      ------     --      ------     --
                                          $6,735     55%     $6,208     49%     $4,809     41%     $3,242     39%
                                          ======     ==      ======     ==      ======     ==      ======     ==

     At December 31, 1996, PCI had available to it on a consolidated tax return basis approximately $35.6 million of net operating loss carryforward ("NOL") for income tax purposes (expiring 2003 to 2010). The NOL is available for offset against future taxable income if generated during the carryforward period. A tax sharing agreement provides that the Company will be liable to PCI for its separate tax liability only to the extent the consolidated group has a tax liability. However as long as PCI's NOL is available to the consolidated group to reduce taxable income, the Company s tax liability to PCI will be substantially reduced. As a result of the tax sharing agreement, the NOL is reflected by the Company for financial reporting purposes.

     For the year ended December 31, 1996 and the period from Inception through December 31, 1995, the benefit of the utilization of the NOL of $11.5 million and $3.6 million, respectively was recognized as an increase to additional paid-in capital. Approximately $13.6 million was recognized as an increase to additional paid-in capital as part of the purchase price allocation of the Acquisition.

13. OTHER LONG-TERM LIABILITIES -- ENVIRONMENTAL

     The Company's operations are subject to extensive environmental laws and regulations related to protection of the environment, including those applicable to waste management, discharge of pollutants into the air and water, clean-up liability from historical waste disposal practices, and employee health and safety. At several of the Company s facilities, investigations or remediations are underway and at some of these locations regulatory agencies are considering whether additional actions are necessary to protect or remediate surface or groundwater resources, and the Company could be required to incur additional costs to construct and operate remediation systems in the future. In addition, at several of its facilities, the Company is in the process of replacing or closing ponds for the collection of wastewater. The Company plans to spend approximately $1.3 million during the next fifteen years for closure of eight chlor-alkali waste water disposal ponds at the Henderson plant. The Company believes that it is in substantial compliance with existing governmental regulations.

     PCAC's Henderson plant is located within what is known as the "Basic Complex." Soil and groundwater contamination have been identified within and adjoining the Basic Complex, including land owned by PCAC. A groundwater treatment system was installed at the facility in 1983 and, pursuant to a Consent Agreement with the Nevada Division of Environmental Protection, a study is being conducted to further evaluate soil and groundwater contamination at the facility and other properties within the Basic Complex and to determine whether additional remediation will be necessary with respect to PCAC's property.

     In connection with the October 1988 acquisition of the chlor-alkali business by the Predecessor Company, ICI Delaware Holdings, Inc. and ICI Americas, Inc. (such companies or their successors, the "ZENECA Companies") agreed to indemnify the Predecessor Company for certain environmental liabilities

                       PIONEER AMERICAS ACQUISITION CORP.

(the "ZENECA Indemnity"), including liabilities associated with operations at the Company's plant located in Henderson, Nevada (the "Henderson Plant"). In general, the ZENECA Companies agreed to indemnify the Predecessor Company from environmental costs which arise from or relate to pre-closing actions which involved disposal, discharge, or release of materials resulting from non-chlor-alkali manufacturing operations at the Henderson Plant and at other properties within the same industrial complex. Payments under the indemnity cannot exceed approximately $65 million.

     Due to the change in ownership resulting from the Acquisition, the ZENECA Indemnity will terminate on April 20, 1999. The ZENECA Indemnity will continue to cover claims after the expiration of the term of the indemnity provided that, prior to the expiration of the indemnity, proper notice to the ZENECA Companies is given and the Company has taken certain other actions. The Company believes that the ZENECA Companies will continue to honor their obligations under the ZENECA Indemnity for claims properly presented by the Company. It is possible, however, that disputes could arise between the parties and that the Company would have to subject its claims for clean-up expenses, which could be substantial, to the contractually established arbitration process. In the opinion of management, any environmental liability in excess of the amount indemnified and accrued on the consolidated balance sheet, if any, would not have a material adverse effect on the consolidated financial statements.

     In the Acquisition Agreement, the Sellers agreed to indemnify the Company for certain environmental liabilities that result from certain discharges of hazardous materials, or violations of environmental laws, arising prior to April 20, 1995 (the "Closing Date") from or relating to the Pioneer plant sites or arising before or after the Closing Date with respect to certain environmental liabilities relating to certain properties held for the benefit of the Sellers ("Sellers' Indemnity"). Amounts payable pursuant to the Sellers' Indemnity will generally be payable as follows: (i) out of certain reserves established on the Predecessor Company s balance sheet at December 31, 1994; (ii) either by offset against the amounts payable under the Seller Notes or from amounts held pursuant to the Contingent Payment Agreement, and (iii) in certain circumstances and subject to specified limitations, out of the personal assets of the Sellers. Subject to certain exceptions and limitations set forth in the Acquisition Agreement, a claim notice with respect to amounts payable pursuant to the Sellers' Indemnity must generally be given within 15 years of the Closing Date. PCI is required to reimburse the Sellers for amounts paid under the Sellers' Indemnity with amounts recovered under the ZENECA Indemnity or from other third parties. PCI and the Sellers have agreed that they will cooperate in matters relating to the ZENECA Indemnity.

     Remediation costs are accrued based on estimates of known environmental remediation exposure. Such accruals are based upon management s best estimate of the ultimate cost and are recorded even if significant uncertainties exist over the ultimate cost of the remediation. Ongoing environmental compliance cost, including maintenance and monitoring costs, are charge to operations as incurred. The liabilities are based upon all available facts, existing technology, past experience and cost-sharing arrangements, including the viability of other parties. Charges made against income for recurring environmental matters, included in "cost of sales" on the statements of operations, totaled approximately $1.7 million and $1.2 million for the year ended December 31, 1996 and for the period from Inception through December 31, 1995, respectively, and $0.4 million and $1.8 million for the Predecessor Company for the period from January 1, 1995 through April 20, 1995 and the year ended December 31, 1994, respectively. Capital expenditures for environmental-related matters at existing facilities were approximately $4.3 million and $2.2 million for the year ended December 31, 1996 and for the period from Inception through December 31, 1995, respectively, and $0.2 million and $0.5 million for the Predecessor Company for the period from January 1, 1995 through April 20, 1995 and the year ended December 31, 1994, respectively. Future environmental-related capital expenditures will depend upon regulatory requirements, as well as timing related to obtaining necessary permits and approvals.

     Estimates of future environmental restoration and remediation costs are inherently imprecise due to currently unknown factors such as the magnitude of possible contamination, the timing and extent of such

                       PIONEER AMERICAS ACQUISITION CORP.

restoration and remediation, the extent to which such costs are recoverable from third parties, and the extent to which environmental laws and regulations may change in the future. The Predecessor Company established a reserve of approximately $9.0 million at the time of its acquisition of its Henderson, Nevada and St. Gabriel, Louisiana facilities with respect to potential remediation costs relating to matters not covered by the ZENECA Indemnity, consisting primarily of remediation costs that may be incurred by the Company for chlor-alkali-related remediation of the Henderson and St. Gabriel facilities. The recorded accrual included certain amounts related to anticipated closure and post-closure actions that may be required in the event that operation of the present chlor-alkali plants ceases. Such accrual is recorded in the Company's consolidated balance sheets at December 31, 1996 and 1995. However, complete analysis and study has not been completed and therefore additional future charges may be recorded at the time a decision for closure is made.

     In 1994, the Predecessor Company recorded an additional $3.2 million environmental reserve related to pre-closing actions at sites that are the responsibility of the ZENECA Companies. Such accrual is reflected in the Company's consolidated balance sheets at December 31, 1996 and 1995. Other assets include an account receivable of the same amount from the ZENECA Companies. The Company believes it will be reimbursed by the ZENECA Companies for substantially all of such costs that are incurred at the Henderson Plant and other properties within the same industrial complex. Additionally, certain other environmental matters exist which have been assumed directly by the ZENECA Companies. No assurance can be given that actual costs will not exceed accrued amounts or the amounts currently estimated. The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes respecting site cleanup costs, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated by the Company to be required for such matters. Further, there can be no assurance that additional environmental matters will not arise in the future.

14. RELATED PARTY TRANSACTIONS

     The Company has a 15% partnership interest in Saguaro Power Company ("Saguaro"), which owns a cogeneration plant located in Henderson, Nevada. The Company's interest in Saguaro is accounted for using the cost method of accounting. The Company sells certain products and services to and purchases steam from Saguaro at market prices. Transactions with Saguaro are as follows:

                                                                         PREDECESSOR
                                                                           COMPANY
                                                                        --------------
                                                     1996      1995     1995     1994
                                                    ------    ------    ----    ------
Sales to Saguaro..................................  $1,005    $  754    $353    $1,286
Purchases from Saguaro............................   1,840     1,388     616     2,096
Partnership distribution from Saguaro (included in
  other income)...................................     735       637      --     1,290

     Accounts receivable from and accounts payable to Saguaro are at the Company's normal terms and are generally not significant to the Company's consolidated balance sheet.

     The Company is a party to an agreement negotiated on an arms-length basis with BII for the delivery of the Company's water to the Henderson production facility. The agreement provides for the delivery of a minimum of eight million gallons of water per day. The agreement expires on December 31, 2014, unless terminated earlier in accordance with the provisions of the agreement. For the year ended December 31, 1996 and the period from Inception through December 31, 1995, BII charged expenses to the Company of approximately $0.2 million and $0.2 million, respectively. For the period from January 1, 1995 through April 20, 1995 and the year ended December 31, 1994, BII charged expenses to the Predecessor Company of approximately $0.2 million and $0.5 million, respectively.

                       PIONEER AMERICAS ACQUISITION CORP.

     The Company sells certain products to Kemwater at market prices. Sales to Kemwater totaled $8.8 million during the year ended December 31, 1996. Kemwater provides transportation services to the Company at market prices which totaled $1.8 million for 1996.

                       PIONEER AMERICAS ACQUISITION CORP.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               MARCH 31,     DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 14,640       $ 14,417
  Accounts receivable, less allowance for doubtful accounts
     of $1,440 at March 31, 1997 and $1,311 at December 31,
     1996...................................................      18,438         18,830
  Due from parent...........................................       2,840          2,547
  Inventories...............................................       8,896          6,247
  Prepaid expenses..........................................         806          1,156
                                                                --------       --------
          Total current assets..............................      45,620         43,197
Property, plant and equipment:
  Land......................................................       3,735          3,735
  Buildings and improvements................................      17,218         17,062
  Machinery and equipment...................................      73,194         71,704
  Cylinders and tanks.......................................       4,583          4,540
  Construction in progress..................................      12,501         11,871
                                                                --------       --------
                                                                 111,231        108,912
  Less accumulated depreciation.............................     (19,007)       (16,429)
                                                                --------       --------
                                                                  92,224         92,483
Investment in and advances to unconsolidated subsidiary.....      28,553         28,586
Other assets, net of accumulated amortization of $2,803 at
  March 31, 1997 and $2,458 at December 31, 1996............      19,268         19,621
Excess cost over fair value of net assets acquired, net of
  accumulated amortization of $8,749 at March 31, 1997 and
  $7,556 at December 31, 1996...............................     105,930        107,123
                                                                --------       --------
          Total assets......................................    $291,595       $291,010
                                                                ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................    $ 17,677       $ 17,221
  Accrued liabilities.......................................      21,614         19,276
  Returnable deposits.......................................       3,175          3,238
  Current portion of long-term debt.........................         128            128
                                                                --------       --------
          Total current liabilities.........................      42,594         39,863
Long-term debt..............................................     141,629        141,629
Returnable deposits.........................................       3,272          3,272
Accrued pension and other employee benefits.................      14,555         14,100
Other long-term liabilities.................................      17,112         17,823
Commitments and contingencies
Stockholder's equity:
  Common stock, $.01 par value, authorized 1,000 shares,
     issued and outstanding 1,000 shares....................           1              1
  Additional paid-in capital................................      61,124         61,124
  Retained earnings.........................................      11,308         13,198
                                                                --------       --------
          Total stockholders' equity........................      72,433         74,323
                                                                --------       --------
          Total liabilities and stockholders' equity........    $291,595       $291,010
                                                                ========       ========

           See notes to unaudited consolidated financial statements.

                       PIONEER AMERICAS ACQUISITION CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Revenues....................................................  $38,743    $44,292
Cost of sales...............................................   29,003     30,797
                                                              -------    -------
Gross profit................................................    9,740     13,495
Selling, general and administrative expense.................    6,170      6,090
                                                              -------    -------
Operating income............................................    3,570      7,405
Equity in net loss of unconsolidated subsidiary.............   (1,055)      (110)
Interest expense, net.......................................   (4,458)    (3,944)
Other income, net...........................................      231         89
                                                              -------    -------
Income (loss) before taxes..................................   (1,712)     3,440
Income tax provision........................................      178      2,028
                                                              -------    -------
Net income (loss)...........................................  $(1,890)   $ 1,412
                                                              =======    =======

           See notes to unaudited consolidated financial statements.

                       PIONEER AMERICAS ACQUISITION CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Operating activities:
  Net income (loss).........................................  $(1,890)   $ 1,411
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................    4,080      4,217
     Equity in net loss of unconsolidated subsidiaries......    1,055        110
     Net change in deferred taxes...........................      (42)     1,425
     Net effect of changes in operating assets and
      liabilities (net of acquisitions).....................      379     (2,088)
                                                              -------    -------
Net cash flows from operating activities....................    3,582      5,075
                                                              -------    -------
Investing activities:
  Investment in and advances to unconsolidated subsidiary...   (1,022)      (600)
  Capital expenditures......................................   (2,337)    (3,907)
                                                              -------    -------
Net cash flows from investing activities....................   (3,359)    (4,507)
                                                              -------    -------
Net increase in cash........................................      223        568
Cash acquired in purchase...................................       --        505
Cash at beginning of period.................................   14,417     11,218
                                                              -------    -------
Cash at end of period.......................................  $14,640    $12,291
                                                              =======    =======

           See notes to unaudited consolidated financial statements.

                       PIONEER AMERICAS ACQUISITION CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

     The consolidated balance sheet as of March 31, 1997 and the statements of operations and cash flows for all periods presented are unaudited and reflect all adjustments, consisting of normal recurring items, which management considers necessary for a fair presentation. Operating results for the first three months of 1997 are not necessarily indicative of results to be expected for the year ending December 31, 1997. The consolidated statements include the accounts of Pioneer Americas Acquisition Corp. and its consolidated subsidiaries (collectively referred to as the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. All dollar amounts in the tabulations in the notes to the consolidated financial statements are stated in thousands of dollars unless otherwise indicated.

     The consolidated balance sheet at December 31, 1996 is derived from the December 31, 1996 audited consolidated financial statements, but does not include all disclosures required by generally accepted accounting principles, since certain information and disclosures normally included in the notes to the financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission. The accompanying unaudited financial statements should be read in conjunction with the financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 1996.

2. SUPPLEMENTAL CASH FLOW INFORMATION

     Net effect of changes in operating assets and liabilities (net of acquisitions) are as follows:

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                               1997         1996
                                                              -------      -------
Accounts receivable.........................................  $   392      $ 1,584
Due from parent.............................................     (293)        (766)
Inventories.................................................   (2,649)        (682)
Prepaid expenses............................................      350        1,659
Other assets................................................       98         (121)
Accounts payable............................................      456       (7,971)
Accrued liabilities.........................................    2,345          295
Returnable deposits.........................................      (63)        (120)
Other long-term liabilities.................................     (256)       4,034
                                                              -------      -------
          Net change in operating accounts..................  $   379      $(2,088)
                                                              =======      =======

                       PIONEER AMERICAS ACQUISITION CORP.

     Following is supplemental cash information:

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                               1997         1996
                                                              -------      -------
Supplemental disclosures of cash flow information:
  Cash payments for:
     Interest...............................................  $   605      $   231
     Income taxes...........................................      135        2,150
  Acquisition of KWT, Inc. during the period:
     Cash paid for acquisition..............................               $ 1,572
     Long-term debt issued..................................                 8,017
     Liabilities assumed....................................                 2,167
                                                                           -------
     Fair value of assets acquired..........................               $11,756
                                                                           =======

     Other non-cash items included in the consolidated financial statements include an increase in shareholder's equity of $1.4 million for the three months ended March 31, 1996 due to the recognition of the net operating loss carryforward.

3. INVENTORIES

     Inventories consist of the following:

                                                              MARCH 31,    DECEMBER 31,
                                                                1997           1996
                                                              ---------    ------------
Raw materials, supplies and parts...........................   $ 7,914       $ 7,512
Finished goods and work-in-process..........................     4,407         2,668
Inventories under exchange agreements.......................    (3,425)       (3,933)
                                                               -------       -------
                                                               $ 8,896       $ 6,247
                                                               =======       =======

4. COMMITMENTS AND CONTINGENCIES

     The Company is subject to various legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the Company has adequate legal defenses and/or insurance coverage with respect to these matters and management does not believe that they will materially affect the Company's operations or financial position.

                       PIONEER AMERICAS ACQUISITION CORP.

5. RESULTS OF OPERATIONS

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Revenues....................................................  $38,743    $44,292
Cost of sales...............................................   29,003     30,797
                                                              -------    -------
Gross profit................................................    9,740     13,495
Selling, general and administrative expense.................    6,170      6,090
                                                              -------    -------
Operating income............................................    3,570      7,405
Equity in net loss of unconsolidated subsidiary.............   (1,055)      (110)
Interest expense, net.......................................   (4,458)    (3,944)
Other income, net...........................................      231         89
                                                              -------    -------
Income (loss) before taxes..................................   (1,712)     3,440
Income tax provision........................................      178      2,028
                                                              -------    -------
Net income (loss)...........................................  $(1,890)   $ 1,412
                                                              =======    =======

  Revenues

     Revenues decreased by $5.5 million or approximately 13% to $38.7 million for the three months ended March 31, 1997. Electrochemical unit (ECU) prices decreased approximately 3% while caustic soda and chlorine sales volumes decreased by 21% and 3%, respectively. The decrease in caustic soda sales was due to the weather-related delays in Mississippi River barge shipments. Revenues for All-Pure Chemical Co. (All-Pure) increased 13% or $1.2 million in the first quarter of 1997 compared to the same quarter a year ago. This increase was due to the revenues associated with the acquisition of T.C. Products, Inc. which the Company acquired in the second quarter of 1996.

  Cost of Sales

     Cost of sales decreased by $1.8 million or almost 6% to $29.0 million for the three months ended March 31, 1997. This decrease was the result of lower cost of sales for caustic soda and chlorine due to lower sales volumes, partially offset by the acquisitions mentioned above.

  Gross Profit

     Gross profit margin decreased from 30% during the first quarter of 1996 to approximately 25% during the first quarter of 1997. This decrease was a result of lower ECU prices described above along with somewhat higher ECU manufacturing costs. In addition, gross profit of All-Pure decreased due to higher raw material costs.

  Equity in Net Loss of Unconsolidated Subsidiary

     Equity in net loss of unconsolidated subsidiary increased by approximately $0.9 million due to losses sustained by the unconsolidated subsidiary during the first quarter of 1997. These losses were attributable to decreased gross margins as a result of higher raw material costs.

  Income (Loss) Before Taxes

     As a result of the above, income (loss) before income taxes decreased $5.1 million to a loss of $1.7 million for the three months ended March 31, 1997 from income of $3.4 million for the three months ended March 31, 1996.

                       PIONEER AMERICAS ACQUISITION CORP.

6. SUBSEQUENT EVENT

     As of May 14, 1997, PCI entered into an Asset Purchase Agreement (the "Purchase Agreement") with OCC Tacoma, Inc. ("OCC Tacoma"), a subsidiary of Occidental Chemical Corporation, pursuant to which the Company will acquire substantially all of the assets and properties used by OCC Tacoma in the chlor-alkali business at Tacoma, Washington (the "Tacoma Acquisition"), including the Tacoma chlor-alkali production facility. The purchase price is equal to the sum of (i) $97.0 million, payable in cash, (ii) 55,000 shares of Convertible Redeemable Preferred Stock, par value $.01 per share, of PCI, having a liquidation preference of $100 per share, and (iii) assumption of certain obligations related to the acquired chlor-alkali business. The amount of cash to be paid is subject to adjustment under the terms of the Purchase Agreement.

     In connection with the Tacoma Acquisition, on May 15, 1997, the Board of Directors of Pioneer approved the offering of Senior Secured Notes due 2007, to be issued and sold in reliance upon an exemption from registration under the Securities Act of 1933, as amended. On May 9, 1997, the Board of Directors of Pioneer approved Pioneer's offer to purchase all of its existing Mortgage Notes (the "Tender Offer") and related consent solicitation (the "Consent Solicitation"). Proceeds from the offering would be used, among other things, to pay the cash portion of the Tacoma Acquisition and to repurchase Mortgage Notes in the Tender Offer. On May 19, 1997, Pioneer commenced the Tender Offer and Consent Solicitation. On June 17, 1997, Pioneer repurchased all outstanding Mortgage Notes in the Tender Offer and consummated the Tacoma Acquisition.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors,
  OCCIDENTAL CHEMICAL CORPORATION:

     We have audited the accompanying balance sheets of the Tacoma Plant (as defined in Note 1) of Occidental Chemical Corporation, an indirect wholly-owned subsidiary of Occidental Petroleum Corporation, as of December 31, 1996 and 1995, and the related statements of operations and changes in owner's investment and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Occidental Chemical Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Tacoma Plant of Occidental Chemical Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas
February 28, 1997

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                               1996       1995
                                                              -------    -------
CURRENT ASSETS

Cash........................................................  $     6    $     6
Inventories.................................................    4,818      4,790
Deferred income taxes.......................................    1,287      2,389
Other current assets........................................    1,009         95
                                                              -------    -------
          Total current assets..............................    7,120      7,280
PROPERTY, PLANT AND EQUIPMENT, at cost, net of accumulated
  depreciation of $80,650 in 1996 and $74,768 in 1995.......   61,512     62,857
OTHER ASSETS, net...........................................      795        973
                                                              -------    -------
          TOTAL ASSETS......................................  $69,427    $71,110
                                                              =======    =======

CURRENT LIABILITIES

Accounts payable............................................  $ 2,720    $ 2,919
Accrued liabilities.........................................    4,510      8,248
                                                              -------    -------
          Total current liabilities.........................    7,230     11,167
DEFERRED INCOME TAXES.......................................    1,961      2,727
ACCRUED ENVIRONMENTAL LIABILITIES...........................   20,481     21,242
OTHER LIABILITIES...........................................    7,791      8,244
                                                              -------    -------
          Total liabilities.................................   37,463     43,380
COMMITMENTS AND CONTINGENT LIABILITIES (Note 6)
OWNER'S INVESTMENT..........................................   31,964     27,730
                                                              -------    -------
          TOTAL LIABILITIES AND OWNER'S INVESTMENT..........  $69,427    $71,110
                                                              =======    =======

        The accompanying notes are an integral part of these statements.

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

           STATEMENTS OF OPERATIONS AND CHANGES IN OWNER'S INVESTMENT
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (AMOUNTS IN THOUSANDS)

                                                               1996      1995      1994
                                                              -------   -------   -------
EXTERNAL SALES, net.........................................  $61,848   $60,871   $40,588
SALES TO OWNER AT MARKET VALUE..............................   11,867     9,270    10,069
                                                              -------   -------   -------
TOTAL SALES, net............................................   73,715    70,141    50,657

OPERATING COSTS AND EXPENSES:
  Cost of Sales.............................................   52,420    53,252    53,420
  Selling, general and administrative expenses..............    1,782     1,995     1,782
  Other operating expense...................................    2,209     2,607     2,254
                                                              -------   -------   -------
INCOME (LOSS) BEFORE INCOME TAXES...........................   17,304    12,287    (6,799)
  Income tax expense (benefit)..............................    6,059     4,301    (2,377)
                                                              -------   -------   -------
NET INCOME (LOSS)...........................................   11,245     7,986    (4,422)
PENSION LIABILITY ADJUSTMENT................................      439       643      (105)
INCREASE (DECREASE) IN OWNER'S INVESTMENT...................   (7,450)   (4,567)    8,646
OWNER'S INVESTMENT, beginning of year.......................   27,730    23,668    19,549
                                                              -------   -------   -------
OWNER'S INVESTMENT, end of year.............................  $31,964   $27,730   $23,668
                                                              =======   =======   =======

        The accompanying notes are an integral part of these statements.

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (AMOUNTS IN THOUSANDS)

                                                               1996       1995       1994
                                                              -------    -------    -------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $11,245    $ 7,986    $(4,422)
  Adjustments to reconcile net income (loss) to net cash
     provided (used) by operating activities:
     Depreciation and amortization of assets................    6,247      5,928      5,587
     Deferred income taxes..................................       99      1,088      1,073
     Other noncash charges to income........................    1,941      2,039      1,630
  Changes in operating assets and liabilities:
     Increase in inventories................................      (28)      (851)      (193)
     Decrease (increase) in other current assets............     (914)       (93)         3
     Decrease in accounts payable and accrued liabilities...   (3,937)      (204)    (3,588)
  Other, net................................................   (2,589)    (4,794)    (3,723)
                                                              -------    -------    -------
Net cash provided (used) by operating activities............   12,064     11,099     (3,633)
                                                              -------    -------    -------
CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (4,614)    (6,532)    (5,011)
                                                              -------    -------    -------
Net cash used by investing activities.......................   (4,614)    (6,532)    (5,011)
                                                              -------    -------    -------
CASH FLOW FROM FINANCING ACTIVITIES:
  Increase (decrease) in owner's investment.................   (7,450)    (4,567)     8,646
                                                              -------    -------    -------
Net cash provided (used) by financing activities............   (7,450)    (4,567)     8,646
                                                              -------    -------    -------
Change in cash..............................................       --         --          2
Cash -- beginning of year...................................        6          6          4
                                                              -------    -------    -------
Cash -- end of year.........................................  $     6    $     6    $     6
                                                              =======    =======    =======

        The accompanying notes are an integral part of these statements.

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

  Organization, business and basis of presentation --

     The accompanying financial statements present the financial position, results of operations and cash flows of the Tacoma plant (the Tacoma Plant) of Occidental Chemical Corporation (OCC), a New York corporation. The financial statements are prepared for a proposed acquisition by Pioneer Companies, Inc. (Pioneer) of the Tacoma Plant (see Note 11).

     All of the outstanding common shares of OCC are owned indirectly by Occidental Petroleum Corporation (Occidental). Certain amounts in the accompanying financial statements have been allocated in a reasonable and consistent manner in order to depict the financial position, results of operations and cash flows of the Tacoma Plant on a stand-alone basis.

     The Tacoma Plant, located in Tacoma, Washington, consists of a chlor-alkali process which manufactures chlorine, sodium hydroxide and related products, and a discontinued ammonia process that has not operated since 1992. The Tacoma Plant's products are sold to national and international markets as well as to other plants and affiliates of OCC. The accompanying financial statements exclude the previously discontinued manufacturing processes associated with unrelated product lines, including chlorinated organic compounds. Additionally, the Tacoma Plant does business as OCC and enters into operating and sales contracts administered by OCC. These include national sales agreements as well as purchase and energy agreements.

     Occidental utilizes a centralized cash management system for its operations, including the Tacoma Plant. Cash distributed to or advanced from Occidental has been reflected in Owner's investment in the accompanying balance sheets. In addition, settlements of transactions with OCC and other Occidental affiliates are recorded through Owner's investment.

  Supplemental cash flow information --

     For the years ended December 31, 1996, 1995 and 1994, all cash payments for income taxes were made by Occidental. For the same periods, there were no cash payments for interest.

     As of December 31, 1996 and 1995, net trade receivables of $7,604,000 and $8,952,000, respectively, were transferred to an affiliate (see Note 2).

  Property, plant and equipment --

     Property, plant and equipment additions, major renewals and improvements are capitalized at cost. Maintenance and repair costs are charged to expense as incurred. The cost and related accumulated depreciation, depletion and amortization of property, plant and equipment sold or retired are removed from the property, plant and equipment accounts and any resulting gain or loss is recorded.

     Depreciation of plant and equipment is primarily provided using the units-of-production method.

     Costs incurred during the construction period of major projects are capitalized and accumulated in Construction in progress (see Note 5). Upon completion, the costs are transferred to the appropriate Property, plant and equipment accounts. Interest costs incurred during the construction period of major projects which extend longer than one year are capitalized and amortized over the lives of the related assets. There were no such major projects during 1996, 1995 or 1994.

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Income taxes --

     The Tacoma Plant is included in the consolidated U.S. federal income tax return of Occidental. The Tacoma Plant uses the asset and liability method required by Statement of Financial Accounting Standards (SFAS) No.
109 -- "Accounting for Income Taxes." Deferred income taxes are recorded at enacted rates to recognize the future effects of temporary differences which arise between financial statement assets and liabilities and their basis for income tax reporting purposes. A portion of the income tax provision for this return is allocated to the Tacoma Plant on the basis of a tax sharing arrangement between OCC and Occidental Chemical Holding Corporation (OCHC), an indirect parent of OCC. Current and deferred income tax provisions allocated by OCC are based on taxable income determined as though the Tacoma Plant filed as an independent company, making the same tax return elections used in Occidental's consolidated return. However, this arrangement also permits the Tacoma Plant to recognize income tax benefits for current year operating losses and deductible temporary differences without limiting such benefits. Amounts due to Occidental for current income tax provisions are netted in Owner's investment in the accompanying balance sheets.

  Risks and uncertainties --

     The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts, generally not by material amounts. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of the Tacoma Plant's financial position and results of operations.

     Included in the accompanying balance sheets are deferred income tax assets of $11,061,000 and $12,555,000 as of December 31, 1996 and 1995, respectively, consisting of the current portion of $1,287,000 and $2,389,000, shown as current deferred income tax assets and the noncurrent portion which is netted against deferred income tax liabilities (see Note 7). Realization of that asset is dependent upon the generation of sufficient future taxable income. It is expected that the recorded deferred income tax asset will be realized through future operating income and reversal of taxable temporary differences.

     Since the Tacoma Plant's two principal products are commodities, significant changes in the prices of chlorine and sodium hydroxide could have a significant impact on the Tacoma Plant's results of operations for any particular year.

  Fair value of financial instruments --

     The Tacoma Plant values financial instruments as required by SFAS No. 107 -- "Disclosures About Fair Value of Financial Instruments." The carrying value of on-balance sheet financial instruments approximates fair value.

(2) RECEIVABLES --

     As of December 31, 1996 and 1995, OCC transferred, with limited recourse, to an Occidental affiliate net trade receivables of the Tacoma Plant under a revolving sale program, in connection with the ultimate sale for cash of such receivables. The net trade receivables transferred amounted to $7,604,000 and $8,952,000 as of December 31, 1996 and 1995, respectively. OCC transferred the receivables to the affiliate in a noncash transaction that was reflected as a reduction in the Tacoma Plant's Owner's investment. OCC has retained the

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(2) RECEIVABLES -- (CONTINUED)
collection responsibility with respect to the receivables sold. An interest in newly created receivables is transferred monthly, net of collections made from customers. Fees related to the sales of receivables under this program, which are allocated from OCC, were $377,000, $425,000 and $333,000 for the years ended December 31, 1996, 1995 and 1994, respectively, and are included in Other operating expense.

(3) INVENTORIES --

     Inventories are valued at the lower of cost or market. The last-in, first-out (LIFO) cost method was used in determining the costs of raw materials and finished goods. Materials and supplies inventories were determined using the weighted-average cost method. Inventories consisted of the following as of December 31, 1996 and 1995 (in thousands):

                                                               1996       1995
                                                              -------    -------
Raw materials...............................................  $ 1,291    $ 1,653
Materials and supplies......................................    3,338      3,152
Finished goods..............................................    2,071      2,519
                                                              -------    -------
                                                                6,700      7,324
LIFO reserve................................................   (1,882)    (2,534)
                                                              -------    -------
Inventory at lower of cost or market........................  $ 4,818    $ 4,790
                                                              =======    =======

     During the years ended December 31, 1996 and 1994, certain inventory quantities carried at LIFO were reduced. These reductions resulted in a liquidation of LIFO inventory quantities, the effect of which did not have a material impact on Cost of sales.

(4) CHANGE IN ACCOUNTING PRINCIPLE --

     In December 1992, the Financial Accounting Standards Board issued SFAS No. 112 -- "Employers' Accounting for Postemployment Benefits," which substantially changed the existing method of accounting for employer benefits provided to inactive or former employees after active employment but before retirement. This statement requires that the cost of postemployment benefits (principally medical benefits for inactive employees) be recognized in the financial statements during employees' active working careers. OCC adopted SFAS No. 112 effective January 1, 1994, but the adoption did not have a material impact on the Tacoma Plant's financial position or results of operations.

(5) PROPERTY, PLANT AND EQUIPMENT --

     Property, plant and equipment at December 31, 1996 and 1995 consisted of the following (in thousands):

                                                                1996        1995
                                                              --------    --------
Land and land improvements..................................  $  2,951    $  2,875
Buildings...................................................     9,173       8,915
Machinery and equipment.....................................   118,212     114,530
Construction in progress....................................    11,826      11,305
                                                              --------    --------
                                                               142,162     137,625
Accumulated depreciation....................................   (80,650)    (74,768)
                                                              --------    --------
                                                              $ 61,512    $ 62,857
                                                              ========    ========

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(6) COMMITMENTS AND CONTINGENT LIABILITIES --

  Commitments --

     The Tacoma Plant leases railcars as well as certain machinery and equipment under noncancelable operating leases. The operating lease for machinery and equipment expires in 2001, at which time the property can be purchased for the then fair market value or the lease can be renewed at the then fair rental value for two years.

     At December 31, 1996, future minimum lease payments under noncancelable operating leases were as follows (in thousands):

1997........................................................  $ 3,784
1998........................................................    3,561
1999........................................................    3,412
2000........................................................    3,560
2001........................................................    3,178
Thereafter..................................................   16,582
                                                              -------
  Total minimum lease payments..............................  $34,077
                                                              =======

     Rental expense totaled approximately $4,156,000, $4,164,000 and $4,262,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     OCC purchases the entire requirement of salt for the Tacoma Plant from Mitsubishi International Corporation (MIC) under the terms of a contract ending on December 31, 1996. The contract requires OCC to purchase a predetermined annual quantity of salt at an established price. Payments are made to MIC each month in the amount of one-twelfth of the annual quantity at the established price for that year. Total purchases under this contract were $8,202,000, $7,712,000 and $6,339,000 for the years ended December 31, 1996, 1995 and 1994, respectively. In May 1996, OCC entered into a new contract with MIC to purchase salt for the Tacoma Plant under similar terms for 1997 through 1999.

     OCC purchases electric power for the Tacoma Plant from the City of Tacoma, Department of Public Utilities, Light Division (the City) under the terms of a contract expiring in September 2001. The contract has three monthly levels of commitment. The first two take-or-pay levels are for fixed quantities of power at predetermined prices. The third level is for power consumed above the take-or-pay quantities at market prices. Under the terms of the contract, any power committed to but not consumed by the Tacoma Plant can be resold by the City, the proceeds of which will be applied against the Tacoma Plant's commitment. Total purchases under this contract were $13,621,000, $13,894,000 and $13,643,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  Lawsuits --

     An individual brought a lawsuit in 1995 against OCC alleging personal injury from exposure to chlorine gas released from the Tacoma Plant in 1994. Although a release did occur, the alleged causation and damages are denied. It is impossible at this time to determine the ultimate legal liabilities that may arise from this lawsuit. However, in management's opinion, the lawsuit should not have a material adverse effect upon the financial position or results of operations of the Tacoma Plant.

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(7) INCOME TAXES --

     Income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 consisted of the following (in thousands):

                                                           1996      1995      1994
                                                          ------    ------    -------
Current U.S. federal....................................  $5,960    $3,213    $(3,450)
Deferred U.S. federal...................................      99     1,088      1,073
                                                          ------    ------    -------
                                                          $6,059    $4,301    $(2,377)
                                                          ======    ======    =======

     The following table reconciles the maximum statutory U.S. federal income tax rate multiplied by the Tacoma Plant's income (loss) before income taxes to the recorded income tax expense (benefit) (in thousands):

                                                           1996      1995      1994
                                                          ------    ------    -------
U.S. federal income tax at 35%..........................  $6,056    $4,300    $(2,380)
Nondeductible expenses and other........................       3         1          3
                                                          ------    ------    -------
                                                          $6,059    $4,301    $(2,377)
                                                          ======    ======    =======

     Pension liability adjustments charged directly to Owner's investment in 1996, 1995 and 1994 were net of tax charges (benefits) of $237,000, $347,000 and ($23,000), respectively.

     Deferred income taxes reflect the future tax consequences of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts. Temporary differences are associated with the financial statement assets and liabilities shown in the table below. Deferred income tax assets and liabilities have been recorded in the following amounts as of December 31, 1996 and 1995 (in thousands):

                                                      1996                      1995
                                             ----------------------    ----------------------
                                                  DEFERRED TAX              DEFERRED TAX
                                             ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                             -------    -----------    -------    -----------
Inventories................................  $   371      $    --      $   340      $    --
Property, plant and equipment, net.........       --       11,565           --       12,592
Other assets...............................       --          170           --          301
Accrued liabilities........................      916           --        2,049           --
Other liabilities..........................    9,774           --       10,166           --
                                             -------      -------      -------      -------
                                             $11,061      $11,735      $12,555      $12,893
                                             =======      =======      =======      =======

(8) RETIREMENT PLANS AND POSTRETIREMENT BENEFITS --

     The Tacoma Plant participates in various defined contribution retirement plans sponsored by Occidental for its salaried, union and nonunion hourly employees that provide for periodic contributions by OCC based on plan-specific criteria, such as base pay, age level, and employee contributions. OCC contributed and the Tacoma Plant expensed $250,000, $255,000 and $240,000 under the provisions of these plans during the years ended December 31, 1996, 1995 and 1994, respectively.

     Also, the Tacoma Plant's retirement and postretirement defined benefit plans for union hourly employees are accrued based on various assumptions and discount rates, as described below. The actuarial assumptions

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(8) RETIREMENT PLANS AND POSTRETIREMENT BENEFITS -- (CONTINUED)

used could change in the near term as a result of changes in expected future trends and other factors which, depending on the nature of the changes, could cause increases or decreases in the liabilities accrued.

     Pension costs for the Tacoma Plant defined benefit pension plan, for union hourly employees determined by independent actuarial valuations, are funded by payments to trust funds that are administered by independent trustees. The components of the net pension cost for the years ended December 31, 1996, 1995 and 1994 were as follows (in thousands):

                                                            1996       1995      1994
                                                           -------    -------    -----
Service cost -- benefits earned during the period........  $   374    $   389    $ 347
Interest cost on projected benefit obligation............      660        676      674
Estimated return on plan assets..........................   (1,492)    (1,699)    (252)
Net amortization and deferral............................      891      1,348     (133)
                                                           -------    -------    -----
          Net pension cost...............................  $   433    $   714    $ 636
                                                           =======    =======    =====

     The Tacoma Plant recorded adjustments to Owner's investment of an increase of $439,000 in 1996 and $643,000 in 1995 and a decrease of $105,000 in 1994 to reflect the net-of-tax difference between the additional liability required under pension accounting provisions and the corresponding intangible asset.

     The following table sets forth the defined benefit plan's funded status and amounts recognized in the Tacoma Plant balance sheets at December 31, 1996 and 1995 (in thousands):

                                                              ACCUMULATED BENEFITS
                                                                  EXCEED ASSETS
                                                              ---------------------
                                                                1996        1995
                                                              --------    ---------
Present value of the estimated pension benefits to be paid
  in the future:
  Vested benefits...........................................    $9,043      $ 8,473
  Nonvested benefits........................................       437          410
                                                                ------      -------
Accumulated benefit obligation..............................     9,480        8,883
  Excess of projected benefit obligation over accumulated
     benefit obligation.....................................       426          399
                                                                ------      -------
Total projected benefit obligations.........................     9,906        9,282
Plan assets at fair value...................................     9,701        8,085
                                                                ------      -------

Projected benefit obligation in excess of plan assets.......    $  205      $ 1,197
                                                                ======      =======
Projected benefit obligation in excess of plan assets.......    $  205      $ 1,197
Unrecognized net asset......................................       160          192
Unrecognized prior service cost.............................      (195)        (215)
Unrecognized net loss.......................................      (363)      (1,266)
Additional minimum liability(a).............................        --          891
                                                                ------      -------
Pension liability (prepaid pension).........................    $ (193)     $   799
                                                                ======      =======

(a) A related amount up to the limit allowable under SFAS No. 87 -- "Employers' Accounting for Pensions" has been included in Other assets. Amounts exceeding such limits have been charged to Owner's investment.

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(8) RETIREMENT PLANS AND POSTRETIREMENT BENEFITS -- (CONTINUED)

     In 1996 and 1995, the discount rate used in determining the actuarial present value of the projected benefit obligations was 7.5 percent. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 4.5 percent in 1996 and 1995. The expected long-term rate of return on assets was 8 percent in 1996 and 1995.

     OCC provides medical, dental and life insurance for certain active, retired, and disabled employees of the Tacoma Plant and their eligible dependents. Beginning in 1993, certain salaried participants pay for all medical cost increases in excess of increases in the Consumer Price Index (CPI). The benefits generally are funded by OCC as the benefits are paid during the year. The cost of providing these benefits is based on claims filed and insurance premiums paid for the period.

     To reflect the Tacoma Plant's participation in the OCC plan, the net periodic postretirement benefit costs and the postretirement benefit obligations are based on an allocation of the OCC actuarial study using participant counts at the Tacoma Plant for each of the years presented in the tables below. This allocation excludes amounts attributable to salaried retirees and surviving spouses because nonunion retiree information is not maintained for such participants by plant location.

     The OCC postretirement benefit obligation as of December 31, 1996 and 1995 was determined by application of the terms of medical, dental, and life insurance plans, including the effect of established maximums on covered costs, together with relevant actuarial assumptions and health care cost trend rates projected at a CPI increase of 3 percent and 4 percent in 1996 and 1995, respectively (except for union employees). For union employees, the health care cost trend rates were projected at annual rates ranging ratably from 9 percent in 1996 to 6 percent through the year 2002 and level thereafter. The effect of a one percent annual increase in these assumed cost trend rates would increase the allocated accumulated postretirement benefit obligation by approximately $660,000 and the allocated annual service and interest costs by approximately $95,000 in 1996. The weighted average discount rate used in determining the accumulated postretirement benefit obligation as of December 31, 1996 and 1995 was 7.5 percent. The plans are unfunded.

     The following table sets forth the allocation of OCC postretirement plans' combined status, reconciled with the amounts included in the accompanying balance sheets at December 31, 1996 and 1995 (in thousands):

                                                               1996      1995
                                                              ------    ------
Accumulated postretirement benefit obligation:
  Retirees..................................................  $3,924    $3,820
  Fully eligible active plan participants...................     642       630
  Other active plan participants............................   3,573     3,310
                                                              ------    ------
Total accumulated postretirement benefit obligation.........   8,139     7,760
Unrecognized prior service cost.............................    (109)     (156)
Unrecognized net loss.......................................    (586)     (691)
                                                              ------    ------
Allocated accrued postretirement benefit cost...............  $7,444    $6,913
                                                              ======    ======

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(8) RETIREMENT PLANS AND POSTRETIREMENT BENEFITS -- (CONTINUED)
     The allocated net periodic postretirement benefit cost included the following components for the years ended December 31, 1996, 1995 and 1994 (in thousands):

                                                              1996    1995    1994
                                                              ----    ----    ----
Service cost -- benefits attributed to service during the
  period....................................................  $202    $194    $190
Interest cost on accumulated postretirement benefit
  obligation................................................   582     572     570
Net amortization and deferral...............................    47      47      47
                                                              ----    ----    ----
Allocated net periodic postretirement benefit cost..........  $831    $813    $807
                                                              ====    ====    ====

(9) RELATED PARTY TRANSACTIONS --

     The Tacoma Plant has been charged for certain financial and operational support services provided by OCC, such as marketing, sales and customer service, transportation and distribution, and technical services. Charges for such support services included in the accompanying statements of operations totaled $8,759,000, $8,806,000 and $10,151,000 for the years ended December 31, 1996,
1995 and 1994, respectively. These charges were allocated based on ratios including such factors as revenues, operating income, fixed assets, and working capital in a reasonable and consistent manner.

     Included in the above allocations are research and development costs, which are charged to operations by OCC as incurred, and were $70,000, $96,000 and $143,000 for the years ended December 31, 1996, 1995 and 1994, respectively. These charges are included in Selling, general and administrative expenses in the accompanying statements of operations.

     See Note 1 regarding the centralized cash management system of Occidental.

     See Note 2 regarding the transfer of receivables to an affiliate.

(10) ENVIRONMENTAL COSTS --

  General --

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to existing conditions caused by past operations, and that do not contribute to current or future revenue generation, are expensed. Reserves for estimated costs are recorded when environmental remedial efforts are probable and the costs can be reasonably estimated. In determining the reserves, the Tacoma Plant uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements. The environmental reserves are based on management's estimate of the most likely costs to be incurred and are reviewed periodically and adjusted as additional or new information becomes available.

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 96-1 "Environmental Remediation Liabilities," which provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display, and disclosure of environmental remediation liabilities. The provisions of this SOP are effective for fiscal years beginning after December 15, 1996. OCC plans to adopt the provisions of this SOP in 1997. The impact of adopting this SOP, if any, on the financial statements of the Tacoma Plant has not been determined.

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(10) ENVIRONMENTAL COSTS -- (CONTINUED)
  Tacoma Plant site --

     Historic operations of various discontinued processes and equipment at the Tacoma Plant site, including past activities of other owners or operators of all or a portion of the Tacoma Plant site, have resulted in releases of certain hazardous and nonhazardous substances and materials into the soil, surface water, groundwater and intertidal and subtidal sediments at and in the vicinity of the Tacoma Plant site.

     The Tacoma Plant is permitted under the Resource Conservation and Recovery Act (RCRA). Although permitted waste management units at the Tacoma Plant site have been closed in accordance with RCRA, the current RCRA permit requires the owner and operator of the Tacoma Plant to take corrective action to address the presence of certain substances in groundwater associated with past practices at the Tacoma Plant site. The Tacoma Plant is controlling migration of and remediating substances in groundwater through extraction, treatment and reinjection (see Reserves and expenditures for the Tacoma Plant site section of Note 10 below).

     In addition, governmental authorities have identified OCC as a "potentially responsible party" for the Commencement Bay Nearshore/Tideflats Superfund Site (the CB/NT site), which includes the Hylebos Waterway, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act. The CB/NT site covers in excess of ten square miles and includes the Tacoma Plant site and other properties along the Hylebos Waterway and in the vicinity of Commencement Bay. More than 100 potentially responsible parties have been identified with respect to the Hylebos Waterway area of the CB/NT site. OCC is participating with a group of entities in performing a pre-remedial design investigation to evaluate potential alternatives for remediation of sediments in the Hylebos Waterway.

     It is reasonably possible that the activities of the Tacoma plant chlor-alkali process and discontinued processes have contributed to the presence of hazardous and nonhazardous substances and materials at and in the vicinity of the Tacoma Plant site. It is impossible at this time to determine the quantity of such substances and materials, if any, attributable to these processes, and OCC does not have sufficient information available to determine a range of potential liability.

  Reserves and expenditures for the Tacoma Plant site --

     At December 31, 1996 and 1995, the current portion of the reserve for groundwater remediation at the Tacoma Plant site included in Accrued liabilities was $2,550,000 and $5,200,000, respectively. The reserve for remediation was originally established in 1990. Additions to the remediation reserve of $1,932,000, $2,030,000 and $1,530,000 for the years ended December 31, 1996,
1995 and 1994, respectively, are included in Other operating expense.

     The Tacoma Plant's estimated operating expenses relating to compliance with environmental laws and regulations governing ongoing operations on the Tacoma Plant site were approximately $901,000, $983,000 and $958,000 for the years ended December 31, 1996, 1995 and 1994, respectively. In addition, estimated capital expenditures for environmental compliance on the Tacoma Plant site for the years ended December 31, 1996, 1995 and 1994 were approximately $1,175,000, $693,000 and $82,000, respectively.

(11) SALE OF TACOMA PLANT --

     Pioneer is currently negotiating to purchase selected assets, liabilities and operations of the Tacoma Plant primarily including, but not limited to, property, plant and equipment and inventories. As of February 1, 1997,

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(11) SALE OF TACOMA PLANT -- (CONTINUED)
OCC transferred substantially all of the Tacoma Plant's assets and liabilities into OCC Tacoma, Inc., a newly created, wholly-owned subsidiary of OCC.

     The assets, liabilities and operations included in these financial statements are those required to present the Tacoma Plant as a stand-alone entity and include certain assets, liabilities and operations that are not included in the proposed sale to Pioneer, such as certain railcar and equipment leases. Excluded operations include, among other things, support services such as marketing, sales and customer service, transportation and distribution, and technical services. In addition, OCC will retain various chlorine and caustic soda account contracts which will be supplied in part by a proposed arrangement between Pioneer and OCC.

     Negotiations are ongoing concerning a mutually acceptable method of acquisition by Pioneer. As currently contemplated, in addition to the primary asset conveyance instrument, related agreements would allocate responsibility, as between OCC and Pioneer, for environmental costs and obligations associated with the Tacoma Plant site arising from pre-closing events or occurrences, including any investigation, monitoring, treatment or remediation of substances and materials in water, soils and sediments at and in the vicinity of the Tacoma Plant site, the Hylebos Waterway and the CB/NT site. This allocation of responsibility is expected to include cost and time limitations, above or after which OCC's responsibility for environmental costs and obligations associated with the Tacoma Plant site between the parties would terminate.

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                                 BALANCE SHEETS
                            MARCH 31, 1997 AND 1996
                                   UNAUDITED
                             (AMOUNTS IN THOUSANDS)

                                                               1997       1996
                                                              -------    -------
CURRENT ASSETS:
  Cash......................................................  $     6    $     6
  Inventories...............................................    5,181      4,265
  Deferred income taxes.....................................    1,249      1,794
  Other current assets......................................      741      1,114
                                                              -------    -------
          Total current assets..............................    7,177      7,179
PROPERTY, PLANT AND EQUIPMENT, at cost, net of accumulated
  depreciation of $82,207 in 1997 and $76,010 in 1996.......   60,695     62,617
OTHER ASSETS, net...........................................      794        928
                                                              -------    -------
          TOTAL ASSETS......................................  $68,666    $70,724
                                                              =======    =======
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 2,104    $ 3,316
  Accrued liabilities.......................................    3,037      5,008
                                                              -------    -------
          Total current liabilities.........................    5,141      8,324
DEFERRED INCOME TAXES.......................................    2,384      2,497
ACCRUED ENVIRONMENTAL LIABILITIES...........................   20,001     21,102
OTHER LIABILITIES...........................................    7,923      8,337
                                                              -------    -------
          Total liabilities.................................   35,449     40,260
COMMITMENTS AND CONTINGENT LIABILITIES (Note 5)
OWNER'S INVESTMENT..........................................   33,217     30,464
                                                              -------    -------
          TOTAL LIABILITIES AND OWNER'S INVESTMENT..........  $68,666    $70,724
                                                              =======    =======

        The accompanying notes are an integral part of these statements.

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

           STATEMENTS OF OPERATIONS AND CHANGES IN OWNER'S INVESTMENT
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                   UNAUDITED
                             (AMOUNTS IN THOUSANDS)

                                                               1997       1996
                                                              -------    -------
EXTERNAL SALES, net.........................................  $13,770    $15,059
SALES TO OWNER AT MARKET VALUE..............................    4,968      2,445
                                                              -------    -------
          TOTAL SALES, net..................................   18,738     17,504
OPERATING COSTS AND EXPENSES:
  Cost of sales.............................................   13,590     13,065
  Selling, general and administrative expenses..............      269        446
  Other operating (income) expense..........................     (542)       599
                                                              -------    -------
INCOME BEFORE INCOME TAXES..................................    5,421      3,394
  Income tax expense........................................    1,898      1,189
                                                              -------    -------
NET INCOME..................................................    3,523      2,205
PENSION LIABILITY ADJUSTMENT................................       --          8
INCREASE (DECREASE) IN OWNER'S INVESTMENT...................   (2,270)       521
OWNER'S INVESTMENT, beginning of period.....................   31,964     27,730
                                                              -------    -------
OWNER'S INVESTMENT, end of period...........................  $33,217    $30,464
                                                              =======    =======

        The accompanying notes are an integral part of these statements.

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                            STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                   UNAUDITED
                             (AMOUNTS IN THOUSANDS)

                                                               1997       1996
                                                              -------    -------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income................................................  $ 3,523    $ 2,205
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization of assets................    1,613      1,436
     Deferred income taxes..................................      461        361
     Other noncash charges to income........................       --        519
  Changes in operating assets and liabilities:
     Decrease (increase) in inventories.....................     (363)       525
     Decrease (increase) in other current assets............      268     (1,019)
     Decrease in accounts payable and accrued liabilities...   (2,089)    (2,843)
  Other, net................................................     (242)      (613)
                                                              -------    -------
Net cash provided by operating activities...................    3,171        571
                                                              -------    -------
CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (901)    (1,092)
                                                              -------    -------
Net cash used by investing activities.......................     (901)    (1,092)
                                                              -------    -------
CASH FLOW FROM FINANCING ACTIVITIES:
  Increase (decrease) in owner's investment.................   (2,270)       521
                                                              -------    -------
Net cash provided (used) by financing activities............   (2,270)       521
                                                              -------    -------
Change in cash..............................................       --         --
Cash -- beginning of period.................................        6          6
                                                              -------    -------
Cash -- end of period.......................................  $     6    $     6
                                                              =======    =======

        The accompanying notes are an integral part of these statements.

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED
                            MARCH 31, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

  Organization, business and basis of presentation --

     The accompanying unaudited interim financial statements present the financial position, results of operations and changes in owner's investment and cash flows of the Tacoma plant (the Tacoma Plant) of Occidental Chemical Corporation (OCC-NY), a New York corporation, and of OCC Tacoma, Inc., a Delaware corporation (OCC-NY alone or together with its subsidiary, OCC Tacoma, Inc. herein referred to as OCC). As of February 1, 1997, OCC-NY transferred substantially all of the Tacoma Plant's assets and liabilities into OCC Tacoma, Inc., a newly created, wholly-owned subsidiary of OCC-NY. The financial statements are prepared for a proposed acquisition by Pioneer Companies, Inc. (Pioneer) of the Tacoma Plant (see Note 10).

     Certain information and disclosures normally included in the notes to financial statements have been condensed or omitted pursuant to such rules and regulations, but resultant disclosures are in accordance with generally accepted accounting principles as they apply to interim reporting. These interim financial statements should be read in conjunction with the Tacoma Plant's audited financial statements for the year ended December 31, 1996 (1996 Financial Statements).

     The Tacoma Plant, located in Tacoma, Washington, consists of a chlor-alkali process which manufactures chlorine, sodium hydroxide and related products, and a discontinued ammonia process that has not operated since 1992. The Tacoma Plant's products are sold to national and international markets as well as to other plants and affiliates of OCC. The accompanying financial statements exclude the previously discontinued manufacturing processes associated with unrelated product lines, including chlorinated organic compounds. Additionally, the Tacoma Plant does business as OCC and enters into operating and sales contracts administered by OCC. These include national sales agreements as well as purchase and energy agreements.

     In the opinion of OCC's management, the accompanying interim financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Tacoma Plant's financial position as of March 31, 1997 and 1996 and the results of operations and changes in owner's investment and cash flows for the three months then ended. The results of operations and cash flows for the period ended March 31, 1997 are not necessarily indicative of the results of operations or cash flows to be expected for the full year.

     Reference is made to Note 1 to the 1996 Financial Statements for a summary of significant accounting policies.

  Supplemental cash flow information --

     For the three months ended March 31, 1997 and 1996, all cash payments for income taxes were made by Occidental Petroleum Corporation (Occidental). For the same periods, there were no cash payments for interest.

     As of March 31, 1997 and 1996, net trade receivables of $5,021,000 and $7,671,000, respectively, were transferred to an affiliate (see Note 2).

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED
                            MARCH 31, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Risks and uncertainties --

     The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts, generally not by material amounts. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of the Tacoma Plant's financial position and results of operations.

     Included in the accompanying balance sheets are deferred income tax assets of $10,892,000 and $11,952,000 as of March 31, 1997 and 1996, respectively, consisting of a current portion of $1,249,000 and $1,794,000, shown as current deferred income tax assets and the noncurrent portion which is netted against deferred income tax liabilities. Realization of that asset is dependent upon the generation of sufficient future taxable income. It is expected that the recorded deferred income tax asset will be realized through future operating income and reversal of taxable temporary differences.

     Since the Tacoma Plant's two principal products are commodities, significant changes in the prices of chlorine and sodium hydroxide could have a significant impact on the Tacoma Plant's results of operations for any particular period.

(2) RECEIVABLES --

     As of March 31, 1997 and 1996, OCC transferred, with limited recourse, to an Occidental affiliate net trade receivables of the Tacoma Plant under a revolving sale program, in connection with the ultimate sale for cash of such receivables. The net trade receivables transferred amounted to $5,021,000 and $7,671,000 as of March 31, 1997 and 1996, respectively. OCC transferred the receivables to the affiliate in a noncash transaction that was reflected as a reduction in the Tacoma Plant's Owner's investment. OCC has retained the collection responsibility with respect to the receivables sold. An interest in newly created receivables is transferred monthly, net of collections made from customers. Fees related to the sales of receivables under this program, which are allocated from OCC, were $69,000 and $96,000 for the three months ended March 31, 1997 and 1996, respectively, and are included in Other operating expense.

(3) INVENTORIES --

     Inventories are valued at the lower of cost or market. The last-in, first-out (LIFO) cost method was used in determining the costs of raw materials and finished goods. Materials and supplies inventories were determined using the weighted-average cost method. Inventories consisted of the following as of March 31, 1997 and 1996 (in thousands):

                                                               1997       1996
                                                              -------    -------
Raw materials...............................................  $ 1,221    $   817
Materials and supplies......................................    3,422      3,095
Finished goods..............................................    2,319      2,962
                                                              -------    -------
                                                                6,962      6,874
LIFO reserve................................................   (1,781)    (2,609)
                                                              -------    -------
Inventory at lower of cost or market........................  $ 5,181    $ 4,265
                                                              =======    =======

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED
                            MARCH 31, 1997 AND 1996

(3) INVENTORIES -- (CONTINUED)
     During the three months ended March 31, 1997 and 1996, certain inventory quantities carried at LIFO were reduced. These reductions resulted in a liquidation of LIFO inventory quantities, the effect of which did not have a material impact on Cost of sales.

(4) PROPERTY, PLANT AND EQUIPMENT --

     Property, plant and equipment at March 31, 1997 and 1996 consisted of the following (in thousands):

                                                                1997        1996
                                                              --------    --------
Land and land improvements..................................  $  3,017    $  2,875
Buildings...................................................     9,653       8,915
Machinery and equipment.....................................   118,593     114,417
Construction in progress....................................    11,639      12,420
                                                              --------    --------
                                                               142,902     138,627
Accumulated depreciation....................................   (82,207)    (76,010)
                                                              --------    --------
                                                              $ 60,695    $ 62,617
                                                              ========    ========

(5) COMMITMENTS AND CONTINGENT LIABILITIES --

  Commitments --

     Reference is made to Note 6 to the 1996 Financial Statements for a description of lease commitments, as well as salt and electric power purchase commitments.

     Total purchases under the salt contract were $1,379,000 and $2,050,000 for the three months ended March 31, 1997 and 1996, respectively.

     Total purchases under the electric power contract were $3,143,000 and $3,314,000 for the three months ended March 31, 1997 and 1996, respectively.

  Lawsuits --

     Reference is made to Note 6 to the 1996 Financial Statements for a description of lawsuits.

(6) INCOME TAXES --

     Income tax expense for the three months ended March 31, 1997 and 1996 consisted of the following (in thousands):

                                                               1997      1996
                                                              ------    ------
Current U.S. federal........................................  $1,437    $  828
Deferred U.S. federal.......................................     461       361
                                                              ------    ------
                                                              $1,898    $1,189
                                                              ======    ======

     Reference is made to Note 7 to the 1996 Financial Statements for a description of income taxes.

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED
                            MARCH 31, 1997 AND 1996

(7) RETIREMENT PLANS AND POSTRETIREMENT BENEFITS --

     Reference is made to Note 8 to the 1996 Financial Statements for a description of retirement plans and postretirement benefits.

(8) RELATED PARTY TRANSACTIONS --

     The Tacoma Plant has been charged for certain financial and operational support services provided by OCC-NY, such as marketing, sales and customer service, transportation and distribution, and technical services. Charges for such support services included in the accompanying statements of operations totaled $2,162,000 and $2,319,000 for the three months ended March 31, 1997 and 1996, respectively. These charges were allocated based on ratios including such factors as revenues, operating income, fixed assets, and working capital in a reasonable and consistent manner.

     Included in the above allocations are research and development costs, which are charged to operations by OCC-NY as incurred, and were $3,000 and $7,000 for the three months ended March 31, 1997 and 1996, respectively. These charges are included in Selling, general and administrative expenses in the accompanying statements of operations.

     Reference is made to Note 1 to the 1996 Financial Statements regarding the centralized cash management system of Occidental.

     See Note 2 regarding the transfer of receivables to an affiliate.

(9) ENVIRONMENTAL COSTS --

  General --

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to existing conditions caused by past operations, and that do not contribute to current or future revenue generation, are expensed. Reserves for estimated costs are recorded when environmental remedial efforts are probable and the costs can be reasonably estimated. In determining the reserves, the Tacoma Plant uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements. The environmental reserves are based on management's estimate of the most likely costs to be incurred and are reviewed periodically and adjusted as additional or new information becomes available.

  Tacoma Plant site --

     Historic operations of various discontinued processes and equipment at the Tacoma Plant site, including past activities of other owners or operators of all or a portion of the Tacoma Plant site, have resulted in releases of certain hazardous and nonhazardous substances and materials into the soil, surface water, groundwater and intertidal and subtidal sediments at and in the vicinity of the Tacoma Plant site.

     The Tacoma Plant is permitted under the Resource Conservation and Recovery Act (RCRA). Although permitted waste management units at the Tacoma Plant site have been closed in accordance with RCRA, the current RCRA permit requires the owner and operator of the Tacoma Plant to take corrective action to address the presence of certain substances in groundwater associated with past practices at the Tacoma Plant site. The Tacoma Plant is controlling migration of and remediating substances in groundwater through extraction, treatment and reinjection (see Reserves and expenditures for the Tacoma Plant site section of Note 9 below).

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED
                            MARCH 31, 1997 AND 1996

(9) ENVIRONMENTAL COSTS -- (CONTINUED)
     In addition, governmental authorities have identified OCC-NY as a "potentially responsible party" for the Commencement Bay Nearshore/Tideflats Superfund Site (the CB/NT site), which includes the Hylebos Waterway, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act. The CB/NT site covers in excess of ten square miles and includes the Tacoma Plant site and other properties along the Hylebos Waterway and in the vicinity of Commencement Bay. More than 100 potentially responsible parties have been identified with respect to the Hylebos Waterway area of the CB/NT site. OCC is participating with a group of entities in performing a pre-remedial design investigation to evaluate potential alternatives for remediation of sediments in the Hylebos Waterway.

     It is reasonably possible that the activities of the Tacoma plant chlor-alkali process and discontinued processes have contributed to the presence of hazardous and nonhazardous substances and materials at and in the vicinity of the Tacoma Plant site. It is impossible at this time to determine the quantity of such substances and materials, if any, attributable to these processes, and OCC does not have sufficient information available to determine a range of potential liability.

  Reserves and expenditures for the Tacoma Plant site --

     At March 31, 1997 and 1996, the current portion of the reserve for groundwater remediation at the Tacoma Plant site included in Accrued liabilities was $2,550,000 and $3,335,000, respectively. The reserve for remediation was originally established in 1990. An addition to the remediation reserve of $483,000 for the three months ended March 31, 1996 is included in Other operating expense.

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position No. 96-1 "Environmental Remediation Liabilities" (SOP 96-1), which provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. OCC implemented SOP 96-1 effective January 1, 1997. The implementation of SOP 96-1 resulted in a $367,000 increase in Income before taxes for the Tacoma Plant for the three months ended March 31, 1997.

(10) SALE OF TACOMA PLANT --

     Pioneer is currently negotiating to purchase selected assets, liabilities and operations of the Tacoma Plant primarily including, but not limited to, property, plant and equipment and inventories.

     The assets, liabilities and operations included in these financial statements are those required to present the Tacoma Plant as a stand-alone entity and include certain assets, liabilities and operations that are not included in the proposed sale to Pioneer, such as certain railcar and equipment leases. Excluded operations include, among other things, support services such as marketing, sales and customer service, transportation and distribution, and technical services. In addition, OCC-NY will retain various chlorine and caustic soda account contracts which will be supplied in part by a proposed arrangement between Pioneer and OCC-NY.

     Negotiations are ongoing concerning a mutually acceptable method of acquisition by Pioneer. As currently contemplated, in addition to the primary asset conveyance instrument, related agreements would allocate responsibility, as between OCC and Pioneer, for environmental costs and obligations associated with the Tacoma Plant site arising from pre-closing events or occurrences, including any investigation, monitoring, treatment or remediation of substances and materials in water, soils and sediments at and in the vicinity of the Tacoma Plant site, the Hylebos Waterway and the CB/NT site. This allocation of responsibility is expected to

                        OCCIDENTAL CHEMICAL CORPORATION
                                  TACOMA PLANT

                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED
                            MARCH 31, 1997 AND 1996

(10) SALE OF TACOMA PLANT -- (CONTINUED) include cost and time limitations, above or after which OCC's responsibility for environmental costs and obligations associated with the Tacoma Plant site would terminate.

     In connection with the proposed sale to Pioneer, OCC has signed a letter of intent to terminate a certain operating lease by acquiring the machinery and equipment currently under lease.

                       PIONEER AMERICAS ACQUISITION CORP.

     All tendered Original Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                              >The Exchange Agent
                           for the Exchange Offer is

                    UNITED STATES TRUST COMPANY OF NEW YORK

                                 By Facsimile:
                                 (212) 420-6152
                          ATTENTION: CUSTOMER SERVICE

                             Confirm by telephone:
                                 (800) 548-6565

                        By Registered or Certified Mail:
                    UNITED STATES TRUST COMPANY OF NEW YORK
                          P.O. BOX 844 COOPER STATION
                           >NEW YORK, NEW YORK 10276

                                    By Hand:
                    UNITED STATES TRUST COMPANY OF NEW YORK
                                  111 BROADWAY
                            NEW YORK, NEW YORK 10006
                     ATTENTION: CORPORATE TRUST OPERATIONS

                             By Overnight Courier:
                    UNITED STATES TRUST COMPANY OF NEW YORK
                                  770 BROADWAY
                            NEW YORK, NEW YORK 10003
                     ATTENTION: CORPORATE TRUST OPERATIONS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     PAAC, which is a Delaware corporation, is empowered by the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of PAAC. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Certificate of Incorporation and by-laws of PAAC provide for indemnification of the directors and officers of such entities to the full extent permitted by the Delaware General Corporation Law.

     PAAC maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

          2.1            -- Asset Purchase Agreement, dated as of May 14, 1997, by
                            and among OCC Tacoma, Inc. and Pioneer (incorporated by
                            reference to Exhibit 2 to the Company's Current Report on
                            Form 8-K, dated June 17, 1997).
          3.1            -- Certificate of Incorporation of PAAC (incorporated by
                            reference to Exhibit 3.1 to the Company's Registration
                            Statement on Form S-4 (File No. 33-98828) declared
                            effective by the Commission on December 22, 1995).
          3.2            -- By-laws of PAAC (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4 (File
                            No. 33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.3            -- Certificate of Incorporation of PAI (incorporated by
                            reference to Exhibit 3.3 to the Company's Registration
                            Statement on Form S-4 (File No. 33-98828) declared
                            effective by the Commission on December 22, 1995).
          3.4            -- By-laws of PAI (incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-4 (File
                            No. 33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.5            -- Certificate of Incorporation of PCAC (incorporated by
                            reference to Exhibit 3.5 to the Company's Registration
                            Statement on Form S-4 (File No. 33-98828) declared
                            effective by the Commission on December 22, 1995).
          3.6            -- By-laws of PCAC (Incorporated by reference to Exhibit 3.6 to the Company's Registration Statement on Form S-4 (File
                            No. 33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.7            -- Certificate of Incorporation of Imperial West
                            (incorporated by reference to Exhibit 3.7 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.8            -- By-laws of Imperial West (incorporated by reference to
                            Exhibit 3.8 to the Company's Registration Statement on
                            Form S-4 (File No. 33-98828) declared effective by the
                            Commission on December 22, 1995).
          3.9            -- Certificate of Incorporation of All-Pure (incorporated by reference to Exhibit 3.9 to the Company's Registration
                            Statement on Form S-4 (File No. 33-98828) declared
                            effective by the Commission on December 22, 1995).

                                      II-1

          3.10           -- By-laws of All-Pure (incorporated by reference to Exhibit
                            3.10 to the Company's Registration Statement on Form S-4
                            (File No. 33-98828) declared effective by the Commission
                            on December 22, 1995).
          3.11           -- Certificate of Incorporation of Black Mountain Power
                            Company (incorporated by reference to Exhibit 3.11 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.12           -- By-laws of Black Mountain Power Company (incorporated by reference to Exhibit 3.12 to the Company's Registration
                            Statement on Form S-4 (File No. 33-98828) declared
                            effective by the Commission on December 22, 1995).
          3.13           -- Certificate of Incorporation of All-Pure Chemical
                            Northwest, Inc. (incorporated by reference to Exhibit
                            3.13 to the Company's Registration Statement on Form S-4
                            (File No. 33-98828) declared effective by the Commission
                            on December 22, 1995).
          3.14           -- By-laws of All-Pure Chemical Northwest, Inc.
                            (incorporated by reference to Exhibit 3.14 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.15           -- Certificate of Incorporation of Pioneer Chlor Alkali
                            International, Inc. (incorporated by reference to Exhibit
                            3.15 to the Company's Registration Statement on Form S-4
                            (File No. 33-98828) declared effective by the Commission
                            on December 22, 1995).
          3.16           -- By-laws of Pioneer Chlor Alkali International, Inc.
                            (incorporated by reference to Exhibit 3.16 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.17           -- Certificate of Incorporation of G.O.W. Corporation
                            (incorporated by reference to Exhibit 3.17 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.18           -- By-laws of G.O.W. Corporation (incorporated by reference to Exhibit 3.18 to the Company's Registration Statement
                            on Form S-4 (File No. 33-98828) declared effective by the
                            Commission on December 22, 1995).
          3.19           -- Certificate of Incorporation of Pioneer (East), Inc.
          3.20           -- By-laws of Pioneer (East), Inc.
          3.21           -- Certificate of Incorporation of T.C. Holdings, Inc.
          3.22           -- By-laws of T.C. Holdings, Inc.
          3.23           -- Certificate of Incorporation of T.C. Products, Inc.
          3.22           -- By-laws of T.C. Products, Inc.
          4.1            -- Indenture, dated as of June 17, 1997, by and among PAAC, the Subsidiary Guarantors defined therein and United
                            States Trust Company of New York, as Trustee, relating to
                            $200,000,000 principal amount of 9 1/4% Series A Senior
                            Notes due 2007, including form of Note and Guarantees.
          4.2(a)         -- Deed of Trust, Assignment of Leases and Rents, Security
                            Agreement, Fixture Filing and Financing Statement by PCAC
                            (Tacoma, Washington).
          4.2(b)         -- Mortgage, Assignment of Leases and Rents, Security
                            Agreement, Fixture Filing and Financing Statement by PCAC
                            (St. Gabriel, Louisiana).
          4.2(c)         -- Deed of Trust, Assignment of Leases and Rents, Security
                            Agreement, Fixture Filing and Financing Statement by PCAC
                            (Henderson, Nevada).
          4.3(a)         -- Term Loan Agreement, dated as of June 17, 1997, among
                            PAAC, Various Financial Institutions, as Lenders, DLJ
                            Capital Funding, Inc., as the Syndication Agent, Salomon
                            Brothers Holding Company Inc, as the Documentation Agent
                            and Bank of America Illinois, as the Administrative Agent
                            (the "Term Loan Agreement").

          4.3(b)         -- Subsidiary Guaranty, dated June 17, 1997, executed by
                            each of the Subsidiaries party thereto, as guarantor,
                            respectively, in favor of the Lenders, guaranteeing the
                            obligations of one another under the Term Loan Agreement.
          4.4            -- Security Agreement, dated as of June 17, 1997, among PCAC and United States Trust Company of New York, as
                            Collateral Agent.
          4.5            -- Stock Pledge Agreement, dated as of June 17, 1997, among
                            PAI and United States Trust Company of New York, as
                            Collateral Agent.
          4.6(a)         -- Loan and Security Agreement, dated as of June 17, 1997, by and among PAAC, Bank of America Illinois, as Agent and
                            Lender and the other Lenders party thereto (the
                            "Revolving Loan Agreement").
          4.6(b)         -- Master Corporate Guaranty, dated June 17, 1997, executed by each of the Subsidiaries party thereto, as guarantor,
                            respectively, in favor of Bank of America Illinois, as
                            Agent, for the ratable benefit of the Lenders,
                            guaranteeing the obligations of one another under the
                            Revolving Loan Agreement.
          4.6(c)         -- Master Security Agreement, dated June 17, 1997, executed by each of the Subsidiaries party thereto, as debtor,
                            respectively, in favor of Bank of America Illinois, as
                            Agent, for the ratable benefit of the lenders.
          4.7            -- Intercreditor and Collateral Agency Agreement, dated as of June 17, 1997 by and among United States Trust Company
                            of New York, as Trustee and Collateral Agent, Bank of
                            America Illinois, as Agent, PAAC, PAI and PCAC.
          4.8            -- Exchange and Registration Rights Agreement, dated as of
                            June 17, 1997, by and among PAAC, the Subsidiary
                            Guarantors and the Initial Purchasers.
         *5.1            -- Opinion of Willkie Farr & Gallagher.
         *5.2            -- Opinion of Kent R. Stephenson, Esq.
         *8.1            -- Opinion of Willkie Farr & Gallagher with respect to
                            certain tax matters.
         10.1            -- Contingent Payment Agreement, dated as of April 20, 1995, by and among Pioneer (formerly, GEV corporation), PAAC
                            and the Sellers defined therein (incorporated by
                            reference to Exhibit 10.2 to the Current Report on Form
                            8-K of Pioneer, dated April 20, 1995).
         10.2            -- Tax Sharing Agreement, dated as of April 20, 1995, by and among Pioneer, PAAC and the Subsidiary Guarantors defined
                            therein (incorporated by reference to Exhibit 10.3 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
         10.3            -- Pioneer Companies, Inc. 1995 Stock Incentive Plan
                            (incorporated by reference to Exhibit 10.4 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
         10.4            -- Pioneer Companies, Inc. Key Executive Stock Grant Plan
                            (incorporated by reference to Exhibit 10.2 to the
                            Quarterly Report on Form 10-Q of Pioneer for the
                            quarterly period ended June 30, 1996).
         10.5            -- Pioneer Chlor Alkali Company, Inc. Supplemental
                            Retirement Plan (incorporated by reference to Exhibit
                            10.5 to the Annual Report on Form 10-K of Pioneer for the
                            fiscal year ended December 31, 1995).
         10.6            -- Employment Agreement, dated as of April 20, 1995, between
                            Pioneer and Richard C. Kellogg, Jr. (incorporated by
                            reference to Exhibit 10.1 to the Quarterly Report on Form
                            10-Q of Pioneer for the quarterly period ended June 30,
                            1995).

         10.7            -- Employment Agreement, dated November 1, 1992, and
                            First Amendment to Employment Agreement, dated as of April 20, 1995, between
                            Pioneer Chlor Alkali Company, Inc. and Paul J. Kienholz (incorporated by reference to Exhibit 10.7 to Pioneer's Annual Report on Form 10-K for the
                            year ended December 31, 1995).
         10.8            -- Employment Agreement, dated April 20, 1995, between Pioneer Americas, Inc.
                            and James E. Glattly (incorporated by reference to Exhibit 10.8 to Pioneer's
                            Annual Report on Form 10-K for the year ended December 31, 1995).
         10.9            -- Employment Agreement, dated April 20, 1995, between Pioneer Americas, Inc.
                            and Verrill M. Norwood, Jr. (incorporated by reference to Exhibit 10.9 to
                            Pioneer's Annual Report on Form 10-K for the year ended December 31, 1995).
         10.10           -- Executive Employment Agreement, dated January 4, 1997, between Pioneer
                            Companies, Inc. and Michael J. Ferris (incorporated by reference to Exhibit
                            10.10 to the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1996).
         10.11           -- Stock Purchase Agreement, dated January 4, 1997, between Pioneer Companies,
                            Inc. and Michael J. Ferris (incorporated by reference to Exhibit 10.11 to the
                            Annual Report on Form 10-K of the Company for the fiscal year ended December
                            31, 1996).
         10.12           -- Non-Qualified Stock Option Agreement, dated January 4, 1997, between Pioneer
                            Companies, Inc. and Michael J. Ferris (incorporated by reference to Exhibit
                            10.12 to the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1996).
        *10.13           -- Chlorine and Caustic Soda Sales Agreement, dated as of June 17, 1997, between
                            Occidental Chemical Corporation and PCAC.
        *10.14           -- Chlorine Purchase Agreement, dated as of June 17, 1997, between OCC Tacoma,
                            Inc. and PCAC.
        *10.15           -- Environmental Operating Agreement, dated as of June 17, 1997, between OCC
                            Tacoma and PCAC.
         12.1            -- Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
         16.1            -- Letter from Ernst & Young LLP regarding change in independent accountants
                            (incorporated by reference to Exhibit 16.1 to the Company's Registration
                            Statement on Form S-4 (File No. 33-98828) declared effective by the
                            Commission on December 22, 1995).
         21.1            -- Subsidiaries of the Registrants.
         23.1            -- Independent Auditors' Consent of Deloitte & Touche LLP.
         23.2            -- Independent Auditors' Consent of Ernst & Young LLP.
         23.3            -- Independent Auditors' Consent of Piercy, Bowler, Taylor & Kern.
         23.4            -- Independent Public Accountants' Consent of Arthur Andersen LLP.
        *23.5            -- Consents of Willkie Farr & Gallagher (included in their opinions filed as
                            Exhibits 5.1 and 8.1).
        *23.6            -- Consent of Kent R. Stephenson, Esq. (included in his opinion filed as Exhibit
                            5.2).
         24.1            -- Powers of Attorney (included in the signature pages hereto).
         25.1            -- Statement on Form T-1 of Eligibility of Trustee.
         99.1            -- Form of Letter of Transmittal.
         99.2            -- Form of Notice of Guaranteed Delivery.
         99.3            -- Form of Letter to Clients.
         99.4            -- Form of Letter to Nominees.

---------------

 *  To be filed by amendment.

(b) Financial Statement Schedules:

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

     All other schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrants pursuant to the provisions, described under Item 20 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of July, 1997.

                                            PIONEER AMERICAS ACQUISITION CORP.

                                            By:  /s/ PHILIP J. ABLOVE
                                              ----------------------------------
                                              Name:  Philip J. Ablove
                                              Title: Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                /s/ MICHAEL J. FERRIS                  President, Chief Executive Officer         July 2, 1997
-----------------------------------------------------    and Director (principal executive
                    Michael J. Ferris                    officer)

                /s/ PHILIP J. ABLOVE                   Vice President, Chief Financial            July 2, 1997
-----------------------------------------------------    Officer and Director (principal
                    Philip J. Ablove                     financial officer)

                 /s/ JOHN R. BEAVER                    Controller (principal accounting           July 2, 1997
-----------------------------------------------------    officer)
                     John R. Beaver

               /s/ WILLIAM R. BERKLEY                  Director                                   July 2, 1997
-----------------------------------------------------
                   William R. Berkley

                /s/ ANDREW M. BURSKY                   Director                                   July 2, 1997
-----------------------------------------------------
                    Andrew M. Bursky

                /s/ DONALD J. DONAHUE                  Director                                   July 2, 1997
-----------------------------------------------------
                    Donald J. Donahue

             /s/ RICHARD C. KELLOGG, JR.               Director                                   July 2, 1997
-----------------------------------------------------
                 Richard C. Kellogg, Jr.

                      SIGNATURE                         TITLE                                       DATE
                      ---------                         -----                                       ----

                /s/ PAUL J. KIENHOLZ                   Director                                   July 2, 1997
-----------------------------------------------------
                    Paul J. Kienholz

                 /s/ JACK H. NUSBAUM                   Director                                   July 2, 1997
-----------------------------------------------------
                     Jack H. Nusbaum

              /s/ THOMAS H. SCHNITZIUS                 Director                                   July 2, 1997
-----------------------------------------------------
                  Thomas H. Schnitzius

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of July, 1997.

                                            PIONEER AMERICAS, INC.

                                            By:  /s/ KENT R. STEPHENSON
                                              ----------------------------------
                                              Name:  Kent R. Stephenson
                                              Title: Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                /s/ MICHAEL J. FERRIS                  Chairman of the Board and President        July 2, 1997
-----------------------------------------------------    (principal executive officer)
                    Michael J. Ferris

                /s/ PHILIP J. ABLOVE                   Vice President, Chief Financial            July 2, 1997
-----------------------------------------------------    Officer, Treasurer and Director
                    Philip J. Ablove                     (principal financial officer)

                 /s/ JOHN R. BEAVER                    Controller (principal accounting           July 2, 1997
-----------------------------------------------------    officer)
                     John R. Beaver

                /s/ WILLIAM L. MAHONE                  Director                                   July 2, 1997
-----------------------------------------------------
                    William L. Mahone

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of July, 1997.

                                            PIONEER CHLOR ALKALI COMPANY, INC.

                                            By:  /s/ KENT R. STEPHENSON
                                              ----------------------------------
                                              Name:  Kent R. Stephenson
                                              Title: Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                /s/ JAMES E. GLATTLY                   President and Director (principal          July 2, 1997
-----------------------------------------------------    executive officer)
                    James E. Glattly

                /s/ PHILIP J. ABLOVE                   Vice President and Chief Financial         July 2, 1997
-----------------------------------------------------    Officer and Director (principal
                    Philip J. Ablove                     financial officer)

                 /s/ JOHN R. BEAVER                    Controller (principal accounting           July 2, 1997
-----------------------------------------------------    officer)
                     John R. Beaver

                /s/ MICHAEL J. FERRIS                  Chairman of the Board                      July 2, 1997
-----------------------------------------------------
                    Michael J. Ferris

                /s/ WILLIAM L. MAHONE                  Director                                   July 2, 1997
-----------------------------------------------------
                    William L. Mahone

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of July, 1997.

                                            IMPERIAL WEST CHEMICAL CO.

                                            By:  /s/ KENT R. STEPHENSON
                                              ----------------------------------
                                              Name:  Kent R. Stephenson
                                              Title: Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                /s/ JAMES M. WINGARD                   President and Director (principal          July 2, 1997
-----------------------------------------------------    executive officer)
                    James M. Wingard

                /s/ PHILIP J. ABLOVE                   Vice President and Chief Financial         July 2, 1997
-----------------------------------------------------    Officer and Director (principal
                    Philip J. Ablove                     financial officer)

                 /s/ JOHN R. BEAVER                    Controller (principal accounting           July 2, 1997
-----------------------------------------------------    officer)
                     John R. Beaver

                /s/ MICHAEL J. FERRIS                  Chairman of the Board                      July 2, 1997
-----------------------------------------------------
                    Michael J. Ferris

                /s/ WILLIAM L. MAHONE                  Director                                   July 2, 1997
-----------------------------------------------------
                    William L. Mahone

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of July, 1997.

                                            ALL-PURE CHEMICAL CO.

                                            By:  /s/ KENT R. STEPHENSON
                                              ----------------------------------
                                              Name:  Kent R. Stephenson
                                              Title: Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                 /s/ RONALD E. CIORA                   President and Director (principal          July 2, 1997
-----------------------------------------------------    executive officer)
                     Ronald E. Ciora

                /s/ PHILIP J. ABLOVE                   Vice President and Chief Financial         July 2, 1997
-----------------------------------------------------    Officer and Director (principal
                    Philip J. Ablove                     financial officer)

                 /s/ JOHN R. BEAVER                    Controller (principal accounting           July 2, 1997
-----------------------------------------------------    officer)
                     John R. Beaver

                /s/ MICHAEL J. FERRIS                  Chairman of the Board                      July 2, 1997
-----------------------------------------------------
                    Michael J. Ferris

                /s/ WILLIAM L. MAHONE                  Director                                   July 2, 1997
-----------------------------------------------------
                    William L. Mahone

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of July, 1997.

                                            BLACK MOUNTAIN POWER COMPANY

                                            By:  /s/ KENT R. STEPHENSON
                                              ----------------------------------
                                              Name:  Kent R. Stephenson
                                              Title: Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                 /s/ TERRY K. GRAVES                   President and Director (principal          July 2, 1997
-----------------------------------------------------    executive officer)
                     Terry K. Graves

                /s/ PHILIP J. ABLOVE                   Vice President and Chief Financial         July 2, 1997
-----------------------------------------------------    Officer and Director (principal
                    Philip J. Ablove                     financial officer)

                 /s/ JOHN R. BEAVER                    Controller (principal accounting           July 2, 1997
-----------------------------------------------------    officer)
                     John R. Beaver

                /s/ MICHAEL J. FERRIS                  Chairman of the Board                      July 2, 1997
-----------------------------------------------------
                    Michael J. Ferris

                /s/ JAMES E. GLATTLY                   Director                                   July 2, 1997
-----------------------------------------------------
                    James E. Glattly

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of July, 1997.

                                            ALL-PURE CHEMICAL NORTHWEST, INC.

                                            By:  /s/ KENT R. STEPHENSON
                                              ----------------------------------
                                              Name:  Kent R. Stephenson
                                              Title: Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                 /s/ RONALD E. CIORA                   President and Director (principal          July 2, 1997
-----------------------------------------------------    executive officer)
                     Ronald E. Ciora

                /s/ PHILIP J. ABLOVE                   Vice President and Chief Financial         July 2, 1997
-----------------------------------------------------    Officer and Director (principal
                    Philip J. Ablove                     financial officer)

                 /s/ JOHN R. BEAVER                    Controller (principal accounting           July 2, 1997
-----------------------------------------------------    officer)
                     John R. Beaver

                /s/ MICHAEL J. FERRIS                  Chairman of the Board                      July 2, 1997
-----------------------------------------------------
                    Michael J. Ferris

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of July, 1997.

                                     PIONEER CHLOR ALKALI INTERNATIONAL, INC.

                                     By:       /s/ KENT R. STEPHENSON
                                        ----------------------------------------
                                        Name: Kent R. Stephenson
                                        Title: Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                /s/ MICHAEL J. FERRIS                  Chairman of the Board (principal           July 2, 1997
-----------------------------------------------------    executive officer)
                  Michael J. Ferris

                /s/ PHILIP J. ABLOVE                   Vice President (principal financial        July 2, 1997
-----------------------------------------------------    officer)
                  Philip J. Ablove

                 /s/ JOHN R. BEAVER                    Controller (principal accounting           July 2, 1997
-----------------------------------------------------    officer)
                   John R. Beaver

               /s/ DAVID F. CALLAGHAN                  Director                                   July 2, 1997
-----------------------------------------------------
                 David F. Callaghan

                 /s/ JAMES A. FIELDS                   Director                                   July 2, 1997
-----------------------------------------------------
                   James A. Fields

                 /s/ DAVID A. LESLIE                   Director                                   July 2, 1997
-----------------------------------------------------
                   David A. Leslie

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of July, 1997.

                                            G. O. W. CORPORATION

                                            By:  /s/ KENT R. STEPHENSON
                                              ----------------------------------
                                              Name:  Kent R. Stephenson
                                              Title: Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                 /s/ TERRY K. GRAVES                   President and Director (principal          July 2, 1997
-----------------------------------------------------    executive officer)
                     Terry K. Graves

                /s/ PHILIP J. ABLOVE                   Vice President and Chief Financial         July 2, 1997
-----------------------------------------------------    Officer (principal financial
                    Philip J. Ablove                     officer)

                 /s/ JOHN R. BEAVER                    Controller (principal accounting           July 2, 1997
-----------------------------------------------------    officer)
                     John R. Beaver

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of July, 1997.

                                            PIONEER (EAST), INC.

                                            By:  /s/ KENT R. STEPHENSON
                                              ----------------------------------
                                              Name:  Kent R. Stephenson
                                              Title: President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

               /s/ KENT R. STEPHENSON                  President, Secretary and Chairman of       July 2, 1997
-----------------------------------------------------    the Board (principal executive
                   Kent R. Stephenson                    officer)

               /s/ ROBERT C. WILLIAMS                  Treasurer and Director (principal          July 2, 1997
-----------------------------------------------------    financial and accounting officer)
                   Robert C. Williams

               /s/ VICTORIA L. GARRETT                 Director                                   July 2, 1997
-----------------------------------------------------
                   Victoria L. Garrett

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of July, 1997.

                                            T.C. HOLDINGS, INC.

                                            By:  /s/ KENT R. STEPHENSON
                                              ----------------------------------
                                              Name:  Kent R. Stephenson
                                              Title: Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                 /s/ RONALD E. CIORA                   President and Director (principal          July 2, 1997
-----------------------------------------------------    executive officer)
                     Ronald E. Ciora

                /s/ PHILIP J. ABLOVE                   Vice President and Chief Financial         July 2, 1997
-----------------------------------------------------    Officer and Director (principal
                    Philip J. Ablove                     financial officer)

                 /s/ JOHN R. BEAVER                    Controller (principal accounting           July 2, 1997
-----------------------------------------------------    officer)
                     John R. Beaver

                /s/ MICHAEL J. FERRIS                  Chairman of the Board                      July 2, 1997
-----------------------------------------------------
                    Michael J. Ferris

                /s/ WILLIAM L. MAHONE                  Director                                   July 2, 1997
-----------------------------------------------------
                    William L. Mahone

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of July, 1997.

                                            T.C. PRODUCTS, INC.

                                            By:  /s/ KENT R. STEPHENSON
                                              ----------------------------------
                                              Name:  Kent R. Stephenson
                                              Title: Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----

                 /s/ RONALD E. CIORA                   President and Director (principal          July 2, 1997
-----------------------------------------------------    executive officer)
                     Ronald E. Ciora

                /s/ PHILIP J. ABLOVE                   Vice President and Chief Financial         July 2, 1997
-----------------------------------------------------    Officer and Director (principal
                    Philip J. Ablove                     financial officer)

                 /s/ JOHN R. BEAVER                    Controller (principal accounting           July 2, 1997
-----------------------------------------------------    officer)
                     John R. Beaver

                /s/ MICHAEL J. FERRIS                  Chairman of the Board                      July 2, 1997
-----------------------------------------------------
                    Michael J. Ferris

                /s/ WILLIAM L. MAHONE                  Director                                   July 2, 1997
-----------------------------------------------------
                    William L. Mahone

                                                                     SCHEDULE II

                       PIONEER AMERICAS ACQUISITION CORP.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                          BALANCE AT    CHARGED TO                               BALANCE AT
                                          BEGINNING     COSTS AND                                  END OF
              DESCRIPTION                 OF PERIOD      EXPENSE      ADDITIONS    DEDUCTIONS      PERIOD
              -----------                 ----------    ----------    ---------    ----------    ----------
Period from March 6, 1995 through
  December 31, 1995:
  Allowance for doubtful accounts.......    $   --         $255        $1,416(C)     $(247)(A)     $1,424
Year ended December 31, 1996:
  Allowance for doubtful accounts.......     1,424          (98)           --          (15)(A)      1,311
Quarter ended March 31, 1997:
  Allowance for doubtful accounts.......     1,311           27           102           --          1,440

                              PREDECESSOR COMPANY

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                          BALANCE AT    CHARGED TO                               BALANCE AT
                                          BEGINNING     COSTS AND                                  END OF
              DESCRIPTION                 OF PERIOD      EXPENSE      ADDITIONS    DEDUCTIONS      PERIOD
              -----------                 ----------    ----------    ---------    ----------    ----------
Year ended December 31, 1994:
  Allowance for doubtful accounts.......       521         1,235          300(B)        (18)(A)     2,038
Period from January 1, 1995 through
  April 20, 1995:
  Allowance for doubtful accounts.......     2,038            47           --          (169)(A)     1,916

---------------

(A) Uncollectible accounts written off, net of recoveries.

(B) Allowance balance established in May 1994 for the acquisition of GPS.

(C) Allowance balance established on April 20, 1995 for the acquisition of Pioneer Americas, Inc.

                                 EXHIBIT INDEX

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          2.1            -- Asset Purchase Agreement, dated as of May 14, 1997, by
                            and among OCC Tacoma, Inc. and Pioneer (incorporated by
                            reference to Exhibit 2 to the Company's Current Report on
                            Form 8-K, dated June 17, 1997).
          3.1            -- Certificate of Incorporation of PAAC (incorporated by
                            reference to Exhibit 3.1 to the Company's Registration
                            Statement on Form S-4 (File No. 33-98828) declared
                            effective by the Commission on December 22, 1995).
          3.2            -- By-laws of PAAC (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4 (File
                            No. 33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.3            -- Certificate of Incorporation of PAI (incorporated by
                            reference to Exhibit 3.3 to the Company's Registration
                            Statement on Form S-4 (File No. 33-98828) declared
                            effective by the Commission on December 22, 1995).
          3.4            -- By-laws of PAI (incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-4 (File
                            No. 33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.5            -- Certificate of Incorporation of PCAC (incorporated by
                            reference to Exhibit 3.5 to the Company's Registration
                            Statement on Form S-4 (File No. 33-98828) declared
                            effective by the Commission on December 22, 1995).
          3.6            -- By-laws of PCAC (Incorporated by reference to Exhibit 3.6 to the Company's Registration Statement on Form S-4 (File
                            No. 33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.7            -- Certificate of Incorporation of Imperial West
                            (incorporated by reference to Exhibit 3.7 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.8            -- By-laws of Imperial West (incorporated by reference to
                            Exhibit 3.8 to the Company's Registration Statement on
                            Form S-4 (File No. 33-98828) declared effective by the
                            Commission on December 22, 1995).
          3.9            -- Certificate of Incorporation of All-Pure (incorporated by reference to Exhibit 3.9 to the Company's Registration
                            Statement on Form S-4 (File No. 33-98828) declared
                            effective by the Commission on December 22, 1995).
          3.10           -- By-laws of All-Pure (incorporated by reference to Exhibit
                            3.10 to the Company's Registration Statement on Form S-4
                            (File No. 33-98828) declared effective by the Commission
                            on December 22, 1995).
          3.11           -- Certificate of Incorporation of Black Mountain Power
                            Company (incorporated by reference to Exhibit 3.11 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.12           -- By-laws of Black Mountain Power Company (incorporated by reference to Exhibit 3.12 to the Company's Registration
                            Statement on Form S-4 (File No. 33-98828) declared
                            effective by the Commission on December 22, 1995).
          3.13           -- Certificate of Incorporation of All-Pure Chemical
                            Northwest, Inc. (incorporated by reference to Exhibit
                            3.13 to the Company's Registration Statement on Form S-4
                            (File No. 33-98828) declared effective by the Commission
                            on December 22, 1995).
          3.14           -- By-laws of All-Pure Chemical Northwest, Inc.
                            (incorporated by reference to Exhibit 3.14 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).


        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          3.15           -- Certificate of Incorporation of Pioneer Chlor Alkali
                            International, Inc. (incorporated by reference to Exhibit
                            3.15 to the Company's Registration Statement on Form S-4
                            (File No. 33-98828) declared effective by the Commission
                            on December 22, 1995).
          3.16           -- By-laws of Pioneer Chlor Alkali International, Inc.
                            (incorporated by reference to Exhibit 3.16 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.17           -- Certificate of Incorporation of G.O.W. Corporation
                            (incorporated by reference to Exhibit 3.17 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
          3.18           -- By-laws of G.O.W. Corporation (incorporated by reference to Exhibit 3.18 to the Company's Registration Statement
                            on Form S-4 (File No. 33-98828) declared effective by the
                            Commission on December 22, 1995).
          3.19           -- Certificate of Incorporation of Pioneer (East), Inc.
          3.20           -- By-laws of Pioneer (East), Inc.
          3.21           -- Certificate of Incorporation of T.C. Holdings, Inc.
          3.22           -- By-laws of T.C. Holdings, Inc.
          3.23           -- Certificate of Incorporation of T.C. Products, Inc.
          3.24           -- By-laws of T.C. Products, Inc.
          4.1            -- Indenture, dated as of June 17, 1997, by and among PAAC, the Subsidiary Guarantors defined therein and United
                            States Trust Company of New York, as Trustee, relating to
                            $200,000,000 principal amount of 9 1/4% Series A Senior
                            Notes due 2007, including form of Note and Guarantees.
          4.2(a)         -- Deed of Trust, Assignment of Leases and Rents, Security
                            Agreement, Fixture Filing and Financing Statement by PCAC
                            (Tacoma, Washington).
          4.2(b)         -- Mortgage, Assignment of Leases and Rents, Security
                            Agreement, Fixture Filing and Financing Statement by PCAC
                            (St. Gabriel, Louisiana).
          4.2(c)         -- Deed of Trust, Assignment of Leases and Rents, Security
                            Agreement, Fixture Filing and Financing Statement by PCAC
                            (Henderson, Nevada).
          4.3(a)         -- Term Loan Agreement, dated as of June 17, 1997, among
                            PAAC, Various Financial Institutions, as Lenders, DLJ
                            Capital Funding, Inc., as the Syndication Agent, Salomon
                            Brothers Holding Company Inc, as the Documentation Agent
                            and Bank of America Illinois, as the Administrative Agent
                            (the "Term Loan Agreement").
          4.3(b)         -- Subsidiary Guaranty, dated June 17, 1997, executed by
                            each of the Subsidiaries party thereto, as guarantor,
                            respectively, in favor of the Lenders, guaranteeing the
                            obligations of one another under the Term Loan Agreement.
          4.4            -- Security Agreement, dated as of June 17, 1997, among PCAC and United States Trust Company of New York, as
                            Collateral Agent.
          4.5            -- Stock Pledge Agreement, dated as of June 17, 1997, among
                            PAI and United States Trust Company of New York, as
                            Collateral Agent.
          4.6(a)         -- Loan and Security Agreement, dated as of June 17, 1997, by and among PAAC, Bank of America Illinois, as Agent and
                            Lender and the other Lenders party thereto (the
                            "Revolving Loan Agreement").
          4.6(b)         -- Master Corporate Guaranty, dated June 17, 1997, executed by each of the Subsidiaries party thereto, as guarantor,
                            respectively, in favor of Bank of America Illinois, as
                            Agent, for the ratable benefit of the Lenders,
                            guaranteeing the obligations of one another under the
                            Revolving Loan Agreement.

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          4.6(c)         -- Master Security Agreement, dated June 17, 1997, executed by each of the Subsidiaries party thereto, as debtor,
                            respectively, in favor of Bank of America Illinois, as
                            Agent, for the ratable benefit of the lenders
          4.7            -- Intercreditor and Collateral Agency Agreement, dated as of June 17, 1997 by and among United States Trust Company
                            of New York, as Trustee and Collateral Agent, Bank of
                            America Illinois, as Agent, PAAC, PAI and PCAC.
          4.8            -- Exchange and Registration Rights Agreement, dated as of
                            June 17, 1997, by and among PAAC, the Subsidiary
                            Guarantors and the Initial Purchasers.
         *5.1            -- Opinion of Willkie Farr & Gallagher.
         *5.2            -- Opinion of Kent R. Stephenson, Esq.
         *8.1            -- Opinion of Willkie Farr & Gallagher with respect to
                            certain tax matters.
         10.1            -- Contingent Payment Agreement, dated as of April 20, 1995, by and among Pioneer (formerly, GEV corporation), PAAC
                            and the Sellers defined therein (incorporated by
                            reference to Exhibit 10.2 to the Current Report on Form
                            8-K of Pioneer, dated April 20, 1995).
         10.2            -- Tax Sharing Agreement, dated as of April 20, 1995, by and among Pioneer, PAAC and the Subsidiary Guarantors defined
                            therein (incorporated by reference to Exhibit 10.3 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
         10.3            -- Pioneer Companies, Inc. 1995 Stock Incentive Plan
                            (incorporated by reference to Exhibit 10.4 to the
                            Company's Registration Statement on Form S-4 (File No.
                            33-98828) declared effective by the Commission on
                            December 22, 1995).
         10.4            -- Pioneer Companies, Inc. Key Executive Stock Grant Plan
                            (incorporated by reference to Exhibit 10.2 to the
                            Quarterly Report on Form 10-Q of Pioneer for the
                            quarterly period ended June 30, 1996).
         10.5            -- Pioneer Chlor Alkali Company, Inc. Supplemental
                            Retirement Plan (incorporated by reference to Exhibit
                            10.5 to the Annual Report on Form 10-K of Pioneer for the
                            fiscal year ended December 31, 1995).
         10.6            -- Employment Agreement, dated as of April 20, 1995, between
                            Pioneer and Richard C. Kellogg, Jr. (incorporated by
                            reference to Exhibit 10.1 to the Quarterly Report on Form
                            10-Q of Pioneer for the quarterly period ended June 30,
                            1995).
         10.7            -- Employment Agreement, dated November 1, 1992, and First
                            Amendment to Employment Agreement, dated as of April 20,
                            1995, between Pioneer Chlor Alkali Company, Inc. and Paul
                            J. Kienholz (incorporated by reference to Exhibit 10.7 to
                            Pioneer's Annual Report on Form 10-K for the year ended
                            December 31, 1995).
         10.8            -- Employment Agreement, dated April 20, 1995, between
                            Pioneer Americas, Inc. and James E. Glattly (incorporated
                            by reference to Exhibit 10.8 to Pioneer's Annual Report
                            on Form 10-K for the year ended December 31, 1995).
         10.9            -- Employment Agreement, dated April 20, 1995, between
                            Pioneer Americas, Inc. and Verrill M. Norwood, Jr.
                            (incorporated by reference to Exhibit 10.9 to Pioneer's
                            Annual Report on Form 10-K for the year ended December
                            31, 1995).
         10.10           -- Executive Employment Agreement, dated January 4, 1997,
                            between Pioneer Companies, Inc. and Michael J. Ferris
                            (incorporated by reference to Exhibit 10.10 to the Annual
                            Report on Form 10-K of the Company for the fiscal year
                            ended December 31, 1996).

        EXHIBIT                                                  DESCRIPTION
        -------                                                  -----------
          10.11           -- Stock Purchase Agreement, dated January 4, 1997, between Pioneer Companies, Inc. and
                             Michael J. Ferris (incorporated by reference to Exhibit 10.11 to the Annual Report on
                             Form 10-K of the Company for the fiscal year ended December 31, 1996).

          10.12           -- Non-Qualified Stock Option Agreement, dated January 4, 1997, between Pioneer Companies,
                             Inc. and Michael J. Ferris (incorporated by reference to Exhibit 10.12 to the Annual
                             Report on Form 10-K of the Company for the fiscal year ended December 31, 1996).

         *10.13           -- Chlorine and Caustic Soda Sales Agreement, dated as of June 17, 1997, between
                             Occidental Chemical Corporation and PCAC.

         *10.14           -- Chlorine Purchase Agreement, dated as of June 17, 1997, between OCC Tacoma, Inc. and
                             PCAC.

         *10.15           -- Environmental Operating Agreement, dated as of June 17, 1997, between OCC Tacoma and
                             PCAC

          12.1            -- Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

          16.1            -- Letter from Ernst & Young LLP regarding change in independent accountants (incorporated by reference to Exhibit 16.1 to the Company's Registration Statement on Form S-4 (File
                             No. 33-98828) declared effective by the Commission on December 22, 1995).

          21.1            -- Subsidiaries of the Registrants.

          23.1            -- Independent Auditors' Consent of Deloitte & Touche LLP.

          23.2            -- Independent Auditors' Consent of Ernst & Young LLP.

          23.3            -- Independent Auditors' Consent of Piercy, Bowler, Taylor & Kern.

          23.4            -- Independent Public Accountants' Consent of Arthur Andersen LLP.

         *23.5            -- Consents of Willkie Farr & Gallagher (included in their opinions filed as Exhibits 5.1 and 8.1).

         *23.6            -- Consent of Kent R. Stephenson, Esq. (included in his opinion filed as Exhibit 5.2).

          24.1            -- Powers of Attorney (included in the signature pages hereto).

          25.1            -- Statement on Form T-1 of Eligibility of Trustee.

          99.1            -- Form of Letter of Transmittal.

          99.2            -- Form of Notice of Guaranteed Delivery.

          99.3            -- Form of Letter to Clients.

          99.4            -- Form of Letter to Nominees.